As filed with the Securities and Exchange Commission on November
9
, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM
F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABYLON HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Bailiwick of Jersey, Channel Islands	8000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1 Knightsbridge Green
London, SW1X 7QA
+44 (0) 20 7100 0762
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System
28 Liberty Street
New York, New York 10005
(212)
894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Michael Labriola Megan Baier Elisa Sielski Wilson Sonsini Goodrich & Rosati, P.C. 41 Old Street London EC1 9AE United Kingdom Tel: +44 (0) 20 3963 4050	Henry Bennett General Counsel Babylon Holdings Limited 1 Knightsbridge Green London, SW1X 7QA Tel: +44 (0) 20 7100 0762

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is emerging growth company as defined in Rule 405 of Securities Act.
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares(2)	370,530,280	$9.77(3)	$3,620,080,835.60(3)	$ 335,582

(1)
Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional of the registrant’s Class A ordinary shares that become issuable as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of the registrant’s outstanding Class A ordinary shares, as applicable.

(2)
Includes 276,334,371 Class A ordinary shares issued and outstanding, 79,637,576 Class A ordinary shares issuable upon conversion of Class B ordinary shares and 14,558,333 Class A ordinary shares issuable upon exercise of warrants to purchase Class A ordinary shares.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices of the Class A ordinary shares on the New York Stock Exchange on November 3, 2021, which date is within five business days prior to filing this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), shall determine.

The information contained in this prospectus is not complete and may be changed. No securities may be sold pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission with respect to such securities has been declared effective. This prospectus is not an offer to sell these securities and no offers to buy these securities are being solicited in any jurisdiction where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2021
PRELIMINARY PROSPECTUS

UP TO 370,530,280 CLASS A ORDINARY SHARES
OF
BABYLON HOLDINGS LIMITED

Our Class A ordinary shares, or ordinary shares, are currently traded on the New York Stock Exchange (“NYSE”) under the symbol “BBLN.” Our warrants trade on the NYSE under the symbol “BBLN.W.” Our ordinary shares and our warrants began trading on the NYSE on October 22, 2021. The closing price of our ordinary shares on the NYSE on November 4, 2021 was $9.66 per Class A ordinary share.
We have two classes of authorized ordinary shares, Class A ordinary shares and Class B ordinary shares. The Class B ordinary shares have the same economic terms as the Class A ordinary shares, but each Class B ordinary share has fifteen (15) votes per share while each Class A ordinary share has one (1) vote per share. Dr. Ali Parsadoust, our founder and Chief Executive Officer, holds all of the Class B ordinary shares outstanding and, combined with the Class A ordinary shares held by him, Dr. Ali Parsadoust’s ownership represents 83.4% of the voting power of our outstanding capital stock.
We have filed a registration statement of which this prospectus forms a part with respect to an aggregate of 370,530,280 Class A ordinary shares held (or that may be held upon exercise of warrants or conversion of Class B ordinary shares) by the shareholders identified herein. Holders of all such ordinary shares are identified in this prospectus as the Registered Holders (the “Registered Holders”) and the ordinary shares offered hereby as the Registered Shares (the “Registered Shares”). The Registered Holders may, or may not, elect to sell Registered Shares as and to the extent that they may individually determine. See the section entitled “
Plan of Distribution
.” We are not offering any ordinary shares for sale under this prospectus, and will not receive any proceeds from any sale of Registered Shares by Registered Holders under this prospectus.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
We are also a “foreign private issuer,” as defined in the Exchange Act and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
Neither the U.S. Securities and Exchange Commission, the Jersey Financial Services Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 27 of this prospectus.
The date of this prospectus is                , 2021.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
F-1
that we filed with the Securities and Exchange Commission (the “SEC”). The Registered Holders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any ordinary shares for sale under this prospectus and will not receive any proceeds from the sale of Registered Shares by such Registered Holders under this prospectus.
Neither we nor the Registered Holders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Registered Holders are making an offer to sell ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “
Where You Can Find More Information.
”
For investors outside the United States: Neither we nor the Registered Holders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the ordinary shares and the distribution of this prospectus outside the United States.
We are a company incorporated under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency, and a majority of our outstanding securities are owned by
non-U.S.
residents. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the term
“
Company
,” “
Babylon Holdings
,” refer to Babylon Holdings Limited, together with its subsidiaries prior to the closing (“Closing”) of the Business Combination with Alkuri and all references to the term “
Babylon
” “
we
,” “
us
,” “
our
” and similar terms refer to Babylon Holdings Limited, together with its subsidiaries after the Closing. The term “
Alkuri
” refers to Alkuri Global Acquisition Corp., a Delaware corporation.

i

TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor does not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning Babylon Holdings’ industry and the regions in which it operates, including Babylon Holdings’ general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “
Risk Factors
,” “
Cautionary Statement Regarding Forward-Looking Statements
” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” in this prospectus.

ii

SUMMARY
This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Class A ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus.
Overview
Babylon Holdings is a leading, global,
end-to-end
healthcare solution provider utilizing advanced digital-first pathways to deliver meaningfully-improved healthcare to our customers. Babylon Holdings develops affordable healthcare services accessible to members on digital devices platforms and providing technology solutions to medical professionals by automating routine tasks for the care of patients. It also uses its technology to step in early and help members become more informed about medical events, so they can make informed decisions and stay healthier longer. Babylon Holdings combines artificial intelligence and broader technologies with human expertise to deliver modern healthcare.
We monetize our products and services in three primary ways:

•
Value-Based Care
, or VBC, in which we manage a proportion or the entire medical costs of a member population and capture the cost savings. During the year ended December 31, 2020 and the six months ended June 30, 2021, 32.9% and 51.6%, respectively, of our revenue was derived from value based care arrangements.

•
Clinical Services
, in which our affiliated providers deliver medical consultations, typically on a fee-for-service basis.
During the year ended December 31, 2020 and the six months ended June 30, 2021, 36.1% and 14.1%, respectively, of our revenue was derived from clinical services.

•
Software Licensing
, in which we sell our digital suite of products to partners who provide care through their own medical networks. During the year ended December 31, 2020 and the six months ended June 30, 2021, 31.0% and 34.3%, respectively, of our revenue was derived from software licensing

As of October 31, 2021, approximately 24 million members had access to our VBC, clinical and/or software offerings in 15 countries across Europe, North America, Asia, and Africa. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with approximately 100,000 VBC members as of September 30, 2021, and we expect to remain focused on U.S. growth. Our company has developed as follows:

•	2013: Founded by our Chief Executive Officer, Dr. Ali Parsadoust.

•	2014: Became the first digital-first health service provider to be registered with the CQC, the healthcare services regulator and inspector in England.

•	2015: Began providing clinical services through our virtual care platform, offering diagnosis, advice and treatments via medical professionals to patients on a remote basis.

•	2016: First expanded outside the United Kingdom, launching in Rwanda.

•	2017: Our technology was made available for licensing to corporate and institutional clients.

•	2018: We launched our agreement with Prudential in Asia and since then have been rolling out our symptom checker and health assessment solutions across 11 countries.

•	2018: We launched our partnership with TELUS in Canada to use our platform to deliver digital health services across Canada.

•	2020: Our first end-to-end digital, integrated VBC service, Babylon 360, was formed. Babylon 360 has since expanded in North America and Europe.

•
2021: We completed a business combination with Alkuri, a special purpose acquisition company, on October 21, 2021, pursuant to which our Class A ordinary shares and warrants were listed on the NYSE. In addition, we and Alkuri entered into Subscription Agreements and completed a private placement of our Class A ordinary shares to certain investors for an aggregate purchase price of $224 million.

During that time, we have also completed certain investments and acquisitions in recent years that have helped improve our ability to deliver our products in services:

•
DayToDay.
 In October 2019, we purchased a majority stake in Health Innovators Inc. (d/b/a DayToDay) and, on September 27, 2021, we entered into a stock purchase agreement to acquire its remaining outstanding share capital. This acquisition is intended to bolster Babylon’s product offering by providing patient management for acute care episodes.

•
Higi
.
 In May 2020, we acquired a minority interest in Higi, as well as an option to acquire the remainder of Higi. We would exercise this option primarily using our shares as consideration. Higi is a maker of health kiosks found in retail pharmacies and groceries that provide free screenings of blood pressure, weight, pulse and body mass index. This investment is intended to increase our reach to users and our ability to provide clinical service offerings to our customers.

•
Fresno Health Care.
 In October 2020, we acquired certain portions of the Fresno Health Care business of FirstChoice Medical Group (together, “FCMG”) for $25.7 million. This acquisition is intended to advance the growth of our value-based care services by integrating our digital-first tools with the ability to provide end-to-end healthcare
services in order to create a more accessible and seamless health care experience for our members.

•
Meritage Medical Network.
 In April 2021, we acquired Meritage Medical Network (“Meritage”) for approximately $31.0 million. This acquisition is intended to expand the growth of our value-based care services digital-first tools to over 20,000 Medicare Advantage and Commercial HMO patients within the Meritage network.

We have experienced rapid revenue growth in the past year in particular as we have recently expanded our VBC offerings. Our Revenue was $79.3 million and $16.0 million, our Cost of care delivery was $67.3 million and $19.8 million, our Platform and application expenses were $48.7 million and $16.9 million, our Research and development expenses were $35.5 million and $51.2 million, our Operating loss was $175.5 million and $162.8 million for the years ended December 31, 2020 and 2019, respectively. Our Revenue was $128.8 million and $22.5 million, our Cost of care delivery was $92.1 million and $18.8 million, our Platform and application expenses were $21.3 million and $12.9 million, our Research and development expenses were $17.2 million and $20.9 million, and our Operating loss was $78.6 million and $82.9 million for the six months ended June 30, 2021 and 2020, respectively. Our loss was $188.0 million and $140.3 million, our EBITDA was ($165.0) million and ($143.2) million, and our Adjusted EBITDA was ($146.2) million and ($152.4) million for the years ended December 31, 2020 and 2019, respectively. Our Loss was $75.7 million and $90.8 million, our EBITDA was ($62.7) million and ($78.9) million, and our Adjusted EBITDA was ($54.2) million and ($76.2) million for the six months ended June 30, 2021 and 2020, respectively. For a description of how we calculate EBITDA and Adjusted EBITDA, a reconciliation to the most directly comparable IFRS measure, and the limitations of these non-IFRS financial
measures, see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
—
Key Business and Financial Metrics—EBITDA and Adjusted
 EBITDA
.”
Recent Developments
Business Combination with Alkuri Global Acquisition Corp. and Related Transactions
On October 21, 2021, we consummated a merger (the “Business Combination”) with Alkuri Global Acquisition Corp., a Delaware corporation (“Alkuri”), pursuant to which we issued 10,973,903 Class A ordinary shares to the shareholders of Alkuri (not including shares issued in connection with the Sponsor Earnout Shares discussed below) and assumed warrants for the purchase of 14,558,333 Class A ordinary shares previously issued by Alkuri, and Alkuri became our wholly-owned subsidiary.
At the closing of such transaction, Alkuri merged with and into Liberty USA Merger Sub, Inc. (“Merger Sub”), our new wholly owned subsidiary, with Alkuri continuing as the surviving company and a wholly owned subsidiary of Babylon. Each share of Alkuri common stock (including the Alkuri common stock held by the Sponsor but excluding shares held in treasury by Alkuri) was automatically converted into the right to receive one (1) Class A ordinary share of Babylon. Each warrant to purchase shares of Alkuri’s common stock and right to receive shares of Alkuri common stock that was outstanding immediately prior to the effective time of the Business Combination was assumed by us and automatically converted into a warrant to purchase our Class A ordinary shares and a right to receive our Class A ordinary shares.
Immediately prior to the closing, we effected a reclassification whereby all of our shareholders held Class A Ordinary Shares or Class B Ordinary Shares. The Class B Ordinary Shares have the same economic terms as the Class A Ordinary Shares, but the Class B Ordinary Shares have 15 votes per share (while each Class A Ordinary Share has one vote per share).
Also in connection with the Closing, (i) we issued to Dr. Ali Parsadoust (the “Founder”), 38,800,000 Class B Ordinary Shares (the “Stockholder Earnout Shares”), which are subject to restrictions if and until milestones based on the achievement of certain price targets of Class A Ordinary Shares following the Closing are met and (ii) of the 7,187,500 shares of Alkuri Class B Common Stock that were converted into 7,187,500 Class A shares at Closing, 1,293,750 of such shares (the “Sponsor Earnout Shares” and together with the Stockholder Earnout Shares, the “Earnout Shares”) are also subject to similar restrictions (based on the achievement of certain price targets of Class A Ordinary Shares following the Closing). In the event such milestones are not met, all of the Earnout Shares will be automatically converted into redeemable shares which we can redeem for $1.00. The Sponsor and the Founder each immediately became the legal and beneficial owners of their respective Earnout Shares at the Closing, but such shares are subject to transfer restrictions if and until the milestones are met. The Earnout Shares have all the rights and privileges with respect to Class A Shares for the Sponsor Earnout Shares and Class B Shares for the Stockholder Earnout Shares (including the right to vote such shares and, with respect to the Stockholder Earnout Shares, rights to receive on a current basis cash dividends or other distributions made with respect to such shares with such amounts held by Babylon in respect of the Sponsor Earnout Shares until such shares are no longer subject to transfer restrictions and the milestone requirements).
On June 3, 2021, we and Alkuri entered into Subscription Agreements with the PIPE Investors. Pursuant to these Subscription Agreements, we issued and sold, in private placements that closed immediately prior to the Closing, an aggregate of 22,400,000 of our Class A Ordinary Shares for $10.00 per share.
Additional Debt Financing
On October 8, 2021, we entered into a note subscription agreement (the “Note Subscription Agreement”). The Note Subscription Agreement provided for the issue of up to $200 million unsecured Notes due 2026 (the

“Notes”) to certain Note subscribers, being AlbaCore Partners II Investment Holdings D Designated Activity Company, AlbaCore Partners III Investment Holdings Designated Activity Company and AlbaCore Strategic Investments LP (each a “Note Subscriber”, together the “Note Subscribers”). The Note Subscribers are affiliates of, or funds managed or controlled by, AlbaCore Capital LLP.
The closing of the issue of the Notes, for the full $200 million principal amount, occurred on November 4, 2021 (the “Closing Date”). The Notes were constituted on the terms of a deed poll issued by Babylon on the Closing Date (the “Notes Deed Poll”).
On the Closing Date, Babylon issued warrants to subscribe for an aggregate of 1,757,499 Class A ordinary shares (the “AlbaCore Warrants”) to the Note Subscribers on a pro rata basis by reference to the relevant proportion of the Principal Amount of Notes subscribed for by each Note Subscriber.
The proceeds from the issue of the Notes will be used by us for general corporate purposes. We are required to pay to the Note Subscribers an amount equal to all costs and expenses properly incurred by them in connection with the negotiation, preparation and execution of the Note Subscription Agreement, Notes Deed Poll and Warrant Instrument and related documentation up to a maximum aggregate amount of $500,000 (inclusive of VAT) within 30 days of the Closing Date.
The Notes were issued at a discount issue price of 95.50% of the stated Principal Amount. The Notes will bear interest accruing on the Principal Amount (which for these purposes shall include any capitalized interest from time to time) at the following rates: (i) 8.00% per annum for the period commencing from (and including) the Closing Date to (but excluding) the date falling two years after the Closing Date; (ii) 10.00% per annum for the period commencing from (and including) the date falling two years after the Closing Date, to (but excluding) the date falling three years after the Closing Date; and (iii) 12.00% per annum for the period commencing from (and including) the date falling three years after the Closing Date. The applicable interest rate is subject to a step-up
margin of 6.5 basis points per annum if Babylon and its subsidiaries do not achieve an agreed target of adding 100,000 Medicaid lives to value based care contracts by January 1, 2024.
Interest is payable on the Notes semi-annually on May 4 and November 4 each year, with the first interest payment due on the six-month
anniversary of the Closing Date on May 4, 2022. At Babylon’s election, up to 50.00% of the interest payable in respect of any interest period may be satisfied by the issuance by Babylon of further Notes to be immediately consolidated and form a single series with the outstanding Notes. The Notes will mature five years from the Closing Date on November 4, 2026 (the “Final Maturity Date”).
The prior written consent of Babylon is required for any transfer of Notes subject to certain exceptions. The AlbaCore Warrants are stapled to the Notes and no transfer of the Notes may occur unless an equivalent proportion of the AlbaCore Warrants is transferred at the same time.
Babylon is required to redeem the Notes (unless previously purchased and cancelled or redeemed) on the Final Maturity Date at 100% of the principal amount on such date. Babylon may redeem the Notes at any time at a redemption amount (the “Redemption Amount”) equal to: (i) from (and including) the Closing Date to (but excluding) the date falling one year after the Closing Date, the amount that is the greater of (A) 104.00% of the principal amount (including capitalized interest) and (B) 104.00% of the principal amount (including capitalized interest) plus an interest make whole premium; (ii) from (and including) the date falling one year after the Closing Date to (but excluding) the date falling two years after the Closing Date, 104.00% of the principal amount (including any capitalized interest); and (iii) on or after the date falling two years after the Closing Date and until (but not including or after) the Final Maturity Date, 107.00% of the principal amount (including any capitalized interest). Each holder of Notes (each a “Noteholder”) has the option to require Babylon to redeem the Notes held by such Noteholder at the Redemption Amount upon a “change of control” in respect of Babylon as specified in the Notes Deed Poll.
Subject to certain limitations and exceptions, the Notes Deed Poll contains covenants limiting the ability of Babylon and its subsidiaries to, among other things: incur additional debt; pay or declare dividends or distributions on Babylon’s share capital; repay or distribute any share premium reserve or redeem, repurchase or retire its share capital; incur or allow to remain outstanding guarantees; make certain joint venture investments; enter into finance or capital lease contracts; create liens on Babylon’s or its subsidiaries assets; enter into sale and leaseback transactions; pay management and advisory fees outside the ordinary course of business; acquire a company or any shares or securities or a business or undertaking; merge or consolidate with another company; borrow or receive investments from certain shareholders other than through Babylon; and sell, lease, transfer or otherwise dispose of assets. The Notes Deed Poll also contains customary events of default.
The AlbaCore Warrants confer the right to subscribe for up to a maximum of 1,757,499 Class A Ordinary Shares exercisable on certain agreed exercise events (summarized below), subject to: (i) Babylon’s right to elect to redeem the Warrants in whole or in part in cash upon an exercise event; (ii) an agreed adjustment formula to reduce the number of Class A Ordinary Shares to be issued upon exercise of the Warrants in certain circumstances linked to Babylon’s trading performance; and (iii) customary adjustments for certain share capital reorganizations (such as share splits and consolidations).
The exercise events applicable to the Warrants occur: (i) on the first date following which the closing price of the Class A Ordinary Shares has equaled or exceeded $15.00 per Class A Ordinary Share (subject to customary adjustments) for any 20 trading days within any
30-trading
day period commencing at least 18 months after the Closing Date; (ii) where the Noteholders give a redemption notice under the Notes Deed Poll on the occurrence of a change of control in respect of Babylon; (iii) where Babylon elects to redeem the Notes prior to the Final Maturity Date in accordance with its rights to do so under the Notes Deed Poll; and (iv) on the Final Maturity Date. Upon an exercise event, the Warrants are exercisable in full and not in part only.
Upon any exercise event Babylon has a right to elect to satisfy the subscription entitlement in respect of the Warrants by issuing Class A Ordinary Shares, by making a redemption payment in cash, or by a combination of both (in such proportions as Babylon may in its absolute discretion determine). The cash redemption payment per Warrant shall be determined by reference to the closing price for the Class A Ordinary Shares on such date as is specified in the Warrant Instrument in respect of each exercise event, provided that if the closing price is in excess of $15.00 per Class A Ordinary Share (subject to customary adjustments), the cash redemption payment shall be capped at $15.00 per Warrant.
Where Babylon elects upon exercise of the Warrants to issue Class A Ordinary Shares in satisfaction in whole or in part of the subscription entitlement under the Warrants, Babylon is required to issue one Class A Ordinary Share credited as fully paid and free from all encumbrances (except as set out in Babylon’s memorandum and articles of association from time to time) per Warrant held, subject to a proportionate downwards adjustment to the number of Class A Ordinary Shares to be issued per Warrant where the closing price of the Class A Ordinary Shares on such date as is specified in the Warrant Instrument in respect of each exercise event is in excess of $15.00 per Class A Ordinary Share.
Corporate Information
Babylon Holdings was incorporated under the laws of Jersey, Channel Islands, on April 11, 2014 with registered number 115471. The mailing address of Babylon Holdings’ headquarters and principal executive offices is 1 Knightsbridge Green, London, SW1X 7QA, United Kingdom and Babylon Holdings’ telephone number is +44 (0) 20 7100 0762.

Our website is www.babylonhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase our Class A ordinary shares.
Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are an emerging growth company until the earliest to occur of: the last day of the fiscal year in which we have more than $1.07 billion in annual revenues; the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible
debt securities; and the last day of the fiscal year ending after the fifth anniversary of the closing of the Business Combination.
As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as
“say-on-pay,”
“say-on-frequency,”
and
“say-on-golden
parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.
We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Foreign Private Issuer
We report under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) as a
non-U.S.
company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form
10-Q
containing unaudited financial and other specific information, and current reports on Form
8-K
upon the occurrence of specified significant events.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we continue to be exempt from the more stringent compensation and other disclosures required of companies that are neither an emerging growth company nor a foreign private issuer

THE REGISTERED SHARES

NYSE Symbol for our Class A Ordinary Shares	“BBLN”

Registered Shares being registered on behalf of the Registered Holders	370,530,280 Class A ordinary shares.

Class A Ordinary shares issued and outstanding immediately before and after the effectiveness of the registration statement of which this prospectus forms a part	330,257,184 Class A ordinary shares.

Class B Ordinary shares issued and outstanding immediately before and after the effectiveness of the registration statement of which this prospectus forms a part	79,637,576 Class B ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale by the Registered Holders of Registered Shares under this prospectus.

Voting Rights
We have two classes of authorized ordinary shares: Class A ordinary shares and Class B ordinary shares. The rights of the holders of Class A ordinary shares and Class B ordinary shares are materially identical, except with respect to voting and conversion. The holders of Class A ordinary shares are entitled to one vote per share, and the holders of Class B ordinary shares are entitled to fifteen votes per share, on all matters that are subject to shareholder vote. Each Class B ordinary share may be converted into one Class A ordinary share and will be automatically converted into one Class A ordinary share upon transfer thereof, subject to certain exceptions.

Holders of our Class A ordinary shares and Class B ordinary shares will generally vote together as a single class, unless otherwise required by law or our amended and restated certificate of incorporation. As of the effective date of the registration statement of which this prospectus is a part, our Founder beneficially owns approximately 83.4% of the voting power of our outstanding capital stock and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors.

Risk factors	See “ Risk Factors ” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A ordinary shares.

Unless otherwise stated in this prospectus, the number of our ordinary shares set forth herein is as of October 22, 2021 and is based on 409,874,760 ordinary shares (consisting of both Class A and Class B ordinary shares) issued and outstanding. Such shares that are issued and outstanding on such date includes 5,046,059 restricted stock awards, 38,800,000 Stockholder Earnout Shares, and 1,293,750 Sponsor Earnout Shares, but excludes:

•
22,980,900
ordinary shares issuable upon the exercise of granted and outstanding options under our Company Share Option Plan, Long-Term Incentive Plan, and 2021 Equity Incentive Plan at a weighted-average exercise price of $1.46 per share;

•	8,625,000 public warrants and 5,933,333 private placement warrants to purchase Class A ordinary shares;

•	42,980,214 Class A ordinary shares available for issuance under the 2021 Equity Incentive Plan; and

•	1,757,499 Class A ordinary shares issuable pursuant to the AlbaCore Warrants.
Summary Risk Factors
You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “
Risk Factors
” in this prospectus. Such risks include, but are not limited to, the following:

•	We have a history of net losses, anticipate increasing expenses in the future, and may not be able to achieve or maintain profitability;

•	Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment;

•
If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition and results of operations would be harmed;

•
Our business and growth strategy depend on our ability to maintain and expand a network of qualified providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed;

•
We are dependent on our relationships with physician-owned entities to hold contracts and provide healthcare services. We do not own such professional entities, and our business could be harmed if relationships with either those entities or their owners were disrupted;

•	If we are unable to attract new customers, our revenue growth could be slower than expected, and our business may be adversely affected;

•
If our existing customers do not continue to use our services or renew their contracts with us, renew at lower fee levels or decline to purchase additional applications and services from us, it could have a material adverse effect on our business, financial condition and results of operations;

•	Our revenue sources are highly concentrated and the loss of any of our key contracts could have a material adverse effect on our business, financial condition and results of operations;

•
Under many of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation. Over time, we expect the proportion of risk-based revenue may increase. We do not have control over these costs, particularly in cases where members use third party services instead of our services;

•
We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share, our business and operating results will be harmed;

•
If we are not able to develop and release new solutions and services, or successful enhancements, new features and modifications to our existing solutions and services, our business could be adversely affected;

•
There are significant risks associated with estimating the amount of revenue that we recognize under our licensing agreements, and risk-based agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, financial condition, results of operations and cash flows;

•
Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and reputation;

•
Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, (“HITECH”), and their implementing regulations, GDPR, the Data Protection Act 2018 (“DPA 2018”) and other privacy, and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our customer base, member base and revenue;

•
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to our technology, and our ability to successfully commercialize our technology may be adversely affected;

•	We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance;

•	We have been, and may in the future become, subject to litigation or regulatory investigation, which could harm our business;

•
We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software and other third parties for providing services to our customers and members, and any failure or interruption in the services provided by these third parties could expose us to litigation and negatively impact our relationships with customers and members, adversely affecting our operating results;

•
We conduct business in a heavily regulated industry and if we fail to comply with these laws and government regulations, or if the rules and regulations change or the approach that regulators take in classifying our products and services under such regulations change, we could incur penalties or be required to make significant changes to our operations, products, or services or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations;

•
The impact of recent healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations;

•	We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain personnel, we may not be able to grow effectively; and

•	The other matters described in the section titled “ Risk Factors ” in this prospectus.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
This unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation
S-X.
The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•
On October 21, 2021, the parties consummated the transactions contemplated by that certain Merger Agreement dated as of June 3, 2021 by and among Alkuri Global Acquisition Corp., a Delaware corporation (“Alkuri”), Babylon Holdings Limited (“Babylon”), and other parties thereto whereby Alkuri became a wholly owned subsidiary of Babylon (the “Business Combination”);

•
On October 21, 2021, Babylon sold 22,400,000 Class A Ordinary Shares to subscribers pursuant to a Subscription Agreement dated June 3, 2021 for gross proceeds of $224,000,000 to Babylon in connection with the Business Combination (the “PIPE Sale”); and

•	the probable acquisition of higi SH Holdings Inc. (“Higi”) by Babylon (the “Higi acquisition”).
The unaudited pro forma condensed combined statements of financial position as of June 30, 2021 (“Pro Forma Statement of Financial Position”) give pro forma effect to the Business Combination and the Higi acquisition as if they were consummated on June 30, 2021. The unaudited pro forma condensed combined statements of profit and loss and other comprehensive loss (“Pro Forma Statement of Profit and Loss”) for the year ended December 31, 2020 and six months ended June 30, 2021 give pro forma effect to the Business Combination and the Higi acquisition as if they had occurred on January 1, 2020. The pro forma statements of financial position do not purport to represent, and are not necessarily indicative of, what the actual financial condition of Babylon would have been had the Business Combination and Higi acquisition taken place on June 30, 2021, as applicable, nor are they indicative of the financial condition of Babylon as of any future date. The pro forma statements of profit and loss do not purport to represent, and are not necessarily indicative of, what the actual results of operations of Babylon would have been had the Business Combination and Higi acquisition taken place on January 1, 2020, as applicable, nor are they indicative of the results of operations of Babylon for any future period. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
This information should be read together with the audited and unaudited historical financial statements of each of Alkuri, Babylon and Higi, including the notes thereto, as well as the disclosures contained in the sections titled
“Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and other financial information included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	Babylon’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2021;

•	Babylon’s historical audited consolidated financial statements as of and for the year ended December 31, 2020;

•	Higi’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2021;

•	Higi’s historical audited consolidated financial statements as of and for the year ended December 31, 2020;

•	Alkuri’s historical condensed consolidated financial statements as of and for the six months ended June 30, 2021; and

•
Alkuri’s historical condensed consolidated financial statements as of and for the quarter ended March 31, 2021. As a newly incorporated business on December 1, 2020, the results of Alkuri prior to January 1, 2021 were not material.

The historical consolidated financial statements of Babylon have been prepared in accordance with International Financial Reporting Standards (“IFRS”) in its presentation currency of U.S. dollars (“USD”). The historical financial statements of Alkuri and Higi have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation currency of USD. In the case of Alkuri and Higi, adjustments were made to conform the U.S. GAAP financial statements to IFRS. Accordingly, pro forma adjustments have been reflected to conform the basis of accounting and accounting policies for Alkuri and Higi to those of Babylon. The historical consolidated financial statements of Higi have been prepared in accordance with U.S. GAAP in its presentation currency of USD and have been adjusted to give effect to material differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.
Description of the Business Combination
Babylon entered into the Merger Agreement, dated June 3, 2021, by and among Babylon, Merger Sub, Alkuri and the Sponsor, which, among other things, provided for Merger Sub to be merged with and into Alkuri with Alkuri being the surviving company and wholly owned subsidiary of Babylon. The Business Combination closed on October 21, 2021.
On May 15, 2020, Babylon acquired 10.2% of the fully diluted capital stock in Higi, a provider of digital healthcare services via a network of Smart Health Stations located in the United States. Through a series of investments, Babylon increased their shareholdings on a fully diluted basis in Higi to 18.5% as of December 31, 2020 and has the option to continue investing such that if Babylon completes all proposed investments, it will hold over 25% of Higi’s shareholdings on a fully diluted basis.
On June 2, 2021, Babylon entered into a letter agreement (the “Letter Agreement”) with each of 7Wire, Flare and Wrigley, the three largest shareholders in Higi. Pursuant to the Letter Agreement, Babylon and such shareholders agreed that (i) Babylon’s option to purchase the remaining shares of Higi will be exercisable until November 20, 2021, (ii) Babylon would provide registration rights to such shareholders at least as favorable to those being offered to PIPE Investors, and (iii) each of 7Wire, Flare and Wrigley agreed to be paid in shares of Babylon in lieu of cash.
The contemplated consideration for the Higi acquisition is $70.3 million. Accordingly, the parties expect to issue up to 6.4 million shares of Babylon as the consideration in the transaction, with each share of Babylon to be valued at $10 per share although shareholders other than 7Wire, Flare and Wrigley may elect to accept cash in lieu of shares. Because of the agreement reached in the Letter Agreement, Babylon will issue at least 3.9 million shares of Babylon as the consideration in the transaction. In connection with the Higi acquisition, certain continuing employees, as determined by Babylon, will receive restricted stock units granted in respect of Babylon Class A Shares (“Babylon RSUs”), valued at $10. Babylon has deemed the exercise of the option to be probable, which exercise would be significant to Babylon. As such, the historical financial information has been adjusted to provide the pro forma effect to the Higi acquisition. The Pro Forma Statement of Financial Position assumes that the Higi acquisition occurred as of December 31, 2020 and the Pro Forma Statement of Profit and Loss assumes that the Higi acquisition occurred on January 1, 2020.

Accounting for the Business Combination
The Business Combination with Alkuri will be accounted for as a merger in accordance with IFRS. Under this method of accounting, Alkuri will be treated as the “acquired” company for financial reporting purposes. Babylon has accounted for its acquisition of Alkuri as a Business Combination because Babylon is considered the accounting acquirer. This determination was primarily based on the assumptions that Babylon’s shareholders will hold a majority of the voting power of Babylon, Babylon’s operations will substantially comprise the ongoing operations of Babylon, Babylon’s designees are expected to comprise a majority of the governing body of Babylon, and Babylon’s senior management will comprise the senior management of Babylon. Because Alkuri does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”) (“IFRS 3”), and the net assets of Alkuri primarily comprise cash and cash equivalents, the Business Combination is accounted for as a Business Combination whereby the net assets of Alkuri will be stated at historical cost, with no goodwill or other intangible assets recorded. However, any excess of the share consideration issued by Babylon over the fair value of Alkuri’s identifiable net assets acquired represents compensation for the service of a share exchange listing for its shares and is expensed as incurred in accordance with IFRS 2, Share-based payment (“IFRS 2”). Accordingly, the excess of the fair value of the share consideration in excess of the net book value of the assets of Alkuri has been reflected as a recapitalization transaction expense in the Pro Forma Statement of Profit and Loss. Operations prior to the Business Combination will be deemed to be those of Babylon.
Basis of Pro Forma Presentation
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of Babylon upon consummation of the Business Combination, the PIPE Investment and the Higi acquisition.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Babylon Holdings has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Babylon will achieve. Babylon and Alkuri had not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following summarizes the consideration:

(in thousands, except for share amounts)
Shares transferred at Closing	336,427,107
Value per share (1)	$10.90

Total Share Consideration	$3,667,055

(1)	Share Consideration is calculated using the value of Alkuri Common Stock at Closing.

The unaudited pro forma condensed combined financial information reflects the levels of redemption into cash of Alkuri Common Stock.
Immediately after the Closing, given the redemptions of shares of Alkuri Class A Common Stock for cash, Alkuri Stockholders and the Sponsor owned 3.4% of the outstanding Babylon Shares (including the Sponsor Shares and 1,300,000 shares from the PIPE Investment), the PIPE Investors owned approximately 5.1% of the outstanding Babylon Shares (including shares purchased by the Founder and certain existing Babylon shareholders in the PIPE Investment) and the legacy shareholders of Babylon owned approximately 91.5% of the outstanding Babylon Shares. Additionally, the capitalization table includes Earnout Class A Shares issued to the Sponsor of 0.3% and Earnout Class B Shares issued to the Founder of 9.5%.
The foregoing does not reflect the effect of the exercise of the 5,933,333 private placement warrants held by the Sponsor or the 8,625,000 public warrants. Assuming all of the private placement warrants and public warrants are exercised and the earnout milestones are met such that the Earnout Shares are not subject to the repurchase right, there would be a total of 424,453,093 shares of Babylon immediately following completion of the Business Combination.
The following table sets forth the historical comparative per share information for Babylon and Alkuri on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination.

	Alkuri (Historical)	Babylon (Historical)	Combined Pro Forma	Babylon Equivalent Per Share Pro Forma
As of and for the period ending	Jun-21	Jun-21
Book Value per share (1)	$0.45	$0.06	$0.76	$0.23
Weighted averages shares outstanding - basic and diluted		813,746,192
Net loss per share - basic and diluted		$(0.09)
Weighted average shares outstanding of common share - basic and diluted	11,104,045		369,801,010	336,427,107
Net loss per share of common share - basic and diluted (2)	$(0.69)		(0.22)	(0.07)

(1)	Book value per share = Total equity excluding preferred shares divided by shares outstanding
(2)	The equivalent pro forma basic and diluted per share data for Babylon is calculated by multiplying the combined pro forma per share data by the 0.302 Exchange Ratio.

	Alkuri (Historical)	Babylon (Historical)	Combined Pro Forma	Babylon Equivalent Per Share Pro Forma
As of and for the period ending	Mar-21	Dec-20
Book Value per share (1)	$0.50	$0.06	$0.97	$0.29
Weighted averages shares outstanding - basic and diluted		803,901,000
Net loss per share - basic and diluted		$(0.23)
Weighted average shares outstanding of common share - basic and diluted	10,052,006		369,801,010	336,427,107
Net loss per share of common share - basic and diluted (2)	$(0.12)		(0.83)	(0.25)

(1)	Book value per share = Total equity excluding preferred shares divided by shares outstanding
(2)	The equivalent pro forma basic and diluted per share data for Babylon is calculated by multiplying the combined pro forma per share data by the 0.302 Exchange Ratio.

Unaudited Pro Forma Condensed Combined Statement of Financial Position Amounts
As of June 30, 2021
(in thousands, except for per share amounts)

	Statement of Financial Position Amounts in thousands, except for per share amount
	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition Historical	Combined (Historical)	PPA Adjustments			Pro Forma Adjustments			Pro Forma Combined
ASSETS
Right of use of assets	—	3,487	—	3,487	—						3,487
Trade and other receivables	—	28,218	2,474	30,692	—						30,692
Prepayments and contract assets	987	9,253	384	10,624	—						10,624
Cash and cash equivalents	71	42,381	5,458	47,910	(10,767)	(CC	)	224,000	(A	)	211,501
					(5,458)	(EE	)	—
								(16,259)	(D	)
								36,429	(B	)
								(63,773)	(H	)
								(581)	(H	)
Assets held for sale	—	—	—	—	—						—
Restricted cash	—	—	273	273	—			—			273
Other current assets	—	—	—	—	—			—			—

Total current assets	1,058	83,339	8,589	92,986	(16,225)			179,816			256,577
Property, plant and equipment	—	2,879	114	2,993	—						2,993
Right of use of assets	—	10,135	1,233	11,368	—						11,368
Investments	—	12,600	—	12,600	(12,600)	(AA	)				—
Marketable securities held in Trust Account	345,022	—	—	345,022	—			(345,022)	(B	)	—
Goodwill	—	31,303	—	31,303	23,440	(AA	)				99,571
					1,624	(BB	)
					70,320	(CC	)
					231	(DD	)
					(25,805)	(DD	)
					(1,542)	(EE	)
Other intangible assets	—	102,331	231	102,562	(231)	(DD	)				134,189
					31,858	(DD	)
Other noncurrent assets	—	—	—	—	—						—

Total non current assets	345,022	159,248	1,578	505,848	87,295			(345,022)			248,121

TOTAL ASSETS	346,080	242,587	10,167	598,834	71,070			(165,206)			504,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	—	26,231	1,012	27,243	—						27,243
Accrued liabilities	4,099	31,574	1,072	36,745	—			(4,099)	(D	)	32,646
Contract Liabilities	—	23,136	—	23,136	—						23,136
Deferred grant income - tax credit		1,264		1,264	—						1,264
Current maturities of related party promissor	—	—	940	940	—						940
Lease Liabilities	—	1,984	332	2,316	—						2,316
Loans and Borrowings	—	473	—	473	—	(EE	)	—			6,473
					6,000	(CC	)
Liabilities directly associated with the assets	—	—	—	—	—						—
Accrued offering costs	85	—	—	85	—			(85)	(D	)	—
Deferred liability	12,075	—	—	12,075	—			(12,075)	(D	)	—
Other current liabilities	—	—	—	—	—						—

Total current liabilities	16,259	84,662	3,356	104,277	6,000			(16,259)			94,018
Deferred tax liability	—	768	—	768	6,053	(DD	)				6,821
Related party convertible promissory notes	—	—	7,000	7,000	(7,000)	(EE	)				—
Deferred rent liability	—	—	—	—	—						—
Other long-term liabilities	—	—	—	—	—						—
Contract Liabilities	—	81,982	—	81,982	—						81,982
Deferred grant income - tax credit	—	6,340	—	6,340	—						6,340
Common stock subject to possible redemptio	—	—	—	—	—			303,328	(E	)	—
								(303,328)	(E	)
Lease Liabilities	—	10,815	1,435	12,250	—						12,250
Warrant Liability	21,493	—	—	21,493	—						21,493

Total liabilities	37,752	184,567	11,791	234,110	5,053			(16,259)			222,904

Common stock subject to possible redemptio	303,328			303,328				(303,328)	(E	)	—

	Statement of Financial Position Amounts in thousands, except for per share amounts

	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition Historical	Combined (Historical)	PPA Adjustments			Pro Forma Adjustments			Pro Forma Combined
Common stock subject to possible redemption	303,328			303,328				(303,328)	(E	)	—
Stockholders’ equity (deficit):
Common stock Class A	1	—	6	7	(6)			(1)	(C	)	—
Common stock class B	1	—	—	1	—			(1)	(C	)	—
Series B preferred stock	—	—	—	—	—	(BB	)				—
Series A-3 preferred stock	—	—	—	—	—	(BB	)				—
Series A-2 preferred stock	—	—	—	—	—	(BB	)				—
Series A-1 preferred stock	—	—	—	—	—	(BB	)				—
Additional paid-in capital	12,636	—	89,197	101,833	—	(AA	)	223,998	(A	)	322,313
					(89,197)	(BB	)	(7,636)	(C	)
					53,553	(CC	)	(5,265)	(E	)
								108,829	(F	)
								—
								(29)	(G	)
								(63,773)	(H	)
Ordinary share capital	—	10	—	10	—			29	(G	)	41
								2	(A	)
Preference share capital	—	4	—	4	—						4
Share premium	—	557,569	—	557,569	—			—			557,569
Share based payment reserve	—	45,286	—	45,286	—						45,286
Retained earnings/(accumulated deficit)	(7,638)	(544,411)	(90,827)	(642,876)	101,667	(BB	)	7,638	(C	)	(642,981)
								(108,829)	(F	)
								—
								(581)
Non-controlling interests	—	(2,046)	—	(2,046)	—						(2,046)
Translation differences	—	1,608	—	1,608	—						1,608

Total stockholders’ equity	5,000	58,020	(1,624)	61,396	66,017			154,381			281,794

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	346,080	242,587	10,167	598,834	71,070			(165,206)			504,698

Babylon’s statement of financial position was derived from the unaudited consolidated statement of financial position as of June 30, 2021 prepared in accordance with IFRS. Higi’s statement of financial position was extracted from the unaudited consolidated balance sheet as of June 30, 2021. The Higi statement of financial position was prepared in accordance with U.S. GAAP. The Alkuri statement of financial position was extracted from the unaudited condensed balance sheet as of June 30, 2021 prepared in accordance with U.S. GAAP.

(A)	To reflect the proceeds received from the PIPE Investment with the corresponding issuance of 22,400,000 Babylon Class A Shares at US$10.00 per share, or $224 million.

(B)	To reflect the release of cash from marketable securities held in the trust account after the redemptions by Alkuri shareholders.

(C)	To reflect the elimination of historical accumulated deficit in Alkuri as it is the accounting acquiree.

(D)	To reflect the settlement of Alkuri’s historical current liabilities at Closing.

(E)
To reflect the reclassification of Alkuri Class A Common Stock subject to possible redemption of approximately $303 million from temporary equity under U.S. GAAP to a liability under IFRS, because the right to redeem is at the option of the holder. Additional adjustments reflect the redemption of 30,857,347 shares of Alkuri common stock which resulted in the reduction of the investments held in the trust account balance by $308 million and a reduction of APIC by $5.3 million.

(F)
To reflect the fair value of share consideration of $120.6 million in excess of Alkuri net monetary assets acquired of $11.8 million as a Recapitalization transaction expense of $108.8 million. The fair value of share consideration was estimated based on the market capitalization of the combined company based on the closing stock price of Babylon Holdings Limited, and after taking into account the Stockholder Earnout and Sponsor Earnout. The fair value Alkuri’s net monetary assets was primarily composed of Marketable securities held in trust, including the effect of redemptions, and Alkuri’s historical condensed consolidated financial statements.

(G)	To reflect the Business Combination of Babylon through the issuance of 290,000,000 of Babylon Class A Shares as consideration for the Business Combination assuming no redemptions.

(H)
To reflect the payment of an aggregate of $63.8 million of legal, financial advisory and other professional fees that are directly attributable to the equity issuance costs as part of the Business Combination, which is reflected as an adjustment to additional paid in capital. These expenses were not previously accounted for in the financial statements as for the twelve months ended December 31, 2020 and as of June 30, 2021. Furthermore, expenses related to audit fees were expensed and adjusted for in retained earnings.

Unaudited Condensed Combined Statement of Profit and Loss
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

	State of Profit and Loss
	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition	Combined (Historical)	Purchase price allocation adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenue	—	128,771	4,621	133,392	—		—		133,392
Cost of care delivery	—	(92,137)	—	(92,137)	—		—		(92,137)
Formation and operating costs	(5,266)	—	—	(5,266)	—		—		(5,266)
Platform & application expense	—	(21,377)		(21,377)	—		—		(21,377)
Research & development and technology expenses	—	(17,201)	(8,638)	(25,839)	—		—		(25,839)
Sales, General and administrative expenses	—	(76,606)	(1,947)	(78,553)	(2,264	) (DD)	—		(80,817)
				—			—
Recapitalization transaction expenses	—	—	—	—	—		—		—

Operating loss	(5,266)	(78,550)	(5,964)	(89,780)	(2,264)		—		(92,044)
Finance costs	—	(2,243)	(645)	(2,888)	—		—		(2,888)
Finance income	23	28	1,010	1,061	—		(23	) (K)	1,038
Change in FV of warrant liability	(2,389)	—	—	(2,389)	—		—		(2,389)
Exchange gain/(loss)	—	(91)	—	(91)	—		—		(91)

Net finance expense	(2,366)	(2,306)	365	(4,307)	—		(23)		(4,330)
Gain/Loss On Sale		3,917		3,917	—				3,917
Share of loss of equity-accounted investees	—	(1,276)	—	(1,276)	—		—		(1,276)
Interest income	—	—	—	—	—		—		—
Other expense (income)	—	—	—	—	10,840	(AA)	—		10,840

Income (loss) before income taxes	(7,632)	(78,215)	(5,599)	(91,446)	8,576		(23)		(82,893)
Taxcredit on loss	—	2,493	(59)	2,434	—		—		2,434

Net income (loss) attributable to common stockholders	(7,632)	(75,722)	(5,658)	(89,012)	8,576		(23)		(80,459)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - Basic and Diluted		813,746,192							369,801,010
Net loss per share attributable to common stockholders - Basic and Diluted		(0.09)							(0.22)

Unaudited Condensed Combined Statement of Profit and Loss
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

State of Profit and Loss
	January 1, 2021 to March 31, 2021	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020						For Periods shown below
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition	Combined (Historical)	Purchase price allocation adjustments			Pro Forma Adjustments			Pro Forma Combined
Revenue	—	79,272	9,486	88,758	—			—			88,758
Cost of care delivery	—	(67,254)	—	(67,254)	—			—			(67,254)
Formation and operating costs	(1,075)	—	—	(1,075)	—			—			(1,075)
Platform & application expense	—	(48,664)	—	(48,664)	—			—			(48,664)
Research & development and technology expenses	—	(35,524)	(15,500)	(51,024)	—			—			(51,024)
Sales, General and administrative expenses	—	(103,341)	(4,165)	(107,506)	(4,528)	(DD	)	—			(112,615)
				—				(581)	(H	)
Recapitalization transaction expenses	—	—	—	—	—			(108,829)	(J	)	(108,829)

Operating loss	(1,075)	(175,511)	(10,179)	(186,765)	(4,528)			(109,410)			(300,703)
Finance costs	—	(4,530)	(6,296)	(10,826)	—			(3,266)	(L	)	(14,092)
Finance income	10	610	3,000	3,620	—			(10)	(K	)	3,610
Change in FV of warrant liability	(92)	—	—	(92)	—			—			(92)
Exchange gain/(loss)	—	(2,836)	—	(2,836)	—			—			(2,836)

Net finance expense	(82)	(6,756)	(3,296)	(10,134)	—			(3,276)			(13,410)
Share of loss of equity-accounted investees	—	(1,124)	—	(1,124)	—			—			(1,124)
Interest income	—	—	—	—	—			—			—
Other expense (income)	—	—	—	—	14,564	(AA	)	—			14,564

Income (loss) before income taxes	(1,157)	(183,391)	(13,475)	(198,023)	10,036			(112,686)			(300,673)
Taxcredit on loss	—	(4,639)	(93)	(4,732)	—			—			(4,732)

Net income (loss) attributable to common stockholders	(1,157)	(188,030)	(13,568)	(202,755)	10,036			(112,686)			(305,405)

											Outstanding Shares
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - Basic and Diluted		803,901,000									369,801,010
Net loss per share attributable to common stockholders - Basic and Diluted		(0.23)									(0.83)
Babylon’s statement of profit and loss was derived from the consolidated statement of profit or loss and other comprehensive loss of Babylon for the six months ended June 30, 2021 and twelve months ended December 31, 2020. The Higi statement of profit or loss was derived from the unaudited consolidated statement of operations of Higi for the six months ended June 30, 2021. Alkuri’s statement of operations was derived from the historical condensed consolidated statement of operations for the six months ended June 30, 2021. As a newly incorporated business on December 1, 2020, the results of Alkuri prior to January 1, 2021 were not material.

Pro Forma Adjustments:

(J)	As discussed in (F) the listing expense charge to recapitalization transaction expenses is $108.8 million.

(K)	Reflects the elimination of interest income on Alkuri’s Trust Account.

(L)
Reflects the adjustment related to the bridge financing obtained by Babylon. On August 18, 2021, the Group issued $50.0 million in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash
conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited into Unsecured Bonds. The proceeds from the Unsecured Bonds can be used for general corporate purposes. For purposes of the pro forma statements, the Unsecured Bonds are shown to be repaid in full once the transaction closes. Therefore, the capitalized costs associated with the financing have been expensed during the twelve months ended December 31, 2020.

The following presents the summary of unaudited pro forma condensed combined financial information:

Pro Forma Combined Company
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Period Ending December 31, 2020 Babylon and March 31, 2021, Alkuri
Revenue	88,758
Net loss per share – basic and diluted	$(0.83)
Weighted-average Common shares outstanding – basic and diluted	369,801,010

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	515,635
Total liabilities	157,004
Total stockholders equity	358,631

Pro Forma Combined Company
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Period Ending June 30, 2021
Revenue	133,392
Net loss per share – basic and diluted	$(0.22)
Weighted-average Common shares outstanding – basic and diluted	369,801,010

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	504,698
Total liabilities	222,904
Total stockholders equity	281,794
The historical information should be read in conjunction with the historical financial statements of Alkuri, Babylon and Higi included elsewhere in this prospectus.

The Babylon pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the exchange ratio, whereby each Babylon ordinary share was converted into Babylon Shares at a conversion ratio of approximately 0.3, and each share of Alkuri Common Stock was converted into one Babylon Class A Share.
Note 1 - Adjustments to Higi’s Consolidated Financial Statements
The tables below illustrate the impact of adjustments made to Higi’s consolidated financial statements in order to present them on a basis consistent with Babylon’s accounting policies under IFRS. The adjustments have been prepared as if Higi had always applied IFRS. These adjustments reflect Babylon’s best estimates based upon the information currently available to Babylon and could be subject to change once more detailed information is obtained.
Unaudited adjusted Higi statement of operations for the six months ended June 30, 2021

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
For the six months ended June 30, 2021
Revenue	4,621	—	—	—	4,621

Cost of Revenues
Depreciation of Higi stations	30	(30)	—	—	—
Other	3,567	(3,567)	—	—	—

Total cost of revenue	3,597	(3,597)	—	—	—

Gross income (loss)	1,024	3,597	—	—	4,621

Research and development expenses	—	8,638			8,638
Sales, general & administration costs	32	1,894	24	(3)	1,947
Operating expenses	6,969	(6,939)	—	—	—

Operating Loss	(5,977)	34	(24)	3	(5,964)

Finance costs	—	645	—	—	645
Finance income	—	(1,010)	—	—	(1,010)

Net finance expense (income)	—	(365)	—	—	(365)

Interest expense	611	(611)	—	—	—
Loss on discount related to conversion of promissory notes	—	—	—	—	—
Forgiveness of paycheck protection program funds	(1,010)	1,010	—	—	—

Net other expense	(399)	399	—	—	—
Income tax expense (benefit)	59	—	—	—	59

Net Loss	(5,637)	—	(24)	3	(5,658)

Unaudited adjusted Higi statement of operations for the year ended December 31, 2020

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
For the year ended December 31, 2020
Revenue	9,486	—	—	—	9,486

Cost of Revenues
Depreciation of Higi stations	151	(151)	—	—	—
Other	6,676	(6,676)	—	—	—

Total cost of revenue	6,827	(6,827)	—	—	—

Gross income (loss)	2,659	6,827	—	—	9,486

Research and development expenses	—	15,500	—	—	15,500
Sales, general & administration costs	—	4,098	56	11	4,165
Operating expenses	12,534	(12,534)	—	—	—

Operating Loss	(9,875)	(237)	(56)	(11)	(10,179)

Finance costs	—	6,296	—	—	6,296
Finance income	—	(3,000)	—	—	(3,000)

Net finance expense (income)	—	3,296	—	—	3,296

Interest expense	1,660	(1,660)	—	—	—
Loss on discount related to conversion of promissory notes	4,636	(4,636)	—	—	—
Gain on extinguishment of debt	(3,000)	3,000	—	—	—
Other expenses	250	(250)	—	—	—
Gain on disposal of fixed assets	(15)	15	—	—	—

Net other expense	3,531	(3,531)	—	—	—
Income tax expense (benefit)	95	(2)	—	—	93

Net Loss	(13,501)	—	(56)	(11)	(13,568)

Unaudited adjusted Higi consolidated balance sheet as at June 30, 2021

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
As of June 30, 2021
Non-Current Assets
Right of Use Asset	—	—	1,233	—	1,233
Property and Equipment, net	114	—	—	—	114
Security deposits	66	(66)	—	—	—
Other intangible assets, net	231	—	—	—	231

Total non-current assets	411	(66)	1,233	—	1,578
					—
Current Assets
Other current assets	100	(100)	—	—	—
Accounts receivable, net	2,374	(2,374)	—	—	—
Trade and other receivables	—	2,474	—	—	2,474
Prepayments and contract assets	318	66	—	—	384
Restricted cash	273	—	—	—	273
Cash and cash equivalents	5,458	—	—	—	5,458

Total current assets	8,523	66	—	—	8,589

Total assets	8,934	—	1,233	—	10,167

					—
Equity
Common and Preferred Stock	6	—	—	—	6
Additional paid-in capital	89,194	—	—	3	89,197
Accumulated deficit	(90,574)	—	(250)	(3)	(90,827)

Total capital and reserves	(1,374)	—	(250)	—	(1,624)

Liabilities
Non-current liabilities
Related party promissory notes	7,000	—	—	—	7,000
Deferred rent liability	284	—	(284)	—	—
Deferred revenue	131	(131)	—	—	—
Other long-term liabilities	100	(100)	—	—	—
Lease liability	—	—	1,435	—	1,435

Total long- term liabilities	7,515	(231)	1,151	—	8,435

Current Liabilities
Accounts Payable	1,012	(1,012)	—	—	—
Accrued Expenses	964	(964)	—	—	—
Due to employees	8	(8)	—	—	—
Trade and other payables	—	1,012	—	—	1,012
Accruals and provisions	—	1,072	—	—	1,072
Deferred revenue	809	131	—	—	940
Note Payable	—	—	—	—	—
Lease liability, current portion	—	—	332	—	332

Total current liabilities	2,793	231	332	—	3,356

Total liabilities and stockholders deficit	8,934	—	1,233	—	10,167

1.)	The classification of certain items presented by Higi under U.S. GAAP has been adjusted in order to align with the presentation of Babylon under IFRS.
Modifications to Higi’s historical consolidated statement of operations for the twelve months ended December 31, 2020 include:

•	Presentation of Depreciation of Higi stations ($0.1 million) and Other cost of revenue ($6.7 million) in Research and development expenses ($6.8 million).

•	Separate presentation of components of Operating expenses ($12.5 million) to Research and development expenses ($8.8 million) and Sales, general and administrative expenses ($3.7 million).

•	Presentation of Interest expense ($1.7 million) and Loss on discount related to conversion of promissory notes ($4.6 million) to Finance costs ($6.3 million).

•	Presentation of Gain on extinguishment of debt ($3.0 million) to Finance income ($3.0 million).

•	Presentation of Other expenses ($0.2 million) in Sales, general & administrative expenses ($0.2 million).
Modifications to Higi’s historical consolidated statement of operations for the six months ended June 30, 2021 include:

•	Presentation of Other cost of revenue ($3.6 million) in Research and development expenses ($3.6 million).

•	Separate presentation of components of Operating expenses ($7.0 million) to Research and development expenses ($5.1 million) and Sales, general and administrative expenses ($1.9 million).

•	Presentation of Interest expense ($0.6 million) to Finance costs ($0.6 million).

•	Presentation of Forgiveness of paycheck protection program funds ($1.0 million) to Finance income ($1.0 million).
Modification to Higi’s historical consolidated balance sheet presentation include:

•	Presentation of Accounts receivable, net ($2.4 million) and Other current assets ($0.1 million) in Trade and other receivables ($2.5 million).

•	Presentation of Accounts Payable ($1.0 million) to Trade and other Payables ($1.0 million).

•	Presentation of Accrued expenses ($1.0 million) to Accruals and provisions ($1.0 million).

2.)
Higi has not adopted ASC 842, Leases, which becomes effective for private companies with fiscal years beginning after December 15, 2021. In accordance with IFRS 16, Leases¸ and Babylon’s accounting policies, right of use assets of $1.2 million and lease liabilities of $1.8 million have been recognized in the balance sheet as of June 30, 2021. In addition, accrued rent liabilities of $0.3 million have been derecognized from the balance sheet as of June 30, 2021. The impact of the adjustments to the statement of operations and deferred taxes was not material.

3.)
Under U.S. GAAP, Higi elected to apply the straight-line approach for graded vesting when measuring share- based payment awards. Under IFRS, Babylon would use the graded vesting method, resulting in a higher proportion of cost being allocated to the earlier years. The impact of the adjustments to the statement of operations and deferred taxes was not material.

Note 2. Preliminary Allocation of Purchase Price
On May 15, 2020, Babylon acquired 10.2% of the fully diluted capital stock in Higi, a provider of digital healthcare services via a network of Smart Health Stations located in the United States. Through a series of investments, Babylon increased their shareholdings on a fully diluted basis in Higi to 18.5% as of December 31, 2020 and has the option to continue investing such that if Babylon completes all proposed investments, it will hold over 25% of Higi’s shareholdings on a fully diluted basis.
On June 2, 2021, Babylon entered into the Letter Agreement with each of 7Wire, Flare and Wrigley, the three largest shareholders in Higi. Pursuant to the Letter Agreement, Babylon and such shareholders agreed that (i) Babylon’s option to purchase the remaining shares of Higi will be exercisable until November 20, 2021, (ii) Babylon would provide registration rights to such shareholders at least as favorable to those being offered to PIPE Investors, and (iii) each of 7Wire, Flare and Wrigley agreed to be paid in shares of Babylon in lieu of cash.
Babylon has deemed the exercise of the option to be probable, which exercise would be significant to Babylon. As such, the historical financial information has been adjusted to provide the pro forma effect to the Higi acquisition. The Pro Forma Statement of Financial Position assumes that the Higi acquisition occurred as of December 31, 2020 and the Pro Forma Statement of Profit and Loss assumes that the Higi acquisition occurred on January 1, 2020.
As of December 31, 2020 and June 30, 2021, the total shareholding was 19.0% and 25%, respectively.
The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS and assuming Babylon closed the Higi acquisition by purchasing the remaining 75% for estimated consideration with a fair value of approximately $70.3 million. The Higi Acquisition was achieved in stages, which required Babylon to remeasure its previously held equity interest in Higi at its acquisition date fair value. As no material control premium was determined to exist, estimated consideration transferred to acquire the remaining stake in Higi was used to estimate the fair value of Babylon’s previously held equity interest. This remeasurement resulted in gains of approximately $14.6 million and $ 10.8 million, which recorded in Other (income) expense within Babylon’s pro forma consolidated statement of profit and loss for the year ended December 31, 2020 and June 30, 2021, respectively.
The following table summarizes the fair value of the consideration transferred and the preliminary estimated fair values of the major classes of assets acquired and liabilities assumed at the acquisition date. The fair value of the intangible assets acquired has been determined using prior acquisitions as a benchmark for the purposes of a preliminary purchase price allocation.

Preliminary Purchase Price Allocation (in 000s)
Cash consideration	$5,202
Shares issued as consideration	53,553
Fair value of existing equity interest	23,440
Additional consideration	11,565

Total consideration transferred	93,760
Trade and other receivables	2,837
Prepayments and contract assets	294
Other intangible assets	31,837
Trade and other payables and Accruals and provisions	(2,303)
Other assets and liabilities, net	4,685

Net Assets Acquired	37,350
Amount Allocated to Goodwill	$56,410

The goodwill allocation of $56.4 million reflects expectations of favorable future growth opportunities, anticipated synergies through the scale of our combined operations, and the assembled workforce.
Pro Forma Adjustments
The following pro forma adjustments were added to give effect to the Higi acquisition as if it occurred on January 1, 2020.

(AA)
Reflects the elimination of the previous investment related to Higi of $12.6 million and the step up to the fair value of prior existing equity interest of $23.4 million. This step-up
in fair value resulted in a gain of $10.8 million.

(BB)	To reflect the elimination of Higi’s historical equity.

(CC)
To reflect the consideration payment in the form of $5.2 million in cash, shares issued as consideration with an estimated fair value of $53.6 million fair value of existing equity interest of $23.4 million and $11.6 million in deferred consideration, resulting in an addition of goodwill of $56.4 million and $53.6 million in additional paid capital.

(DD)
To reflect the elimination of historical intangible assets of $0.2 million along with the fair value of the intangible assets acquired of $31.9 million along with its respective impact on Deferred Tax Liabilities of $6.1 million. This results in a reduction of the addition to goodwill by $25.8 million. Our preliminary estimate of the weighted average useful lives of the acquired intangible assets was determined to be 7.0 years based on the useful lives assigned to comparable historical acquisitions. The amortization of the intangible assets over a 7.0 year period resulted in an expense of $4.5 million and $2.3 million for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.

(EE)
This adjustment is to reflect the payment of Higi’s debt using its cash on hand. If the cash on hand is not sufficient, part of the consideration transferred will be used to settle the Related party convertible notes at Closing. This results in a reduction in the cash balance of $5.5 million, elimination of $7.0 million of debt and a reduction of goodwill by $1.5 million.

RISK FACTORS
We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should carefully consider the risks described below before purchasing our Class A ordinary shares. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed.
Investing in our Class A Ordinary Shares involves risks. In considering purchasing our Class A Ordinary shares, you should carefully consider the following information about these risks, as well as the other information included in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” The risks and uncertainties described below are those significant risk factors, currently known and specific to us, that we believe are relevant to an investment in our shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm us and adversely affect our shares.
Risks Related to Our Business and Operations
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.
We have incurred net losses on an annual basis since our inception. We incurred net losses of $188.0 million and $140.3 million for the years ended December 31, 2019 and 2020, respectively. We incurred net losses of $75.7 million and $90.8 million for the six months ended June 30, 2020 and 2021, respectively. We had an accumulated deficit of $469.5 million and $544.4 million as of December 31, 2020 and June 30, 2021, respectively. To date, we have financed our operations principally from the sale of our equity and revenue from our operations , as well as from recent debt financings. Our cash flow from operations was negative for the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2021. We may not generate positive cash flow from operations or profitability in any given period, and our relatively limited operating history may make it difficult for you to evaluate our current business and our future prospects.
We have encountered and continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses. We expect our costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest significant additional funds towards growing our business and operating as a public company. Additionally, we expect our operating expenses to increase significantly over the next several years as we continue to invest in increasing our customer base, hire additional personnel, expand our marketing channels operations and infrastructure expand in the United States and other new geographies, pursue potential opportunities for growth through acquisitions, and continue to develop and expand our solutions. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, and other expenses as a newly public company.
These efforts and investments may prove to be more costly than we anticipate, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business to a level to sufficiently offset these higher expenses. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our shareholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition and results of operations would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of our Class A Ordinary Shares.

If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition and results of operations would be harmed.
Since launching our first product in 2015, we have experienced rapid growth and we continue to rapidly and significantly expand our operations. For example, our employee headcount has grown from 789 employees as of December 31, 2018 to 2,224 employees as of October 29, 2021. This expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.
The growth and expansion of our business creates significant challenges for our management, operational and financial resources. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative solutions. This could negatively affect our business performance.
We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our Class A Ordinary Shares may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other healthcare, technology and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, financial condition and results of operations could be adversely affected.
Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which could negatively affect our results of operations and overall business. Further, we have made changes in the past, and will likely make changes in the future, to our solutions that our customers or members may not like, find useful or agree with. We may also decide to discontinue certain features, solutions or services or increase fees for any of our features or services. If customers or members are unhappy with these changes, they may decrease their usage of our solutions.
We may face intense competition, which could limit our ability to maintain or expand market share within our industry, and if we do not maintain or expand our market share our business and operating results will be harmed.
The market for our offerings is underpenetrated, competitive, and characterized by rapidly evolving technology standards, customer and member needs, and the frequent introduction of new products and services. While our market is in an early stage of development, it is evolving rapidly and becoming increasingly competitive, and we expect it to attract increased competition. We currently face competition from a range of companies. Our competitors include companies whose primary business is developing and marketing remote healthcare platforms and services and also those engaged in value-based care, such as agilon health, Amwell, Oak Street Health, One Medical and Teladoc. We also compete with health insurers and large corporations that are making inroads into the digital healthcare industry and that are increasingly focused on the development of digital health technology, often through initiatives and partnerships. These technology companies, which may offer their solutions at lower prices, are continuing to develop additional products and are becoming more sophisticated and effective. In addition, large, well-financed healthcare providers and insurance carriers have, in some cases, developed their own platform or tools and may provide these solutions to their customers at discounted prices.
Our ability to compete effectively depends on our ability to distinguish our company and our solution from our competitors and their products, and includes factors such as:

•	long-term outcomes;

•	ease of use and convenience;

•	price;

•	greater name and brand recognition;

•	longer operating histories;

•	greater market penetration;

•	larger and more established customer and channel partner relationships;

•	larger sales forces and more established products and networks;

•	larger marketing budgets;

•	access to significantly greater financial, human, technical and other resources;

•	breadth, depth, and efficacy of offerings;

•	quality and reliability of solutions; and

•	employer, healthcare provider, government agency and insurance carrier acceptance.
Some of our competitors may have greater name and brand recognition, longer operating histories, significantly greater resources than we do and may be able to offer solutions similar to ours at more attractive prices than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.
Our partners and customers could become our competitors by offering similar services. Some of our partners may begin to offer services in the same or similar manner as we do. Although there are many potential opportunities for, and applications of, these services, our partners may seek opportunities or target new customers in areas that may overlap with those that we have chosen to pursue. In such cases, we may potentially compete against our partners. Competition from our partners may adversely affect our relationships with our partners and our business. In addition, some of the terms of our partner relationships include exclusivity or other restrictive clauses that limit our ability to partner with or provide services to potential other customers or third parties, which could harm our business. We may in the future enter into agreements with customers that restrict our ability to accept assignments from, or render similar services to, those customers’ customers, require us to obtain our customers’ prior written consent to provide services to their customers or restrict our ability to compete with our customers, or bid for or accept any assignment for which those customers are bidding or negotiating. These restrictions may hamper our ability to compete for and provide services to other customers in a specific industry in which we have expertise and could materially adversely affect our business, financial condition and results of operations.

New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of our market, which could create additional price pressure. In light of these factors, even if our solution is more effective than those of our competitors, current or potential customers may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete, our business, financial condition and results of operations could be adversely affected.
If our existing customers do not continue or renew their contracts with us, renew at lower fee levels or decline to license additional applications and services from us, it could have a material adverse effect on our business, financial condition and results of operations.
We expect to derive a significant portion of our revenue from renewal of existing customer contracts and sales of additional applications and services to existing customers.
Customer renewals may decline or fluctuate as a result of a number of factors, including the breadth of early deployment of our solution, changes in customers’ business models and use cases, our customers’ satisfaction or dissatisfaction with our solution, our pricing or pricing structure, the pricing or capabilities of products or services offered by our competitors, or the effects of economic conditions. If our customers do not renew their agreements with us, or renew on terms less favorable to us, our revenue may decline. If our customers are dissatisfied with our products, including, for example, because members do not engage with our solutions, our customers may terminate or decline renewal of their contracts. In particular, our customers are often motivated to partner with us because they believe that members’ use of our solutions will decrease their spending levels. If we are not successful in engaging members through our platform and services, we may not meet our customers’ expectations. If we fail to satisfy our existing customers, they may not renew their contracts, which could adversely affect our business and operating results.
As part of our growth strategy we have recently focused on expanding our services amongst current customers. As a result, selling additional applications and services are critical to our future business, revenue growth and results of operations. Factors that may affect our ability to sell additional applications and services include, but are not limited to, the following:

•	the price, performance and functionality of our solutions;

•	the availability, price, performance and functionality of competing solutions;

•	our ability to develop and sell complementary applications and services;

•	the stability, performance and security of our hosting infrastructure and hosting services;

•	changes in healthcare and telemedicine laws, regulations or trends; and

•	the business environment of our customers and, in particular, headcount reductions by our customers.
We mainly enter into three types of contracts with our customers: value-based care, fee-for-service,
and licensing. Under our
fee-for-service
agreements, we get paid by our customers based on the number of services members use through our platform and/or based on the number of members who can use our platform (i.e., eligible populations). Under our value-based care agreements with health plans, we generally receive a fixed fee per month for healthcare services and assume the financial responsibility for the healthcare expenses of members. Under our licensing agreements, we license our technology to third parties for them to make our technology available in certain territories and/or on their platforms. Our fee-for-service
contracts generally have initial terms of one to two years and our licensing and risk-based contracts generally have initial terms of two to ten years. Most of our customers have no obligation to renew their contracts after the initial term expires. In addition, our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers. Our future results of operations also depend, in part, on our ability to expand our service and product offering. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels, or fail to license new products and services from us, our revenue may decline, or our future revenue growth may be constrained.
In addition, after the initial contract term, some of our customer contracts allow customers to terminate such agreements for convenience at certain times, typically with one to three months advance notice. We typically incur the expenses associated with integrating a customer’s data into our healthcare database and related training and support prior to recognizing meaningful revenue from such a customer. Subscription access revenue is not recognized until our products are implemented for launch, which is generally a few months after contract signing. If a customer terminates its contract early and revenue and cash flows expected from a customer are not realized in the time period expected or not realized at all, our business, financial condition and results of operations could be adversely affected.
In the United States and for elements of our business in the U.K., we are dependent on our relationships with physician-owned entities to hold contracts and provide healthcare services We do not own such professional entities, and our business could be harmed if those relationships were disrupted or if our arrangements with our providers or our customers are found to violate states laws prohibiting the corporate practice of medicine or fee-splitting.
There is a risk that authorities in some jurisdictions may find that our contractual relationships with the physician-owned professional entities with which we contract violate the corporate practice of medicine or fee-splitting
laws or similar or equivalent rules in the relevant jurisdiction. These laws generally prohibit the practice of medicine by, or sharing of professional fees with, lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a clinician’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment or fee-splitting
varies across the states and is subject to change and to evolving interpretations by state boards of medicine, state courts and state attorneys general, among others. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine or fee-splitting
laws will not circumscribe our business operations. The enforcement of state corporate practice of medicine doctrines or fee-splitting
laws may result in the imposition of penalties, including but not limited to, penalties on the physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers.
The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in approximately 31 states. The broad variation between state application and enforcement of the corporate practice of medicine doctrine makes an exact count difficult. We plan to conduct business in all of these states and are currently operating in most of them. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we provide administrative and management services to certain physician-owned professional entities pursuant to agreements under which those entities reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. We contract with the vast majority of such physician-owned entities through business support agreements and direct transfer agreements for the provision of health care services, the receipt of fees, and physician-owner succession planning purposes. For professional entities with which we contract but with respect to which we have not implemented a direct share transfer agreement, we implement other measures (e.g., option agreements) for similar succession planning purposes. For further discussion of this structure, see “
Business—Affiliated Physicians and Healthcare Professionals
.” While we expect that these relationships will continue, we cannot guarantee that they will. A material change in our relationship with these physician-owned entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our consumers and could have a material adverse effect on our business, financial condition and results of operations.

In addition, the arrangements in which we have entered to comply with state corporate practice of medicine doctrines could subject us to additional scrutiny by federal and state regulatory bodies, including with respect to federal and state fraud and abuse laws. We believe that our operations comply with applicable state statutes and regulations regarding corporate practice of medicine, fee-splitting,
and anti-kickback prohibitions. However, any scrutiny, investigation, or litigation with regard to our arrangement with physician-owned entities could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to restructure our operations and arrangements to comply with applicable laws or we are required to restructure at a significant cost, or if we were subject to penalties or other adverse action.
Our telemedicine business and growth strategy depend on our ability to maintain and expand a network of qualified providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.
Our success is dependent upon our continued ability to maintain an adequate network of qualified telemedicine providers. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our customers or difficulty meeting applicable regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and consolidation activity among hospitals, physician groups and healthcare providers, the continued private equity investment in physician practice management platforms and other market and operating pressures on healthcare providers. In the United Kingdom, reports of pressures in primary medical services began to emerge during the
COVID-19
pandemic. Following a period of cessation of some services in the National Health Service (the “NHS”), as services resume, there is likely to be additional demand for services caused by delayed appointments, presentations and investigations. The demand for appropriately qualified individuals to enable us to deliver services is also likely to increase, and similar trends in the demand for, and constrained supply of, appropriately qualified medical professionals may also be experienced in the United States.
The failure to maintain or to secure new cost-effective provider contracts in the United States and to recruit qualified individuals in the United Kingdom may result in a loss of or inability to grow our membership base, higher costs, healthcare provider network disruptions, less attractive service for our customers and/or difficulty in meeting applicable regulatory requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to attract new customers and expand member enrollment with existing clinical services and Babylon 360 customers, our revenue growth could be slower than we expect, and our business may be adversely affected.
We generate, and expect to continue to generate, revenue from market adoption of our digital health products. As a result, widespread acceptance and use of digital health solutions in general, and our platform in particular, is critical to our future growth and success. If the market fails to grow or grows more slowly than we currently anticipate, demand for our solutions could be negatively affected.
Our ability to achieve significant growth in revenue in the future will depend, in large part, upon our ability to attract new customers. If we fail to attract new customers and fail to maintain and expand new customer relationships, our revenue may grow more slowly than we expect, and our business may be adversely affected. Demand for digital health solutions in general, and our solution in particular, is affected by a number of factors, many of which are beyond our control. Some of these potential factors include:

•	market adoption and ongoing usage of telemedicine solutions, in particular following the removal of various “stay at home” restrictions due to the COVID-19 pandemic;

•	awareness and adoption of technology in healthcare generally;

•	availability of products and services that compete with ours;

•	ease of adoption and use;

•	features and platform experience;

•	performance;

•	brand;

•	security and privacy; and

•	pricing.
In addition, our ability to increase engagement of the individual members that interact with our platform will affect our future revenue growth; however, the effect that member engagement has on revenue growth depends on the type of agreement pursuant to which members engage with our platform. For example, under our fee-for-service
agreements, we get paid by our customers based on the number of services members use through our platform and/or based on the number of members who can use our platform (i.e. eligible populations). Therefore, revenue growth under our fee-for-service
agreements depends in part on our ability to increase engagement with members so that they will use additional services. Under our value-based care agreements with health plans, we generally receive a fixed fee per month for healthcare services and assume the financial responsibility for the healthcare expenses of members. Under these value-based care agreements, we assume the financial responsibility of caring for members whether those members use our services or not. Therefore, if members do not use our solutions and seek medical care from alternate sources, we may be unable to control the costs and we may be contractually obligated to pay at least a portion of these unknown expenses, which could adversely affect our business and operating results. Additionally, even if we are successful engaging members and those members use our services, we may not be able to control the costs of healthcare in the ways that we are expecting and healthcare costs may be higher than we are anticipating. If healthcare costs through our platform are higher than we are anticipating this could adversely affect our business and operating results.
A significant portion of our revenue comes from a limited number of customers, and the loss of a material contract could have a material adverse effect on our business, financial condition and results of operations.
Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2021, two, four, and three customers, respectively, represented 10% or more of our total revenue. For the years ended December 31, 2019 and 2020 and for the six months ended June 30, 2021, our top ten customers accounted for 99%, 90% and 95% of our revenue, respectively.
We also rely on our reputation and recommendations from key customers in order to promote our solution to potential new customers. The loss of any of our key customers, or a failure of some of them to renew or expand their agreements, could have a significant impact on our revenue, our reputation and our ability to obtain new customers. In addition, mergers and acquisitions involving our customers could lead to cancellation or non-renewal
of our contracts with those customers or by the acquiring or combining companies, thereby reducing the number of our existing and potential customers, and their member populations.
The recognition of a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods.
While there are variations specific to each agreement, for our Babylon 360 arrangements, which operate pursuant to value-based care agreements, we generally price our services based upon a per-member-per-month
(“PMPM”) fee. We multiply this PMPM fee by the number of eligible members to calculate our monthly run-rate
revenue (“MRR”) for that agreement. Typically, a significant portion of the PMPM fee is fixed (we refer to this portion as the base PMPM fee), and the remainder of the PMPM fee is variable (we refer to this portion as the variable PMPM fee). Revenue from variable PMPM fees can be earned through either, or a combination of, the achievement of certain performance metrics or the realization of healthcare savings resulting from the utilization of our services. Although we target achievement of these performance metrics and realization in savings of healthcare spend, our revenue and financial results in the future may depend on whether we earn this performance-based revenue. In addition, since our customers typically pay the full PMPM fee in advance on a periodic basis, any required refund as a result of our failure to earn the performance-based revenue could have a negative impact on cash flows. Under some of our agreements with health plans, after conducting significant diligence and reviewing actuary and financial projections based on the information that health plans (and, in England, the NHS) provide us that we ultimately do not have control over, we assume some or all of the risk that our cost of providing services will exceed our compensation. While we generally price our services based upon a PMPM fee, in the future we may also explore other structures, such as gain/loss share arrangements which set out an investment made by us in relation to a defined segment of local population, at risk, and how this will be recovered and “gains” or “losses” will be shared between us and the counterparty when compared against control population.
Under these arrangements, if members require more care than is anticipated and/or the cost of care increases, then the aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, we are not able to increase the fee received under these risk agreements during their then- current terms and we could suffer losses with respect to such agreements.
Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the expenses of our members may be outside of our control in the event that members take certain actions that increase such expenses, such as unnecessary hospital visits. We are reliant on accurate information from reporting and health plans relating to historic and current data. Inaccuracies in such reporting could have a negative impact on our financial position.
Due to the time lag between when services are actually rendered by providers and when we receive, process, and pay a claim for those services, our medical expenses include a provision for claims incurred but not paid. We are continuously enhancing our process for estimating claims liability, which we monitor and refine on a periodic basis as claims receipts, payment information, and inpatient acuity information become available. As more complete information becomes available, we adjust the amount of the estimate, and include the changes in estimates in expenses in the period in which the changes are identified. Given the uncertainties inherent in such estimates, there can be no assurance that our claims liability estimate are adequate, and any adjustments to the estimate may unfavorably impact, potentially in a material way, our reported results of operations and financial condition. Further, our inability to estimate our claims liability with absolute certainty or to appropriately utilize the claims data to control the cost of future healthcare services may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results.
Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of members and higher levels of hospitalization;

•	higher than expected utilization of new or existing healthcare services or technologies, including the level of engagement with our digital healthcare platform and tools;

•	an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations and practices;

•	increased costs attributable to specialist physicians, hospitals and ancillary providers;

•	changes in the demographics of our members;

•	changes in medical trends;

•	contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

•	the occurrence of catastrophes, major epidemics or acts of terrorism; and

•	the reduction of health plan premiums.
Renegotiation,
non-renewal
or termination of value-based care agreements with health plans could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Under most of our value-based care agreements with health plans, the health plans are generally permitted to modify the respective benefits available to members from time to time during the respective terms of the agreements and health plans may make other changes, such as to their utilization review and coverage policies, that affect the cost of care to our attributed members. In addition, changes in government program funding, such as with respect to Medicaid managed care and Medicare Advantage programs, can affect the revenue we receive from health plans under our value-based care agreements. If there is an unanticipated change to a health plan’s benefits or coverage policies or to the government program funding, we could suffer losses with respect to such contract. We include in many of our value-based care agreements mechanisms to protect against losses by allowing early termination or amendment of the value-based care terms, but these may not protect against all adverse changes that are outside of our control or they may not prevent us from suffering losses with respect to such contract.
There are significant risks associated with estimating the amount of revenue that we recognize under our licensing agreements and value-based care agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our revenue projections are based on management’s expectation of executed contracts delivering revenue in line with contractual terms and estimates relating to amounts received under our value- based care agreements. There are significant risks associated with estimating the amount of revenue that we recognize under our licensing agreements and value-based care agreements with health plans in a reporting period.
Certain of our value-based care agreements relate to medical care programs that employ risk adjustment programs that impact the revenue we recognize for our attributed membership. As a result of the variability of certain factors that go into the development of the risk adjustment revenue we recognize, such as risk scores and other market-level factors where applicable, the actual amount of revenue could be materially more or less than our estimates. In the United States, the data provided to the Centers for Medicare & Medicaid Services (“CMS”) to determine the risk score are subject to audit by CMS even several years after the annual settlements occur. If the risk adjustment data we submit are found to overstate the health status of our members, we may be required to refund payments previously received by us and/or be subject to penalties or sanctions, including potential liability under the federal False Claims Act (“FCA”), which can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. In addition to paybacks and civil penalties reducing our revenue in the year that repayment or settlement is required, Medicare and Medicaid programs represent a large portion of our revenue in the United States and exclusion from future participation in these programs would significantly reduce our revenue for years to come. Further, if the data we provide to CMS understates the health risk of our members, we might be underpaid for the care that we must provide to our members. Consequently, our estimate of our health plans’ risk scores for any period, and any resulting change in our accrual of revenues related thereto, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Some revenue risk is transferred via stop-loss policies insuring against catastrophic claims that cover most of our value-

based care arrangements. Similar risks apply in the U.K., including England. Gain/loss sharing with the NHS is predicated on data which is extracted and controlled by the NHS. While provisions are made to access and review this data it may not be possible to effectively challenge this.
The billing and collection process in the United States can be complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payer issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our members, together with the changes in member coverage that occur each month, requires complex, resource- intensive processes. While we manage the overall processing of some claims, we rely on third-party billing provider software to transmit the actual claims to payers based on the specific payer billing format. The potential therefore exists for us to experience delays or errors in claims processing when third-party providers make changes to their configurations and/or invoicing systems. If claims are not submitted to payers on a timely basis or are erroneously submitted, or if we are required to switch to a different software provider to handle claim submissions, we may experience delays in our ability to process these claims and receipt of payments from payers, or possibly denial of claims for lack of timely submission, which would have an adverse effect on our revenue and our business. Errors in determining the correct coordination of benefits may result in refunds to payers. Revenues associated with these medical care programs are also subject to estimating risk related to the amounts not paid by the primary payer that will ultimately be collectible from other payers paying secondary coverage, the member’s commercial health plan secondary coverage or the member. Collections, refunds and payer retractions typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, financial condition, results of operations and cash flows.
We may be required to delay recognition of some of our revenue, which may harm our financial results in any given period.
We may be required to delay recognition of revenue for a significant period of time if, in relation to any agreement we enter into:

•	the transaction involves both current products and products that are under development;

•	the customer requires significant modifications, configurations, or complex interfaces that could delay delivery or acceptance of our solution;

•	we are unable to demonstrate adequate control of the care management services being provided to our customers due to regulatory requirements or other contractual provisions;

•	the transaction involves acceptance criteria or other terms that may delay revenue recognition; or

•	the transaction involves payment terms that depend upon contingencies.
Because of these factors and other specific revenue recognition requirements under IFRS, we must have very precise terms in our contracts to begin recognizing revenue at the time when we initially provide access to our platform or provide care management services to our customers. Although we strive to enter into agreements that meet the criteria under IFRS for current revenue recognition on delivered performance obligations, our agreements are often subject to negotiation and revisions based on the demands of our customers. The final terms of our agreements sometimes result in deferred revenue recognition or an inability to recognize revenue on a gross basis, which may adversely affect our financial results in any given period.
Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.
The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of our sales cycle. The sales cycle for our solution from initial contact with a potential customer to enrollment launch varies widely by customer, ranging from less than one month to over a year. Some of our customers, especially in the case of our large customers and government entities, undertake a significant and prolonged evaluation process, including to determine whether our solutions meet their unique healthcare needs, which frequently involves evaluation of not only our solution but also of other available solutions, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our customers about the ease of use, technical capabilities and potential benefits of our solution. Once a customer enters into an agreement with us, we then explain the benefits of our solutions again to eligible employees to encourage them to sign up as a member. During the sales cycle, we invest significant human resources and we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. For example, there may be unexpected delays in a customer’s internal procurement processes, particularly for some of our larger customers and government entities for which our products represent a very small percentage of their total procurement activity. There are many other factors specific to customers that contribute to the timing of their purchases and the variability of our revenue recognition, including the strategic importance of a particular project to a customer, budgetary constraints, funding authorization, and changes in their personnel. In addition, the significance and timing of our product enhancements, and the introduction of new products by our competitors, may also affect our customers’ purchases. Even if a customer decides to purchase our solutions, there are many factors affecting the timing of our recognition of revenue, which makes our revenue difficult to forecast. For example, once a customer enters into an agreement with us, we work with them to identify the eligible population and then launch an enrollment process. Time from signing to launch typically takes an average of at least three to six months. We do not receive any payment from our customers until members enroll and begin using our solution, which could be months following signing a subscription agreement for our solution. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed or the period in which revenue from a sale will be recognized.
It is possible that in the future we may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories and market additional solutions and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our revenue could be lower than expected and it could have a material adverse effect on our business, financial condition and results of operations.
Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties or repayment obligations.
The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor (“RAF”), scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled to receive for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Additionally, CMS and the Office of Inspector General (“OIG”) for the U.S. Department of Health and Human Service (“HHS”) each audit Medicare Advantage (“MA”), plans for documentation to support
RAF-related
payments for members chosen at random. The MA plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS, OIG, or plan audit. There is a possibility that a MA plan may seek repayment from us should CMS make any payment adjustments to the MA plan as a result of its or OIG’s audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA that currently range from $11,665 to $23,331 (but which may be adjusted in the future for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. On June 19, 2020, the U.S. Department of Justice issued a final rule announcing adjustments to FCA penalties (statutorily limited to between $5,000 and $10,000, as adjusted for inflation), under which the per claim range increases to a range from $11,665 to $23,331 per claim, so long as the underlying conduct occurred after November 2, 2015.
CMS has indicated that payment adjustments from its Risk Adjustment Data Validation audits will not be limited to RAF scores for the specific MA enrollees for which errors are found but may also be extrapolated to the entire MA plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.
There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or OIG or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.
If reimbursement rates paid by third-party payers or federal or state healthcare programs are reduced or if third-party payers or government payers otherwise restrain our ability to obtain or provide services to our members, our business could be harmed.
Private third-party payers and government healthcare programs pay for the services that we provide to many of our members. If any commercial third-party payers reduce their reimbursement rates or elect not to cover some or all of our services, our business may be harmed. Third-party payers also are entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential members.
Private third-party payers often use plan structures, such as narrow networks or tiered networks, to encourage or require their members to lower their costs. Private third-party payers generally attempt to limit their members’ use of out-of-network
providers by imposing higher copayment and/or deductible amounts for out-of-network
care than for
in-network
care. Additionally, private third-party payers have become increasingly aggressive in attempting to minimize the use of out-of-network
providers by disregarding the assignment of payment from members to out-of-network
providers (i.e., sending payments directly to members instead of to out-of-network
providers), capping
out-of-network
benefits payable to members, waiving
out-of-pocket
payment amounts and initiating litigation against
out-of-network
providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If we become out of network for private third-party payers, our business could be harmed, and our member service revenue could be reduced because members could stop using our services.
In addition, a portion of our revenue comes from services provided to beneficiaries of federal, state and local government healthcare programs, principally Medicare and Medicaid beneficiaries.
Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and federal and state funding restrictions, each of which could increase or decrease program payments, as well as affect the cost of providing service to members and the timing of payments to our physician-owned networks. We are unable to predict the effect of recent and future policy changes on our operations. In addition, the uncertainty and fiscal pressures placed upon federal and state governments as a result of, among other things, deterioration in general economic conditions and the funding
COVID-19
relief legislation, may affect the availability of taxpayer funds for Medicare and Medicaid programs. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely impact our business and results of operations.
As federal healthcare expenditures continue to increase, and state governments continue to face budgetary shortfalls, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. These changes include reductions in reimbursement levels and to new or modified demonstration projects authorized pursuant to Medicaid waivers. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers.
In addition, in the U.K. (including England), primary medical services delivered under general medical services contracts are paid for in accordance with the General Medical Services Statement of Financial Entitlements, which is subject to change over time. While we consider it unlikely that the amount paid will decrease overall, as it is subject to negotiation with general practitioner representative bodies, there is nonetheless a risk that reimbursement of property costs for primary care service delivery may decrease or cease over time. We currently do not receive reimbursement of property costs related to Babylon GP at Hand services, our primary medical services platform in the United Kingdom; however, work is ongoing to establish whether this is possible.
The market for telemedicine is immature and volatile, and if it does not develop, if it develops more slowly than we expect, if it encounters negative publicity or if our solutions do not drive member engagement, the growth of our business will be harmed.
The telemedicine market is relatively new and unproven, and it is uncertain whether it will achieve and sustain high levels of demand, consumer acceptance and market adoption. The
COVID-19
pandemic increased acceptance and utilization of telemedicine services, but it is uncertain whether such increase in demand will continue. Our success will depend to a substantial extent on the willingness of our members to use, and to increase the frequency and extent of their utilization of, our solution, as well as on our ability to demonstrate the value of telemedicine to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning our solution, other participants in the telemedicine market, or the telemedicine market as a whole could limit market acceptance of our solution. If our customers and members do not perceive the benefits of our telemedicine solution, or if our telemedicine solution does not drive member engagement, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telemedicine could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.
If we are not able to develop and release new solutions and services, or successful enhancements, new features and modifications to our existing solutions and services, our business could be adversely affected.
Our products are based on novel technologies that are rapidly evolving. Our algorithms and other technologies depend on our ability to continue to build a substantial repository of health-related data and validate additional product designs. Given the rapidly evolving changing nature of our products, there is no guarantee that we have fully understood all the implications of using such technologies alongside the traditional delivery of healthcare. In addition, we must execute on our strategy to build a significant repository of health-related data to support the robustness and accuracy of our technologies and allow us to develop additional artificial intelligence- enabled applications. We believe that access to contemporary and historical member data, combined with the ability to analytically and clinically validate study results in a quality-controlled framework, provides us with a robust, reproducible method for product development. Moreover, the depth, specificity and quality of data are of paramount importance to further developing novel solutions that can demonstrate clinical utility across a range of practice specialties and member demographics. These features are also central to our product strategy of demonstrating both short- and long-term impact on member outcomes and health economics. If we are unable to continue to build our data repository, we may not be able to keep pace with rapidly evolving technology and improve the capabilities and utility of our products, and our business could be harmed.
The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our solution and could necessitate changes or modifications to our solution to accommodate such changes. For example, the European Commission’ recently announced proposal for a European Union (“EU”) Regulation on Artificial Intelligence (which would have extraterritorial effect outside of the EU), could lead to enhanced requirements as to the accuracy, robustness and security of so-called
“high risk” AI systems used in healthcare settings. We invest substantial resources in researching and developing new solutions and enhancing our solutions by incorporating additional features, improving functionality, and adding other improvements to meet our customers’ and members’ evolving demands. The success of any enhancements or improvements to our solutions or any new solutions depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our solutions and third-party partners’ technologies, effective and compliant localization for jurisdictions in which we operate and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our solutions or any new solutions that respond to continued changes in market demands or new customer requirements. Further, any enhancements or improvements to our solutions or any new solutions may not achieve market acceptance. Since developing our solutions is complex, the timetable for the release of new solutions and enhancements to existing solutions is difficult to predict, and we may not offer new solutions and updates as rapidly as our customers require or expect. Any new solutions that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new solutions, we may experience a decline in revenue of our existing solutions that is not offset by revenue from the new solutions. For example, customers may delay making purchases of new solutions to permit them to make a more thorough evaluation of these solutions or until industry and marketplace reviews become widely available. Some customers may hesitate to migrate to a new solution due to concerns regarding the performance of the new solution. In addition, we may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.
The introduction of new products and solutions by competitors or the development of entirely new technologies within the digital health market which could serve to replace existing offerings could make our solutions obsolete or adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, design or marketing that could delay or prevent our development, introduction or implementation of additional features or capabilities. In addition, there may be other delays or barriers to introducing new products or features relating to regulation. If customers and members do not widely purchase and adopt our solutions, we may not be able to realize a return on our investment. If we do not accurately anticipate customer and member demand, if we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, we may encounter adverse publicity, loss of revenue or market acceptance or claims by customers or members brought against us. Each of these possible effects could have a material and adverse effect on our reputation, business, financial condition and results of operations.
We expect to continue to dedicate significant financial and other resources to our research and development efforts in order to continuously evolve the development of our products and maintain our competitive position.

As a result, our business is significantly dependent on our ability to successfully complete the development of our next generation products. Investing in research and development personnel, developing new products and enhancing existing products is expensive and time consuming, and there is no assurance that such activities will result in successful development of our products, significant new marketable products or enhancements to our products, design improvements, cost savings, revenues or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.
Our proprietary solutions may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.
The development of proprietary technology is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we discover additional problems or design defects that prevent our proprietary solutions from operating properly. If our solutions do not function reliably, malfunction, or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us or attempt to terminate their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers.
The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the solution has been used by our members. Any real or perceived errors, failures, bugs or other vulnerabilities discovered in our solution could result in negative publicity and damage to our reputation. It could also result in loss of customers, loss of members, loss of or delay in market acceptance of our platform, loss of competitive position, loss of revenue or liability for damages, overpayments and/or underpayments, any of which could harm our enrollment rates. In such an event, we may be required or may choose to expend additional resources in order to help correct the problem. Such efforts could be costly, or ultimately unsuccessful. Even if we are successful at remediating issues, we may experience irreversible damage to our reputation and brand. There can be no assurance that provisions typically included in our agreements with customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. Even if unsuccessful, a claim brought against us by any customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand.
If our products do not effectively interoperate with our customers’ existing and future infrastructures, installations could be delayed or cancelled, which would harm our business.
Our products must effectively interoperate with our customers’ existing or future IT or application infrastructures, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors and contain multiple generations of products that have been added over time. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure or problematic network configurations or settings, we may have to modify our software so that our products can interoperate with our customers’ infrastructure and business processes. In addition, to stay competitive within certain markets, we may be required to make software modifications in future releases to comply with new statutory or regulatory requirements. Further, in order to move into new markets and serve new customers globally, we may be required to modify our existing software in order to comply with existing statutory or regulatory regimes that exist in those markets. These issues could result in additional time and expenditure to modify our offering, longer sales cycles for our products and order cancellations, all of which would adversely affect our business, financial condition and results of operations.
Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.
Our relatively limited operating history makes it difficult to evaluate our current business and prospects and plan for our future growth. All of our growth has occurred in recent years. Babylon Holdings was formed in

2013, in 2014 became the first large-scale provider to be registered with the Care Quality Commission (“CQC”), the independent regulator of health and social care in England, and in 2015 began providing clinical services through our virtual care platform offering diagnosis, advice and treatments via medical professionals to members on a remote basis. We first provided NHS services using the Babylon GP at Hand risk-based model in the United Kingdom in 2017, and we entered into our first value-based care agreements with health plans in the United States in 2020. As such, we have limited experience providing services and managing contracts centered around a value-based care model, especially in the United States.
We have encountered, and will continue to encounter, significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries. These include determining appropriate investments of our limited resources, market adoption of our existing and future solutions, competition from other companies, acquiring and retaining customers, managing customer deployments, overseeing member enrollment, hiring, integrating, training and retaining skilled personnel, developing new solutions, determining prices for our solutions, unforeseen expenses, and challenges in forecasting accuracy. If we have difficulty launching new solutions or increasing member enrollment, our revenue and our ability to achieve and sustain profitability would be impaired. Additional risks include our ability to effectively manage growth and process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security globally. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to grow effectively.
Our success depends in large part on our ability to attract and retain high-quality management in sales, services, engineering, marketing, operations, finance and support functions, especially in the London metropolitan area and in the United States, including in the Bay Area, where we recently expanded our operations. For year ended December 31, 2020, we increased our global headcount of all employment types to 2,089 employees and 1,678 full time employees globally. As of October 29, 2021, our global headcounts of all employment types and full time employees were 2,224 and 1,481 employees, respectively. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key executive officers and other employees and a discretionary bonus scheme for the general employee population. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.
The technology industry generally experiences a significant rate of turnover of its workforce. There is a limited pool of individuals who have the skills and training needed to help us grow our company. As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources, particularly for engineers, is intense. We may need to invest significant amounts of cash and equity to attract and retain new and existing employees and we may never realize returns on these investments. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for those key employees, could seriously harm our business. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value or the vested shares of our capital stock they own or vested shares of our capital stock underlying their equity incentive awards have significantly appreciated.

In addition, our future depends on the continued contributions of our senior management team and other key personnel, each of whom would be difficult to replace. In particular, Dr. Ali Parsadoust, our Founder and Chief Executive Officer, is critical to our future vision and strategic direction. We rely on our leadership team in the areas of operations, research and development, marketing, sales, and general and administrative functions. Although we have entered into employment agreements or offer letters with our key employees, these agreements have no specific duration and constitute at-will
employment, and we do not maintain key person life insurance for some of our key employees. We are only entitled to one or three months’ prior notice if Dr. Ali Parsadoust or Charlie Steel, our Chief Financial Officer, respectively, intend to terminate their employment with us and two to four weeks’ prior notice if any of our other senior executives intend to terminate their respective employment with us. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fail to work together effectively and to execute our plans and strategies on a timely basis, our business, financial condition and results of operations could be harmed. Further, if our Founder were to terminate his employment or be terminated for cause, he would retain voting control of our company following his separation.
While we do include post-termination restrictions in our standard employment contracts and cross-train employees where possible to maintain operational knowledge and experience, if any of our senior management team or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how
and staff members to them. In addition, if any of our sales executives or other sales personnel, who generally maintain close relationships with our customers, joins a competitor or forms a competing company, we may lose customers to that company, and our revenue may be materially adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, business practices or procedures by such personnel. Any non-competition,
non-solicitation
or
non-disclosure
agreements we have with our senior executives or key employees might not provide effective protection to us in light of legal uncertainties associated with the enforceability of such agreements.
Our profitability and the cost of providing our services are affected by our utilization rates of our employees in our various locations. If we are not able to maintain appropriate utilization rates for our employees involved in the delivery of our services, our profit margin and our profitability may suffer. Our utilization rates are affected by a number of factors, including:

•	our ability to promptly transition our employees from completed projects to new assignments and to hire and integrate new employees;

•	our ability to forecast demand for our services and thereby maintain an appropriate number of employees in each of our delivery locations;

•	our ability to deploy employees with appropriate skills and seniority to projects;

•	our ability to manage the attrition of our employees; and

•	our need to devote time and resources to training, professional development and other activities that cannot be billed to our customers.
Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient employees to satisfy demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or customers. Further, to the extent that we lack sufficient employees with lower levels of seniority and daily or hourly rates, we may be required to deploy more senior employees with higher rates on projects without the ability to pass such higher rates along to our customers, which could adversely affect our profit margin and profitability.
Our quarterly results may fluctuate significantly, which could adversely impact the value of our ordinary shares.
Our quarterly results of operations, including our revenue, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period
comparisons of our results of operations may not be meaningful.

Accordingly, our quarterly results may not fully reflect the underlying performance of our business and should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, the following:

•	the addition or loss of customers;

•	customer renewal rates and the timing and terms of customer renewals;

•	changes in our sales and implementation cycles, especially in the case of our large customers;

•	changes in our pricing or fee policies or those of our competitors;

•	the timing of recognition of revenue;

•	our ability to successfully expand our business, whether domestically or internationally, and to introduce new services and solutions;

•
the amount and timing of operating expenses, including those related to the maintenance and expansion of our business, operations and infrastructure, including upfront capital expenditures and other costs related to expanding in existing markets or entering new markets, as well as providing administrative and operational services to our physician owned entity partners;

•	network or service outages, internet disruptions, the availability of our platforms, security breaches or perceived security breaches;

•	our ability to effectively manage the size and composition of our network of healthcare professionals relative to the level of demand for services from our customers’ members and patients;

•	changes in our business strategies and pricing policies (or those of our competitors);

•
the timing and success of our entry into new markets or introductions of new or enhanced platforms or solutions by us or our competitors, including disruptive technology, or any other change in the competitive dynamics of our industry, including consolidation or new entrants among competitors, market participants or strategic alliances;

•
new, or changes to existing, regulations that limit or affect our platforms, solutions and technologies or which increase our regulatory compliance costs, including with respect to privacy or data protection;

•
the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or enforcement by government regulators, including fines, orders or consent decrees, or of future litigation;

•	general economic, political, social, industry and market conditions;

•	duration and severity of pandemics, epidemics, contageious diseases, flu and the like; and

•	the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill from acquired companies.
Most of our revenue in any given quarter is derived from contracts entered into with our customers during previous quarters. Consequently, a decline in new or renewed contracts in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our solution, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our licensing model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the contract. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations. Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our ordinary shares.

Our business, financial condition and results of operations may be materially adversely affected by risks associated with our international operations.
We have employees located in the United States, United Kingdom, Singapore and Rwanda. Our platform is available in the United States, United Kingdom, Africa, 11 territories in Southeast Asia, Canada, and Saudi Arabia. We may further expand our international operations in the future. We have invested significant resources in our international operations and expect to continue to do so in the future. An important part of targeting international markets is increasing our brand awareness and establishing relationships with customers internationally. However, there are certain risks inherent in doing business in international markets, particularly in the healthcare industry, which is heavily regulated in many jurisdictions. These risks include:

•
local economic, political and social conditions, including the possibility of economic slowdowns, hyperinflationary conditions, political instability, social unrest or outbreaks of pandemic or contagious diseases, such as Ebola, Zika, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine flu), the disease caused by the
SARS-CoV-2
novel coronavirus
(COVID-19),
and Middle East Respiratory Syndrome (MERS);

•
multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	obtaining regulatory approvals or clearances where required for the sale of our solution and services in various countries;

•	requirements to maintain data and the processing of that data on servers located within the United States or in other such countries we may operate in;

•	protecting and enforcing our intellectual property rights;

•	complexities associated with managing multiple payer reimbursement regimes and government payers;

•	competition from companies with significant market share in our market, with greater resources than we have and with a better understanding of user preferences;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services and exposure to foreign currency exchange rate fluctuations;

•	the inability to manage and coordinate the various legal and regulatory requirements of multiple jurisdictions that are constantly evolving and subject to change;

•	actual or threatened trade war, including between the United States and China, or other governmental action related to tariffs, international trade agreements or trade policies;

•	currency exchange rate fluctuations, changes in currency policies or practices and restrictions on currency conversion;

•	limitations or restrictions on the repatriation or other transfer of funds;

•	the inability to enforce agreements, collect payments or seek recourse under or comply with differing commercial laws;

•	natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade, and other market restrictions; and

•
managing the potential conflicts between locally accepted business practices and our obligations to comply with laws and regulations, including anti-corruption and anti-money laundering laws and regulations.

Entry into certain transactions with foreign entities may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity was subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.
Our overall success and ability to continue to expand our business depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected or increased costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected. In certain regions, the degree of these risks may be higher due to more volatile economic, political or social conditions, less developed and predictable legal and regulatory regimes and increased potential for various types of adverse governmental action. Our ability to continue to expand our business and to attract talented employees, customers and members in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business. Entering new international markets is expensive, our ability to successfully gain market acceptance or establish a robust customer base in any particular market is uncertain. Further, the potential distraction this could cause our senior management team could lead to other areas of our operations being neglected and harm our business, financial condition and results of operations.
Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business and operating results.
In recent years, the United States, the United Kingdom and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, including as a result of the
COVID-19
pandemic. Economic uncertainty, political uncertainty, including as a result of the United Kingdom’s departure from the European Union, or Brexit, and the associated macroeconomic and employment conditions and national and local government responses thereto make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our solution, which could delay and lengthen sales cycles. In connection with Brexit, changes to health legislation have been proposed. While we believe that many of the proposed changes are likely to have taken place regardless of Brexit, some changes, including to procurement law, may be impacted more widely than otherwise. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts or bad debts and our results of operations could be negatively impacted. In particular, legal, political and economic uncertainty surrounding Brexit may be a source of instability in international markets, create significant currency fluctuations, adversely affect our operations in the United Kingdom and pose additional risks to our business, revenue, financial conditions, and results of operations. Additionally, changes to health legislation are proposed and, while much of this is likely to have taken place regardless of Brexit, some changes, including to procurement law, may be impacted more widely than otherwise.
Furthermore, we have customers in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on healthcare matters. In addition, our customers may delay or cancel healthcare projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of our solution are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general healthcare spending. Also, competitors, especially those who have more significant resources or additional sector offerings than we do, may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
In response to the
COVID-19
pandemic, the United States Congress, CMS and other federal agencies with oversight of care delivery requirements made several changes in the manner in which Medicare will pay for telemedicine visits, many of which relax previous requirements, including site requirements for both the providers and members, telemedicine modality requirements and others. State laws and regulations applicable to telemedicine, particularly licensure requirements, also were relaxed in many jurisdictions as a result of the
COVID-19
pandemic. These relaxed regulations have allowed us to continue operating our business and delivering care to our members predominantly through telemedicine modalities. Nearly all of the Federal measures will expire at the end of the public health emergency declaration, which the Biden administration has indicated will last through the end of 2021. Many state law and regulatory changes have already expired while others have continued. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the
COVID-19
pandemic, although there have been a number of state law and regulatory changes over the past year that clarify requirements or remove impediments. If regulations change to restrict our ability to or prohibit us from delivering care or receiving reimbursement for care delivered through telemedicine modalities, our financial condition and results of operations may be adversely affected. In England, reports of pressures in primary services began to emerge during the
COVID-19
pandemic. Following a period of cessation of some services in the NHS and a restart, there is likely to be additional demand for NHS services caused by delayed appointments, delayed presentations, investigations. This could result in an increased demand for U.K.
non-NHS
services, which could result in Babylon GP at Hand experiencing cost pressures.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and results of operations could be materially adversely affected.
Failure to adequately expand our direct sales force will impede our growth.
We believe that our future growth will depend on the continued development of our direct sales force and its ability to obtain new customers and to manage our existing customer base. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take some time from the initial date of hire before a new sales representative is fully trained and productive. Additionally, if we cannot retain members of our direct sales force then this will impact our business adversely, given we will lose trained members and have to spend a corresponding amount of time on hiring and training replacements. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain sufficient numbers of productive direct sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, sales of our services will suffer and our growth will be impeded.
We may make investments into or acquire other companies or technologies, which could divert our management’s attention, result in dilution to our shareholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition and results of operations.
We made investments in Health Innovators Inc. (d/b/a DayToDay) (“DayToDay”) in 2019 and Higi in 2020, and our affiliates acquired the assets of First Choice Medical Group in 2020 and the entire issued share capital of the Meritage Medical Network in 2021. In the future, we may seek to acquire or invest in businesses, applications, services, or technologies that we believe could complement or expand our existing and future offerings, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience in acquiring other businesses and may have difficulty integrating acquired businesses or assets, or otherwise realizing any of the anticipated benefits of acquisitions. If we acquire additional businesses, we may not be able to integrate the acquired operations and technologies successfully, or effectively manage the combined business following the acquisition. Integration may prove to be difficult due to the necessity of integrating personnel with disparate business backgrounds, different geographical locations and who may be accustomed to different corporate cultures.
We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:

•	inability to integrate or benefit from acquired technologies or services in a profitable manner;

•	unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

•	difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

•	difficulty converting the customers of the acquired business into our current and future offerings and contract terms, including disparities in the revenue model of the acquired company;

•	diversion of management’s attention or resources from other business concerns;

•	adverse effects on our existing business relationships with customers, members, or strategic partners as a result of the acquisition;

•	complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations;

•	the potential loss of key employees;

•	acquisition targets not having as robust internal controls over financial reporting as would be expected of a public company;

•
us becoming subject to new regulations as a result of an acquisition, including if we acquire a business serving customers in a regulated industry or acquire a business with customers or operations in a country in which we do not already operate;

•	possible cash flow interruption or loss of revenue as a result of transitional matters; and

•	use of substantial portions of our available cash to consummate the acquisition.
We may issue equity securities or incur indebtedness to pay for any such acquisition or investment, and make equity awards under our stock incentive plans to attract retain, compensate and incentivize employees of businesses that we acquire, which could adversely affect our business, financial condition or results of operations. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our ordinary shares to decline.
In addition, a significant portion of the purchase price of any companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.
We may enter into collaborations,
in-licensing
arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.
In the ordinary course of our business, we may enter into collaborations, in-licensing
arrangements, joint ventures, strategic alliances, partnerships or other arrangements to provide our services develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing
arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products or services that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, while as a matter of good practice, we prioritize commercially appropriate ownership and licensing of intellectual property rights, contractual negotiations may result in us not owning, or jointly owning with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.
Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self- interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products or services resulting from such transaction or arrangement or may need to purchase such rights at a premium. Additionally, as would be standard for collaborations of such nature, we may have indemnity obligations in respect of, amongst other things, intellectual property and data privacy obligations, which, if triggered, could adversely affect our business, financial condition or results of operations.
We are currently party to, and may enter into future,
in-bound
intellectual property license agreements. We may not be able to fully protect the intellectual property licensed to us or maintain those licenses. Our licensors may retain the right to prosecute, enforce and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to enforce the licensed intellectual property against other companies or may pursue such litigation less aggressively than we would. In addition, such licenses may only provide us with non-exclusive
rights, which could allow other third parties, including our competitors, to utilize the licensed intellectual property rights. Further, our in-bound
license agreements may impose various diligence, commercialization, payment or other obligations on us. Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our freedom to operation or our competitive business position and harm our business prospects.
Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.
We use open source software in connection with our existing and future offerings. Some of these licenses may contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we have a policy on how open source software may be used in our offering, and we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated into our proprietary software open source software subject to such unfavorable license terms, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer
our technology, discontinue sales in the event
re-engineering
cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.
Our business could be disrupted by catastrophic events and
man-made
problems, such as power disruptions, data security breaches and incidents, and terrorism.
Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, war, terrorist attack, or incident of mass violence, which could result in lengthy interruptions in access to our platform. Acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers and members would be impaired or we could lose critical data. If we are unable to successfully execute on our disaster recovery and business continuity plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.
We have implemented a business continuity and disaster recovery program designed to effectively manage business interruption and continually evolving. Specifically, our architecture is designed in availability zones to enable continuity when one or more zones is disrupted by moving traffic in the event of a problem, and the ability to recover in a short period of time. However, should our disaster recovery program fail to effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe, our business and results of operations may be harmed.
We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.
A pandemic, epidemic or outbreak of an infectious disease in the United States, the United Kingdom or worldwide, including the outbreak of new variants or waves coronavirus disease,
COVID-19,
could adversely affect our business.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, the United Kingdom or worldwide, our business may be adversely affected. The severity, magnitude and duration of the current
COVID-19
pandemic is uncertain and rapidly changing. As of the date of this prospectus, the extent to which the
COVID-19
pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the
COVID-19
pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
Adverse market conditions resulting from the spread of
COVID-19,
including new variants or waves, could materially adversely affect our business and the value of our ordinary shares. Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose,
“shelter-in-place”
orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of
COVID-19.
Such orders or restrictions have resulted in largely remote

operations at our headquarters and centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of our front-line outreach teams to host and attend community events, among other effects, thereby significantly and negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the
COVID-19
pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of
COVID-19
and the actions to contain
COVID-19
or treat its impact, including availability, acceptance and efficacy of vaccines and boosters among others. In addition, the
COVID-19
virus disproportionately impacts older adults, which describes many of our members.
It is not currently possible to reliably project the direct impact of
COVID-19
on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in our service areas as well as societal and governmental responses. Members may continue to be reluctant to seek necessary care given the risks of the
COVID-19
pandemic. This could have the effect of deterring healthcare costs that we will need to incur to later periods and may also affect the health of members who defer treatment, which may cause our costs to increase in the future. Further, as a result of the
COVID-19
pandemic, we may experience slowed growth or a decline in new member demand. We also may experience increased internal and third-party medical costs as we provide care for members suffering from
COVID-19.
This increase in costs may be significant given the number of our members who are under capitation agreements. There is also a risk that, as restrictions stemming from the
COVID-19
pandemic are rolled back, our medical expenses may increase in the near-to-medium
term as individuals who may have delayed getting routine medical treatment during the
COVID-19
pandemic begin making appointments to do so. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.
During 2020, we temporarily closed all of our corporate offices, and enabled our entire corporate work force to work remotely, the majority of which still does. We also made operational changes to the staffing and operations of our centers to minimize potential exposure to
COVID-19.
We have also implemented travel restrictions for
non-essential
business. If the
COVID-19
pandemic worsens, especially in regions where we have offices or centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by any global authorities where we operate or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity, or customer retention, any of which could harm our financial condition and business operations.
Due to the
COVID-19
pandemic, we may not be able to document the health conditions of our members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payers with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person
visit with a member. As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with members. However, given the disruption caused by
COVID-19,
it is unclear whether we will be able to document the health conditions of our members as comprehensively as we did in prior years, which may adversely impact our revenue in future periods.

Also, under the CARES Act, the U.S. Department of Health and Human Services distributed Medicare Grants to healthcare providers to offset the impacts of the
COVID-19
pandemic related expenses and lost revenues, also known as the Provider Relief Funds. Grants received are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to the
COVID-19
pandemic and will reimburse only for health care related expenses or lost revenues that are attributable to the
COVID-19
pandemic. Recipients are not required to repay these funds, provided that they attest to and comply with certain terms and conditions, including not using the funds to reimburse expenses or losses that other sources are obligated to reimburse. We will continue to monitor our compliance with the terms and conditions of the Provider Relief Funds, including demonstrating that the distributions received have been used for healthcare-related expenses or lost revenue attributable to the
COVID-19
pandemic. If we are unable to attest to or comply with current or future terms and conditions our ability to retain some or all of the distributions received may be impacted.
The
COVID-19
pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the
COVID-19
pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our customers’ and vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.
Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the
COVID-19
pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.
The extent and continued impact of the
COVID-19
pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our customers and our sales cycles; the impact on customer, industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the
COVID-19
pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “
Risk Factors
” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to expand our operations.
Foreign currency exchange rate fluctuations and restrictions on the repatriation of cash could adversely affect our results of operations, financial position and cash flows.
Our business is exposed to fluctuations in exchange rates. Although our reporting currency is the U.S. dollar, we operate in different geographical areas and transact in a range of currencies in addition to the U.S. dollar, such as pound sterling. As a result, movements in exchange rates may cause our revenue and expenses to fluctuate, impacting our profitability, financial position and cash flows. Future business operations and opportunities, including any continued expansion of our business outside the United States, may further increase the risk that cash flows resulting from these activities may be adversely affected by changes in currency exchange rates. In the event we are unable to offset these risks, there may be a material adverse impact on our business and operations. In appropriate circumstances where we are unable to naturally offset our exposure to these currency risks, we may enter into derivative transactions to reduce such exposures. Even where we implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Nevertheless, exchange rate fluctuations may either increase or decrease our revenues and expenses as reported in U.S. dollars. Moreover, foreign governments may restrict transfers of cash out of the country and control exchange rates. There can be no assurance that we are able to repatriate earnings generated, or cash held, by Babylon Holdings and its subsidiaries due to exchange control restrictions or the requirements to hold cash locally to meet regulatory solvency requirements. This could have a material adverse effect on our business, financial condition and results of operations.
Any failure to offer high-quality implementation, member enrollment and ongoing support may adversely affect our relationships with our customers, and in turn our business, results of operations and financial condition.
Though we assist with targeted marketing campaigns, we do not control our customers’ enrollment schedules. As a result, if our customers do not allocate the internal resources necessary for a successful enrollment for their population, or enrollment launch date is delayed, we could incur significant costs, our enrollment rate may decline, customers could become dissatisfied and decide not to increase utilization of our solution or not to implement our solution beyond an initial period prior to their term commitment. In addition, competitors with more efficient operating models and/or lower implementation costs could jeopardize our customer relationships.
In implementing and using our solutions, our members depend on our member support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for member support. We also may be unable to modify the nature, scope and delivery of our services or member support to compete with changes in solutions provided by our competitors. Increased member demand for support could increase costs and adversely affect our financial condition and results of operations. Our sales are highly dependent on our reputation and on positive recommendations from our existing members, and customers. Any failure to maintain high-quality member support, or a market perception that we do not maintain high- quality member support, could adversely affect our reputation, our ability to sell our solutions, and in turn our business, financial condition and results of operations.
We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products, services or enhance our existing products or services, enhance our operating infrastructure and acquire complementary businesses and technologies. In order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Risks Related to Government Regulation
In the United States, we conduct business in a heavily regulated industry, and if we fail to comply with these laws and government regulations, or if the rules and regulations change or the approach that regulators take in classifying our products and services under such regulations change, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

•
the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

•
the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration (i) in return for referring or to induce the referral of an individual for the furnishing, or arranging for the furnishing, of items or services paid for in whole or in part by any federal health care program, such as Medicare and Medicaid, and (ii) ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items, services, good, or facility paid for in whole or in part by any federal health care program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•
the federal False Claims Act that imposes civil liability on individuals or entities that, among other things, knowingly submit false or fraudulent claims for payment to the government, or knowingly make, or cause to be made, a false statement in order to have a false claim paid, or retain identified Medicare or Medicaid overpayments and allows for qui tam or whistleblower suits by private individuals on behalf of the government;

•	various federal healthcare-focused criminal laws that impose criminal liability for intentionally submitting false or fraudulent claims, or making false statements, to the government;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•
similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

•
state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•
state laws, regulations, interpretative guidance, and policies requiring certain modality and other actions to establish a provider-patient relationship, deliver care, or prescribe medications as part of a telehealth service;

•	state laws, regulations and policies relating to licensure and the practice of telehealth services across state lines;

•	state laws, regulations, interpretative guidance, and policies regarding the dispensing or delivery of medications and devices;

•
state laws, regulations, interpretative guidance, and policies regarding reporting requirements and patient consent, education, and follow-up
related to treatment, including treatment and education for certain specific topics, such as, contraception, HIV and other STIs and state reporting for HIV, STIs, and infectious diseases;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes penalties on healthcare providers who fail to disclose, or refund known overpayments;

•
federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

•
federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. We have implemented a compliance program to maintain compliance with these laws, however instances of non-compliance
may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. Medicare and Medicaid programs represent a large portion of our revenue in the United States and exclusion from future participation in these programs would significantly reduce our revenue for years to come. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.
To enforce compliance with the federal laws, the U.S. Department of Justice and the OIG have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource- consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,665 to $23,331 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.
The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.
Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences.
In the United States, the Affordable Care Act (“ACA”) made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. Since the adoption of ACA, there have been an increased the number of individuals with
Medicaid and private insurance coverage, increasingly, reimbursement policies tie payment to quality, alternative payment methodologies, including the Medicare Shared Savings Program, have been adopted or piloted, enforcement of fraud and abuse laws have increased and utilized expanded powers adopted as a part of ACA and the use of information technology has been encouraged.
Although ACA has remained largely intact in the face of multiple challenges, Federal agencies, Congress, states and other regulatory bodies have the ability to impact the extent of the changes implemented by ACA. Accordingly, the full impact of ACA remains unknown, and we cannot predict future actions by Federal agencies, Congress, the states and other regulatory bodies may impact the changes implemented by ACA. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.
Evolving government regulations may result in increased costs or adversely affect our results of operations.
In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.
We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include:

•	rules governing the practice of medicine by physicians;

•	laws relating to licensure requirements for physicians and other licensed health professionals;

•	laws limiting the corporate practice of medicine and professional fee-splitting;

•	laws governing the issuances of prescriptions in an online setting;

•	cybersecurity and privacy laws;

•	laws and licensure requirements relating to telemedicine;

•
laws and regulatory requirements relating to artificial intelligence (which are likely to become more prominent across multiple jurisdictions in the coming years, following the European Commission’s recently announced proposal for an EU Regulation on Artificial Intelligence);

•
laws and regulatory requirements relating to medical devices including software as a medical device, under English law, EU law and the Federal Food, Drug, and Cosmetic Act and the U.S. Food & Drug Administration’s enforcement discretion relating to “device” regulatory requirements;

•
laws and regulations relating to the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers (e.g., the physician self-referral law or Anti-Kickback Statute);

•	laws and regulations related to the acceptance of risk for medical expenses; and

•
laws and rules relating to the distinction between independent contractors and employees. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

Changes in law or regulation in any jurisdiction in which we operate may lead to increased costs and/or resourcing requirements, delays, or may require product features to be modified or discontinued. As an example, the current up-classification
of many software as a medical device product in Europe as a result of the recently enforced Medical Device Regulation 2017/745 places a burden on manufacturers who
CE-mark
their products, including us.
Moreover, there is an increasing trend in the European Union, United Kingdom and United States towards regulation of AI and the protection of citizens from harm caused by AI, although no specific substantive legislation has been enacted to date.
European Union

•
On April 21, 2021, the European Commission published its proposal for an EU Regulation on AI (the “Draft Regulation”). The Draft Regulation is not current EU law. It will proceed through a detailed legislative process (which is expected to take several years) and, if enacted, will also provide for a transition period to enable affected parties to comply. As with previous EU legislation relating to technology (such as the GDPR), it is likely that the final text will be significantly different from the Draft Regulation.

•
The Draft Regulation applies to providers, users, importers and distributors of AI systems. It establishes a risk-based framework of requirements and enforcement mechanisms for various AI use-cases.
This includes “high-risk” AI systems, which (among other criteria) encompass products or components that are subject to Regulation (EU) 2017/745 on medical devices.

•	The Draft Regulation, if enacted, would have extra-territorial effect and would apply to:

○	providers (established within or outside the EU) that supply or put an AI system into service in the EU;

○	users of AI systems located within the EU; and

○	providers and users located outside the EU, if the output produced by the AI system is used in the EU.

•
Our mobile app (including our
AI-driven
digital health tools, Triage and Healthcheck) is currently available for download within the EU. We could be determined to be a provider, given that it develops the app and puts it onto the market.

•
If we were determined to be a provider of high-risk AI systems, our substantive obligations would include (among other measures) implementation of compliant risk-management and data governance systems, creation and maintenance of technical documentation, record-keeping requirements, detailed transparency obligations and post-market monitoring. Although we have many of these in place already, the specific requirements may vary. The Draft Regulation also requires high-risk AI systems to be
CE-
marked following a conformity assessment procedure. These measures could create additional costs (e.g. additional hires for product and compliance teams) and potential delays in the development and deployment of our
AI-based
products and services within the EU. If we fail to comply, we may be subject to fines or other penalties.

•
Certain obligations in the Draft Regulation apply to users of high-risk AI systems, which could include our commercial partners and licensees. A user is any entity or person under whose authority a provider’s AI system is operated (rather than a human end-user).
These obligations include ensuring input data is relevant for the intended purpose, monitoring the operation of the AI system and keeping logs generated by the system. As a result, we may be required to implement additional operational procedures and contractual protections (with potentially negative impacts on commercial partnership and licensing revenues) to enable our partners and licensees to comply with their own obligations when using our AI.

•	If we were not determined to be a provider of high-risk AI systems, we could still be required to adhere to certain transparency standards under the Draft Regulation.
United Kingdom

•
The Draft Regulation would not be part of UK law in light of Brexit. However, it would apply indirectly to parties in the UK through the extra-territorial effect detailed above (i.e.,
UK-based
providers/users would need to comply if supplying or using AI systems, or their output, within the EU). Our mobile app is currently available for download in the EU. On September 22, 2021, the UK government published a national AI strategy, setting out a ten-year
plan to invest in the UK’s AI ecosystem, transition the UK to an
AI-enabled
economy, and focus on national and international governance of AI technologies. Given the recent publication of this strategy, we are in the process of assessing its potential impact on our business.

United States

•
Policy and legislative developments in the United States over the past two years suggest a greater focus on the regulation of AI, with a particular emphasis on algorithmic accountability and mitigation of algorithmic bias/discrimination.

•
The Executive Order on Maintaining American Leadership in Artificial Intelligence (No. 13,859) (issued on February 11, 2019), included a guiding principle of “fostering public trust and confidence in AI technologies”. House Resolution 153 on Supporting the Development of Guidelines for Ethical Development of Artificial Intelligence (issued by the U.S. House of Representatives on February 27, 2019 but not yet adopted) sets out aims for the “safe, responsible and democratic development” of AI, through principles such as transparency, privacy, accountability, access, fairness and safety.

•
The most significant legislative development was the introduction in Congress of the bill for the federal Algorithmic Accountability Act on April 10, 2019 (the “Bill”), which would require independent impact assessments to be conducted on “high-risk automated decision systems” to assess their accuracy, fairness, bias, discrimination, privacy and security, where the relevant organization meets certain threshold criteria (based on revenue, volume of data held, or the sale/purchase of personal information). The Bill did not advance in 2019, but there are indications that it will be reintroduced in the U.S. Senate and the U.S. House of Representatives in 2021.

•
If enacted and if applicable to us, the Bill’s requirement to carry out detailed impact assessments could create additional costs (including additional hires for compliance teams) and delays in our engineering and product development processes. The Bill would also not prevent the introduction of further legislation at state level which might, if applicable, impose additional (potentially separate or overlapping) requirements on Babylon. An early example is the bill for the New Jersey Algorithmic Accountability Act (introduced on May 20, 2019), which is similar in scope and effect to the Bill and is still moving through the New Jersey legislative process.

In the jurisdictions in which we operate, even where we believe we are in compliance with all applicable laws, due to the uncertain regulatory environment, certain jurisdictions may determine that we are in violation of their laws. In the event that we must remedy such violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our customers, consumers or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.
Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, or their members and patients, which could have a material adverse effect on our business, financial condition and results of operations.
Changes to the regulatory environment and market for health insurance in the United States could affect the adoption of our products and services and our future revenue.
Our business interacts closely with the U.S. health insurance system, which is evolving and subject to a changing regulatory environment. Our future financial performance will depend in part on growth in the market for private health insurance, as well as our ability to adapt to regulatory developments.
Changes and developments in the health insurance system in the United States could reduce demand for our services and harm our business. For example, there has been an ongoing national debate relating to the health insurance system in the United States. Certain elected officials have introduced proposals to expand the Medicare program, ranging from proposals that would create a new single-payer national health insurance program for all United States residents, replacing virtually all other sources of public and private insurance, to more incremental approaches, such as lowering the age of eligibility for the Medicare program, expanding Medicare to a larger population, or creating a new public health insurance option that would compete with private insurers. Additionally, proposals to establish a single-payer or government-run
health care system at the state level have been introduced in some of our key states, such as New York and California. At the federal level, President Biden and Congress may consider other legislation and/or executive orders to change elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. On November 10, 2020, the U.S. Supreme Court heard oral arguments in this matter, and in June 2021, the Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, upholding the ACA. On January 28, 2021, President Biden issued an Executive Order that states it is the policy of his administration to protect and strengthen Medicaid and the ACA, and to make high-quality healthcare accessible and affordable to all Americans, and directs the Secretary of HHS to consider opening a special enrollment period for uninsured and under-insured Americans to seek individual market coverage through the federal health insurance marketplace. On the same day, in response to the President’s Executive Order, the Centers for Medicare & Medicaid Services (“CMS”), announced a special enrollment period from February 15, 2021 through May 15, 2021, which was extended to August 15, 2021 due to the coronavirus public health emergency, for uninsured and under- insured individuals and families to seek coverage through the federal health insurance marketplace. The Executive Order also directs federal agencies to examine agency actions to determine whether they are consistent with that the Administration’s commitment regarding the ACA, and begin rulemaking to suspend, revise, or rescind any inconsistent actions. Areas of focus include policies or practices that may reduce affordability of coverage, present unnecessary barriers to individuals and families attempting to access Medicare or ACA coverage, or undermine protections for people with preexisting conditions. We continue to evaluate the effect that the ACA and its possible modifications, repeal and replacement may have on our business.

There may also be changes on the state level that could adversely impact our business. For example, the California Department of Health Care Services (“DHCS”), is anticipated to begin the process of recontracting with
Medi-Cal
managed care plans in 2021. If the
Medi-Cal
managed care plans that we currently contract with change as a result of this DHCS request for proposal and procurement process, and we are unable to secure new contracts with the new
Medi-Cal
managed care plans, the demand in our services may decrease and harm our business.
Opposition in the United Kingdom to the involvement of private sector providers in the delivery of healthcare services could adversely affect our business.
Our business in England interacts closely with the NHS, including through our delivery of our Babylon GP at Hand offering. The involvement of independent sector providers in the NHS is a regularly discussed topic. Independent providers have long played a role in the delivery of services in the NHS. Whilst we are unaware that a central record of independent sector spend by the NHS is retained, critics claim that spend in this area has increased over time and undermines the NHS core values. In the recent past, both Labour and Conservative governments have used independent providers to increase patient choice and competition, as well as increasing capacity to provide services. In recent years, there have been large scale attempts to procure services from providers which have included independent sector providers which have received criticism and created delays. Tenders and contracts have been abandoned, and the debate on the “privatization of the NHS” has come from local stakeholders including patients, the public and physicians, as well as being a political topic. It is unlikely that the “privatization of the NHS” narrative will entirely subside. It will remain a risk to our business and it is likely that significant changes to the state of play of health in the United States may become part of the commentary in this debate.
In February 2021, the Department of Health and Social Care in England published a White Paper titled “Integration and Innovation: working together to improve health and social care for all”, or the NHS White Paper, which sets out proposals for health and care legislation. The NHS White Paper brings together proposals that build on recommendations from the NHS system and additional measures relating to the Secretary of State for Health’s powers over the system. The NHS White Paper is detailed with broad proposals including working together and integration; stripping out bureaucracy; enhancing public confidence and accountability; and additional proposals to support public health, social care, quality and safety. There is very little or no detail in the NHS White Paper regarding independent sector providers of health and care services in England. Notably, there is a proposal to remove the commissioning of NHS and public health services from the Public Contracts Regulations 2015, to be replaced by a bespoke Provider Selection Regime and a duty on commissioners (purchasers) of NHS services to act in the best interests of members. The procurement of non-clinical
services will remain subject to the procurement rules. The Provider Selection Regime, if implemented as proposed to date, may make it easier for decision makers not to award contracts through open, competitive procurement processes and that poorly performing services may remain unimproved. The mechanism for challenge is likely to be through judicial review. There appears, at this stage, to be a move to strengthen the “Any Qualified Provider” or “AQP” arrangements which may be beneficial to providers of health services. We continue to evaluate the impact of the NHS White Paper and its possible amendments to existing legislation and NHS guidance on our business.
In February 2021, the NHS Commissioning Board, an executive
non-departmental
public body sponsored by the Department of Health and Social Care, issued a consultation on proposals for the NHS Provider Selection Regime. The consultation has now closed, and further detail is awaited as regards the future of NHS clinical and public health service commissioning. In the meantime, there is uncertainty as pertains to the future of procurement legislation.
In addition, there is a risk that the NHS Commissioning Board could challenge how the Babylon GP at Hand contractual structure operates, or that the legislation regarding the persons eligible to enter into a general medical services contract could change such that the contractual structure does not comply with legislation. The Babylon

GP at Hand contractual structure is reliant on four individuals holding the general medical services contract in their individual capacity. While Babylon has broad control regarding two of these individuals, we are reliant on our working relationship with the other two. We believe that our operations are in line with other corporate entities delivering general medical services in England; however, any scrutiny, investigation, or litigation with regard to our arrangement could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to restructure our operations and arrangements to comply with applicable laws or we are required to restructure at a significant cost, or if we were subject to penalties or other adverse action.
We are subject to export and import control laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.
We and our products in many cases are subject to U.S. import and export controls and trade and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These laws prohibit the shipment or provision of certain products and solutions to certain countries, governments and persons targeted by U.S. sanctions. Exports of our products and services must be made in compliance with these laws and regulations when applicable. If in the future we are found to be in violation of U.S. sanctions or export control laws, it could result in civil and criminal penalties, including loss of export privileges and substantial fines for us and for the individuals working for us.
In addition, various countries regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solution or permit the use of our platform in those countries.
Changes in our solution, or future changes in export and import regulations, may prevent our members with international operations from deploying our platform globally or, in some cases, prevent the export or import of our solution to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our solution would likely adversely affect our business, financial condition and results of operations.
We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws. While we have mechanisms to identify high-risk individuals and entities before contracting with them, an instance of non-compliance
with all such applicable laws could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.
We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws and anti-money laundering laws. Failure to comply with these laws could subject us to penalties and other adverse consequences.
Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010 (the “Bribery Act”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute at 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws and anti-money laundering laws that apply in countries where we do business. The Bribery Act, the FCPA and these other anti-corruption laws generally prohibit us and our employees, agents, representatives, business partners, and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to recipients in the public or private sector in order to obtain or retain business or gain some other business advantage.
We sometimes leverage third parties to sell our products and conduct our business abroad. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We, our employees, agents, representatives, business partners our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize those activities. While we have mechanisms to identify high-risk individuals and entities before contracting with them, we operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations. We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions that violate applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with those laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions that violate our policies and applicable law, for which we may be ultimately held responsible. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
Any allegations or violation of the FCPA, the Bribery Act or other applicable anti-bribery and anti- corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Failure to comply with applicable transfer pricing and similar regulations could harm our business and financial results.
In many countries, including the United States and the United Kingdom, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned in each jurisdiction and are taxed accordingly. Although we believe that we are in substantial compliance with all applicable regulations and restrictions, we are subject to the risk that governmental authorities could audit our transfer pricing and related practices and assert that additional taxes are owed. In the event that the audits or assessments are concluded adversely to us, we may or may not be able to offset or mitigate the consolidated effect.
The enactment of legislation implementing changes in tax legislation or policies in different geographic jurisdictions including the United Kingdom and the United States could materially impact our business, financial condition and results of operations.
We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration (such as those related to the Organization for Economic
Co-Operation
and Development’s (“OECD”) Base Erosion and Profit Shifting, or BEPS, project, the European Commission’s state aid investigations and other initiatives); the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends, royalties and interest paid.
We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that we have expensed to date and paid or accrued on our balance sheets, and otherwise affect our financial position, future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax
returns to our shareholders and increase the complexity, burden and cost of tax compliance.
The applicability of value-added, sales, use, withholding and other tax laws or regulations on our business is uncertain. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solution and adversely impact our business.
The application of tax laws and regulations to services provided electronically is evolving. New income, sales, use, value-added or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our financial position and results of operations.
In addition, different tax jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). Although our customer contracts typically provide that our customers must pay all applicable sales and similar taxes, our customers may be reluctant to pay back taxes and associated interest or penalties, or we may determine that it would not be commercially feasible to seek reimbursement. In addition, we or our customers could be required to pay additional tax amounts on both future as well as prior sales, and possibly fines or penalties and interest for past due taxes. If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our customers, we could incur potentially substantial unplanned expenses, thereby adversely impacting our operating results and cash flows. Imposition of such taxes on our services going forward or collection of sales tax from our customers in respect of prior sales could also adversely affect our sales activity and have a negative impact on our operating results and cash flows.
Furthermore, a tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, Her Majesty’s Revenue & Customs, or HMRC, or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including methodologies for valuing developed technology and amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. In addition, a tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, where there has been a technical violation of contradictory laws and regulations that are relatively new and have not been subject to extensive review or interpretation, in which case we expect that we might contest such assessment. High-profile companies can be particularly vulnerable to aggressive application of unclear requirements. Many companies must negotiate their tax bills with tax inspectors who may demand higher taxes than applicable law appears to provide. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.
Risks Related to Intellectual Property and Legal Proceedings
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected.
Our business depends on internally developed technology and content, including software, databases, confidential information and know-how,
the protection of which is crucial to the success of our business. We rely on a combination of registered and unregistered rights, including patents and registered trademarks, as well as trade-secret and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed technology and content, as well as our brand. We may, over time, increase our investment in protecting our intellectual property through additional patent, trademark and other intellectual property filings. Effective patent, trade-secret, copyright and trademark protection is expensive and time-consuming to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection.
Much of our technology and software is maintained as trade secret and not protected by patents. Our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our trade secret information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information, technology or content is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how
and other proprietary information. We rely, in part, on
non-disclosure,
confidentiality and
assignment-of-invention
agreements (or equivalent contractual provisions) with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how
and other intellectual property and internally developed information. These agreements may not be self-executing (i.e., they may require further legislative or judicial action before they can take effect or become enforceable), or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access, whether authorized or unauthorized, to our trade secrets, know-how
and other internally developed information.
If we are unable to protect our intellectual property and other IP and other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and/or licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated. Any of our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties or otherwise misappropriated. In addition, our intellectual property rights may not be sufficient to provide us with freedom to operate or technology that will permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.
Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we may seek to analyze our competitors’ services, and may in the future seek to enforce our intellectual property against potential infringement. However, the steps we have taken to protect our intellectual property may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property. Any inability to meaningfully protect or assert our intellectual property rights could result in harm to our ability to compete and reduce demand for our technology. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities.
Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies in any of the jurisdictions in which we operate. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to develop and commercialize our services and use our internally developed technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for digital healthcare, both in the United States and globally, expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our customers or other parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation.
If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue claims, regardless of whether such claims have merit. This can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology, obtain licenses, modify our services and technology while we develop non-infringing
substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services (which may cause us to breach contractual obligations). If we require a third-party license, it may not be available, either on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights relating to our products, services or solutions. We may also have to redesign our products, services or solutions so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology at all, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we infringe or otherwise violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.
Our business entails the risk of medical liability claims against both our providers and us. We carry insurance (and in relation to clinical negligence claims in the United Kingdom arising from care delivered within Babylon GP at Hand NHS primary medical services, we are indemnified by a national state-backed indemnity scheme under NHS Resolution) covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business and/or as required under applicable law, and the physician-owned entities with which we partner carry insurance for themselves and each of their healthcare professionals (our providers). However, successful medical liability claims could result in substantial damage awards that exceed the limits of our and our providers’ insurance coverage. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.
Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.
We have been and may in the future become subject to litigation or regulatory investigation, which could harm our business.
Our business entails the risk of liability claims against us, and we have been and may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our customers, our members, vendors of our customers, government agencies, our current or former employees, our shareholders, or the entities in which we invest and/or their shareholders. We expect there to be an increase in litigation related to employer practices and healthcare in connection with the
COVID-19
pandemic. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry public liability and product liability insurance, as well as medical malpractice insurance in amounts that we believe are appropriate considering the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage. In addition, any determination that we are acting in the capacity of a healthcare provider, or exercising undue influence or control over a healthcare provider, or any adverse determination by a data privacy authority in respect of our users’ data, may subject us to claims not covered by our insurance coverage, or could result in significant sanctions against us and our clinicians, additional compliance requirements, expense, and liability to us. In addition, insurance coverage is expensive and insurance premiums may increase significantly in the future, particularly as we expand our solutions. As a result, adequate coverage may not be available to us or to our providers in the future at acceptable costs or at all. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby harming our business and per share trading price of our ordinary shares. For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as HIPAA, the GDPR, or the California Consumer Privacy Act of 2018 (“CCPA”)) or under authority of privacy enforcing governmental entities (such as the Federal Trade Commission (“FTC”), or the HHS) or as a result of private actions, such as class actions based on data breaches or based on private rights of action (such as that contained in the CCPA). Additionally, a successful product liability, warranty, or other similar claim against us could have an adverse effect on our business, operating results, and financial condition.
Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers. In addition, such litigation could result in increased scrutiny by government authorities having authority over our business, such as the FTC, the HHS, Office for Civil Rights (“OCR”), and state attorneys general.
In England, Babylon and Babylon GP at Hand are both registered providers with the CQC. In the event of enforcement action arising from a clinical incident by either provider, there is a risk of fines. These can be modest Fixed Penalty Fines (for example for noncompliance with notification deadlines, or an administrative step in relation to duty of candor); however, if they relate to matters of safe care, fines can be more significant and relate to the provider’s turnover. This is ring-fenced to the legal entity that is registered, but remains a risk for any healthcare provider registered with the CQC. Other regulators in the sector continue to present a fines risk, for example the Health and Safety executive, for non-clinical
care incidents, and the U.K. Information Commissioner’s Office for data breaches or noncompliance with information law legislation.
We are also subject to various regulations as to the use of certain medical technology. In certain jurisdictions, the rules governing the application of our technology may not align with the nature of our products and services, in which case we may incur costs and delays in obtaining clearances in those markets or penalties for failure to conform to certain registration requirements. For example, we have in the past and expect to continue to have interactions with the UK Medicines and Healthcare Products Regulatory Agency about the proper classification of certain of our products and services, which may result in requiring us to register different products and services or changing, reducing functionality of or access to certain of our products and services.
Risks Related to Information Technology and Data
Security breaches and incidents, loss of data and other disruptions could compromise sensitive information related to our business or members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect, store, use and disclose sensitive data, including protected health information (“PHI”), and other types of personal data or personally identifiable information (“PII”). We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our members and customers. Our member information is encrypted but not always de-identified
and/or anonymized. We manage and maintain our solution and data utilizing a combination of on-site
systems, managed data center systems and cloud-based computing center systems.
We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins,
computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of confidential information, causing member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage and transmission of customer, user and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII, and other confidential information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring outsourcing subcontractors who handle customer, user and member information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard PHI, other PII, and other sensitive information. In addition, our audit committee, which reports to our full board of directors, has historically been responsible for overseeing our cybersecurity risk management processes. Our audit committee is responsible for reviewing our policies with respect to data protection and cybersecurity risk assessment and risk management. Measures taken to protect our systems and those of our subcontractors, or the PHI, other PII, or other sensitive data we or our subcontractors process or maintain, may not adequately protect us from the risks associated with the collection, storage and transmission of such information. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure or those of our subcontractors may be vulnerable to attacks by hackers or viruses, failures or breaches due to third- party action, employee negligence or error, malfeasance or other disruptions.
A privacy or data protection violation, or a security breach or incident, that leads to disclosure or unauthorized use, modification of, or other processing, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of customers or users or a decrease in the use of our platform, and we may suffer loss of reputation, harm to our market position, adverse impacts on customer, user and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and incidents and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incident, mitigating and otherwise responding to any incidents, or in providing any notification of such incidents may lead to increased harm. Finally, insurance market conditions are evolving given the extent of security incidents creating premium and coverage availability risk.
Any such breach or incident, or disruption to or interruption of our systems or any of our third-party information technology partners, could compromise our networks or data security processes, disrupt our operations, and sensitive information could be destroyed, corrupted, or inaccessible or could be accessed, obtained, or disclosed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, the GDPR, the DPA 2018, and the U.K. General Data Protection Regulation (“U.K. GDPR”), and regulatory fines or penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions and engage in other user and clinician education and outreach efforts. Any such breach or incident could also result in the loss or compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Our use, disclosure, and other processing of information relating to individuals, including health information, is subject to HIPAA, the GDPR, the DPA 2018, the U.K. GDPR, and other privacy, data protection, and data security laws and regulations, and our failure to comply with those laws and regulations or to adequately secure the information we hold and that is processed in our business could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, member base and revenue.
Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Our U.S. entities that directly provide healthcare services are covered entities under HIPAA. Our U.S. entities are both covered entities under HIPAA and business association under HIPAA. We execute business associate agreements with our customers.
HIPAA requires covered entities and business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and are not to exceed $50,000 per violation, subject to a cap of $1.5 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.
HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.
For example, the recently enacted California Consumer Privacy Act (“CCPA”), provides new data privacy rights for California residents. The enforcement of the CCPA by the California Attorney General commenced July 1, 2020. We cannot fully predict the impact of the CCPA on our business or operations, but we may be required to modify our data processing practices and policies and to incur substantial costs and expenses in connection with our compliance or the compliance of our customers, service providers, or other third parties. The CCPA also provides for civil penalties and a private right of action for violations, which may increase our compliance costs and potential liability. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. We continue to monitor developments related to the CPRA, and anticipate needing to incur additional costs and expenses associated with compliance with CPRA compliance. Other U.S. states also are considering omnibus privacy legislation and industry organizations regularly adopt and advocate for new standards in these areas. Many obligations under the CCPA and these other laws and legislative proposals remain uncertain, and we cannot fully predict their impact on our business. If we fail to comply with any of these laws or standards, we may be subject to investigations, enforcement actions, civil litigation, fines and other penalties, all of which may generate negative publicity and have a negative impact on our business.
Outside of the United States, we, along with a significant number of our customers, are subject to laws, rules, regulations, guidance and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. For example, the GDPR and, now that the U.K. has exited the EU, the DPA 2018 and the U.K. GDPR, contain numerous requirements and changes from previous European Union law, including more robust obligations on data processors and data controllers and heavier documentation requirements for data protection compliance programs. Specifically, the numerous privacy-related changes for companies operating in the EU were introduced, including greater control over personal data by data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements (which differ to those listed under HIPAA above and increased fines. In particular, under the GDPR, the Data Protection Act 2018 and the U.K. GDPR, fines of up to €20 million (£17.5 million in the UK) or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for certain violations. The GDPR and Data Protection 2018 requirements apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, including employee information. Depending on the contractual relationship with out relevant counterparty, we are required to comply with the GDPR and the DPA 2018 as a “Data Controller” and a “Data Processor” as appropriate. In 2018, we appointed a Data Protection Officer to oversee and supervise our compliance with GDPR and the DPA 2018 data protection regulations. As a result of case law and regulatory changes in relation to transfers of personal data outside of the United Kingdom and Europe, we will make considerable changes to our contractual data transfer template agreements and data transfer assessments.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. For example, in addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (the “ePrivacy Regulation”) would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated. Most recently, on February 10, 2021, the Council of the EU agreed on its version of the draft ePrivacy Regulation. If adopted, the earliest date for entry into force is in 2023, with broad potential impacts on the use of internet-based services and tracking technologies, such as cookies. Aspects of the ePrivacy Regulation remain for negotiation between the European Commission, the European Parliament and the Council. We expect to incur additional costs to comply with the requirements of the ePrivacy Regulation as it is finalized for implementation. In the UK, a well-known privacy campaigning organization is driving a cookie compliance campaign. They also submitted complaints against hundreds of companies and their website ePrivacy (namely cookie) practices, and whether or not they give users the option to consent to the placement of certain cookies or not. This campaign means that there is a higher risk of enforcement action. More generally, new laws, regulations, or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows.
While we have taken steps to mitigate the impact of the GDPR, the DPA 2018, and the U.K. GDPR on us and despite our ongoing efforts to bring practices into compliance, we may not be successful either due to various factors within our control, such as limited financial or human resources, or other factors outside our control. It is also possible that local data protection authorities may have different interpretations of the GDPR or other data protection laws, leading to potential inconsistencies amongst various EU member states or between the United Kingdom and one or more countries in the European Economic Area (“EEA”) or otherwise. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, data security, marketing, or customer communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, or data security, may result in governmental investigations and other proceedings, and enforcement actions, litigation, fines and penalties or adverse publicity, as well as claims, complaints, and litigation and other proceedings from private actors, and resulting damages and other liabilities, and could cause our customers lose trust in us, which could have an adverse effect on our reputation and business.
This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented measures in an effort to comply with applicable laws and regulations relating to privacy, data protection, and data security, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are accused of having violated such laws, rules or regulations, it could result in claims, proceedings, regulatory investigations and other proceedings, damages, liabilities, and government-imposed fines, penalties (including audits and enforcement actions to stop data processing activities), orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and data security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our customer base and increase revenue.
Any disruption of service at our third-party data and call centers or Amazon Web Services could interrupt or delay our ability to deliver our services to our customers.
We currently host our platform and serve our customers primarily using Amazon Web Services (“AWS”), a provider of cloud infrastructure services. We do not have control over the operations of the facilities of our data and call center providers or AWS. Also, there are limited auditing rights for us to exercise against such data processors under Article 28 of the General Data Protection Regulation. As such, there is a greater risk of not being able to confirm compliance and meet other contractual obligations, such as obligations to customers that we have sufficient controls in place with third party suppliers. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our solution. The facilities also could be subject to break-ins,
computer viruses, sabotage, intentional acts of vandalism and other misconduct. Our solutions’ continuing and uninterrupted performance is critical to our success. Because our solutions and services are used by our members for health purposes, it is critical that our solutions be accessible without interruption or degradation of performance. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. Outages could lead to the triggering of our service level agreements and the issuance of credits to our customers, in which case, we may not be fully indemnified for such losses pursuant to our agreement with AWS. We may not be able to easily switch our AWS operations to another cloud provider if there are disruptions or interference with our use of AWS. Sustained or repeated system failures would reduce the attractiveness of our solution to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our solution. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service.
Neither our third-party data and call center providers nor AWS have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our solutions, and our operating results may be adversely impacted.
We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software and other third parties for providing services to our customers and members, and any failure or interruption in the services provided by these third parties could expose us to litigation and negatively impact our relationships with customers and members, adversely affecting our operating results.
Our ability to deliver our digital services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers and members. Outages could lead to the triggering of our service level agreements and the issuance of credits to our customers, in which case, we may not be fully indemnified for such losses pursuant to our agreement with our service providers. In addition, sustained or repeated system failures would reduce the attractiveness of our solution to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our solution. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures, and crashes;

•	security breaches and incidents, computer viruses, hacking, denial-of-service and ransomware attacks, and similar disruptive problems; and

•	other potential interruptions.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources.
Also, any interruption in the services provided by our third-party service providers, undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solution, result in a failure of our solution, and injure our reputation. For example, we rely on third-party billing provider software to transmit the actual claims to payers based on the specific payer billing format. If this provider experiences an interruption in service or makes changes to its invoicing system, we may experience delays in claims processing. If we are required to switch to a different software provider to handle claim submissions, we may experience delays in our ability to process these claims and receipt of payments from payers, or possibly denial of claims for lack of timely submission, which would have an adverse effect on our revenue and our business.
There can be no assurance that any security measures that we or our third-party service providers, including third party providers of data services or cloud infrastructure services, have implemented will be effective against current or future security threats, and we cannot guarantee that our systems and networks or those of our third- party service providers have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our services. While we maintain measures designed to protect the integrity, confidentiality and security of our data and other data we maintain or otherwise process, our security measures or those of our third- party service providers could fail and result in unauthorized access to or disclosure, modification, misuse, loss or destruction of such data.
Neither our service providers nor our licensors have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with such parties on commercially reasonable terms or if our agreements with our providers are prematurely terminated, or if in the future we add additional service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our solutions, and our operating results may be adversely impacted.
Risks Related to Ownership of our Class A Ordinary Shares and Operating as a Public Company
The trading price of our Class A Ordinary Shares could be volatile, and the value of our Class A Ordinary Shares may decline.
We cannot predict the prices at which our Class A Ordinary Shares will trade. The market price of our Class A Ordinary Shares may fluctuate substantially, In addition, the trading price of our Ordinary Class A Shares following the Transactions is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A Ordinary Shares Factors that could cause fluctuations in the trading price of our Class A Ordinary Shares include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the market prices and trading volumes of technology and healthcare company stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of our Class A Ordinary Shares by us or our shareholders;

•
failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new products or contracts;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	changes in how customers perceive the benefits of our products and services, and future product offerings;

•	changes in the structure of healthcare payment systems;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	any significant data breach involving our products, services or site or data stored by us or on our behalf;

•	announced or completed acquisitions of businesses, commercial relationships, products, services, or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any adverse consequences related to our dual-class capital structure, such as stock index providers excluding companies with dual-class capital structures from certain indices;

•	any significant change in our management; and

•	general economic conditions and slow or negative growth of our markets.
In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Class A Ordinary Shares could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of our Class A Ordinary Shares might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our share price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, financial condition and results of operations.
A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
An active trading market for our may never develop or, if developed, it may not be sustained. In addition, the trading price of our securities can vary due to general market and economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are delisted from the NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange) the liquidity and price of our securities may be more limited than if we were quoted or listed on the Nasdaq Stock Market LLC, the NYSE or another national securities exchange. The lack of an active market may impair your ability to sell our securities at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.
If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.
The trading market for our Class A Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts, or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets,
our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.
The dual class structure of our ordinary shares has the effect of concentrating voting power with our Founder, which limits your ability to influence the outcome of important transactions, including a change in control.
Our Class B Ordinary Shares have fifteen (15) votes per share, and our Class A Ordinary Shares have one (1) vote per share. The Founder holds all of the issued and outstanding Class B Ordinary Shares, including the Stockholder Earnout Shares. Accordingly, Dr. Parsadoust held 83.4% of the voting power (taking account of the Stockholder Earnout Shares) of our ordinary shares as of November 1, 2021. Therefore, our Founder is able to significantly influence and pass without other shareholder support matters submitted to our shareholders for approval, including the election and removal of directors, amendments of our organizational documents, issuance of new shares, and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Our Founder may in certain circumstances have sufficient voting control over us to amend our governance documents and the powers, preferences or other rights attached to Class A Ordinary Shares. Further, even if the Founder terminates his employment or is terminated for cause, he will retain voting control of us following his separation and continue to have the rights described in this paragraph based on his ownership of us. Our Founder may have interests that differ from yours and may vote or take corporate action in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their Class A Ordinary Shares as part of a sale of our company and might ultimately affect the market price of our Class A Ordinary Shares.
Future transfers by our Founder of Class B Ordinary Shares will generally result in those shares converting into Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. For information about our dual class structure, see the section titled “
Description of Share Capital and Articles of Association
.”
We cannot predict the impact our dual class structure may have on the trading market for our Class A Ordinary Shares.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote
and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria.
Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.
We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our ordinary shares less attractive to investors.
We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of the Business Combination, (B) in which we have total annual gross revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates
exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible
debt during the prior three year period.
For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.
We are “foreign private issuer” and, as a result, we are permitted to rely on exemptions from certain Exchange Act reporting requirements applicable to U.S. issuers. This may afford less protection to holders of Class A Ordinary Shares.
As a foreign private issuer whose ordinary shares are listed on the NYSE, we are permitted to rely on exemptions from certain Exchange Act reporting and other disclosure requirements in lieu of complying with requirements under U.S. securities laws that apply to U.S. domestic public companies, including

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We are required to file an annual report on Form
20-F
within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the NYSE rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form
6-K.
However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
In addition, as a foreign private issuer we are exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.
Furthermore, our ordinary shares are not listed and we do not currently intend to list our ordinary shares on any market in the Bailiwick of Jersey, our country of incorporation. As a result, we are not subject to the reporting and other requirements of companies listed in the Bailiwick of Jersey.
We are a “foreign private issuer.” As such, we are permitted to rely on exemptions from certain stock exchange corporate governance standards. As a result, our shareholders may be afforded less protection than shareholders of companies that are subject to all Exchange Act and the NYSE corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. Currently, we intend to follow certain home country corporate governance practices instead of those otherwise required under the NYSE rules for U.S. issuers, as further disclosed in “
Management—Foreign Private Issuer
.”
Any foreign private issuer exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor. As result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all the NYSE corporate governance requirements. For more information, see “
Management—Foreign Private Issuer
.”
We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be either directly or indirectly owned of record by non-residents
of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States. We expect to lose our foreign private issuer status for the year ended December 31, 2022, as a result of increased contacts with the United States. If we lose our foreign private issuer status, we are required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders became subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we may also be required to make changes in our corporate governance practices in accordance with various SEC and the NYSE rules. The additional requirements that we would become subject to if we were to lose our foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.

Although we do not expect to rely on the “controlled company” exemption, we are a “controlled company” within the meaning of the NYSE rules, and we qualify for exemptions from certain corporate governance requirements.
Because the Founder, collectively, owns at least a majority of our voting rights, we are considered a “controlled company” as that term is set forth in the NYSE rules. Under these rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement that its nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These requirements do not apply to us as long as we remain a “controlled company.” Although we qualify as a “controlled company,” we do not expect to rely on this exemption and intend to comply with relevant corporate governance requirements under the NYSE. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to all of the stock exchange rules regarding corporate governance.
Our issuance of additional Class A Ordinary Shares in connection with financings, acquisitions, investments, our stock incentive plans, or otherwise will dilute all other shareholders.
We expect to issue additional capital stock in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment, and make equity awards under our stock incentive plans to attract, retain, compensate and incentivize employees of businesses that we acquire. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A Ordinary Shares to decline.
Pursuant to our 2021 Plan, our management is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. The 2021 Plan provides for an automatic share reserve increase, or “evergreen” feature, whereby the share reserve will automatically be increased on the first day of each fiscal year commencing on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the least of (i) 5% of the total number of Class A ordinary shares outstanding on December 31 of the preceding calendar year, (ii) 45,335,210 Class A ordinary shares or (iii) such number of Class A ordinary shares as our board of directors may designate prior to the applicable January 1. The automatic share reserve feature will cease immediately after the increase on the first day of the 2031 fiscal year. If our board of directors elects to increase the number of shares available for future grant by the maximum amount each year, or if the 2021 Plan is otherwise amended to increase the maximum aggregate number of Class A ordinary shares that may be issued pursuant to awards under the 2021 Plan, our stockholders may experience additional dilution, which could cause our stock price to fall.
We have incurred and will continue to incur increased costs as a result of operating as a public company.
As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer

Protection Act, the listing requirements of the NYSE, and other applicable securities rules and regulations impose various requirements on public companies. These rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we have incurred as a public company or the specific timing of such costs.
Some of our management team has limited experience managing a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
Members of our management team and other personnel have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight, reporting obligations under the federal securities laws, public company corporate governance practices and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, financial condition and results of operations.
We have identified material weaknesses in our internal control over financial reporting and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
We are required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.”
In connection with the audits of our financial statements for the years ended December 31, 2019 and 2020, we identified certain control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weaknesses specifically resulted from (i) lack of documented evidence for management review controls related to areas of significant judgment and estimation uncertainty and non-routine
transactions and (ii) insufficient segregation of duties and management oversight. We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses related to our financial reporting as of the years ended December 31, 2019 and 2020. This includes implementing timelier review procedures within our accounting and finance department and hiring additional accounting resources.
Specifically, we have identified that we lack timely, documented evidence of management review controls related to areas of significant judgment and estimation uncertainty and non-routine
transactions and that we have insufficient segregation of duties and evidence of management oversight to support the implementation and execution of some of our controls.
We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses related to its financial reporting as of the years ended December 31, 2019 and 2020. This includes implementing additional, timelier, review procedures within our accounting and finance department and hiring additional accounting resources. At the time of this prospectus, these material weaknesses have not been remediated.

While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations. If a material weakness was identified and we are unable to assert that its internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A Ordinary Shares could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with IFRS and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to allowance for doubtful accounts, assessment of the useful life and recoverability of long-lived assets, fair value of guarantees included in revenue arrangements, fair values of stock-based awards, warrants, contingent consideration, and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A Shares.
U.S. holders that directly or indirectly own 10% or more of our equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.
A
non-U.S.
corporation generally is classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation. Additionally, certain of Babylon’s
non-U.S.
subsidiaries may be classified as CFCs as a result of the application of certain constructive ownership rules which treat Babylon Holdings’ U.S. subsidiaries as owning the equity of those
non-U.S.
subsidiaries.
A U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of our stock entitled to vote of a CFC (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, is generally required to report annually and include in their U.S. federal taxable income their pro rata share of the CFC’s “Subpart F income” and, in computing their “global intangible low-taxed
income,” “tested income” and a pro rata share of the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the CFC regardless of whether such CFC makes any distributions. In addition, a portion of any gains realized on the sale of stock of a

CFC by a 10% U.S. equityholder may be treated as ordinary income. A 10% U.S. equityholder is also subject to additional U.S. federal income tax information reporting requirements with respect to any CFC and substantial penalties may be imposed for noncompliance. We cannot provide any assurances that Babylon will assist U.S. Holders in determining whether Babylon or any of its subsidiaries are treated as a CFC for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such CFC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Babylon, or any of its subsidiaries, is treated as a CFC for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.
Our U.S. shareholders may suffer adverse tax consequences if we are classified as a “passive foreign investment company
.
”
A
non-U.S.
corporation generally is treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Babylon and its subsidiaries and certain factual assumptions, Babylon does not expect to be treated as a PFIC for the taxable year ending December 31, 2021. However, there can be no assurances in this regard, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty. Furthermore, because the value of our gross assets is likely to be determined in part by reference to our market capitalization, a decline in the value of our ordinary shares may result in Babylon becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “
Material U.S. Federal Income Tax Considerations
”) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “
Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules
.”
As a result of the Business Combination, the Internal Revenue Service may not agree that we should be treated as a
non-U.S.
corporation for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or
non-U.S.
tax resident) if it is not a U.S. corporation. Because Babylon is an entity incorporated in the Bailiwick of Jersey, it would generally be classified as a foreign corporation (or
non-U.S.
tax resident) under these rules. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a
non-U.S.
corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Babylon is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Babylon would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Babylon to
Non-U.S.
Holders (as defined in “
Material U.S. Federal Income Tax Considerations
”) of Babylon may be subject to U.S. withholding tax.
Based on the terms of the Business Combination and certain factual assumptions, Babylon is not currently expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code after the Business Combination. However, the application of Section 7874 of the Code is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court.
If the IRS were to successfully challenge under Section 7874 of the Code Babylon’s status as a foreign corporation for U.S. federal income tax purposes, Babylon and certain Babylon shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Babylon and future withholding taxes on certain Babylon shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.
Investors in Babylon should consult their own advisors regarding the application of Section 7874 of the Code to the Business Combination and the tax consequences if the classification of Babylon as a
non-U.S.
corporation is not respected.
Risks Related to Our Incorporation in Jersey
Your rights and responsibilities as a shareholder are governed by Jersey law, which differs in some material respects with respect to the rights and responsibilities of shareholders of U.S. companies.
We are organized under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency that is an island located off the coast of Normandy, France. Jersey is not a member of the European Union. Jersey legislation regarding companies is largely based on English corporate law principles. The rights and responsibilities of the holders of our ordinary shares are governed by our Amended and Restated Articles of Incorporation and by Jersey law, including the provisions of the Jersey Companies Law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. corporations.
In particular, Jersey law significantly limits the circumstances under which shareholders of companies may bring derivative actions and, in most cases, only the corporation may be the proper claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it. Neither an individual nor any group of shareholders has any right of action in such circumstances. Jersey law also does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a U.S. corporation.
It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the United States, including Jersey, for liabilities under the securities laws of the United States. Our articles of association provide that, unless we consent in writing to the selection of an alternative forum, the Courts of Jersey shall (to the fullest extent permitted by law) be the sole and exclusive forum for derivative shareholder actions, actions for breach of fiduciary duty by Babylon directors and officers, actions arising out of Jersey Companies Law or actions arising out of or in connection with our Amended and Restated Articles of Incorporation (pursuant to any provisions of Jersey law) or otherwise relating to the constitution or conduct of the company itself (other than any such action of the company that may arise out of a breach of any federal law of the United States or the laws of any U.S. state). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, unless the company consents in writing to the selection of an alternative forum, U.S federal district courts shall be the sole and exclusive form for any resolution of any complaint asserting a cause of action arising under the Securities Act.
Although we believe these exclusive forum provisions will benefit us by providing increased consistency in the application of U.S. federal securities laws and the laws of Jersey in the types of lawsuits to which they apply, these provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, shareholders, officers, or others, or may increase the cost of doing so, both of which may discourage lawsuits with respect to such claims. Our shareholders have not been deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provision. Further, in the event a court finds the exclusive forum provisions contained in our Amended and Restated Articles of Incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.
In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for their or our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	our future financial and operating results; including trends and expectations;

•	the growth of our business and organization;

•	our failure to compete successfully;

•	our dependence on our relationships with physician-owned entities to hold contracts and provide healthcare services;

•	our telemedicine business and growth strategy depend on its ability to maintain and expand a network of qualified providers;

•	our ability to attract new customers and expand member enrollment with existing clinical services and Babylon 360 customers, particularly to achieve its pipeline projections;

•	our ability to retain existing customers and existing customers’ willingness to license additional applications and services from us;

•	a significant portion of our revenue comes from a limited number of customers;

•	the recognition of a portion of our revenue is subject to the achievement of performance metrics and healthcare cost savings and may not be representative of revenue for future periods;

•	the significant risks associated with estimating the amount of revenue that we recognize under our value-based care agreements with health plans;

•	we may be required to delay recognition of some of our revenue;

•	our sales and implementation cycle can be long and unpredictable and requires considerable time and expense;

•	our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members;

•
the impact on our business of reductions in reimbursement rates paid by third-party payers or federal or state healthcare programs or other restraints on our ability to obtain or provide services to our members;

•	the risk that the market for telemedicine does not develop or develops more slowly than we expect;

•	the risk that our solutions do not drive member engagement;

•	our ability to develop and release new solutions and services, or successful enhancements, new features and modifications to our existing solutions and services;

•	our proprietary solutions may not operate properly;

•	our products may not effectively interoperate with our customers’ existing and future infrastructures;

•	our relatively limited operating history makes it difficult to evaluate our current business and future prospects;

•	our ability to hire, integrate, develop, motivate and retain highly qualified personnel;

•	our quarterly results may fluctuate significantly, which could adversely impact the market price of our ordinary shares;

•	risks associated with our international operations;

•	economic uncertainty or downturns, could adversely affect our business and operating results;

•	our failure to adequately expand our direct sales force;

•	our ability to successfully integrate any acquisition or to realize benefits from any strategic alliances, partnerships or joint ventures;

•	risks associated with our use of open source software;

•	the disruption of our business by catastrophic events and man-made problems, such as power disruptions, data security breaches and incidents, and terrorism;

•	our failure to offer high-quality implementation, member enrollment and ongoing support;

•	the impact of COVID-19 or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the COVID-19 pandemic on our business; and

•	the other matters described in the section titled “ Risk Factors ” in this prospectus.
We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We do not undertake any obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear, in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “
Where You Can Find More Information
” in this prospectus.
Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications, and other third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “
Risk Factors
” and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” in this prospectus.

MATERIAL U.S FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders and
Non-U.S.
Holders (each as defined below, and together, “Holders”) of the ownership and disposition of our Class A ordinary shares. This section applies only to Holders that hold their Class A ordinary shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular Holder. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or
non-U.S.
jurisdiction. In addition, this summary does not address any tax consequences of the Business Combination or PIPE investment. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to Holders that are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to our Class A ordinary shares;

•	persons required to accelerate the recognition of any item of gross income with respect to our Class A ordinary shares as a result of such income being recognized on an applicable financial statement;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	regulated investment companies or real estate investment trusts;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our capital stock;

•	S corporations;

•	trusts and estates;

•	persons that acquired their Class A ordinary shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•
persons that hold Class A ordinary shares as part of a straddle, constructive sale, constructive ownership transaction, hedging, wash sale, synthetic security, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A ordinary shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A ordinary shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF OUR CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL
NON-INCOME,
STATE AND LOCAL AND
NON-U.S.
TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of a Class A ordinary share who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Dividends and Other Distributions on our Class A ordinary shares
Subject to the PFIC rules discussed below under the heading
“—Passive Foreign Investment Company Rules,”
distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on our Class A ordinary shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A ordinary shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A ordinary shares and will be treated as described below under the heading “—
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class
 A ordinary shares
.” If we do not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate
U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A ordinary shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary shares.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. Notwithstanding the foregoing, if (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the United States. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the United States for such taxable year, divided by the total amount of our earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A ordinary shares
Subject to the PFIC rules discussed below under the heading “—
Passive Foreign Investment Company Rules
,” upon any sale, exchange or other taxable disposition of our Class A ordinary shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Class A ordinary share, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A ordinary shares exceeds one year. Long-term capital gain realized by a non-corporate
U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of our Class A ordinary shares could be materially different from that described above if we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes
.
A foreign (i.e.,
non-U.S.)
corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets, in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether we will be a PFIC in 2021 or for any future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to the value of our assets and our revenues. Based on the current and anticipated composition of our and our subsidiaries income, assets and operations and certain factual assumptions, we do not expect to be classified as a PFIC for 2021. Because our PFIC status relies on a number of factual determinations, no assurances can be provided with respect to our PFIC status for 2021 or future taxable years.
Although our PFIC status is determined annually, we will generally continue to be treated as a PFIC in subsequent years in the case of a U.S. Holder who held our Class A ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A ordinary shares and, in the case of our Class A ordinary shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below, for our first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such Class A ordinary shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A ordinary shares (which may include gain realized by reason of transfers of our Class A ordinary shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A ordinary shares).
Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Class A ordinary shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and our Class A ordinary shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market
election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) our Class A ordinary shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A ordinary shares at the end of such year over its adjusted basis in its Class A ordinary shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A ordinary shares over the fair market value of its Class A ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market
election). The U.S. Holder’s basis in its Class A ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A ordinary shares will be treated as ordinary income.

The
mark-to-market
election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market
election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Class A ordinary shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market
election with respect to our Class A ordinary shares under their particular circumstances.
Alternatively, a U.S. Holder of a PFIC may avoid the adverse PFIC tax consequences described above in respect of stock of the PFIC by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends and each subsequent taxable year. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. We do not presently intend to provide a PFIC Annual Information Statement in order for U.S. Holders to make or maintain a QEF election. However, as described above, we do not expect to be classified as a PFIC for 2021.
Subsidiary PFICs
If we are a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. A mark-to-market
election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
PFIC Reporting Requirements
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether mark-to-market
or any other election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until after such required information is furnished to the IRS.
The rules governing PFICs and
mark-to-market
and other elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A ordinary shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders (and to the extent provided in IRS guidance, certain individual
Non-U.S.
Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Class A ordinary shares, subject to certain exceptions (including an exception for our Class A ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Class A ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Class A ordinary shares.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding.
Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation (other than an S corporation) or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
NON-U.S.
HOLDERS
As used herein, a
“Non-U.S.
Holder” is a beneficial owner of a Class A ordinary shares who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder.
Dividends and Other Distributions on our Class A ordinary shares
Subject to the discussion below concerning backup withholding,
Non-U.S.
Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our Class A ordinary shares unless the income from such dividends is effectively connected with the conduct of a trade or business of the
Non-U.S.
Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the
Non-U.S.
Holder in the United States, in which case, a
Non-U.S.
Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “—
U.S. Holders
—
Dividends and Other Distributions on our Class
 A ordinary shares
,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate
Non-U.S.
Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of our Class A ordinary shares
Subject to the discussion below concerning backup withholding,
Non-U.S.
Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Class A ordinary shares, unless either:

(i)
the gain is effectively connected with the conduct of a trade or business of the
Non-U.S.
Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the
Non-U.S.
Holder in the United States; or

(ii)
the
Non-U.S.
Holder is an individual who is treated as present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A
Non-U.S.
Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “—
U.S. Holders
—
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A ordinary shares
,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate
Non-U.S.
Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
A
Non-U.S.
Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its
non-U.S.
status, under penalties of perjury, on a duly executed applicable IRS Form
W-8BEN,
IRS Form
W-8BEN-E
or IRS Form
W-8ECI,
as applicable, or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE,
NON-U.S.
AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL JERSEY TAX CONSIDERATIONS
The following summary of the anticipated treatment of Babylon and holders of Class A ordinary shares, Class B ordinary shares or deferred shares in Babylon (together,
“Babylon Shares”) (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as they apply to any land or building situate in Jersey). Prospective investors in Babylon Shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Babylon Shares under the laws of any jurisdiction in which they may be liable to taxation.
Taxation of Babylon
Babylon is not regarded as resident for tax purposes in Jersey. Therefore, Babylon is not liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and dividends on Babylon ordinary shares may be paid by Babylon without withholding or deduction for or on account of Jersey income tax. The holders of Babylon ordinary shares (other than residents of Jersey) is not subject to any tax in Jersey in respect of the holding, sale or other disposition of such Babylon ordinary shares
Stamp duty / transfer taxes
In Jersey, no stamp duty or other transfer tax is levied on the issue or transfer of Babylon Shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which is not generally be required to transfer Babylon Shares on the death of a holder of such Babylon ordinary shares In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Babylon Shares domiciled in Jersey, or situated in Jersey in respect of a holder of Babylon Shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.
IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION YOU SHOULD CONSULT YOUR PROFESSIONAL TAX ADVISER.

BUSINESS
Overview
We are a leading digital-first, value-based care company. Founded in 2013, our mission is to make high- quality healthcare accessible and affordable for everyone on Earth. We believe we are poised to reengineer the global healthcare market to better align system-wide incentives and to shift the focus from reactive sick care to preventative healthcare, resulting in better member health, improved member experience and reduced costs. To achieve this goal, we are leveraging our highly scalable, digital-first platform combined with high quality clinical operations and affiliated provider networks to provide an integrated, end-to-end
healthcare solution.
We believe the growing $10 trillion global healthcare market, which is expected to continue to grow over the coming decades, has been unable to balance the need for accessibility, quality and affordability. These challenges, facing healthcare systems in both developed and developing markets, have not been properly addressed by the current, largely reactive care delivery model, which is often country or even region specific. While this is generally referred to as “health care”, we consider it “sick care,” as we believe the traditional fee-for-service
(“FFS”) model is designed to focus on treating patients when they are sick rather than helping them stay healthy. In an effort to address resource scarcity, new healthcare technologies have begun to emerge; however, we believe that existing digital tools, including telemedicine, are simply shifting the site of care but don’t address the fundamental issues of when and how care is provided. The frustrations and limitations of “sick care” are spurring a movement towards value-based care (“VBC”), which ties financial performance to medical outcomes. However, the VBC model has yet to be implemented at scale, given the upfront human capital and physical infrastructure investment required with traditional care protocols.
We believe our solution reengineers the healthcare value chain by delivering a digital-first, integrated, end-to-end
healthcare solution. Our core solution, Babylon 360, couples our digital platform with a VBC approach, where we assume responsibility for the medical costs for a group of members in exchange for a fixed fee per member, aligning incentives to encourage better healthcare decision making while maintaining high clinical quality and excellent member experience. Our digital-first approach enables our members to access the full spectrum of care services, from preventative care, to consultation, to treatment, to rehabilitation and post- care, through our end-to-end
digital platform. We believe that our integrated digital platform allows us to gather data and insights to continually improve our member experience and their care management. We work with our affiliated providers to take a proactive approach to members’ health by actively engaging with members through our digital platform, clinical operations and provider networks to (i) provide actionable insights and information about their wellbeing so that they can set their health goals, (ii) help our members to monitor their health on an ongoing basis, (iii) intervene early to provide the right care, medication and treatment, including by connecting patients with effective medical advice, including affiliated licensed physicians available 24/7, (iv) design a clear clinical care plan as needed for recovery and rehabilitation, and (v) transition rehabilitated patients from sick care to well care. For the approximately one-in-ten
members that need
in-person
care, we leverage our existing network of affiliated medical professionals in conjunction with existing health plan provider networks and contracted physician networks to provide in-person
care, reducing the need for our investment in resource- and capital- intensive infrastructure. In practice, this structure allows us to reduce the need for costly member interactions with medical professionals, help prevent unnecessary acute or urgent care visits, and proactively manage chronic conditions.
With Babylon 360, our digital-first VBC solution, we partner with insurance companies, enterprises, governments, and provider networks to deliver our holistic care solution for a population of identified members.
In exchange for providing
end-to-end
care, including preventative, acute, chronic and specialist services, for the member population, a monthly fee per member, also referred to as a PMPM fee, is charged. Leveraging the power of our digital-first approach, we engage with these members to help keep them healthy and avoid emergent visits to lower the overall cost of their care. In addition to Babylon 360, we also offer access to standalone services based on the Babylon 360 digital platform, including (i) clinical services, where our affiliated providers deliver contracted medical consultations, and (ii) software licensing through our Babylon Cloud Services offering, where we provide our digital solutions to customers that provide care through their own medical networks.
As of October 31, 2021, approximately 24 million members had access to our VBC, clinical and/or software offerings in 15 countries across Europe, North America, Asia, and Africa. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with approximately 100,000 VBC members as of September 30, 2021, and we expect to remain focused on U.S. growth. Across all of our geographies, results have been similar: our members gave us over 90% four- and five- star ratings in countries including in the United Kingdom (95%), the United States (98%) and Rwanda (91%). Once a user has had a digital consultation with one of our clinicians, they have the ability to rate their experience between one and five stars, with five stars being the best and one star being the worst experience. The rating in the United Kingdom is measured from 2019 to present. The rating in the United States is measured from 2020 to present and includes rating from our virtual care and Babylon value-based care services. The rating in Rwanda is measured from 2019 to 2020.
We also have received a 96% quality score from the NHS on NHS Quality Outcome Framework (“QOF”) in 2019 and 2020. QOF is the main set of quantitative measures used by NHS and the independent quality regulator for England to assess and reward high quality. We achieved 369.1 points out of 379 points, or 97%, for the clinical domain, 93.5 points out of 106 points, or 88%, for the public health domain and 74 points out of 74 points, or 100%, for the Quality Indicator domain, receiving in total 536.6 points out of 559 points, or 96%. Additionally, according to a peer reviewed study commissioned by us and published in Journal of Medical Internet Research, we have delivered up to 35% acute care cost savings for our members during the relevant period. The study compared spending per patient for Babylon GP at Hand to the regional average spending over a two-year
period from April 1, 2018 to March 31, 2019 in North West London, where Babylon GP at Hand is based. Moreover, according to an
NHS-commissioned
report published by Ipsos MORI, which looked at the use of emergency room visits by patients during each of the
12-month
periods before and after joining Babylon GP at Hand, we have achieved 25% fewer emergency room visits among our members during the relevant period
1
.
We establish VBC contracts either as digital-first from inception, or in certain circumstances we acquire non-digital
VBC contracts and transition these to our digital-first framework. As we shift current VBC member interactions into our digital-first framework, we believe that our member management capabilities and our members’ health outcomes will improve and our cost of care delivery will decrease. Additionally, we expect to be able to rapidly scale and responsibly care for our growing member base with minimal incremental physical and professional infrastructure. We are driving growth by expanding our existing service with our current customers into their wider operations and markets, converting more of our customers to the holistic Babylon 360 solution, and attracting new customers to the Babylon platform.
We have experienced rapid revenue growth in the past year and increasing operational leverage, in particular as we expanded our VBC offerings. Our revenue was $79.3 million and $16.0 million, our cost of care delivery was $67.3 million and $19.8 million, our platform and application expenses were $48.7 million and $16.9 million, and our research and development expenses were $35.5 million and $51.2 million for the years ended December 31, 2020 and 2019, respectively. Our revenue was $128.8 million and $22.5 million, our cost of care delivery was $92.1 million and $18.8 million, our platform and application expenses were $21.4 million and

1
While we have demonstrated the cost savings and reduction of emergency visit in these sample studies, there is no guarantee we will be able to replicate this in the future.$(146.2) million and $(152.4) million for the years ended December 31, 2020 and 2019, respectively. Our loss was $75.7 million and $90.8 million, our EBITDA was $(62.7) million and $(78.9) million and our Adjusted EBITDA was $(54.2) million and $(76.2) million for the six months ended June 30, 2021 and 2020, respectively. For a description of how we calculate EBITDA and Adjusted EBITDA and the limitations of these non-IFRS
financial measures, see “—
Key Business and Financial Metrics— EBITDA and Adjusted EBITDA
.”

$12.9 million, and our research and development expenses were $17.2 million and $20.9 million for the six months ended June 30, 2021 and 2020 respectively. Our loss for the financial year was $188.0 million and $140.3 million, our EBITDA was $(165.0) million and $(143.2) million and our Adjusted EBITDA was ($146.2) million and ($152.4) million for the years ended December 31, 2020 and 2019, respectively. Our Loss was $75.7 million and $90.8 million, our EBITDA was ($62.7) million and ($78.9) million, and our Adjusted EBITDA was ($54.2) million and ($76.2) million for the six months ended June 30, 2021 and 2020, respectively. For a description of how we calculate EBITDA and Adjusted EBITDA and the limitations of these non-IFRS
financial measures, see
“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business and Financial Metrics— EBITDA and Adjusted EBITDA
.”
The Market: Key Challenges and Developments
In 2019, the global healthcare market was a $10 trillion industry, and it is expected to grow over the coming decades with the aging of the global population and the expansion of care around the world. However, we believe the global healthcare market remains beset by the following key issues that limit capacity and effectiveness of care in both developed and developing markets.

•
Accessibility.
Access to healthcare services is still restricted for many individuals globally. According to the WHO, more than half of the world’s population is unable to obtain access to essential health services even in countries with well-established healthcare systems. Accessibility is also an issue in developed markets – for example, many Americans have limited access to primary care, so they rely on emergency departments for acute care. In 2018, there were an estimated 130 million emergency department (“ED”) visits in the United States, representing an overall average of 40 visits per 100 persons, and 87 visits per 100 persons in African American populations. We believe inequities in access to health services exist not just between, but also within, countries, as national averages can mask low levels of health service coverage in disadvantaged population groups.

•
Affordability.
Affordability of healthcare is a problem in developed and developing markets at both a system-wide and individual level. At a macro level, expenditures on healthcare in G7 countries have increased by 37% on average in the last decade, without accompanying improvement in health outcomes, according to OECD data. Individuals also struggle with high healthcare costs: according to the U.S. Center for Disease Control, approximately 14% of Americans report problems paying medical bills. Further, unaffordability of healthcare begets inaccessibility – in a 2016 OECD study, over 22% of people in the United States reported skipping medical consultations due to cost, and 43% of low-income
adults reported having unmet care needs due to cost.

•
Quality.
Consistent delivery of quality healthcare remains a challenge across geographies, and healthcare spend does not equate to improved health outcomes. According to a 2019 OECD study, while the United States spends more on healthcare as a share of its economy than any other country (16.9% of its GDP), it has lower life expectancy than the OECD country average. Further, in low-
and middle- income countries, between 5.7 and 8.4 million deaths each year (representing up to 15% of overall deaths in such countries) are attributed to poor quality care. The inadequacy of traditional healthcare has not gone unnoticed by individuals, especially those of younger generations: according to a 2019 Accenture report, 32% of Gen Z respondents reported being “dissatisfied” and “extremely dissatisfied” with the effectiveness of treatment provided by traditional healthcare services. Across age groups, the United States ranks low compared to other
G-7
countries, with only a 30% satisfaction rating among healthcare participants. Efforts to address the challenges have led to important innovations in the healthcare industry; however, we believe they continue to have inherent limitations.

•
Digital Transformation of Healthcare.
We believe that patients, payers and governments are aligning on the need for cost containment through the adoption of digital solutions in the healthcare sector. Demand for and adoption of telemedicine solutions has generally been accelerated by the
COVID-19
pandemic as it has demonstrated its benefit and importance in reaching patients. According to McKinsey,
COVID-19
has caused a massive acceleration in use of telehealth. Consumer adoption has skyrocketed, from 11% of U.S.

consumers using telehealth in 2019 to 76% of survey respondents in May 2020 interested in using telehealth going forward. In the post-COVID-19
world, we believe this trend will continue due to the inherent structural benefits of virtual delivery of healthcare, including convenience and efficiency. However, we believe that in an effort to address resource scarcity, existing digital tools, including telemedicine consultations, are simply shifting the site of care, without addressing the fundamental issues of when and how care is provided.

•
Emergence of New Payment Models.
The challenges of accessibility, affordability and quality facing healthcare systems have not been properly addressed by the current, largely reactive care delivery model, which we refer to as “sick care.” Healthcare providers, paid on a FFS basis, are rewarded for a higher volume of care rather than successful patient outcomes. This compensation model inadvertently promotes expensive and more frequent interventions and treatments, leading to higher costs for those responsible for healthcare spend (e.g., governments, employers, individuals, etc.). This has resulted in a movement towards VBC, which realigns incentives for
healthcare providers, rewarding them for improving patient outcomes rather than increasing the volume of the services they provide. However, the VBC model has yet to be implemented at scale, given the upfront human capital and physical infrastructure investment required with traditional care protocols.

The Babylon Solution
We believe our solution reengineers the healthcare value chain to simultaneously balance accessibility, affordability and quality by implementing the key attributes of digital health and value-based care.

•
Accessibility
. Our digital-first clinical platform makes information available to members so that they can monitor their health information on mobile devices, delivering digital-first care in countries as varied as the United States and Rwanda. Our digital-first, 24/7 access to medical professionals reduces barriers to care and improves timeliness of medical interventions, delivering an interaction with a member every five seconds.

•
Affordability.
Our technology platform improves productivity and reduces administrative burdens on medical professionals through the reallocation of tasks from clinicians to lower cost personnel, and the automation of a significant portion of back-office tasks. Simultaneously, our holistic care provision model allows us to actively monitor the health of our members and to provide them with targeted preventative and primary care when needed, reducing the need for expensive secondary and tertiary care. Together, our digital-first care model can dramatically reduce systemic costs. For example, in the United Kingdom in our partnership with the NHS, we have demonstrated that our solution reduces acute care costs by up to 35% among our members. For a description of the study done on our solution, see
Business— Overview
.” In 2019, the healthcare expenditure per capita was $4,653 in the United Kingdom and $11,072 in the United States.

•
Quality.
Our platform delivers standardized treatment protocols, administrative practices and technology and automation. This allows us and our affiliated healthcare providers to work from a standardized model of medical intervention, reduce variations in care, and deliver the same quality standards to all members. We believe this allows us to provide a better member experience and a higher standard of care. The quality delivered by our system has been confirmed by our members and customers; for example, in the United Kingdom, we received a 96% quality score from the NHS.

Babylon 360, our flagship holistic solution, combines our cutting-edge technologies with human clinical expertise to provide managed care for our members across the care continuum. Our end-to-end
care solution is facilitated through our digital health suite, virtual care, in-person
medical care, and post-care offerings. Our platform empowers users, providers, payers and health systems to generate better health outcomes by addressing the entire care continuum. By providing more care to members when they are healthy and creating clear and accessible solutions when they are sick, we believe we can avoid the significant expenses associated with late or avoidable hospital-based care. We believe our platform disrupts the current state of care delivery and aligns incentives for our members and customers and simultaneously lowers costs for all stakeholders.
When delivering Babylon 360, we and our affiliated providers are able to provide end-to-end
care through the creation of a comprehensive, digital-first “care pyramid” tailored to each member’s specific needs and circumstances.

Each member’s care pyramid is built on a mobile-native, digital self-care foundation that leverages a comprehensive, longitudinal view of a member’s specific circumstances to provide a range of
AI-driven
tools to help members create a set of health goals and to track their progress and achievement. This is complemented by our personal health assistant, which is available to help members with their care needs and for non-clinical
support via chat or direct human interaction. When direct care is needed, it is first provided through virtual clinical consultations, available on a 24/7 basis, linking members with a clinical professional to address their urgent or chronic needs. While most member needs can be addressed with our digital and virtual tools, when a member does require in-person
care, they are seamlessly connected to the appropriate caregiver for an in-person
consultation. If a member’s care needs are more specialized or complex, we offer connections to secondary and tertiary care partners who work with us to provide the full spectrum of sick care. Our aim, over time, is to shift more and more interactions with Babylon Holdings from the bottom of the pyramid to the top, as members become healthier and also, increasingly, are able to undertake self-care and self-monitoring.
We believe our holistic care model is presented to the member in an intuitive and consumer-friendly way. We engage actively and frequently with members, providing the care they need at the point they need it, leveraging existing digital devices as the first point of call and utilizing in-person
providers where needed.

•
When in good health
, the tools provided through our Digital Health Suite can provide members with insights and information about their wellbeing. For example, through Healthcheck, we offer an assessment to help our members understand their current health metrics and how they may change in the future. We can use some of the information from this tool to help risk stratify our member population. By understanding their specific information with Health Assessment, members are better able to set personalized health goals. Our Healthcheck tool then provides members a report, including actionable items to help them achieve those health goals and to help them track their progress and health information.

•
If members get sick,
the Digital Health Suite offers 24/7 access to Digital Triage tools including a Symptom Checker as well as a dedicated personal care team, so members get the right information, care, medication, and treatment as soon as needed. Through our Symptom Checker, members answer questions about their symptoms and are directed to possibly matching conditions responsive to the information entered and potential next steps. A personal care team gives members a clear clinical Care Plan for treatment and recovery. Then, once the members are back on their feet, the Care Team goes back to helping members to monitor their health information.

•
Extensive
follow-up
care
is delivered by affiliated providers, including medication management, transitions to the appropriate type of care, and rehabilitation. We provide recommendations for follow-up
self-care to improve overall member outcomes and ensure that members maintain their health in the best state possible.

Our Product
Our
AI-powered
platform allows Babylon to uniquely deliver affordable, accessible and quality care to millions of members around the world to effectively engage, assess, plan, monitor, treat and support our members, delivering meaningful benefits to our stakeholders.
For members, the journey with Babylon starts with engagement and understanding a total picture of our members’ health needs. We use multiple channels to reach out to our members, from emails to phone calls to in-
person visits with community health workers, to encourage members to install the Babylon app on their smartphone (or USSD app on their feature phone for regions where smartphone penetration is weak). Once members have installed the Babylon app, they may (subject to compliance with applicable rules) be continuously engaged through multiple push-type notifications, emails and SMS which may prompt them to complete a health assessment and create a personalized care treatment plan unique to their needs. The in-app
health assessment, coupled with existing patient EHR data, patient provided data, wearable data and clinical data, allows for a convenient way to have a holistic profile of our members and to measure aspects of risk to our members.

When feeling unwell or concerned about unusual symptoms, our members can instantly access our
AI-
powered symptom checker, which provides responsive and convenient information. Through our Symptom Checker, members answer questions about their symptoms and are directed to possibly matching conditions responsive to the information entered and potential next steps associated with such conditions. Information outcomes range on a continuum from hydrating with water to seeking follow-up
care with a clinician or an ER visit.
If a member would like to see a clinician, our app can facilitate a prompt booking for a primary care, behavioral health or specialist’s synchronous appointment, in many cases on a 24/7/365 basis. In the United States, over 85% of appointments happen within 30 minutes of booking. However, many clinical needs do not require a synchronous face-to-face
appointment. Simple tasks such as birth control or prescription renewals happen asynchronously. For example, a member fills in a questionnaire and a clinician reviews it at a later point in time where permissible; this feature is currently available in the United Kingdom, and we plan to make it available in the United States.
For clinicians, our platform enables more efficient workflows, thus saving valuable time and allowing clinicians to focus on what’s really important – the members. Our custom-built, web-based
Clinician Portal provides longitudinal data around members and allows clinicians to save time on arranging lab tests, issuing prescriptions, scheduling follow up consultations and other frequent tasks through workflow automation. The workflow task-list helps the back-office team manage the transitions of care between providers. Steps are automated using robotic process automation to reduce the operational overhead. For example, lab test results become available to the doctor via Clinician Portal and doctors get notified to review them.
Future product development
We believe that continuous data assessment is key to understanding patient risks and existing conditions, and that these are critical elements to crafting care plans. We have under development proprietary AI which enables ongoing monitoring of member data which automatically suggests to clinicians and members relevant goals and actions, while keeping the clinician in the loop to lead to better health outcomes. Once developed, our systems detects abnormalities during the course of this continuous data assessment, our team would be proactively alerted to intervene to evaluate and understand the root cause and respond via email, phone, or notifications.
We are aiming to further reduce the administrative burden for clinicians through the ongoing development of automated note taking and coding. A leading NLP engine is in development to auto-transcribe clinician interactions in real time and generate meaningful notes and summaries about interactions. In addition, we are deeply focused on automatically coding our patient conditions to get the most accurate record of their care and conditions. We expect this to provide improved accountability and transparency with the goal of reducing costly errors and augmenting our data set to enable future AI solutions. Furthermore, we are very focused on coaching and enabling habit changes that lead to better health outcomes.
The features listed in this section are under active development and have not been commercialized as of the date of this prospectus. We cannot guarantee if or when the features will be available for use.
Our Strengths and Key Differentiators
Our goal is to provide a full spectrum of care services through a comprehensive digital-first platform supported by an
AI-powered,
cloud-based, integrated technology stack. Our key strengths and differentiators are:

•
Purpose-Built, Tech-Enabled
 &
AI-Powered.
Our
end-to-end
healthcare platform is supported by AI, which we believe optimizes efficiency and improves outcomes across the entire care management value chain, from risk stratification to triage to care management. This digital-first, technology-forward approach has been our strategy from the outset and is intrinsically built into our care delivery solutions, in contrast to other care providers that have bolted technology capabilities onto a traditional care delivery model. We have heavily invested in our technology as well as in our team of highly experienced researchers, scientists and engineers since our founding in 2013, which we believe gives us a significant advantage over other care providers and will continue to progress our capabilities. We are also able to license our technology to third parties. Our AI and automation reduce the human capital intensity of providing healthcare, while seeking to improve the quality of decision making and health outcomes, offering:

•	Evidence-based insights, whole person care, and lifestyle and behavioral risk benchmarking for over 30 common diseases;

•	A cloud-based, integrated self-care and clinical services platform, which allows us to deliver convenient, continuous and scalable care globally; and

•
Integrated technology and virtual clinical operations, which automate low value tasks, allowing the focus to be on high value interactions and drive more efficiency than a normal physical primary care operation.

•
Proven
 & Highly-Scalable Care Delivery Model.
Our digital-first model is highly scalable, which differentiates us from competitors as we are able to deliver fully-integrated, personalized healthcare and access across the entire care spectrum through mobile devices many individuals already own or access. This technology allows us to offer access to on-demand
24/7 care through our digital platform while leveraging existing, local healthcare infrastructure in markets where our affiliated providers deliver care. This is evidenced by the rapid go-to-market
in Missouri through our partnership with Home State Health, a wholly- owned subsidiary of Centene Corporation, where, within three months of reaching substantially final agreed terms, we leveraged our digital-first model and Centene’s existing local healthcare network to provide our Babylon 360 solution to approximately 17,000 members, with limited incremental investment. We believe many traditional integrated care competitors, such as agilon health and Oak Street Health, are, at best, technology-enabled as opposed to digital-first. As a result, their businesses have shown less and slower relative scalability due to a lack of end-to-end
technology capabilities and use of a capital-intensive
bricks-and-mortar-first
model which we believe reduces their ability to expand to new markets and capture segment share beyond their near-term physical footprint. Additionally, because we are allocated a population of members under our VBC contracts, we are able to focus our outreach efforts on engagement with our allocated members.

(1)
Sourced from public filings unless otherwise stated. ONEM, OSH, and TDOC reflect FY20 revenue divided by the average of the current and prior year lives covered. TDOC FY20 Revenue pro forma for acquisitions. LVGO reflects FY19 revenue divided by average of FY19 and FY18 covered lives under diabetes management. ACCD reflects LTM revenue as of Q3 2020 divided by the average of Q3 2020 lives covered and lives covered in the
S-1
as of December 2019. AMWL reflects FY20 revenue divided by current lives covered. Babylon reflects estimated revenue per life based on active Babylon VBC contracts.

(2)
Scalability is defined as the sum of revenue CAGR from 2020A to 2022E and gross profit percentage in 2022E. 2022E peer data was sourced from Factset and Capital IQ consensus estimates as of May 7, 2021, except Livongo Health FY20 and FY22 forecasts were based on Factset consensus estimates as of August 4, 2020, which was one day prior to Teladoc acquisition announcement. Teladoc’s FY20 Revenue was obtained from its pro forma financials for acquisitions. Babylon’s financials were based on management estimates consistent with the forecasts provided to Alkuri. This high level of scalability does, however, require that we balance our growth against the management, operational and financial resources needed to enter new markets.

•
Proactively Delivering Mobile-Native Care to Members.
Our digital-first platform allows us to deliver access to integrated, personalized healthcare at scale through our app on the devices most individuals already own. This enables us to quickly, efficiently and effectively interact with members to provide support and care, ideally preventing a member from becoming sick. Upon signing a new Babylon 360 contract, we quickly seek to make direct contact with each member covered under that contract to offer a digital assessment. If required, we also offer to connect members to an introductory video consultation with a clinician. Following initial contact with the member, we continue to provide proactive monitoring and communicate electronically through email and the Babylon app to drive member engagement. Our Care Teams proactively offer personalized healthcare plans for high risk members involving higher levels of interaction with their personal Care Team. Medium risk members also get personalized care plans with a lower number of interactions with the Care Team and a focus on healthy living coaching and education.
Low-risk
members are provided with resources for self-help and education about general wellness. This is automated profiling of an individual (as defined in UK privacy law) and this requires careful considerations as it involves health data.

•
Deep Experience in Value-Based Care.
We aim to improve the member experience and reduce the cost of care by prioritizing member centric care and incentivizing healthcare providers to keep their members healthy, which can lower healthcare costs over the member’s lifetime. From our earliest work with customer groups including the NHS, which provides primary care at a fraction of the cost of what is typical in the United States, we have developed deep experience in the delivery of care within capitated systems. Through the creation of a proactive, digital-first care network, which provides every member with a well-structured “Care Pyramid”, we shift the majority of member interactions to virtual care and provide timely and targeted in-person
care when needed. With the goal of providing a complete solution, our VBC solution manages the totality of a member’s healthcare, including taking on full financial responsibility for costs ranging from primary through to secondary and tertiary care settings (with total risk capped through reinsurance products). By significantly improving accessibility and availability of primary and urgent care, we believe it is possible to create significant downstream savings. Delivery of our solution in the United Kingdom, for example, has demonstrated that up to 35% downstream cost savings are possible. For a description of the study done on our solution, see “
Business—Overview
.”

Our Growth Strategy
We are pursuing the following strategies in order to expand access to high-quality, affordable healthcare:

•
Expand covered population and scope of services in existing markets.
We have a significant opportunity to cover additional lives in the markets we currently serve by both (i) signing contracts with new payers and enterprise customers and (ii) expanding the scope of services provided to our existing customer base. If we expand the scope of services we provide, for example, by upselling a clinical service contract to a VBC contract, we have the ability to increase our current applicable annual run-rate
revenue (“ARR”). This is demonstrated by the increase in ARR as of July 31, 2021 to approximately $323 million as a result of the contract which became effective July 1, 2021 from approximately $170 million and $273 million as of December 31, 2020 and June 30, 2021, respectively. We continue to demonstrate that our offerings are attractive and cost-saving for payers. In our partnership with the NHS, we have saved up to 35% of hospital costs, while delivering high-quality healthcare to members. For a description of the study done on our solution, see “
Business— Overview
.” We believe that these demonstrated savings will both attract new customers and convince existing licensing and FFS customers to upgrade to our VBC offering, Babylon 360, and we have already been successful in doing so – since the start of our expansion into the U.S. market, several customers have upgraded their contracts from initially planned clinical services provision to Babylon 360 contracts.

•
Expand to new markets with new and existing customers.
Thanks to the scalability of our digital-first platform we are able to efficiently expand into new geographical markets, both within and outside the United States. We believe that our existing customer relationships present a particularly attractive growth opportunity. Currently, our focus is on the expansion within the U.S. market, but, as a global operator, we continue to evaluate opportunities outside the United States. To date we have deployed our technology in 16 countries and actively provide clinical services in three. We continue to leverage the deployable nature of our model and technology to pursue business opportunities, both in licensing and clinical care, in new markets with attractive economic opportunities.

•
Pursue strategic partnerships and acquisitions.
While we expect organic growth to be our primary driver, there may be complementary targets with the potential to make valuable additions to our existing platform, either through partnership or acquisition. Recent examples of this approach include our previously announced strategic partnership with Palantir and our strategic investment in Higi, which augments our digital infrastructure through a bricks and mortar presence of 10,000
FDA-cleared
Smart Health stations in retail chains such as Sam’s Club, Kroger, Rite Aid, and Publix, among others, with 73% of the U.S. population living within five miles of a Higi station.

•
Continuing to invest our technology to improve our care capabilities.
We have invested heavily in our technology platform since our founding and believe that it is both world-leading and vital to our continued success in the provision of digital-first care solutions. With this view, we continue to invest in our technology platform and seek to enhance our leadership position in clinically focused healthcare AI and other applications that can improve our member health and experience.

Our Technology
To date, Babylon has heavily invested in a proprietary healthcare delivery platform that we believe is member-friendly, reduces administrative burden for our clinicians, and enables us to scale across geographies. Our solutions are powered by a cloud-enabled platform that is built to maximize interoperability, be accessible to individuals through all kinds of mobile devices, and leverage custom workflow platforms to optimize efficiency in clinicians’ back offices. We believe the key features of our technology platform are the following:

•
Proprietary.
Over the last decade, we have designed a proprietary platform on which we can drive the creation of cohesive, custom solutions powered by AI. In contrast, our competitors rely on many third-party solutions that are decoupled and disjointed, reducing the ability to leverage AI and data to drive overall efficiency and value for their members and providers. Our software is built in line with strong security and privacy controls, and our processes are externally audited for compliance with required standards. We use highly agile software development methodologies to promote effective, metric-driven development while complying with our secure software development lifecycle.

•
Cloud Architecture.
Our globally accessible services are cloud enabled by design for maximum efficiency and scale. Our approach to delivery allows us to operate in multiple cloud regions around the world with a federated approach that enables unique data residency and data sovereignty requirements per country. Built from inception to be powered from the cloud, we aim to be cloud service provider-agnostic, enabling us to deploy our solutions more broadly and globally where there may be a gap in cloud provider coverage through various strategic partnerships.

•
Integration.
Using a standards-based, interoperable interface allows us to integrate seamlessly and efficiently with third party electronic medical records systems and other healthcare data providers. Leveraging a standards-based
HL7-FHIR
(Fast Healthcare Interoperability Resources) approach, we are able to ingest, process and store data from a wide variety of sources, creating a unified view of our members (while ensuring this is in compliance with UK privacy laws).

•
Widely Accessible.
We deliver our digital solution to our members and providers via cutting-edge front-end
technology through both web and smartphone applications. At the same time, we serve individuals with basic flip phones through a proprietary application in developing countries such as Rwanda, facilitating our mission of delivering affordable and accessible healthcare to all.

•
Optimizes Back Office Efficiency.
Leveraging open source and third-party technology, we have built a highly configurable platform that automates non-clinical
tasks such as processing referrals and prescription management, reducing providers’ administrative burden and increasing their operational efficiency. This platform approach allows us to leverage our data and AI strategy to deliver these “back office” workflow services, driving additional value for our members by mitigating friction and delays, which individuals typically face in traditional healthcare delivery models.

How We Leverage Artificial Intelligence
Underpinning our healthcare delivery platform is our bespoke AI architecture that has been designed to help our members navigate their personal healthcare journeys. We believe that our member-centric approach, which considers our members’ healthcare and sick-care, differentiates us from our competitors, whose solutions adopt a narrow, often-times impersonal approach that fails to consider the full spectrum of healthcare. Leveraging our team’s deep experience in building intelligent healthcare systems, our AI architecture has been designed from the ground up over the last decade to deliver actionable insights and recommendations.
A core feature of this architecture is the inclusion, by design, of core principles such as interpretability and explainability. These features are critical when delivering insights through member-facing products since they provide transparency to our clinicians (via our
“clinician-in-the-loop”
platform) for them to understand the provenance of the data and parameters in our AI and to have the ability to independently assess the basis of our AI’s conclusions. These principles, which are inherent features of causal approaches to AI, help overcome the
“black-box”
problem – the notion that an AI system can deliver insights, but is incapable of explaining how it has arrived at its conclusions. This capability provides our customers and clinicians with a critical layer of transparency on the insights provided to our members via products such as the Symptom Checker and Health Assessment.
Another key feature of our AI technology is its ability to quantify the uncertainty of its predictions. In contrast to the majority of
‘black-box’
AI systems which tend towards making overly-confident predictions, uncertainty-aware AI systems are better equipped to quantify and assess how much additional information is required to make predictions with a specified level of confidence.
Additionally, our AI has been designed to be data-efficient and flexible with respect to the information it consumes, enabling us to rapidly adapt our models to new populations. Our AI systems leverage health records from multiple sources where available and in compliance with applicable privacy rules, but also permit other sources of evidence such as data, for example, clinician input and published studies, and medical knowledge, including from clinical guidelines and pathways, to be incorporated where data quality or abundance is a concern. For example, our systems benefit from feedback from our teams of local clinicians who review our AI systems’ use of data in light of local beliefs, language and healthcare concerns. This approach has allowed us to adapt and rapidly localize our AI models to account for differences in language, culture and disease burden across geographies, enabling us to serve populations globally.
Our
Go-to-Market
Model
Working with governments, payers and providers to deliver quality healthcare services globally, we monetize our platform in three primary ways – software licensing, clinical services and value-based care.

Software Licensing
Through our Babylon Cloud Services offering, we license our digital platform to a broad spectrum of customers, including healthcare providers and payers. We believe that software licensing represents an effective way of leveraging our technology platform into customer segments or geographies where we do not currently have commercial operations or a near-term plan to market clinical services or VBC contracts. During the year ended December 31, 2020 and the six months ended June 30, 2021, approximately 31.0% and 34.3%, respectively, of our revenue was derived from software licensing.
Clinical Services
We provide access to our digital platform to customers including health plans, enterprises that offer our platform to their employees, and directly to private users. Our clinical services offering is tailored to our customers’ needs, but can include access to our full range of digital care tools, including our app-based
Digital Suite (which may be accessed as a per member per month fee and classified as licensing fee revenue), as well as access to consultations with licensed medical professionals. Our revenue model for clinical services is based on a combination of FFS and capitated fees. Under our FFS arrangements, payers pay a specified amount for each virtual consultation or patient visit. As a result,
FFS-based
revenue is demand-driven and dependent on volume of virtual consultations or, in some cases, patient visits completed. During the year ended December 31, 2020 and the six months ended June 30, 2021, approximately 36.1% and 14.1%, respectively, of our revenue was derived from clinical services. While clinical services are currently the largest historical proportion of our revenue, we expect that growth in our other revenue streams will likely outpace it in future periods.
Value-Based Care Contracts
Under VBC contracts, we are able to provide personalized,
end-to-end
care solutions through the creation of a comprehensive, digital-first care pyramid tailored to each member’s specific needs and circumstances. Paired with our mix of service support and provider network access, we manage the totality of a patient’s healthcare, including taking financial responsibility for costs incurred in (i) primary care settings, referred to as professional risk; and (ii) primary, secondary and tertiary care settings, referred to as global risk.
Under VBC contracts, we proactively manage the healthcare needs of our members in a centralized manner, including under our risk-based contracts where we negotiate a fixed monthly payment, often based on a percentage of the payer’s premium or Medical Loss Ratio (“MLR”) with the payer. We receive a fixed fee for and assume financial responsibility for member healthcare services. Through member engagement with our services, and while maintaining high clinical quality and excellent member experience, we seek to improve member healthcare while keeping the costs we pay for member healthcare below the fixed fee we receive. Our cost savings are typically driven by improved management of chronic conditions and proactive, preventative care to keep members healthier thereby avoiding unnecessary emergency room visits and hospitalizations. Patients, payers and providers are encouraged to adopt our care pathways. We establish VBC contracts either as digital-first from inception, or in certain circumstances we acquire non-digital
VBC contracts and transition them to our digital-first framework. As we shift all current VBC member interactions into our digital-first framework, we believe that our member management capabilities and our members’ health outcomes will improve and our cost of care delivery will decrease.
Each VBC contract is different in terms of structure and pricing due to state regulations, national health systems and payer negotiations. Before entering into a new contract, we analyze internal and external data on a given patient population, including, but not limited to, historical claims, population demographics, utilization and other key performance data. We perform a full actuarial analysis and combine this information with inflation and local market adjustments. Because our business is to manage healthcare rather than act as a reinsurer, we also have “stop loss” insurance on all of our VBC contracts that generally is invoked when expenditures on any individual patient exceeds a predefined threshold in any given year. This insurance is not material to the overall expense structure and costs up to a few percentage points of revenue. The fees paid under VBC contracts per at-risk
patient are significantly higher than the fees for services provided under FFS arrangements. Consequently, when costs for providing service are effectively managed, the revenue and profit generation opportunities under VBC contracts are significantly more attractive than under FFS arrangements.
During the year ended December 31, 2020 and the six months ended June 30, 2021, approximately 32.9% and 51.6%, respectively, of our revenue was derived from value-based care arrangements. VBC is a more recent revenue stream for us, although we expect it to be an increasing proportion of our total revenue in future periods.
Our Global Reach
As of October 31, 2021, an aggregate of approximately 24 million members had access to our VBC, clinical and/or software licensing offerings in 15 countries across Europe, North America, Asia, and Africa, as further described below.
United States
Since January 2020, we have grown to serve approximately three million members in six states. Approximately 100,000 of these members were VBC members as of September 30, 2021. We offer our members 24/7 access to affiliated healthcare providers licensed in all 50 states.
Clinical Services
We began delivering our solutions through our digital platform in the United States in January 2020 by providing access to our digital platform, including virtual clinical services, on a licensing and FFS basis to health plans across the United States. This business model is consistent with that of our agreement with Bupa in the United Kingdom, as described below. This model has been, and we believe will continue to be, a valuable entry point into delivering our holistic Babylon 360 solution to member populations we serve on a clinical fee-for-service
and licensing basis. In Missouri, for example, we offered access to clinical services on a fee-for-service
and licensing basis to members through Home State Health, a wholly-owned subsidiary of Centene Corporation, and were able to shift a subset of that population to our full Babylon 360 solution within nine months.
Value-Based Care, Including Babylon 360
Building on our success in making available clinical services to Centene members in Missouri, as of the date of this prospectus today we offer our Babylon 360 solution to approximately 19,000 Home State Health members through a VBC agreement. This arrangement is a primary example of our core strategy in the United States – providing digital-first, value-based care for which we are paid a pre-agreed
capitation rate. After signing the VBC agreement in the summer of 2020, we commenced offering service access in October 2020, surpassing our own expectations in member engagement with approximately 20% of households registered, improving health outcomes and accessibility.
We have also acquired
non-digital
VBC contracts and are transitioning them to our digital-first Babylon 360 framework. Through two California-based independent physician associations, or IPAs – FirstChoice Medical Group (“FCMG”) and Meritage Medical Network – that were acquired by an affiliated professional entity, we offer access to VBC services on a capitation basis and carry a combination of professional and global risk for Medicare Advantage,
Medi-Cal
and commercial VBC members. As we shift all interactions with these approximately 67,000 VBC members into our digital-first Babylon 360 framework, we believe that our member management capabilities and our members’ health outcomes will improve, and our cost of care delivery will decrease.
The expansion of our VBC offerings in the United States, including our digital-first Babylon 360 solution, is our primary focus for growth on a go-forward
basis. We are driving such growth by expanding our existing

service with our current health care plan customers into their wider operations and markets, converting more of our U.S. customers to the holistic Babylon 360 solution, and attracting new customers to the Babylon platform. For example, we recently entered into an agreement with an existing customer to make our Babylon 360 solution available to over 14,000 members in the state of New York and began deploying this solution in the third quarter of 2021.
United Kingdom
In the United Kingdom, we deliver our Babylon GP at Hand in England offering, providing primary medical services under a contract with the NHS, and provide clinical services through our agreement with Bupa, a private insurer, as well as through agreements with employers for whom we provide employees access to our clinical services. We provide these services through a mix of fee-for-service
and capitated fees.
Babylon GP at Hand
Through our Babylon GP at Hand offering, which we started in 2017, we provide primary medical services for patients registered with Babylon GP at Hand or temporarily resident in the area and seeking primary medical care. Our reimbursement model is the same as other GPs in England which hold general medical services contracts and is based on the Carr-Hill formula – a capitation model primarily based on age and gender of the patient. Since 2017, we have grown our Babylon GP at Hand offering over fifty times, from 2,000 to over 100,000 members, and from one location in London to seven physical locations in London and Birmingham. Today, anyone who lives or works within 30 minutes of one of our physical premises, irrespective of age and health, can register with Babylon GP at Hand. We have further improved accessibility of healthcare for our Babylon GP at Hand patients by providing digital consultation within two hours of a registered patient seeking an appointment compared to over a week, the average for an NHS GP appointment. At the same time, Babylon GP at Hand has received an overall “Good” rating from the CQC, the independent regulator of health and social care in England. CQC is responsible for inspecting health and social care providers in England and, based on its inspection, assigns one of four ratings, which are “Inadequate”, “Requires improvement”, “Good” and “Outstanding”, to five domains, including “Safe”,
“Well-led”,
“Responsive”, “Effective” and “Caring”, and an overall assessment covering all five domains. CQC also assigned an overall “Good” rating to Babylon Healthcare Services Limited, which is sub-contracted
to deliver services to Babylon GP at Hand.
Additionally, CQC assigned Babylon Healthcare Services Limited an “Outstanding” rating in the
“Well-led”
domain. Babylon GP at Hand has over 95% four and five-star ratings from its members, with a 95% retention rate.
We employ doctors, nurses, prescribing pharmacists and other specialists in order to deliver this care to our membership. Our work with the NHS has demonstrated conclusive cost savings. The NHS’s own studies have shown that our member base has experienced reduced acute care costs by over 35% compared to a similar population.
Bupa
Bupa is the United Kingdom’s largest private health insurer, used by approximately two million people alongside the NHS. Bupa’s covered population has access to Babylon’s digital platform, for which we are paid a capitation fee per member. In addition, Bupa members can undertake virtual consultations with our doctors or healthcare professionals, for which we receive a FFS. Following a virtual consultation, if appropriate, we then refer these members into the secondary care system – either with the NHS or through Bupa’s private network. We do not operate any physical premises in order to deliver healthcare to these members.
Canada
In Canada, we deliver our Babylon Cloud Services offering via a software licensing agreement. We have entered into a seven-year agreement to license our white-labeled digital platform to TELUS Health, a healthcare provider, allowing TELUS to provide integrated clinical services to members through a TELUS-branded version of the Babylon digital platform.
Rest of the World
In furtherance of our global mission to provide accessible and affordable quality healthcare to everyone on Earth, we are continuing to expand our global reach, beginning in Southeast Asia and Rwanda.
Southeast Asia
In June 2018, we signed an agreement with Prudential, a leading provider of health insurance in Asia, to license our white-labeled digital platform to Prudential members through the Prudential-branded “Pulse” app. Since then, we have configured our digital platform to offer services across 11 countries in Southeast Asia, in 9 languages, and including 14 epidemiological models.
Rwanda
In Rwanda, we deliver clinical services on a
fee-for-service
basis. Since commencing operations in Rwanda in 2019, we have scaled rapidly to cover 2.5 million users in Rwanda today, providing both physical and telemedicine consultations through our network of local doctors, clinical field workers and other healthcare professionals. Initial funding for this operation was provided in conjunction with the Bill & Melinda Gates Foundation and, following the initial period, the government of Rwanda signed a
10-year
agreement with us for the provision of clinical services. While its revenue contribution is relatively small, we see Rwanda as a core part of our mission in order to deliver affordable and accessible healthcare to all, and in due course we expect to seek to expand our delivery further in Africa.
Sales and Marketing
We generally build our pipeline through a combination of responding to inbound inquiries, outbound sales and marketing efforts, and existing client relationships. While we do not generally find that we are participating in request-for-proposal
(“RFP”) processes in our
go-to-market
activities due to our unique offering and competitive position, it’s possible that these processes become more prevalent in the future.
Our marketing strategy is focused on building brand awareness by highlighting our digital-first solution and demonstrating the return on investment we provide for our existing customers. Our business customers include healthcare providers, insurers, governments, and employers that sponsor employee memberships as part of their benefits packages. We anticipate increasing our marketing team headcount and are investing in programs designed to elevate our brand in the market.
Affiliated Physicians and Healthcare Professionals
The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in more than 30 U.S. states, all of which we operate in, though the broad variation between state application and enforcement of the doctrine makes an exact count difficult. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we provide administrative and management services to affiliated professional entities pursuant to which those entities reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. We contract with such physician-owned entities through business support agreements for the provision of back office and administrative support services in exchange for a management fee. We have entered into option agreements or direct share transfer agreements with the owners of such affiliated entities to allow for timely succession planning. We expect that the relationships with these affiliated practices and their owner-physicians will continue, and currently have no reason to believe that they will not, although we cannot guarantee that they will. A material change in our relationship with these physician-

owned entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our consumers and could have a material adverse effect on our business, financial condition and results of operations.
Competition
The healthcare industry and, to a lesser extent, the telemedicine and digital self-care industries in which we operate are highly competitive. We operate in multiple international markets and have demonstrated the ability to provide comprehensive, digital-first, technology-enabled care across the full healthcare value chain. We are not aware of any public company which compares precisely in terms of breadth and scope. Competitors in the market are generally focused on one specific slice of the healthcare spectrum, single chronic condition or a single mode of service (e.g., telemedicine) rather than delivering the entire healthcare needs of a member. These platforms may be technology-enabled, but typically have highly specific physical infrastructure, or are broad-based integrated care solutions that are difficult to scale.
We view as competitors those companies whose primary business is developing and marketing telemedicine platforms and services. Competition focuses on, among other factors, technology, breadth and depth of functionality, range of associated services, operational experience, customer support, extent of customer base, and reputation. The lack of AI and broader member-centric healthcare technology in the more traditional telehealth companies significantly reduces the actionability of the data collected by the provider and increases the difficulty of robotic process automation. We believe our digital-first approach is unique, enabling our members to easily access the advice, support and treatment they need using digital and online tools, and is fully integrated with our clinical operations and provider networks to provide an end-to-end
healthcare solution. Furthermore, in our view, their limited ability to expand the value capture per customer in turn limits their total addressable market and future growth and valuation prospects.
In the health system market, healthcare systems could be considered competitors, but many have chosen to partner with us to integrate our capabilities into their own offerings.
While we do not believe there are currently any direct competitors with global reach that offer the full suite of solutions as we do, and believe we are well positioned to execute our business model and reinvent healthcare with our digital-first approach, we could face significant competition from traditional health insurance companies in the future. The incumbent healthcare system and health insurance companies are larger than us and have significant competitive advantages over us, including increased name recognition, greater resources, additional access to capital (including utilizing such capital to acquire or partner with other companies or technologies) and a broader array of healthcare offerings than we currently do. Moreover, as we expand into new lines of business and offer additional products beyond clinical care and self-care, we could face intense competition from traditional healthcare systems and health insurance companies that are already established, some of whom also utilize AI, telehealth, ePharma, virtual care delivery and next generation payer and provider models.
We also compete with new market entrants as well as large communications software players who offer an entry-level priced and simplified offering for telehealth. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may wish to develop their own telehealth solutions, as well as from large retailers like Kroger, CVS Health Corporation, Walgreens or Walmart. With the emergence of
COVID-19,
we have also seen increased competition from consumer-grade video solutions, such as Zoom Video and Twilio. We believe that the breadth of our existing client ecosystem, the depth of our technology platform, and our business-to-business
focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop telehealth solutions, both within and outside of healthcare, will choose to collaborate with us.
Competition is based on many factors, including reputation and experience, types of health services offered, pricing and other terms and conditions, customer service, relationships with public and private health insurance providers (including ease of doing business, service provided, and commission rates paid), size and financial strength ratings, among other considerations. We believe we compete favorably across many of these factors and have developed a digital platform and business model that we believe will be difficult for companies in the healthcare and traditional fee-for-service
health insurance space to emulate.
Intellectual Property
The protection of our technology and intellectual property is an important aspect of our business. We intend to rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, patents and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention of work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.
Our material intellectual property includes (without limitation) core items of our software, such as our Digital Health Suite mobile app and its features, including our
AI-enabled
products such as the Symptom Checker and Health Assessment (which are also licensed to certain customers to integrate into their own products). Our material intellectual property also includes certain AI technologies underlying the Symptom Checker and Health Assessment products. We rely upon a combination of trade secrets, copyrights, patents and other legal rights to protect these software products and related technologies.
The use of patent protection, with a focus on the United States, is part of our intellectual property strategy. As of November 3, 2021, we own 16 granted U.S. utility patents, one granted European patent (validated in the United Kingdom) and have 21 utility U.S. patent applications pending (five of which have been accepted for grant by the U.S. Patent and Trademark Office but are currently proceeding through grant formalities). These granted patents and applications primarily relate to our AI technologies in the fields of probabilistic reasoning and decision-making and natural language processing for healthcare. Some of these technologies are used in our
AI-enabled
products such as the Symptom Checker and Health Assessment, including their medical reasoning and decision-making and conversational features, to facilitate an improved understanding of our members.
We rely on trademarks to protect the Babylon brand. As of November 4, 2021, we hold 79 foreign registered trademarks and two registered trademarks in the United States, have 14 trademark applications pending and three U.S. trademark applications pending. Our registered trademark portfolio primarily seeks to protect the name BABYLON and our heart logo for relevant goods and services.
We continually review our development efforts to assess the existence and patentability of new intellectual property. Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.
Commitment to Environmental, Social and Governance Leadership
We believe that leadership in environment, social and governance (“ESG”) issues is central to our mission of putting accessible, affordable, and quality health services in the hands of everyone on Earth. Having a positive impact on our employees, customers, partners and the environment, with leadership that is accountable to our stakeholders, is critically important to our business.
We have examined and taken steps to address the ESG risks and opportunities of our operations, products and services. As our ESG efforts progress, we plan to report how we oversee and manage ESG issues and evaluate our ESG objectives by using industry-specific frameworks such as the Sustainability Accounting Standards Board and elements of the United Nations Sustainable Development Goals.

Our ESG initiatives are organized into three pillars, which, in turn, contain focus areas for our attention and action.
Our environmental pillar is focused on our commitment to being net zero by 2050, doing our part in reversing the deleterious impacts of climate change on the health of our planet and people. As a first step, we are measuring our global Scope
1-3
GHG emissions to set a benchmark and expect to publish our emissions data and interim targets by the end of 2021. We solidified our net zero commitment by becoming a member of Tech Zero, a climate action group that is a partner to the United Nation’s Race to Zero campaign, established to promote a healthy, resilient, zero carbon recovery.
Our social pillar is focused on serving the needs of our people, our members, and other stakeholders.

•
Addressing Healthcare Inequalities
. Our business mission is intrinsically tied to our social pillar: making high-quality healthcare accessible and affordable for everyone. Underpinning our mission is a commitment to addressing inequalities in healthcare faced by those with low incomes and who live in low resource settings. Whether it is partnering with the Rwandan government to help fulfill its pledge to provide universal healthcare access, or expanding to offer value-based care to Medicaid recipients, we remove barriers to healthcare by customizing our model and services to meet the unique needs of our members.

•
Talent Attraction, Engagement and Retention.
Our ability to attract a skilled workforce of engineers, mathematicians, scientists and healthcare practitioners, and a diverse workforce reflective of our members, is critical to meeting our mission and achieving results for our members, healthcare partners, shareholders and other stakeholders. Reward at Babylon ensures that we all share in our collective success and align long-term incentives through bonus and stock awards or options. We extend our mission to our employees, encouraging healthy lifestyles, emotional and physical well-being and a work-life balance through flexible work arrangements, healthy lifestyle perks, such as free yoga classes and healthy snacks, and health and well-being support from health advocates, mental health first aiders and well-being circles. Our Be Brilliant performance management framework ensures at least bi-annual
performance reviews and career pathway mapping.

•
Diversity and Inclusion
. With employees hailing from 60 countries and counting, Babylon’s diversity is a cornerstone of our culture. Our Diversity, Equity, and Inclusion (“DEI”) program is incorporated across organizational departments, levels, and activities. Our Power of Diversity Resource Groups, which include Black Alliance Network, Women in Tech Health, LGBT Allies, and Interfaith, provide support to members and an avenue for groups to advise senior stakeholders on DEI and business direction goals. Each group is provided an executive sponsor and budget to deliver events and educational programs throughout the year. Our corporate holiday calendar and events are inclusive of a range of identities and backgrounds, such as the inclusion of a variety of religious holidays such as Eid al-Fitr,
Diwali, Christmas and others. Our DEI engagement scores have demonstrated our efforts are working, with our most recent score being 8.2 out of 10.

•
Data Privacy and Cybersecurity
. We know that our success is predicated on members trusting us to responsibly manage their most sensitive data and keep it safe and secure. Our data privacy and information security organizations work with business units from design to delivery, keeping our members in mind at every step. Our information security team represents 1% of our headcount and is led by our Vice President of Information Security, who reports directly to our CTO. Our Information Security Management System is certified to ISO 27001 and SOC Type II, and we are aiming to be HiTrust certified by 2021-year end. The team’s primary focus is securing our platforms through which most of our services are delivered. Our mindset of ‘security by design’ means that security is considered a quality aspect of our product, embedded in product design from outset, rather than added as an overlay post-design. We consider a product with lower level of security to be a product with a lower level of quality.

Our Data Privacy team is led by our Data Protection Officer who reports to the CFO. The team helps us to uphold members’ right to privacy and control of their data. We provide transparency about data uses and end user control–expressed consent must be given for AI learning (personal identifiers always removed), product improvement and marketing. We will never sell data. We also strictly comply with applicable jurisdictional regulations, such as HIPAA, the DPA 2018 and GDPR, ensuring we keep current through extensive horizon scanning and risk register maintenance.
Our Governance Pillar is focused on our commitments to ethics and enterprise risk management.

•
Ethical Conduct
. We uphold the highest standards of ethical business conduct, integrity and responsibility by ensuring employees strictly adhere to our policies that include our Code of Ethics and Conduct, Global Anti- Bribery and Anti-Corruption Policy, and Corporate Whistleblower Policy.

•
Board Oversight of ESG
. Oversight provided by the Board and subcommittees is focused on cyber security, clinical governance, and other key risk and compliance issues, Our Global Risk and Compliance (“GRC”) Framework, overseen by a GRC team, is integral to our enterprise risk management efforts. A GRC committee meets quarterly and reports to our Board’s Audit Committee.

All of our actions and each of our ESG pillars are underpinned by our vision to be a leading digital-first, value-based care company where healthcare revolves around the patient.
Employees
As of October 29, 2021, we employed over 2,200 individuals globally, of which over 1,400 were permanent full-time employees and over 700 were permanent part-time employees. None of our employees in the United States are represented by unions or party to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.
Properties
Our corporate headquarters are currently located at 1 Knightsbridge Green, London SW1X 7QA, United Kingdom, for which the term of our lease expires in September 2024.
We believe that our properties are generally suitable to meet our needs for the foreseeable future. In addition, to the extent we require additional space in the future, we believe that it would be readily available on commercially reasonable terms.
Regulatory Environment
The healthcare industry and the practice of medicine are governed by an extensive and complex framework of federal and state laws, which continue to evolve and change over time. The costs and resources necessary to comply with these laws are significant. Our profitability depends in part upon our ability, and that of our affiliated providers and independent contractors, to operate in compliance with applicable laws and to maintain all applicable licenses. A review of our operations by regulatory authorities could result in determinations that could adversely affect our operations, or the healthcare legal or regulatory environment could change in ways that restrict or otherwise impact our operations. To the extent that any of our employees or third-party contractors engages in any misconduct or activity in violation of an applicable law, we may be subject to increased liability under the law or increased government scrutiny. If any action is instituted against us, and we are not successful in defending ourselves or asserting our rights, such action could have a significant impact on our business, including the imposition of significant fines or other sanctions. Our operations may be adversely affected or disrupted due to restrictions imposed on third parties. Complying with any new legislation and regulations could be time-intensive and expensive, resulting in a material adverse effect on our business.

As a digital health or a telehealth platform company, our operations are subject to United States federal, state and local and international regulation in the jurisdictions in which we do business. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be certain that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.
In response to the
COVID-19
pandemic, in the United States, state and federal regulatory authorities temporarily loosened or waived certain regulatory requirements in order to increase the availability of telehealth services for the duration of the
COVID-19
public health emergency. For example, many state governors issued executive orders permitting physicians and other healthcare professionals licensed in other states to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure or registration process. In addition, changes were made to the Medicare and Medicaid programs (through legislative changes, and the exercise of regulatory discretion and authority) to increase access to telehealth services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these
COVID-19
related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.
We believe that a return to the status quo would not have a materially negative impact on any commercial agreements we entered into during 2020 or in 2021 to date. Each of these agreements has a defined term and virtually none allow for immediate termination for convenience by the customer in question. For many healthcare companies engaging in telehealth, the most significant potential concern about returning to the status quo is that restrictions on the reimbursement of telehealth visits to Medicare beneficiaries could be re-imposed.
We do not believe that the visit volume on our platform or visit revenue will materially decrease based on a return to the status quo from a regulatory perspective.
Medical Provider Licensing, Practice of Medicine and Related Laws
The delivery of health care services is subject to state, federal, and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the standard or adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, operating policies and procedures, and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear and subject to differing interpretations.
Physicians who provide professional medical services to a patient via telehealth must, in most instances, hold a valid license to practice medicine in the state or local jurisdiction in which the patient is located. We have established systems to confirm our affiliated physicians are appropriately licensed under applicable state or local law and that their provision of telehealth to members is delivered in compliance with applicable rules governing telehealth, although these subjects necessarily depend in some instances on collection of accurate information from patients. Depending on the jurisdiction, failure to comply with these laws and regulations could result in licensure actions against the physicians, our services being found to be non-reimbursable,
or prior payments being subject to recoupment, an interruption of the services we deliver, and/or civil, criminal or administrative penalties.
Corporate Practice of Medicine Laws in the United States; Fee Splitting
State corporate practice laws prohibit lay entities (i.e., entities that are not owned by a licensed healthcare professional, like us), from practicing medicine. To comply with the requirements of these prohibitions, we contract with affiliated physician organizations to provide health care services to customers and members. Under these arrangements, our platform is used by the affiliated physician organizations to facilitate the delivery of telehealth services by the affiliated physician organizations and their patients in accordance with the customer and member contracts. Under these arrangements we also provide our affiliated physician organizations with billing, scheduling and a wide range of other administrative and management services, and they pay us for those services via management and other service fees. These arrangements are also subject to state fee splitting and state and federal anti-kickback and similar laws that restrict or define the kinds of financial relationships we can have with our affiliated physician organizations.
State corporate practice of medicine and fee splitting laws and rules vary from state to state, and from federal anti-kickback prohibitions. In addition, these requirements are subject to interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the prohibited corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to significant adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.
HIPAA, GDPR and Other Privacy and Security Laws and Regulations
In the U.S., numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of protected health information (“PHI”) and personally identifiable information (“PII”). In the UK, this is known as ‘personal data’ and ‘special category data’ (the latter includes health data which attracts stronger protections under the UK Privacy laws). These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of protected health information, or PHI, by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. We are business associates under HIPAA, and we execute business associate agreements with our customers.
HIPAA requires covered entities and business associates, such as us, to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $119 per violation and are not to exceed $59,522 per violation, subject to a cap of $1.786 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of the Department of Health and Human Services conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.

HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.
Outside of the United States, we, along with a significant number of our customers, are subject to laws, rules, regulations, guidance and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. For example, GDPR and, now that the U.K. has exited the European Union, the DPA 2018 and U.K. GDPR contain numerous requirements and changes from previous European Union law, including more robust obligations on data processors and data controllers and heavier documentation requirements for data protection compliance programs. Specifically, the numerous privacy-related changes for companies operating in the EU were introduced, including greater control over personal data by data subjects (e.g., the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements (which differ to those listed under HIPAA above, if required report within 72 hours of becoming aware of the breach, and potentially also the requirement to notify affected data subjects) and increased fines. In particular, under the GDPR and the DPA 2018, fines of up to €20 million or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for certain violations. The GDPR and DPA 2018 requirements apply not only to third-party relationships, but also to transfers of information between us and our subsidiaries, including employee information. We are required to comply with the GDPR and DPA 2018 as a “Data Controller” and a “Data Processor.” In 2018, we appointed a Data Protection Officer to oversee and supervise our compliance with GDPR and DPA 2018 data protection regulations. As a result of case law and regulatory changes in relation to transfers of personal data outside of the United Kingdom and Europe, we will make considerable changes to our contractual data transfer template agreements and data transfer assessments.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. New regulation or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows. Further, given the risk and penalties associated with this area, commercial contractual liability and indemnity provisions relating to data protection breaches and incidents can be particularly onerous, leading to risks of punitive damages/penalties in the event of a breach.
While we have taken steps to mitigate the impact of the GDPR and the DPA 2018 on us and despite our ongoing efforts to bring practices into compliance, we may not be successful either due to various factors within our control, such as limited financial or human resources, or other factors outside our control. It is also possible that local data protection authorities may have different interpretations of the GDPR, leading to potential inconsistencies amongst various EU member states. Indeed, case law rulings can be inconsistent and unprecedented in this area, leading to more uncertainty regarding acceptable levels of compliance. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, marketing, or customer communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy or data security, may result in governmental investigations and enforcement actions, litigation, fines and penalties or adverse publicity, and could cause our customers lose trust in us, which could have an adverse effect on our reputation and business.
This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and information security in the United States, the European Union and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our customer base and increase revenue.
Other U.S. Healthcare Laws
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:

•
the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

•
the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration (i) in return for referring or to induce the referral of an individual for the furnishing, or arranging for the furnishing, of items or services paid for in whole or in part by any federal health care program, such as Medicare and Medicaid, and (ii) ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items, services, good, or facility paid for in whole or in part by any federal health care program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

•
the criminal healthcare fraud provisions of HITECH, HIPAA, and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti- Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•
the federal False Claims Act that imposes civil liability on individuals or entities that, among other things, knowingly submit false or fraudulent claims for payment to the government, or knowingly making, or causing to be made, a false statement in order to have a false claim paid, or retain identified Medicare or Medicaid overpayments, and allows for qui tam or whistleblower suits by private individuals on behalf of the government;

•	various federal healthcare-focused criminal laws that impose criminal liability for intentionally submitting false or fraudulent claims, or making false statements, to the government;

•	reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

•
similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

•
state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

•
state laws, regulations, interpretative guidance, and policies requiring certain modality and other actions to establish a provider-patient relationship, deliver care, or prescribe medications as part of a telehealth service;

•	state laws, regulations and policies relating to licensure and the practice of telehealth services across state lines;

•	state laws, regulations, interpretative guidance, and policies regarding the dispensing or delivery of medications and devices;

•
state laws, regulations, interpretative guidance, and policies regarding reporting requirements and patient consent, education, and follow-up
related to treatment, including treatment and education for certain specific topics, such as, contraception, HIV and other STIs and state reporting for HIV, STI, and infectious diseases;

•	laws that regulate debt collection practices as applied to our debt collection practices;

•	a provision of the Social Security Act that imposes penalties on healthcare providers who fail to disclose, or refund known overpayments;

•
federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

•
federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Achieving and sustaining compliance with these laws may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.
To enforce compliance with the federal laws, the OIG has recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,665 to $23,331 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages and heavy penalties that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.
Healthcare Regulation Worldwide
United Kingdom
The regulator of health services at a system level in England is the CQC. Any provider of certain regulated healthcare activities in England must be registered with the CQC, and it is an offence for an unregistered person to provide such services. The CQC monitors, inspects and regulates such providers to make sure they meet fundamental standards of quality and safety and it publishes what it finds, including performance ratings to help people choose care.
Where a CQC inspection finds deficiencies in the service provision, it will make recommendations for improvement and the CQC generally aims to work in cooperation with healthcare providers to ensure voluntary compliance. However, where this is not possible, the CQC has powers to take enforcement action, including:

•	issuing requirement notices or warning notices to set out what improvements a provider must make;

•	making changes to a provider’s registration to limit what they may do;

•	issuing cautions or fines; and/or

•	prosecuting cases where people are harmed or placed in danger of harm.
The Medicines and Healthcare Products Regulatory Agency regulates the elements of our products which are categorized as medical devices.
Canada
The healthcare regulatory requirements in Canada apply primarily to individual practitioners rather than at a system level to service providers. Within primary care, the main requirement is that the individual practitioner is in good standing with the relevant provincial professional regulatory body (generally the provincial College of Physicians). As a healthcare services and technology provider, we are not subject to such regulatory oversight.
Rwanda
Our services in Rwanda are regulated by the Rwandan Ministry of Health, both through its overall responsibility for healthcare provision within Rwanda and through contractual mechanisms contained within its contract with us.
Medical Device Regulation
Some of our digital software products are considered medical devices in the United Kingdom and the European Union. Specifically, our symptom checker (“Triage”) and our health assessment tool (“Healthcheck”) are registered as medical devices with the UK Medicines and Healthcare Product Regulatory Agency and the Irish Health Products Regulatory Authority. Both products are placed on the UK market bearing the European CE mark, indicating conformity to EU medical device legislation; both current products are placed on the market under the EU MDD. As per the Brexit Transition Treaty, the UK accepts the CE mark as evidence of conformity until June 2023. However, neither Triage nor Healthcheck has been independently tested or approved by a notified body.
Babylon considers that Triage and Healthcheck are qualified for enforcement discretion in the US, meaning no registration with the FDA is required.
Our current products are not considered medical devices in other jurisdictions where the products are marketed, including Malaysia, Hong Kong, Singapore, Indonesia, Vietnam, Thailand, Philippines, Taiwan, Cambodia, Laos, Myanmar, Canada and Rwanda. Babylon has confirmed the regulatory position in these jurisdictions with local regulators.
ISO 13485
Regulatory requirements are increasingly stringent throughout every step of a product’s life cycle, including service and delivery. Increasingly, organizations in the industry are expected to demonstrate their quality management processes and ensure best practice in everything they do. ISO 13485, issued by the International Organization for Standardization, or ISO, is the medical device industry’s internationally agreed standard, sets out the requirements for a quality management system specific to the medical devices industry.
Our quality management system, in which our medical devices have been developed, has been independently assessed and certified by a notified body to EN ISO 13485:2016 standard.
DCB 0129/0160 (National Health Service U.K. standards for design and implementation of digital health technologies)
DCB 0129 is the clinical risk management standard which manufacturers of health IT systems and apps need to comply with. The standard is governed by NHS Digital and compliance is mandatory under the U.K. Health and Social care Act 2012. Digital health technology can introduce as well as mitigate clinical risk. NHS Digital requires that organizations who manufacture health IT systems and apps undertake a formal risk assessment and evidence the measures which have been put in place to mitigate risk. Proactively demonstrating that a product is safe helps to protect from litigation and visibly demonstrates best-practice to customers. To comply with the standard, we undertake a formal risk assessment on the product and produces three documents summarizing the outcome: the Clinical Risk Management Plan, Hazard Log and Clinical Safety Case Report.
UK Medical Device Regulation
For the purposes of a post-Brexit Great Britain, the EU MDD, amongst others, is given effect in UK law through the Medical Devices Regulations 2002, as amended (the “UK MDR”). The UK MDR continue to have effect in Great Britain after the Brexit transition period. This means that since January 1, 2021, the Great Britain route to market and labelling requirements is still based on the requirements derived from the EU MDD. The UK MDR does not currently include any of the amendments that are made by, amongst others, the new EU Medical Devices Regulation 2017/745 (the “EU MDR”), which came into effect in the EU after the Brexit transition period. Accordingly, the EU MDR shall not automatically apply in Great Britain. Instead, the recent Medicines and Medical Devices Act 2021 supplements the UK MDR.
International Regulation
We expect over time to continue to expand our operations in foreign countries through growth and acquisitions. In such a case, our international operations will be subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection, data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital. In addition, the expansion of our operations into foreign countries increases our exposure to the anti-bribery, anti-corruption and anti-money laundering provisions of U.S. law, including the Bribery Act, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws that apply in countries where we do business.
The Bribery Act, the FCPA and these other laws generally prohibit us and our employees and intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to government officials or other persons to obtain or retain business or gain some other business advantage. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws. We may not be completely effective in ensuring our compliance with all such applicable laws, which could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.
We and our products are subject to U.S. import and export controls and trade and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These laws prohibit the shipment or provision of certain products and solutions to certain countries, governments and persons targeted by U.S. sanctions. Exports of our products and services must be made in compliance with these laws and regulations. If in the future we are found to be in violation of U.S. sanctions or export control laws, it could result in civil and criminal penalties, including loss of export privileges and substantial fines for us and for the individuals working for us.
In addition, changes in our solution, or future changes in export and import regulations, may prevent our members with international operations from deploying our platform globally or, in some cases, prevent the export or import of our solution to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our solution would likely adversely affect our business, financial condition and results of operations.
Legal Proceedings
We are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

USE OF PROCEEDS
We are not offering any Class A ordinary shares for sale under this prospectus. All Registered Securities offered pursuant to this prospectus will be offered and sold by the Registered Holders for their respective accounts. We will not receive any of the proceeds from any sale of Registered Shares by Registered Holders under this prospectus.
With respect to the registration of the Registered Shares, the Registered Holders will pay any underwriting discounts and commissions incurred by them in disposing of the Registered Shares. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Shares covered by this prospectus, including all registration and filing fees, NYSE additional listing fees, and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Pursuant to the Companies (Jersey) Law 1991, we may only pay a dividend if the directors who authorize the dividend make a prior solvency statement in the required statutory form.

CAPITALIZATION
The following table sets forth our cash and cash equivalents, indebtedness and capitalization as of September 30, 2021 on:

•	a historical basis for Babylon Holdings Limited; and

•
an adjusted basis, after giving effect to the Business Combination, PIPE financing, estimated cash consideration transferred in connection with the acquisition of Higi of $11.2 million and cash proceeds, net of discount and debt issuance costs, from $200 million in unsecured Notes issued to AlbaCore Capital LLP and affiliates.

As we will not receive any proceeds from the sale of Class A ordinary shares sold by the Registered Holders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus.
This table should be read in conjunction with our financial statements and the related notes thereto, included elsewhere in this prospectus, as well as “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this prospectus.

	As of September 30, 2021
(in thousands)	Actual (Unaudited)	As Adjusted (Unaudited)
Cash	$37,132	$357,222
Indebtedness	47,764	185,000
Equity
Share Capital	14	14
Share Premium	557,569	860,454
Share based payment reserve	52,861	52,861
Retained earnings	(609,658)	(718,487)
Foreign currency translation and non-controlling interests	(1,325)	(1,325)

Total Equity	(539)	193,517

Total Capitalization	$47,225	$378,517

SELECTED HISTORICAL FINANCIAL INFORMATION
The financial information presented below is derived from our unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this prospectus as of and for the six months ended June 30, 2021 and 2020 and the fiscal years ended December 31, 2020 and 2019. The information presented below should be read alongside our consolidated financial statements and accompanying footnotes included elsewhere in this prospectus.
Babylon reports under IFRS as issued by the IASB. None of the financial statements referenced were prepared in accordance with U.S. GAAP. Our financial statements are stated in U.S. dollars ($).
The selected historical consolidated information in this section should be read in conjunction with each of our financial statements and related notes and “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere herein. The historical results included below and elsewhere in this prospectus are not indicative of our future performance.
Statement of Profit and Loss

(amounts in thousands unless otherwise indicated)	For the Six Months Ended June 30,		For the Year Ended December 31,
	2021	2020	2020	2019
Revenue:
License fees revenue	$44,245	$10,354	$24,603	$2,002
Clinical services revenue	18,134	12,149	28,631	14,032
Value-based care revenue	66,392	—	26,038	—

Total Revenue	128,771	22,503	79,272	16,034
Cost of care delivery	(92,137)	(18,820)	(67,254)	(19,810)
Platform & application expenses	(21,377)	(12,898)	(48,664)	(16,948)
Research & development expenses	(17,201)	(20,881)	(35,524)	(51,205)
Sales, general & administrative expenses	(76,606)	(52,762)	(103,341)	(90,891)

Operating loss	(78,550)	(82,858)	(175,511)	(162,820)
Finance costs	(2,243)	(2,569)	(4,530)	(1,116)
Finance income	28	6	610	1,015
Exchange (loss) / gain	(91)	(2,146)	(2,836)	17,075

Net finance (expense) income	(2,306)	(4,709)	(6,756)	16,974
Gain on sale of subsidiary	3,917	—	—	—
Share of loss of equity-accounted investees	(1,276)	(309)	(1,124)	—

Loss before taxation	(78,215)	(87,876)	(183,391)	(145,846)
Tax (provision)/ benefit on loss	2,493	(2,937)	(4,639)	5,559

Loss for the financial year	(75,722)	(90,813)	$(188,030)	$(140,287)

Balance Sheet Information

(amounts in thousands unless otherwise indicated)	June 30,	December 31,
	2021	2020	2019
Cash and cash equivalents	$42,381	$101,757	$214,888
Working capital (1)	(1,323)	5,665	191,432
Total assets	242,587	238,814	288,834
Total liabilities	184,567	190,455	115,037
Retained earnings	544,411	(469,504)	(282,705)
Total equity	58,020	48,359	173,797

(1)	We define working capital as total current assets minus total current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Selected Historical Financial Information” and our audited consolidated financial statements, including the notes thereto, and unaudited financial statements for the six months ended June 30, 2021 and 2020 included elsewhere in this prospectus. Discussion is based on our financial information prepared in accordance with IFRS as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
We are a leading, global,
end-to-end
healthcare solution provider utilizing advanced digital- first pathways to deliver meaningfully-improved healthcare to our customers. We develop affordable healthcare services accessible to members on digital devices platforms and providing technology solutions to medical professionals by automating routine tasks for the care of patients. It also uses its technology to step in early and help members become more informed about medical events, so they can make informed decisions and stay healthier longer. We combine artificial intelligence and broader technologies with human expertise to deliver modern healthcare.
We monetize our products and services in three primary ways:

•
Value-Based Care
, or VBC, in which we manage a proportion or the entire medical costs of a member population and capture the cost savings. During the year ended December 31, 2020 and the six months ended June 30, 2021, 32.9% and 51.6%, respectively, of our revenue was derived from value-based care arrangements.

•
Clinical Services
, in which our affiliated providers deliver medical consultations, typically on a fee-for-service
basis. During the year ended December 31, 2020 and the six months ended June 30, 2021, 36.1% and 14.1%, respectively, of our revenue was derived from clinical services.

•
Software Licensing
, in which we sell our digital suite of products to partners who provide care through their own medical networks. During the year ended December 31, 2020 and the six months ended
June 30, 2021, 31.0% and 34.3%, respectively, of our revenue was derived from software licensing.

As of October 31, 2021, approximately 24 million members had access to our VBC, clinical and/or software offerings in 15 countries across Europe, North America, Asia, and Africa. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with approximately 100,000 VBC members as of September 30, 2021, and we expect to remain focused on U.S. growth. Our company has developed as follows:

•	2013: Founded by our Chief Executive Officer, Dr. Ali Parsadoust.

•	2014: Became the first digital-first health service provider to be registered with the CQC, the healthcare services regulator and inspector in England.

•	2015: Began providing clinical services through our virtual care platform, offering diagnosis, advice and treatments via medical professionals to patients on a remote basis.

•	2016: First expanded outside the United Kingdom, launching in Rwanda.

•	2017: Our technology was made available for licensing to corporate and institutional clients

•	2018: We launched our agreement with Prudential in Asia and since then have been rolling out our symptom checker and health assessment solutions across 11 countries.

•	2018: We launched our partnership with TELUS in Canada to use our platform to deliver digital health services across Canada.

•	2020: Our first end-to-end digital, integrated VBC service, Babylon 360, was formed. Babylon 360 has since expanded in North America and Europe.

•
2021: We completed a business combination with Alkuri, a special purpose acquisition company, on October 21, 2021, pursuant to which our Class A ordinary shares and warrants were listed on the NYSE. In addition, we and Alkuri entered into Subscription Agreements and completed a private placement of Class A ordinary shares to certain investors for an aggregate purchase price of $224 million.

During that time, we have also completed certain investments and acquisitions in recent years that have helped improve our ability to deliver our products in services:

•
DayToDay.
In October 2019, we purchased a majority stake in Health Innovators Inc. (d/b/a DayToDay) and, on September 27, 2021, we entered into a stock purchase agreement to acquire its remaining outstanding share capital. This acquisition is intended to bolster Babylon’s product offering by providing patient management for acute care episodes.

•
Higi
.
In May 2020, we acquired a minority interest in Higi, as well as an option to acquire the remainder of Higi. We have announced our intention to exercise this option primarily using our shares as consideration shortly after the completion of the Business Combination. Higi is a maker of health kiosks found in retail pharmacies and groceries that provide free screenings of blood pressure, weight, pulse and body mass index. This planned acquisition is intended to increase our reach to users and our ability to provide clinical service offerings to our customers.

•
Fresno Health Care.
In October 2020, we acquired certain portions of the Fresno Health Care business of FirstChoice Medical Group (together, “FCMG”) for $25.7 million. This acquisition is intended to advance the growth of our value-based care services by integrating our digital-first tools with the ability to provide end-to-end
healthcare services in order to create a more accessible and seamless health care experience for our members.

•
Meritage Medical Network
.
In April 2021, we acquired Meritage Medical Network (“Meritage”) for approximately $31.0 million. This acquisition is intended to expand the growth of our value-based care services digital-first tools to over 20,000 Medicare Advantage and Commercial HMO patients within the Meritage network.

We have experienced rapid revenue growth in the past year in particular as we have recently expanded our VBC offerings. Our Revenue was $79.3 million and $16.0 million, our Cost of care delivery was $67.3 million and $19.8 million, our Platform and application expenses were $48.7 million and $16.9 million, our Research and development expenses were $35.5 million and $51.2 million, our Operating loss was $175.5 million and $162.8 million for the years ended December 31, 2020 and 2019, respectively. Our Revenue was $128.8 million and $22.5 million, our Cost of care delivery was $92.1 million and $18.8 million, our Platform and application expenses were $21.3 million and $12.9 million, our Research and development expenses were $17.2 million and $20.9 million, and our Operating loss was $78.6 million and $82.9 million for the six months ended June 30, 2021 and 2020, respectively. Our loss was $188.0 million and $140.3 million, our EBITDA was ($165.0) million and ($143.2) million, and our Adjusted EBITDA was ($146.2) million and ($152.4) million for the years ended December 31, 2020 and 2019, respectively. Our Loss was $75.7 million and $90.8 million, our EBITDA was ($62.7) million and ($78.9) million, and our Adjusted EBITDA was ($54.2) million and ($76.2) million for the six months ended June 30, 2021 and 2020, respectively. For a description of how we calculate EBITDA and Adjusted EBITDA, a reconciliation to the most directly comparable IFRS measure, and the limitations of these non-IFRS
financial measures, see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations
—
Key Business and Financial Metrics—EBITDA and Adjusted EBITDA
.”

Impact of the
COVID-19
Pandemic
The rapid spread of
COVID-19
around the world (“Pandemic”) has altered the behavior of businesses and people, with significant negative effects on national, state and local economies, the duration of which remains unknown at this time. While several of the markets in which we operate are beginning to experience reductions in the effects of the Pandemic, it is not currently possible to predict the ultimate financial impact
COVID-19
will have had on our business, results of operations and financial condition. Key factors will include the extent to which changes in the behavior of people during the Pandemic result in a permanent change in their behavior, a longer-term reversion back to pre-pandemic
behaviors or a significant immediate change in behaviors as the impacts of the Pandemic become more manageable because of global vaccination programs.
Merger Agreement
In June 2021, we entered into the Merger Agreement by and among Babylon Holdings, Merger Sub, Alkuri and the Sponsors, which, among other things, provides for Merger Sub to be merged with and into Alkuri with Alkuri being the surviving company and wholly owned subsidiary of Babylon (the “Business Combination”).
Following the consummation of the Business Combination, Class A Ordinary Shares have been traded on the NYSE, and we are required to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses.
Key Business and Financial Metrics
We review a number of operating and financial metrics, including the following key metrics and non-IFRS
measures, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.

(USD in thousands unless otherwise indicated)	For the Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
	$’000	$’000
Revenue:
License fees revenue	$44,245	$10,354	$24,603	$2,002
Clinical services revenue	18,134	12,149	28,631	14,032
Value-based care revenue	66,392	—	26,038	—

Total Revenue	128,771	22,053	79,272	16,034
Cost of care delivery	(92,137)	(18,820)	(67,254)	(19,810)
Platform & application expenses	(21,377)	(12,898)	(48,664)	(16,948)
Research & development expenses	(17,201)	(20,881)	(35,524)	(51,205)
Sales, general & administrative expenses	(76,606)	(52,762)	(103,341)	(90,891)
Loss for the financial year	(75,722)	(90,813)	(188,030)	(140,287)
EBITDA	(62,678)	(78,854)	(164,984)	(143,249)
Adjusted EBITDA	(54,160)	(76,243)	(146,155)	(152,358)

(amounts in thousands unless otherwise indicated)	As of June 30,		As of December 31,
	2021	2020	2020	2019
Users	8,197	5,267	6,828	4,074
VBC Members	84	—	66	—
Our key business and financial metrics are explained in detail below.
Revenues
Revenue is derived from license fees for the right to access our digital services, clinical service revenue from the provision of clinical services and capitation revenue from the provision of VBC services.

License Fees Revenue.
License fees revenue relates to a user obtaining a right to use and/or access our digital services. In these licensing arrangements, we provide digital services to corporate entities, and these corporate entities are considered our customer since the contract is for services that represent our ordinary business.
Clinical Services Revenue.
Clinical service revenue is represented by our provision of clinical services to business and private users. Clinical service fees are based on per member per month (“PMPM”) subscription fees and fees per appointment (“fee for service” or “FFS”). PMPM subscription fees give members access to our clinical services over the contractual period as set forth in the arrangement and may be allocated to Licensing revenue. Fee for service is based on contracted rates determined in agreed-upon compensation schedules.
Value-Based Care Revenue.
Value-based care revenue consists primarily of per capita fees for the delivery of VBC services under arrangements with various customers. Under the typical capitation arrangement, we are entitled to monthly PMPM fees to provide a defined range of VBC services to attributed members. PMPM fees are not dependent upon the volume of specific care services provided.
Part of the consideration received under capitation revenue contracts is variable as the contracts contain provisions for performance-based incentives, performance guarantees and risk shares where amounts received are dependent upon factors such as quality metrics, member-specific attributes, and healthcare service costs. Capitation revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Such uncertainties may only be resolved several months after the end of the reporting period because of the availability of sufficient reliable data relating to factors such as quality metrics, member specific attributes and healthcare service costs. Subsequent changes in capitation fees and the amount of capitation revenue to be recognized by us are reflected in subsequent periods. The amount of variable capitation revenue recognized is expected to increase as the number of members we provide VBC services to increases.
Expenses are classified by relevant function:
In 2020, following the start of the VBC revenue stream, management reviewed the presentation of the consolidated statement of profit and loss and considered whether it continues to provide relevant and reliable information to stakeholders. It was concluded that there should be an update to how certain expenses were classified and therefore the Group has changed its accounting policy for expense classifications. Previously, the Group had disclosed Depreciation and Amortization as a separate expense category, whereas now Depreciation and Amortization costs are allocated to their relevant function. In addition, the Group elected to separately present costs of revenue relating to its Platform and application expenses, including the amortization and impairment, and Research and development expenses, excluding the amortization and impairment, in its Consolidated Statement of Profit and Loss. The elective disaggregated presentation of amounts previously classified as Research & development and technology expenses was applied retrospectively to the Company’s Consolidated Financial Statements.
Cost of Care Delivery
Our cost of care delivery primarily consists of fees paid to the physicians and other health professionals in our provider network and costs incurred in connection with our provider network operations. Cost of care delivery is mainly driven by patient activity and required medical services and are relatively variable. Costs incurred relating to the delivery of VBC services is recorded as an expense within cost of care delivery when capitation revenue is recognized.
Platform & Application Expenses
Platform and application expenses are costs of revenue related to our digital healthcare platform. These costs primarily include employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses, for individuals that are engaged in providing professional services related to support and maintenance of the digital healthcare platform, as well as third-party application costs, hosting services and other direct costs. It also includes amortization of capitalized development activities, including related amortization of tax credits.
Research & Development Expenses
Research and development expenses primarily included employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses for individuals that are engaged in performing activities to develop and enhance the Group’s digital healthcare platform as well as third-party application costs, hosting services and other indirect costs. Research costs and development costs that do not meet the criteria for capitalization are expensed as incurred.
Sales, General & Administrative Expenses
Sales, general & administrative expenses include employee-related expenses, contractors and consultants’ expense, stock-based compensation, property and facility related expenses, IT and hosting, marketing, training and recruiting expenses. Enterprise IT and hosting costs are primarily software subscriptions, domain and hosting costs. Our Sales, general & administrative expenses also include depreciation of property, fixtures and fittings and amortization of acquired intangible assets.
EBITDA and Adjusted EBITDA
In addition to our financial results reported in accordance with IFRS, we believe that EBITDA and Adjusted EBITDA, both of which are non-IFRS
financial measures, are useful in evaluating the performance of our business. We define EBITDA as profit (loss), adjusted for depreciation, amortization, net finance income (costs), and income taxes. We define Adjusted EBITDA as profit (loss), adjusted for depreciation, amortization, net finance income (costs), income taxes, share-based compensation, impairment expenses, foreign exchange gains or losses and gains (losses) on sale of subsidiaries.
We believe that EBITDA and Adjusted EBITDA are useful metrics for investors to understand and evaluate our operating results and ongoing profitability because it permits investors to evaluate our recurring profitability from our ongoing operating activities. EBITDA and Adjusted EBITDA have certain limitations, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under IFRS. We caution investors that amounts presented in accordance with our definition of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because some issuers calculate EBITDA and Adjusted EBITDA differently or not at all, limiting their usefulness as direct comparative measures.
The following table presents a reconciliation of EBITDA and adjusted EBITDA from the most comparable IFRS measure, loss for the financial year, for the six months ended June 30, 2021 and 2020, and for the years ended December 31, 2020 and 2019:

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Loss for the financial year	$(75,722)	$(90,813)	$(188,030)	$(140,287)
Add:
Depreciation and amortization expenses	13,322	6,459	14,487	2,496
Finance costs and income	2,215	2,563	3,920	101
Tax (benefit)/ provision	(2,493)	2,937	4,639	(5,559)

EBITDA	(62,678)	(78,854)	(164,984)	(143,249)

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Share-based compensation	12,344	433	9,557	7,966
Impairment expense	—	32	6,436	—
Exchange loss/(gain)	91	2,146	2,836	(17,075)
(Gain) on sale of subsidiary	(3,917)	—	—	—

Adjusted EBITDA	$(54,160)	$(76,243)	$(146,155)	$(152,358)

Users
Users is the total number of members who have joined our digital platform and completed all mandatory fields on the digital platform. Once a member is registered, Babylon has been able to capture member details and provides the member with access to our suite of digital services. Growth in users in the six months ended June 30, 2021 was driven primarily by engagement from our VBC members and increases in the number of members receiving clinical services.
Members
Members are the number of members for which we provide Clinical Services or Value-Based Care Services.
VBC Members
VBC Members are the number of members for which full cost risk of covered services is assumed under Value-Based Care arrangements.
Key Components of Our Results of Operations
Revenue
Revenue is derived from license fees for the right to access our digital services, clinical service revenue from the provision of clinical services and capitation revenue from the provision of value-based care services.
Software Licensing Revenue.
The majority of revenue related to software licensing is recognized on a straight-line basis over the contractual term beginning when the customer has access to the service. Revenue from software licensing arrangements with multiple performance obligations that is not recognized on a straight- line basis is recognized when the performance obligations have been satisfied upon transfer of the service, typically a right to use the service, to the customer. Any revenue relating to localization of services prior to the commencement of license term is not deemed to be distinct from the license contract and is subsequently also recognized over the license term. Efforts to satisfy performance obligations are expended evenly throughout the performance period and so the performance obligation is satisfied evenly over time.
Clinical Services Revenue.
Clinical service fees are based on PMPM (per member per month) subscription fees and fees per appointment. PMPM subscription fees are recognized monthly based on the number of members covered by the plan in a given month and may be allocated to Licensing Revenue. Fee for service is recognized when the services are rendered at a point in time.
Value-Based Care Revenue.
Unlike clinical services revenue, we accept full financial risk for members attributed to our VBC services, which means we are responsible for the cost of all covered services required by members.
Cost of Care Delivery
Our cost of care delivery primarily consists of fees paid to the physicians and other health professionals in our provider network and costs incurred in connection with our provider network operations. Cost of care delivery is mainly driven by patient activity and required medical services and are relatively variable. Costs incurred relating to the delivery of VBC services is recorded as an expense within cost of care delivery when value-based care revenue is recognized.
Platform and application expenses
Platform and application expenses are costs of revenue related to our digital healthcare platform. These costs primarily include employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses, for individuals that are engaged in providing professional services related to support and maintenance of the digital healthcare platform, as well as third-party application costs, hosting services and other direct costs. The amortization of capitalized development costs are also included in Platform and application expenses. We expect our Platform and application expenses to increase commensurate with increased maintenance attributable to new contracts and continuing development of our technology platform.
Research & development expenses
Research and development expenses primarily included employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses, for individuals that are engaged in performing activities to develop and enhance the Group’s digital healthcare platform as well as third-party application costs, hosting services and other indirect costs. Research costs and development costs that do not meet the criteria for capitalization are expensed as incurred. We expect our Research & development expenses to continue to increase commensurate with the continued development of our technology platform.
Sales, General & Administrative Expenses
Sales, general & administrative expenses include employee-related expenses, contractors and consultants’ expense, stock-based compensation, property and facility related expenses, IT and hosting, marketing, training and recruiting expenses. Enterprise IT and hosting costs are primarily software subscriptions, domain and hosting costs. Our Sales, general & administrative expenses also include depreciation of property, fixtures and fittings and amortization of acquired intangible assets. We expect our Sales, general & administrative expenses to increase for the foreseeable future due to costs that we incur as a new public company, as well as other costs associated with continuing to grow our business. However, we expect our Sales, general & administrative expenses to decrease as a percentage of our total revenue over the next several years. Our Sales, general & administrative expenses may fluctuate as a percentage of our total revenue from period to period due to the number of consultations and number of assigned Babylon members of our total revenue and the timing and extent of our Sales, general & administrative expenses.
Results of Operations- Six Months Ended June 30, 2021 Compared to the Six Months Ended June 30, 2020
The results of operations presented below should be reviewed in conjunction with our unaudited condensed consolidated interim financial statements and related notes included elsewhere in this prospectus. The following table presents data from our unaudited consolidated interim statements of profit and loss for the six months ended June 30, 2021 and 2020:

(dollars in thousand unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Revenue:
Software licensing revenue	$44,245	$10,354	33,891	327.3
Clinical services revenue	18,134	12,149	5,985	49.3
Value-based care revenue	66,392	—	66,392	NM

Total Revenue	128,771	22,503	106,268	472.2
Cost of care delivery	(92,137)	(18,820)	(73,317)	389.6
Platform & application expenses	(21,377)	(12,898)	(8,479)	65.7

(dollars in thousand unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Research & development expenses	(17,201)	(20,881)	3,681	(17.6)
Sales, general & administrative expenses	(76,606)	(52,762)	(23,844)	45.2

Operating loss	(78,550)	(82,858)	4,308	(5.2)
Finance costs	(2,243)	(2,569)	326	(12.7)
Finance income	28	6	22	366.7
Exchange (loss)	(91)	(2,146)	2,055	(95.8)

Net finance (expense) income	(2,306)	(4,709)	2,403	(51.0)
Gain on sale of subsidiary	3,917	—	3,917	NM
Share of loss of equity-accounted investees	(1,276)	(309)	(967)	312.9

Loss before taxation	(78,215)	(87,876)	9,661	(11.0)
Tax benefit (provision) on loss	2,493	(2,937)	5,430	(184.9)

Loss for the period	$(75,722)	$(90,813)	15,091	(16.6)

The following table sets forth our results of operations as a percentage of total revenue for each period presented: preceding:

	Six Months Ended June 30,
	2021	2020
Revenue:
License fee revenue	34.4%	46.0%
Clinical services revenue	14.0	54.0
Value-based care revenue	51.6	—

Total Revenue	100	100
Cost of care delivery	(71.6)	(83.6)
Platform & application expenses	(16.6)	(57.3)
Research & development expenses	(13.4)	(92.8)
Sales, general & administrative expenses	(59.5)	(234.5)

Operating loss	(61.0)	(368.2)
Finance costs	(1.7)	(11.4)
Finance income	0.02	0.03
Exchange (loss)	(0.1)	(9.5)

Net finance (expense) income	(1.8)	(20.9)
Gain on sale of subsidiary	3.0	—
Share of loss of equity-accounted investees	(1.0)	(1.4)

Loss before taxation	(60.7)	(390.5)
Tax benefit (provision) on loss	1.9	(13.1)

Loss for the period	(58.8)%	(403.6)%

Revenues

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Revenue:
License fee revenue	$44,245	$10,354	$33,891	$327.3
Clinical services revenue	18,134	12,149	5,985	49.3
Value-based care revenue	66,392	—	66,392	—

Total Revenue	$128,771	$22,503	$106,268	$472.2

Total revenues increased to $128.8 million for the six months ended June 30, 2021 compared to $22.5 million for the six months ended June 30, 2020, largely due to the expansion of the value-based care revenue stream in the United States, including revenue recognized following the acquisition of Meritage. In addition, license fee revenue increased as a result of a new seven-year licensing contract executed in January 2021, licensing our white-labeled digital platform to TELUS Health, a healthcare provider.
Total Software licensing fee revenue for the six months ended June 30, 2021 increased by $33.9 million from the same period in the prior year. The increase of $33.9 million is primarily due to the new licensing contract discussed in the previous paragraph of $26.6 million.
Total Clinical services revenue for the six months ended June 30, 2021 increased by $6.0 million from the same period in the prior year driven by a $4.0 million increase in revenue from an existing fee for service customer.
Value-based care revenue commenced in October 2020 following the launch of the Babylon 360 product in the United States. Value-based care revenue for the six months ended June 30, 2021 included $15.3 million related to acquisitions consummated in April 2021, $30.1 million related to an acquisition consummated in October 2020 and $18.0 million related to a new contract with a health care plan. For more information on the new contract, please see the section entitled “
Business—Our Global Reach—United State—Value- Based Care, Including Babylon 360.”
Cost of Care Delivery

(dollars in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Cost of care delivery	(92,137)	(18,820)	(73,317)	389.6
Cost of care delivery increased by $73.3 million from $18.8 million for the six months ended June 30, 2020 to $92.1 million for the six months ended June 30, 2021. $64.3 million of the increase was driven by the launch of the value-based care revenue stream in the United States and primarily relates to medical claims expenses. An additional $8.2 million of the increase is primarily related to an increase in headcount of physicians and other health professionals as a result of increased demand for clinical services.
Platform & Application Expenses

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Platform & application expenses	(21,377)	(12,898)	(8,479)	65.7
Platform & application expenses increased by $8.5 million from $12.9 million for the six months ended June 30, 2020 to $21.4 million for the six months ended June 30, 2021. People costs within Platform & application expenses were $12.4 million in the six months ended June 30, 2021 which was a $4.6 million increase over our people costs in the six months ended June 30, 2020. Included within people costs, contractors and consultants expense was $3.7 million in the six months ended June 30, 2021 which was a $1.6 million increase over our contractors and consultants expense in the six months ended June 30, 2020. The rest of the increase of $4.0 million was primarily driven by an increase in amortization expenses which mirrors the growth in development costs capitalized from $65.5 million at June 30, 2020 to $108.3 million at June 30, 2021.
Research & Development Expenses

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Research & development expenses	(17,201)	(20,881)	3,680	(17.6)

Research & development expenses decreased by $3.7 million from $20.9 million for the six months ended June 30, 2020 to $17.2 million for the six months ended June 30, 2021. People costs within Research & development expenses, excluding the impact of share-based compensation, was $12.9 million in the six months ended June 30, 2021 which was a $9.8 million reduction for the equivalent costs in the six months ended June 30, 2020. This decrease was largely offset by an increase in share-based payment compensation expenses of $7.1 million. The remainder of the decrease of $1.1 million was driven by the release of deferred grant income recognized as a reduction to research and development expenses during the period.
Sales, General & Administrative Expenses

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Sales, general & administrative expenses	(76,606)	(52,762)	(23,844)	45.2
Sales, general & administrative expenses increased by $23.8 million from $52.8 million for the six months ended June 30, 2020 to $76.6 million for the six months ended June 30, 2021. People costs within Sales, general & administrative expenses increased to $43.6 million, an increase of $16.7 million, following increases in headcount to our Senior Leadership Team and commercial and support services aligned with business growth. The drive in hiring resulted in an increase in recruitment fees of $1.1 million to $2.4 million for the six months ending June 30, 2021. Marketing costs increased by $1.3 million driven by spend on direct mail in the U.S., software subscriptions costs increased by $2.8 million, and legal & professional fees increased by $3.1 million, largely in relation to management service organization fees. A further $1.8 million related to an increase of amortization expenses of intangible assets.
Exchange (Loss)

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Exchange (loss)	(91)	(2,146)	2,055	(95.8)
Exchange loss for the six months ended June 30, 2021 was $0.1 million, a decrease of $2.1 million for the six months ended June 30, 2021. The key driver of the reduction in the exchange loss was the strengthening of the Pound Sterling against the US Dollar.
Gain on Sale of Subsidiary

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Gain on sale of subsidiary	3,917	—	3,917	NM
Gain on sale of subsidiary for the six months ended June 30, 2021 was $3.9 million, an increase of $3.9 million from the same period in the prior year. The activity in the current period is related to the sale of Babylon Health Canada Limited to TELUS Corporation as discussed in Note 4 to the consolidated financial statements. There was no such activity in the prior period.
Tax Benefit / (Provision) on Loss

(amounts in thousands unless otherwise indicated)	Six Months Ended June 30,		Variance
	2021	2020	$	%
Tax benefit / (provision) on loss	2,493	(2,937)	5,430	(184.9)

The Tax benefit on loss of $2.5 million for the six months ended June 30, 2021 was an increase of $5.4 million from a tax provision of $2.9 million for the six months ended June 30, 2020. The change in tax (provision)/benefit was primarily the reversal of previously recognized tax benefits related to U.K. tax credits for qualifying R&D activities in 2019, which are amortized over the useful life of the related capitalized development costs as a reduction to Platform & application expenses, as discussed further in Note 2 to the Babylon Holdings audited consolidated financial statements included elsewhere in this prospectus.
Results of Operations – Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
The results of operations presented below should be reviewed in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following table presents data from our audited consolidated statements of profit and loss for the years ended December 31, 2020 and 2019:

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Revenue:
License fees revenue	$24,603	$2,002	22,601	NM %
Clinical services revenue	28,631	14,032	14,599	104.0
Value-based care revenue	26,038	—	26,038	NM

Total revenue	79,272	16,034	63,238	394.4
Cost of care delivery	(67,254)	(19,810)	(47,444)	239.5
Platform & application expenses	(48,664)	(16,948)	(31,716)	187.1
Research & development expenses	(35,524)	(51,205)	15,681	(30.6)
Sales, general & administrative expenses	(103,341)	(90,891)	(12,450)	13.7

Operating loss	(175,511)	(162,820)	(12,691)	7.8
Finance costs	(4,530)	(1,116)	(3,414)	305.9
Finance income	610	1,015	(405)	(39.9)
Exchange (loss) / gain	(2,836)	17,075	(19,911)	(116.6)

Net finance (expense) income	(6,756)	16,974	(23,730)	(139.8)
Share of loss of equity-accounted investees	(1,124)	—	(1,124)	NM

Loss before taxation	(183,391)	(145,846)	(37,545)	(25.7)
Tax (provision)/ benefit on loss	(4,639)	5,559	(10,198)	(183.5)

Loss for the financial year	$(188,030)	$(140,287)	(47,743)	34.0

The following table sets forth our results of operations as a percentage of total revenue for each period presented preceding:

	Year Ended December 31,
	2020	2019
Revenue:
License fees revenue	31.0%	12.5%
Clinical services revenue	36.1	87.5
Value-based care revenue	32.9	—

Total Revenue	100	100
Cost of care delivery	(84.8)%	(123.5)%
Platform & application expenses	(61.3)	(105.7)
Research & development expenses	(44.8)	(319.4)
Sales, general & administrative expenses	(130.4)	(566.9)

Operating loss	(221.4)	(NM )
Finance costs	(5.7)	(7.0)

	Year Ended December 31,
	2020	2019
Finance income	0.8	6.3
Exchange (loss) / gain	(3.6)	106.5

Net finance (expense) income	(8.5)	105.9
Share of loss of equity-accounted investees	(1.4)	—

Loss before taxation	(231.3)	(909.6)
Tax (provision)/ benefit on loss	(5.9)	34.7

Loss for the financial year	(237.2)%	(874.9)%

Revenues

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
License fees revenue	$24,603	$2,002	22,601	NM	%
Clinical services revenue	28,631	14,032	14,599	104.0
Value-based care revenue	26,038	—	26,038	NM

Total revenue	79,272	16,034	63,238	394.4

Total revenues increased to $79.3 million for the year ended December 31, 2020 compared to $16.0 million for the year ended December 31, 2019 largely due to the expansion of the provision of licensing services into new regions, particularly as we expanded into Asia, growth in our clinician services and the commencement of the provision of value-based care services.
Total licensing revenue increased for the year ended December 31, 2020 by $22.6 million compared to the year ended December 31, 2019. $12.7 million of the increase was due to the launch of our digital services in seven Asian countries during 2020. In addition to geographic expansion, we also licensed the
COVID-19
care assistant within the United Kingdom. In addition, licensing revenue increased by $4.1 million related to the
COVID-19
symptom checker that was utilized across NHS trusts in Birmingham and Wolverhampton that was not deployed in 2019. While we expect these revenues related to the
COVID-19
care assistant to decrease in 2021, we believe revenues from new and existing contracts to other healthcare services provided across NHS trusts will at least partially offset this decline. It is not currently possible to quantify the direct impact of
COVID-19
on our revenues and expenses. We expect the demand for digital services to continue to grow even after the
COVID-19
pandemic abates. Finally, $4.9 million of the increase came from an increase in new users in the United States.
Total clinical services revenue increased for the year ended December 31, 2020 by $14.6 million compared to the year ended December 31, 2019. $1.2 million of the increase was due to the launch of our FFS offerings in various locations in the United States providing both general medicine and behavioral health virtual appointments. $3.8 million of the increase was due to U.K. market organic membership growth in the Babylon GP at Hand population. In addition, an increase in private appointments contributed an additional $6.6 million in 2020 versus 2019. The remaining growth was contributed by Canada and Rwanda services that continued to grow driven by demand for appointments.
Value based care revenue commenced in 2020 following the launch of the Babylon 360 product in October 2020 in the United States.
Variable revenue recognized from performance-based incentives, performance guarantees and risk shares were not material in 2020. We review our VBC capitation revenue contracts to assess whether any of them should be considered onerous contracts by applying the industry-based guidance on premium deficiency reserves. None of our contracts were determined to be onerous contracts as of December 31, 2020 or December 31, 2019.

Cost of Care Delivery

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Cost of care delivery	(67,254)	(19,810)	(47,444)	239.5%
Cost of care delivery increased by $47.4 million from $19.8 million for the year ended December 31, 2019 to $67.3 million for the year ended December 31, 2020 primarily from an increase in physicians and other health professionals as a result of increased demand for clinical services and the launch of value-based care. Cost of care delivery in the United States increased by $31.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This was the result of launching a
24-hour
virtual clinical service and the secondary and tertiary care for value-based care patients. Costs also increased by $5.1 million following greater demand for private appointments in the United Kingdom and growth in Babylon GP at Hand membership, resulting in increased costs relating to physicians and other health professionals. In Canada, patient demand for appointments grew, physicians’ costs resulted in $4.1 million higher costs in 2020 than 2019. The other drivers of cost of care delivery were the cost of support and management role, which increased by $9.3 million and were necessary in the expansion of services in the United States and greater breadth of care across different clinician types in the United Kingdom. During the year ended December 31, 2020, claims expense included in Cost of care delivery was $11.9 million, of which $7.6 million had been paid as of December 31, 2020. There was no claims expense activity in 2019.
Platform & Application Expenses

(USD in thousands unless otherwise indicated)	Year ended December 31,		Variance
	2020	2019	$	%
Platform & application expenses	(48,664)	(16,948)	(31,716)	187.1
Platform & application expenses increased by $31.7 million from $16.9 million for the year ended December 31, 2020 to $48.7 million for the year ended December 31, 2021. People costs within Platform & application expenses, excluding the impact of share-based compensation, was $30.5 million for the year ended December 31, 2020, which was a $15.3 million increase for the equivalent costs during the year ended December 31, 2019. This increase was primarily due to a reallocation of resources between Research and development and Platform & application activities within our technology operations during 2020. Depreciation and amortization included in Platform & application expenses was $11.1 million in 2020, a $9.9 million increase when compared to 2019. In addition, following an assessment of the future development of our technology, capitalized development costs were impaired by $6.4 million in 2020. This impairment was primarily the result of the discontinuation of certain features in 2020 surrounding a proprietary data structure for encounters on our software platform that were deemed to be no longer technologically feasible.
Research & Development Expenses

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Research & development expenses	(35,524)	(51,205)	15,681	(30.6)
Research & development expenses decreased by $15.7 million from $51.2 million for the year ended December 31, 2020 to $35.5 million for the year ended December 31, 2021. People costs within Research and development expenses, excluding the impact of share-based compensation, was $25.6 million for the year ended December 31, 2020, which was a $21 million decrease for the equivalent costs during the year ended December 31, 2019. Included within people costs, contractors & consultants expense was $2.7 million for the year ended December 31, 2020 which was a decrease of $12 million on the year ended December 31, 2019. As referred to above, this decrease was primarily due to a reallocation of the resources between Research and development and Platform & application activities within our technology operations during 2020. During the year ended December 31, 2020, development costs of approximately $43,027 were capitalized. The development costs that were capitalized during the year were those direct costs related to our development and technology operations that were deemed technologically feasible and probable of generating future economic benefits. This decrease was partly offset by an increase in share based-compensation expense of $5.2 million when compared to 2019.
Sales, General & Administrative Expenses

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Sales, general & administrative expenses	(103,341)	(90,891)	(12,450)	13.7%
Personnel costs within Sales, general & administrative expenses increased to $39.3 million for the year ended December 31, 2020, an increase of $9.0 million compared to the year ended December 31, 2019, following increases in commercial and support services headcount to align to the business growth. In addition, the acquisition of FCMG and the deployment of the Babylon product into new markets resulted in professional fees increasing by $4.7 million. In addition, higher people costs and
IT-related
expenses increased to $20.2 million, a $3.6 million or 21.7% increase compared to 2019. Premises costs decreased by $2.2 million following our vacating our London East office and reduced service and business rates as a result of an increase in remote working following the
COVID-19
pandemic. Share-based compensation expense included in Sales, general & administrative expenses decreased by $5.2 million when compared to 2019.
Exchange (Loss)/Gain

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Exchange (loss)/ gain	(2,836)	17,075	(19,911)	(116.6)%
Exchange loss was a $19.9 million increase to $2.8 million for the year ended December 31, 2020 compared to a gain of $17.1 million for the year ended December 31, 2019. The key driver of the reduction in the exchange loss related to the reduction in the principal amount of inter-company loans between our legal entities.
Tax Provision)/Benefit on Loss

(USD in thousands unless otherwise indicated)	Year Ended December 31,		Variance
	2020	2019	$	%
Tax (provision) / benefit on loss	(4,639)	5,559	(10,198)	183.5%
Tax provision on loss of $4.6 million for the year ended December 31, 2020 increased by $10.2 million, from a tax benefit on loss of $5.6 million, when compared to the prior year. Our tax (provision) / benefit in both periods is significantly impacted by our inability to recognize deferred tax assets relating to most of our losses. The change in tax (provision)/benefit is primarily the reversal of previously recognized tax benefits of $4.3 million related to U.K. tax credits for qualifying Research and development activities, which will be amortized over the useful life of the related capitalized development costs as a reduction to Platform & application expenses, as discussed further in Note 2 to the Babylon Holdings audited consolidated financial statements included elsewhere in this prospectus.
Liquidity and Capital Resources
Our primary source of funds has been proceeds received from the issuance of convertible debt and equity. We secured funding of $380 million in August 2019 from existing and new investors through a Series C investment round. In November 2020, we executed a $200 million Convertible Loan Note agreement, where

$30 million Tranche 1 Notes were issued. In December 2020, an additional $70 million of Tranche 2 Notes were issued in accordance with the Convertible Loan Note agreement and the Tranche 1 Notes were converted into Babylon Holdings’ Series C Shares, with $100 million of notes available under the Convertible Loan Note agreement. Additional information related to the Convertible Loan Note agreement is disclosed in Note 19 of the Babylon Holdings audited consolidated financial statements appearing elsewhere in this prospectus.
On October 21, 2021, we consummated the Business Combination with Alkuri, pursuant to which we received $36 million. Additionally, on June 3, 2021, in connection with the Business Combination, we and Alkuri entered into Subscription Agreements with the PIPE Investors, pursuant to which we received $224 million. Additionally, on October 8, 2021, also in connection with the Business Combination, we entered into a Note Subscription Agreement, pursuant to which we issued $200 million unsecured Notes due 2026 and the AlbaCore Warrants to certain Note Subscribers on November 4, 2021, as further described under “
Summary—Recent Developments
.”
For the six months ended June 30, 2021 and 2020, we had a loss for the period of $75.7 million and $90.8, respectively. For the year ended December 31, 2020 and 2019, we had a net loss of $188.0 million and $140.3 million, respectively. As of June 30, 2021, December 31, 2020 and December 31, 2019, we had cash and cash equivalents of $42.4 million, $101.8 million and $214.9 million, respectively. We require and will continue to need significant cash resources to, among other things, fund our working capital requirements, increase our headcount, make capital expenditures (including those related to product development), and expand our business through acquisitions. Our future capital requirements will depend on many factors, including the cost of future acquisitions, our ability to provide more affordable healthcare, the scale of our increases in headcount, and the timing and extent of spending to support product development efforts.
Based upon our forecasts through the period ending December 31, 2022, we believe that we have sufficient capital to service our obligations, meet liquidity needs and fund necessary capital expenditures through this forecast period. While there is no additional funds will be available to us on acceptable terms, we believe that we will be successful in raising the additional capital we need to be able to meet our liabilities as they fall due over the period ending December 31, 2022.
As of September 30, 2021, our cash and cash equivalents totaled $37.1 million. In addition, and as discussed above in the “—
Overview
” section, we previously acquired an option to purchase Higi, a consumer health engagement company, and we intend to acquire the remaining equity we do not already own, which will reduce our cash needs by approximately $40 million unless we issue equity as consideration in lieu of cash.
Cash Flows
The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:

	Six Months Ended June 30,		Years Ended December 31,
(USD in thousands)	2021	2020	2020	2019
Net cash used in operating activities	$(19,466)	$(87,391)	$(143,430)	$(143,614)
Net cash used in investing activities	(35,313)	(23,591)	(72,226)	(36,936)
Net cash provided by financing activities	(4,485)	(13,007)	100,058	352,521
Net (decrease) increase in cash and cash equivalents	(59,264)	(123,989)	(115,598)	171,971
Cash and cash equivalents beginning of the year	101,757	214,888	214,888	46,031
Effect of exchange rates	(112)	(703)	2,467	(3,114)

Cash and cash equivalents end of the year	$42,381	$90,196	$101,757	$214,888

Cash Flows Provided by (Used in) Operating Activities
Net cash used in operating activities was $19.5 million for the six months ended June 30, 2021 compared to net cash used in operating activities of $87.4 million for the six months ended June 30, 2020, a decrease of approximately $67.9 million. The Loss for the period after adjusting for non-cash
items decreased by $23.1 million, from $75.9 million for the six months ended June 30, 2020 to $52.9 million for the six months ended June 30, 2021. This decrease was increased by the net effect of changes in working capital of $44.9 million.
Net cash used in operating activities was $143.4 million for the year ended December 31, 2020 compared to net cash used in operating activities of $143.6 million for the year ended December 31, 2019, a decrease of approximately $0.2 million. Net loss for the financial year, after adjusting for non-cash
items, decreased by $7.3 million, from $152.4 million for the year ended December 31, 2019 to $145.0 million for the year ended December 31, 2020. This decrease was largely offset by the unfavorable net effect of changes in working capital of $7.1 million.
Cash Flows Provided by (Used in) Investing Activities
Net cash used in investing activities was $35.3 million in the six months ended June 30, 2021 compared to net cash used in investing activities of $23.6 million in the six months ended June 30, 2020. The increase in cash used in investing activities was primarily a result of $5.0 million investment in Higi and cash paid for acquisitions, net of cash acquired, of $14.0 million relating to an acquisition consummated in April 2021.
Net cash used in investing activities was $72.2 million for the year ended December 31, 2020 compared to net cash used in investing activities of $36.9 million for the year ended December 31, 2019. The increase in cash used in investing activities was primarily a result of the $10.0 million investment in Higi and cash paid for acquisitions of $25.7 million relating to the acquisition of FCMG.
Cash Flows Provided by (Used in) Financing Activities
Net cash used in financing activities was $4.5 million in the six months ended June 30, 2021 compared to net cash provided by financing activities of $13.0 million in the six months ended June 30, 2020. The decrease in Net cash provided by financing activities of $8.5 million is primarily the result of fees paid directly attributable to the equity raise in the six months ended June 30, 2020 of $10.2 million.
Net cash provided by financing activities was $100.1 million for the year ended December 31, 2020 compared to net cash provided by financing activities of $352.3 million for the year ended December 31, 2019.
The decrease in net cash provided by financing activities of $242.4 million is primarily the result of higher gross proceeds from the issuance of share capital of $308.2 million during 2019, partially offset by proceeds from the issuance of convertible loan notes in 2020 of $48.9 million, as well as the repayment of convertible loans of $14.8 million in 2019, whereas we did not have any repayments on borrowings during 2020.
Contractual Obligations and Commitments
In the normal course of business, we enter into obligations and commitments that require future contractual payments. The commitments result primarily from operating leases. The following table summarizes our contractual obligations and commercial commitments as of June 30, 2021:

	Payments due by Period
	2021 (remainder of year)	2022 - 2023	2024 - 2025	Thereafter
Operating lease obligations	1,206	9,581	4,422	1,377
Borrowings	473	—	—	—

Off Balance Sheet Arrangements
During the periods presented, we did not have, nor do we currently have, any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance
sheet arrangements or other contractually narrow or limited purposes. We are therefore not exposed to the financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.
Critical Accounting Policies, Estimates and Assumptions
The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes included elsewhere in this prospectus. On an ongoing basis, we evaluate estimates, which are based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. We consider the following accounting policies to be critical to understanding our financial statements because the application of these policies requires significant judgment on the part of management, which could have a material impact on our financial statements if actual performance should differ from historical experience or if our assumptions were to change. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. For information on our significant accounting policies, including the policies discussed below, see Note 4 to our audited consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
Certain of the Group’s contracts with customers include promises to transfer multiple services to a customer. The Group assesses the services promised in a contract and identifies distinct or bundled performance obligations in the contract. Identification of these performance obligations involves judgement to determine the promises and the ability of the customer to benefit independently from such promises. If multiple performance obligations are identified in the contract the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Group recognizes revenue as or when the performance obligations under the contract are satisfied. Significant judgment is required to determine the stand-alone selling price for each distinct performance obligation and the determination may not always be discernible from past transactions or other observable evidence. We utilize several inputs when determining stand-alone selling price, including the price of services sold on a standalone basis, our overall pricing strategies, the cost of providing the service, market data and the geographic locations in which the service is provided.
For revenue related to value based care arrangements, we have determined that a portion of the transaction price under capitation revenue contracts is variable as the contracts contain provisions for performance-based incentives, performance guarantees and risk shares where amounts received are dependent upon factors such as quality metrics, member-specific attributes, and healthcare service costs. The variable portion of capitation revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Capitation revenue is recognized gross when it is assessed that the performance obligation relates to the whole of the patient journey with Babylon Holdings responsible for arranging, providing and controlling the VBC services provided to the attributed members, with expenses payable to other healthcare providers recorded in cost of care delivery. This is a significant judgment when assessing the performance obligation.
Capitalization of Development Costs
We capitalize expenditures for the development of technology to the extent that it is expected to meet the criteria in accordance with IAS 38, Intangible Assets (“IAS 38”). The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits (e.g., projected cash flow projections, discount rate). Development costs of $43.0 million (2019: $36.0 million) were capitalized in the year based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. All employee expenses included in this balance relate to employees in the technology departments, and the percentage attributable varies depending on the nature of the work performed and the type of asset being developed.
Impairment of Intangible Assets
The carrying values of our long-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. If any indication exists, then the asset’s recoverable amount is estimated. Determining the recoverable amount is subjective and requires management to estimate future growth, profitability, discount and terminal growth rates, and project future cash flows, among other factors. Future events and changing market conditions may impact our assumptions as to prices, costs or other factors that may result in changes to our estimates of future cash flows.
If we conclude that a definite or indefinite long-lived intangible asset is impaired, we recognize a loss in an amount equal to the excess of the carrying value of the asset over its fair value at the date of impairment. The fair value at the date of the impairment becomes the new cost basis and will result in a lower depreciation expense than for periods before the asset’s impairment.
Consolidation
Subsidiaries are all entities over which Babylon Holdings Limited and its subsidiaries (the “Group”) has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. To determine whether the Group controls an entity, status of voting or similar rights, contractual arrangements and other specific factors are considered. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date on which that control ceases.
We hold certain rights in the form of purchase options to acquire additional equity interests in entities that we have an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether we exercise control over the entity. This assessment requires judgment relating to both the barriers that may prevent, and the extent to which we would benefit from, exercise of those rights and determines whether we should consolidate the entity.
In addition, we consolidate certain professional service corporations (“PCs”) which are owned, directly or indirectly, and operated by appropriately licensed physicians. We maintain control of these PCs through contractual arrangements, which can include service agreements, financing agreements, equity transfer restriction agreements, and employment agreements, or a combination thereof, which are primarily established during the formation of the PCs. At inception, the contractual framework established between the Group and the PCs provides the Group with the power to direct the relevant activities in the conduct of the PC’s non-clinical
administrative and other
non-
clinical business activities. The physicians employed by the PC are exclusively in control of, and responsible for, all aspects of the practice of medicine for their patients. Babylon Healthcare NJ, PC, Babylon Healthcare, PLLC, Marcus Zachary, DO, OC, California Telemedicine Associates, PC, Babylon Healthcare, PC, and Babylon Healthcare NC, PC employ healthcare providers to deliver primary care services to VBC members and users of the digital platform. These PCs are consolidated on the basis of control through contractual arrangements.

The following provides summary financial data for the PCs that are included in the Consolidated Financial Statements:

	June 30, 2021	December 31, 2020
Total assets	66,489	$35,535
Total liabilities	81,429	42,699

	Six Months Ended June 30, 2021	For the Year Ended December 31, 2020
Revenue	35,786	$17,436
Operating expenses:
Cost of care delivery	36,710	20,175
Sales, general & administrative expenses	4,404	3,799

Total operating expenses	41,114	$23,973

There were no activities related to the PCs in 2019.
Qualitative and Quantitative Disclosures About Market Risk
We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.
Credit risk
Our cash and cash equivalents, deposits, and loans with banks and financial institutions are potentially subject to concentration of credit risk. We place cash and cash equivalents with financial institutions that management believes are of high credit quality. We seek to limit our credit risk with respect to customers by implementing due diligence procedures on all customers. We manage credit risk through receiving cash payment for large contracts up front in some instances, in addition to contracting with government funded entities which subsequently carries lower risks.
Currency risk
While our reporting currency is the U.S. dollar, we operate internationally and are exposed to fluctuations in exchange rates, specifically British Pound Sterling. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in exchange rates. We manage our currency risk through natural hedges (offsetting of receivables and payables) in addition to implementing investment procedures. Several of our consolidated entities operate in foreign countries and therefore, their net assets are exposed to the risk associated with translating foreign currencies.
Interest rate risk
As of June 30, 2021 and December 31, 2020, we had cash and cash equivalents of approximately $42.4 million and $101.8 million, respectively, which consisted primarily of money market accounts, which carries a degree of interest rate risk. A hypothetical 10% change in interest rates would not have a material impact on our financial condition or results of operations due to the short-term nature of our investment portfolio.

Implications of being an “Emerging Growth Company” and a “Foreign Private Issuer”
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding
advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates
exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible
debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
We are also considered a “foreign private issuer” and report under the Exchange Act as a
non-U.S.
company with “foreign private issuer” status. This means that, even after we no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of and intends to take advantage certain exemptions from the Exchange Act that are applicable to U.S. public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form
10-Q
containing unaudited financial and other specific information, and current reports on Form
8-K
upon the occurrence of specified significant events.

We may take advantage of these reporting exemptions until such time as we are no longer a “foreign private issuer.” We could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.
We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from our competitors that are public companies, or other public companies in which you have made an investment. We expect to lose our foreign private issuer status for the year ended December 31, 2022 as a result of increased contacts with the United States.
Recently Issued and Adopted Accounting Pronouncements
For recently issued and adopted accounting pronouncements, see Note 4 to our audited consolidated financial statements included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
This unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation
S-X.
The unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•
On October 21, 2021, the parties consummated the transactions contemplated by that certain Merger Agreement dated as of June 3, 2021 by and among Alkuri Global Acquisition Corp., a Delaware corporation (“Alkuri”), Babylon Holdings Limited (“Babylon”), and other parties thereto whereby Alkuri became a wholly owned subsidiary of Babylon (the “Business Combination”);

•
On October 21, 2021, Babylon sold 22,400,000 Class A Ordinary Shares to subscribers pursuant to a Subscription Agreement dated June 3, 2021 for gross proceeds of $224,000,000 to Babylon in connection with the Business Combination (the “PIPE Sale”); and

•	the probable acquisition of higi SH Holdings Inc. (“Higi”) by Babylon (the “Higi acquisition”).
The unaudited pro forma condensed combined statements of financial position as of June 30, 2021 (“Pro Forma Statement of Financial Position”) give pro forma effect to the Business Combination and the Higi acquisition as if they were consummated on June 30, 2021. The unaudited pro forma condensed combined statements of profit and loss and other comprehensive loss (“Pro Forma Statement of Profit and Loss”) for the year ended December 31, 2020 and six months ended June 30, 2021 give pro forma effect to the Business Combination and the Higi acquisition as if they had occurred on January 1, 2020. The pro forma statements of financial position do not purport to represent, and are not necessarily indicative of, what the actual financial condition of Babylon would have been had the Business Combination and Higi acquisition taken place on June 30, 2021, as applicable, nor are they indicative of the financial condition of Babylon as of any future date. The pro forma statements of profit and loss do not purport to represent, and are not necessarily indicative of, what the actual results of operations of Babylon would have been had the Business Combination and Higi acquisition taken place on January 1, 2020, as applicable, nor are they indicative of the results of operations of Babylon for any future period. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.
This information should be read together with the audited and unaudited historical financial statements of each of Alkuri, Babylon and Higi, including the notes thereto, as well as the disclosures contained in the sections titled
“Management’s Discussion and Analysis of Financial Condition and Results of Operations”
and other financial information included elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•	Babylon’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2021;

•	Babylon’s historical audited consolidated financial statements as of and for the year ended December 31, 2020;

•	Higi’s historical unaudited consolidated financial statements as of and for the six months ended June 30, 2021;

•	Higi’s historical audited consolidated financial statements as of and for the year ended December 31, 2020;

•	Alkuri’s historical condensed consolidated financial statements as of and for the six months ended June 30, 2021; and

•
Alkuri’s historical condensed consolidated financial statements as of and for the quarter ended March 31, 2021. As a newly incorporated business on December 1, 2020, the results of Alkuri prior to January 1, 2021 were not material.

The historical consolidated financial statements of Babylon have been prepared in accordance with International Financial Reporting Standards (“IFRS”) in its presentation currency of U.S. dollars (“USD”). The historical financial statements of Alkuri and Higi have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) in its presentation currency of USD. In the case of Alkuri and Higi, adjustments were made to conform the U.S. GAAP financial statements to IFRS. Accordingly, pro forma adjustments have been reflected to conform the basis of accounting and accounting policies for Alkuri and Higi to those of Babylon. The historical consolidated financial statements of Higi have been prepared in accordance with U.S. GAAP in its presentation currency of USD and have been adjusted to give effect to material differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.
Description of the Business Combination
Babylon entered into the Merger Agreement, dated June 3, 2021, by and among Babylon, Merger Sub, Alkuri and the Sponsor, which, among other things, provided for Merger Sub to be merged with and into Alkuri with Alkuri being the surviving company and wholly owned subsidiary of Babylon. The Business Combination closed on October 21, 2021.
On May 15, 2020, Babylon acquired 10.2% of the fully diluted capital stock in Higi, a provider of digital healthcare services via a network of Smart Health Stations located in the United States. Through a series of investments, Babylon increased their shareholdings on a fully diluted basis in Higi to 18.5% as of December 31, 2020 and has the option to continue investing such that if Babylon completes all proposed investments, it will hold over 25% of Higi’s shareholdings on a fully diluted basis.
On June 2, 2021, Babylon entered into a letter agreement (the “Letter Agreement”) with each of 7Wire, Flare and Wrigley, the three largest shareholders in Higi. Pursuant to the Letter Agreement, Babylon and such shareholders agreed that (i) Babylon’s option to purchase the remaining shares of Higi will be exercisable until November 20, 2021, (ii) Babylon would provide registration rights to such shareholders at least as favorable to those being offered to PIPE Investors, and (iii) each of 7Wire, Flare and Wrigley agreed to be paid in shares of Babylon in lieu of cash.
The contemplated consideration for the Higi acquisition is $70.3 million. Accordingly, the parties expect to issue up to 6.4 million shares of Babylon as the consideration in the transaction, with each share of Babylon to be valued at $10 per share although shareholders other than 7Wire, Flare and Wrigley may elect to accept cash in lieu of shares. Because of the agreement reached in the Letter Agreement, Babylon will issue at least 3.9 million shares of Babylon as the consideration in the transaction. In connection with the Higi acquisition, certain continuing employees, as determined by Babylon, will receive restricted stock units granted in respect of Babylon Class A Shares (“Babylon RSUs”), valued at $10. Babylon has deemed the exercise of the option to be probable, which exercise would be significant to Babylon. As such, the historical financial information has been adjusted to provide the pro forma effect to the Higi acquisition. The Pro Forma Statement of Financial Position assumes that the Higi acquisition occurred as of December 31, 2020 and the Pro Forma Statement of Profit and Loss assumes that the Higi acquisition occurred on January 1, 2020.

Accounting for the Business Combination
The Business Combination with Alkuri will be accounted for as a merger in accordance with IFRS. Under this method of accounting, Alkuri will be treated as the “acquired” company for financial reporting purposes. Babylon has accounted for its acquisition of Alkuri as a Business Combination because Babylon is considered the accounting acquirer. This determination was primarily based on the assumptions that Babylon’s shareholders will hold a majority of the voting power of Babylon, Babylon’s operations will substantially comprise the ongoing operations of Babylon, Babylon’s designees are expected to comprise a majority of the governing body of Babylon, and Babylon’s senior management will comprise the senior management of Babylon. Because Alkuri does not meet the definition of a business in accordance with IFRS 3, Business Combinations (“IFRS 3”) (“IFRS 3”), and the net assets of Alkuri primarily comprise cash and cash equivalents, the Business Combination is accounted for as a Business Combination whereby the net assets of Alkuri will be stated at historical cost, with no goodwill or other intangible assets recorded. However, any excess of the share consideration issued by Babylon over the fair value of Alkuri’s identifiable net assets acquired represents compensation for the service of a share exchange listing for its shares and is expensed as incurred in accordance with IFRS 2, Share-based payment (“IFRS 2”). Accordingly, the excess of the fair value of the share consideration in excess of the net book value of the assets of Alkuri has been reflected as a recapitalization transaction expense in the Pro Forma Statement of Profit and Loss. Operations prior to the Business Combination will be deemed to be those of Babylon.
Basis of Pro Forma Presentation
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of Babylon upon consummation of the Business Combination, the PIPE Investment and the Higi acquisition.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release
No. 33-10786
replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Babylon Holdings has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Babylon will achieve. Babylon and Alkuri had not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The following summarizes the consideration:

(in thousands, except for share amounts)
Shares transferred at Closing	336,427,107
Value per share (1)	$10.90

Total Share Consideration	$3,667,055

(1)	Share Consideration is calculated using the value of Alkuri Common Stock at Closing.

The unaudited pro forma condensed combined financial information reflects the levels of redemption into cash of Alkuri Common Stock.
Immediately after the Closing, given the redemptions of shares of Alkuri Class A Common Stock for cash, Alkuri Stockholders and the Sponsor owned 3.4% of the outstanding Babylon Shares (including the Sponsor Shares and 1,300,000 shares from the PIPE Investment), the PIPE Investors owned approximately 5.1% of the outstanding Babylon Shares (including shares purchased by the Founder and certain existing Babylon shareholders in the PIPE Investment) and the legacy shareholders of Babylon owned approximately 91.5% of the outstanding Babylon Shares. Additionally, the capitalization table includes Earnout Class A Shares issued to the Sponsor of 0.3% and Earnout Class B Shares issued to the Founder of 9.5%.
The foregoing does not reflect the effect of the exercise of the 5,933,333 private placement warrants held by the Sponsor or the 8,625,000 public warrants. Assuming all of the private placement warrants and public warrants are exercised and the earnout milestones are met such that the Earnout Shares are not subject to the repurchase right, there would be a total of 424,453,093 shares of Babylon immediately following completion of the Business Combination.
The following table sets forth the historical comparative per share information for Babylon and Alkuri on a stand-alone basis and pro forma combined per share information after giving effect to the Business Combination.

	Alkuri (Historical)	Babylon (Historical)	Combined Pro Forma	Babylon Equivalent Per Share Pro Forma
As of and for the period ending	Jun-21	Jun-21
Book Value per share (1)	$0.45	$0.06	$0.76	$0.23
Weighted averages shares outstanding - basic and diluted		813,746,192
Net loss per share - basic and diluted		$(0.09)
Weighted average shares outstanding of common share - basic and diluted	11,104,045		369,801,010	336,427,107
Net loss per share of common share - basic and diluted (2)	$(0.69)		(0.22)	(0.07)

(1)	Book value per share = Total equity excluding preferred shares divided by shares outstanding
(2)	The equivalent pro forma basic and diluted per share data for Babylon is calculated by multiplying the combined pro forma per share data by the 0.302 Exchange Ratio.

	Alkuri (Historical)	Babylon (Historical)	Combined Pro Forma	Babylon Equivalent Per Share Pro Forma
As of and for the period ending	Mar-21	Dec-20
Book Value per share (1)	$0.50	$0.06	$0.97	$0.29
Weighted averages shares outstanding - basic and diluted		803,901,000
Net loss per share - basic and diluted		$(0.23)
Weighted average shares outstanding of common share - basic and diluted	10,052,006		369,801,010	336,427,107
Net loss per share of common share - basic and diluted (2)	$(0.12)		(0.83)	(0.25)

(1)	Book value per share = Total equity excluding preferred shares divided by shares outstanding
(2)	The equivalent pro forma basic and diluted per share data for Babylon is calculated by multiplying the combined pro forma per share data by the 0.302 Exchange Ratio.

Unaudited Pro Forma Condensed Combined Statement of Financial Position Amounts
As of June 30, 2021
(in thousands, except for per share amounts)

	Statement of Financial Position Amounts in thousands, except for per share amount
	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition Historical	Combined (Historical)	PPA Adjustments			Pro Forma Adjustments			Pro Forma Combined
ASSETS
Right of use of assets	—	3,487	—	3,487	—						3,487
Trade and other receivables	—	28,218	2,474	30,692	—						30,692
Prepayments and contract assets	987	9,253	384	10,624	—						10,624
Cash and cash equivalents	71	42,381	5,458	47,910	(10,767)	(CC	)	224,000	(A	)	211,501
					(5,458)	(EE	)	—
								(16,259)	(D	)
								36,429	(B	)
								(63,773)	(H	)
								(581)	(H	)
Assets held for sale	—	—	—	—	—						—
Restricted cash	—	—	273	273	—			—			273
Other current assets	—	—	—	—	—			—			—

Total current assets	1,058	83,339	8,589	92,986	(16,225)			179,618			256,577
Property, plant and equipment	—	2,879	114	2,993	—						2,993
Right of use of assets	—	10,135	1,233	11,368	—						11,368
Investments	—	12,600	—	12,600	(12,600)	(AA	)				—
Marketable securities held in Trust Account	345,022	—	—	345,022	—			(345,022)	(B	)	—
Goodwill	—	31,303	—	31,303	23,440	(AA	)				99,571
					1,624	(BB	)
					70,320	(CC	)
					231	(DD	)
					(25,805)	(DD	)
					(1,542)	(EE	)
Other intangible assets	—	102,331	231	102,562	(231)	(DD	)				134,189
					31,858	(DD	)
Other noncurrent assets	—	—	—	—	—						—
Total non current assets	345,022	159,248	1,578	505,848	87,295			(345,022)			248,121

TOTAL ASSETS	346,080	242,587	10,167	598,834	71,070			(165,206)			504,698

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	—	26,231	1,012	27,243	—						27,243
Accrued liabilities	4,099	31,574	1,072	36,745	—			(4,099)	(D	)	32,646
Contract Liabilities	—	23,136	—	23,136	—						23,136
Deferred grant income - tax credit		1,264		1,264	—						1,264
Current maturities of related party promissor	—	—	940	940	—						940
Lease Liabilities	—	1,984	332	2,316	—						2,316
Loans and Borrowings	—	473	—	473	—	(EE	)	—			6,473
					6,000	(CC	)
Liabilities directly associated with the assets	—	—	—	—	—						—
Accrued offering costs	85	—	—	85	—			(85)	(D	)	—
Deferred liability	12,075	—	—	12,075	—			(12,075)	(D	)	—
Other current liabilities	—	—	—	—	—						—

Total current liabilities	16,259	84,662	3,356	104,277	6,000			(16,259)			94,018
Deferred tax liability	—	768	—	768	6,053	(DD	)				6,821
Related party convertible promissory notes	—	—	7,000	7,000	(7,000)	(EE	)				—
Deferred rent liability	—	—	—	—	—						—
Other long-term liabilities	—	—	—	—	—						—
Contract Liabilities	—	81,982	—	81,982	—						81,982
Deferred grant income - tax credit	—	6,340	—	6,340	—						6,340
Common stock subject to possible redemptio	—	—	—	—	—			303,328	(E	)	—
								(303,328)	(E	)
Lease Liabilities	—	10,815	1,435	12,250	—						12,250
Warrant Liability	21,493	—	—	21,493	—						21,493

Total liabilities	37,752	184,567	11,791	234,110	5,053			(16,259)			222,904

Common stock subject to possible redemptio	303,328			303,328				(303,328)	(E	)	—

	Statement of Financial Position Amounts in thousands, except for per share amounts

	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021	As of June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition Historical	Combined (Historical)	PPA Adjustments			Pro Forma Adjustments			Pro Forma Combined
Common stock subject to possible redemption	303,328			303,328				(303,328)	(E	)	—
Stockholders’ equity (deficit):
Common stock Class A	1	—	6	7	(6)			(1)	(C	)	—
Common stock class B	1	—	—	1	—			(1)	(C	)	—
Series B preferred stock	—	—	—	—	—	(BB	)				—
Series A-3 preferred stock	—	—	—	—	—	(BB	)				—
Series A-2 preferred stock	—	—	—	—	—	(BB	)				—
Series A-1 preferred stock	—	—	—	—	—	(BB	)				—
Additional paid-in capital	12,636	—	89,197	101,833	—	(AA	)	223,998	(A	)	322,313
					(89,197)	(BB	)	(7,636)	(C	)
					53,553	(CC	)	(5,265)	(E	)
								108,829	(F	)
								—
								(29)	(G	)
								(63,773)	(H	)
Ordinary share capital	—	10	—	10	—			29	(G	)	41
								2	(A	)
Preference share capital	—	4	—	4	—						4
Share premium	—	557,569	—	557,569	—			—			557,569
Share based payment reserve	—	45,286	—	45,286	—						45,286
Retained earnings/(accumulated deficit)	(7,638)	(544,411)	(90,827)	(642,876)	101,667	(BB	)	7,638	(C	)	(642,981)
								(108,829)	(F	)
								—
								(581)
Non-controlling interests	—	(2,046)	—	(2,046)	—						(2,046)
Translation differences	—	1,608	—	1,608	—						1,608

Total stockholders’ equity	5,000	58,020	(1,624)	61,396	66,017			154,381			281,794

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	346,080	242,587	10,167	598,834	71,070			(165,206)			504,698

Babylon’s statement of financial position was derived from the unaudited consolidated statement of financial position as of June 30, 2021 prepared in accordance with IFRS. Higi’s statement of financial position was extracted from the unaudited consolidated balance sheet as of June 30, 2021. The Higi statement of financial position was prepared in accordance with U.S. GAAP. The Alkuri statement of financial position was extracted from the unaudited condensed balance sheet as of June 30, 2021 prepared in accordance with U.S. GAAP.

(A)	To reflect the proceeds received from the PIPE Investment with the corresponding issuance of 22,400,000 Babylon Class A Shares at US$10.00 per share, or $224 million.

(B)	To reflect the release of cash from marketable securities held in the trust account after the redemptions by Alkuri shareholders.

(C)	To reflect the elimination of historical accumulated deficit in Alkuri as it is the accounting acquiree.

(D)	To reflect the settlement of Alkuri’s historical current liabilities at Closing.

(E)
To reflect the reclassification of Alkuri Class A Common Stock subject to possible redemption of approximately $303 million from temporary equity under U.S. GAAP to a liability under IFRS, because the right to redeem is at the option of the holder. Additional adjustments reflect the redemption of 30,857,347 shares of Alkuri common stock which resulted in the reduction of the investments held in the trust account balance by $308 million and a reduction of APIC by $5.3 million.

(F)
To reflect the fair value of share consideration of $120.6 million in excess of Alkuri net monetary assets acquired of $11.8 million as a Recapitalization transaction expense of $108.8 million. The fair value of share consideration was estimated based on the market capitalization of the combined company based on the closing stock price of Babylon Holdings Limited, and after taking into account the Stockholder Earnout and Sponsor Earnout. The fair value Alkuri’s net monetary assets was primarily composed of Marketable securities held in trust, including the effect of redemptions, and Alkuri’s historical condensed consolidated financial statements.

(G)	To reflect the Business Combination of Babylon through the issuance of 290,000,000 of Babylon Class A Shares as consideration for the Business Combination assuming no redemptions.

(H)
To reflect the payment of an aggregate of $63.8 million of legal, financial advisory and other professional fees that are directly attributable to the equity issuance costs as part of the Business Combination, which is reflected as an adjustment to additional paid in capital. These expenses were not previously accounted for in the financial statements as for the twelve months ended December 31, 2020 and as of June 30, 2021. Furthermore, expenses related to audit fees were expensed and adjusted for in retained earnings.

Unaudited Condensed Combined Statement of Profit and Loss
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

	State of Profit and Loss
	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021	January 1, 2021 to June 30, 2021
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition	Combined (Historical)	Purchase price allocation adjustments		Pro Forma Adjustments		Pro Forma Combined
Revenue	—	128,771	4,621	133,392	—		—		133,392
Cost of care delivery	—	(92,137)	—	(92,137)	—		—		(92,137)
Formation and operating costs	(5,266)	—	—	(5,266)	—		—		(5,266)
Platform & application expense	—	(21,377)		(21,377)	—		—		(21,377)
Research & development and technology expenses	—	(17,201)	(8,638)	(25,839)	—		—		(25,839)
Sales, General and administrative expenses	—	(76,606)	(1,947)	(78,553)	(2,264	) (DD)	—		(80,817)
				—			—
Recapitalization transaction expenses	—	—	—	—	—		—		—

Operating loss	(5,266)	(78,550)	(5,964)	(89,780)	(2,264)		—		(92,044)
Finance costs	—	(2,243)	(645)	(2,888)	—		—		(2,888)
Finance income	23	28	1,010	1,061	—		(23	) (K)	1,038
Change in FV of warrant liability	(2,389)	—	—	(2,389)	—		—		(2,389)
Exchange gain/(loss)	—	(91)	—	(91)	—		—		(91)

Net finance expense	(2,366)	(2,306)	365	(4,307)	—		(23)		(4,330)
Gain/Loss On Sale		3,917		3,917	—				3,917
Share of loss of equity-accounted investees	—	(1,276)	—	(1,276)	—		—		(1,276)
Interest income	—	—	—	—	—		—		—
Other expense (income)	—	—	—	—	10,840	(AA)	—		10,840

Income (loss) before income taxes	(7,632)	(78,215)	(5,599)	(91,446)	8,576		(23)		(82,893)
Taxcredit on loss	—	2,493	(59)	2,434	—		—		2,434

Net income (loss) attributable to common stockholders	(7,632)	(75,722)	(5,658)	(89,012)	8,576		(23)		(80,459)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - Basic and Diluted		813,746,192							369,801,010
Net loss per share attributable to common stockholders - Basic and Diluted		(0.09)							(0.22)

Unaudited Condensed Combined Statement of Profit and Loss
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

State of Profit and Loss
	January 1, 2021 to March 31, 2021	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020	January 1, 2020 to December 31, 2020						For Periods shown below
	Alkuri (Historical)	Babylon (Historical)	Higi Acquisition	Combined (Historical)	Purchase price allocation adjustments			Pro Forma Adjustments			Pro Forma Combined
Revenue	—	79,272	9,486	88,758	—			—			88,758
Cost of care delivery	—	(67,254)	—	(67,254)	—			—			(67,254)
Formation and operating costs	(1,075)	—	—	(1,075)	—			—			(1,075)
Platform & application expense	—	(48,664)	—	(48,664)	—			—			(48,664)
Research & development and technology expenses	—	(35,524)	(15,500)	(51,024)	—			—			(51,024)
Sales, General and administrative expenses	—	(103,341)	(4,165)	(107,506)	(4,528)	(DD	)	—			(112,615)
				—				(581)	(H	)
Recapitalization transaction expenses	—	—	—	—	—			(108,829)	(J	)	(108,829)

Operating loss	(1,075)	(175,511)	(10,179)	(186,765)	(4,528)			(109,410)			(300,703)
Finance costs	—	(4,530)	(6,296)	(10,826)	—			(3,266)	(L	)	(14,092)
Finance income	10	610	3,000	3,620	—			(10)	(K	)	3,610
Change in FV of warrant liability	(92)	—	—	(92)	—			—			(92)
Exchange gain/(loss)	—	(2,836)	—	(2,836)	—			—			(2,836)

Net finance expense	(82)	(6,756)	(3,296)	(10,134)	—			(3,276)			(13,410)
Share of loss of equity-accounted investees	—	(1,124)	—	(1,124)	—			—			(1,124)
Interest income	—	—	—	—	—			—			—
Other expense (income)	—	—	—	—	14,564	(AA	)	—			14,564

Income (loss) before income taxes	(1,157)	(183,391)	(13,475)	(198,023)	10,036			(112,686)			(300,673)
Taxcredit on loss	—	(4,639)	(93)	(4,732)	—			—			(4,732)

Net income (loss) attributable to common stockholders	(1,157)	(188,030)	(13,568)	(202,755)	10,036			(112,686)			(305,405)

											Outstanding Shares
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders - Basic and Diluted		803,901,000									369,801,010
Net loss per share attributable to common stockholders - Basic and Diluted		(0.23)									(0.83)
Babylon’s statement of profit and loss was derived from the consolidated statement of profit or loss and other comprehensive loss of Babylon for the six months ended June 30, 2021 and twelve months ended December 31, 2020. The Higi statement of profit or loss was derived from the unaudited consolidated statement of operations of Higi for the six months ended June 30, 2021. Alkuri’s statement of operations was derived from the historical condensed consolidated statement of operations for the six months ended June 30, 2021. As a newly incorporated business on December 1, 2020, the results of Alkuri prior to January 1, 2021 were not material.

Pro Forma Adjustments:

(J)	As discussed in (F) the listing expense charge to recapitalization transaction expenses is $108.8 million.

(K)	Reflects the elimination of interest income on Alkuri’s Trust Account.

(L)
Reflects the adjustment related to the bridge financing obtained by Babylon. On August 18, 2021, the Group issued $50.0 million in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash
conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited into Unsecured Bonds. The proceeds from the Unsecured Bonds can be used for general corporate purposes. For purposes of the pro forma statements, the Unsecured Bonds are shown to be repaid in full once the transaction closes. Therefore, the capitalized costs associated with the financing have been expensed during the twelve months ended December 31, 2020.

The following presents the summary of unaudited pro forma condensed combined financial information:

Pro Forma Combined Company
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Period Ending December 31, 2020 Babylon and March 31, 2021, Alkuri
Revenue	88,758
Net loss per share – basic and diluted	$(0.83)
Weighted-average Common shares outstanding – basic and diluted	369,801,010

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of December 31, 2020
Total assets	515,635
Total liabilities	157,004
Total stockholders equity	358,631

Pro Forma Combined Company
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Period Ending June 30, 2021
Revenue	133,392
Net loss per share – basic and diluted	$(0.22)
Weighted-average Common shares outstanding – basic and diluted	369,801,010

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	504,698
Total liabilities	222,904
Total stockholders equity	281,794
The historical information should be read in conjunction with the historical financial statements of Alkuri, Babylon and Higi included elsewhere in this prospectus.

The Babylon pro forma equivalent per share financial information is calculated by multiplying the combined unaudited pro forma per share amounts by the exchange ratio, whereby each Babylon ordinary share was converted into Babylon Shares at a conversion ratio of approximately 0.3, and each share of Alkuri Common Stock was converted into one Babylon Class A Share.
Note 1 - Adjustments to Higi’s Consolidated Financial Statements
The tables below illustrate the impact of adjustments made to Higi’s consolidated financial statements in order to present them on a basis consistent with Babylon’s accounting policies under IFRS. The adjustments have been prepared as if Higi had always applied IFRS. These adjustments reflect Babylon’s best estimates based upon the information currently available to Babylon and could be subject to change once more detailed information is obtained.
Unaudited adjusted Higi statement of operations for the six months ended June 30, 2021

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
For the six months ended June 30, 2021
Revenue	4,621	—	—	—	4,621

Cost of Revenues
Depreciation of Higi stations	30	(30)	—	—	—
Other	3,567	(3,567)	—	—	—

Total cost of revenue	3,597	(3,597)	—	—	—

Gross income (loss)	1,024	3,597	—	—	4,621

Research and development expenses	—	8,638			8,638
Sales, general & administration costs	32	1,894	24	(3)	1,947
Operating expenses	6,969	(6,939)	—	—	—

Operating Loss	(5,977)	34	(24)	3	(5,964)

Finance costs	—	645	—	—	645
Finance income	—	(1,010)	—	—	(1,010)

Net finance expense (income)	—	(365)	—	—	(365)

Interest expense	611	(611)	—	—	—
Loss on discount related to conversion of promissory notes	—	—	—	—	—
Forgiveness of paycheck protection program funds	(1,010)	1,010	—	—	—

Net other expense	(399)	399	—	—	—
Income tax expense (benefit)	59	—	—	—	59

Net Loss	(5,637)	—	(24)	3	(5,658)

Unaudited adjusted Higi statement of operations for the year ended December 31, 2020

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
For the year ended December 31, 2020
Revenue	9,486	—	—	—	9,486

Cost of Revenues
Depreciation of Higi stations	151	(151)	—	—	—
Other	6,676	(6,676)	—	—	—

Total cost of revenue	6,827	(6,827)	—	—	—

Gross income (loss)	2,659	6,827	—	—	9,486

Research and development expenses	—	15,500	—	—	15,500
Sales, general & administration costs	—	4,098	56	11	4,165
Operating expenses	12,534	(12,534)	—	—	—

Operating Loss	(9,875)	(237)	(56)	(11)	(10,179)

Finance costs	—	6,296	—	—	6,296
Finance income	—	(3,000)	—	—	(3,000)

Net finance expense (income)	—	3,296	—	—	3,296

Interest expense	1,660	(1,660)	—	—	—
Loss on discount related to conversion of promissory notes	4,636	(4,636)	—	—	—
Gain on extinguishment of debt	(3,000)	3,000	—	—	—
Other expenses	250	(250)	—	—	—
Gain on disposal of fixed assets	(15)	15	—	—	—

Net other expense	3,531	(3,531)	—	—	—
Income tax expense (benefit)	95	(2)	—	—	93

Net Loss	(13,501)	—	(56)	(11)	(13,568)

Unaudited adjusted Higi consolidated balance sheet as at June 30, 2021

		Reclassifications and US GAAP to IFRS Adjustments
(USD in thousands)	Higi (US GAAP)	Reclassifications 1	Leases 2	Share-based Payments 3	Adjusted Higi (IFRS)
As of June 30, 2021
Non-Current Assets
Right of Use Asset	—	—	1,233	—	1,233
Property and Equipment, net	114	—	—	—	114
Security deposits	66	(66)	—	—	—
Other intangible assets, net	231	—	—	—	231

Total non-current assets	411	(66)	1,233	—	1,578
					—
Current Assets
Other current assets	100	(100)	—	—	—
Accounts receivable, net	2,374	(2,374)	—	—	—
Trade and other receivables	—	2,474	—	—	2,474
Prepayments and contract assets	318	66	—	—	384
Restricted cash	273	—	—	—	273
Cash and cash equivalents	5,458	—	—	—	5,458

Total current assets	8,523	66	—	—	8,589

Total assets	8,934	—	1,233	—	10,167

					—
Equity
Common and Preferred Stock	6	—	—	—	6
Additional paid-in capital	89,194	—	—	3	89,197
Accumulated deficit	(90,574)	—	(250)	(3)	(90,827)

Total capital and reserves	(1,374)	—	(250)	—	(1,624)

Liabilities
Non-current liabilities
Related party promissory notes	7,000	—	—	—	7,000
Deferred rent liability	284	—	(284)	—	—
Deferred revenue	131	(131)	—	—	—
Other long-term liabilities	100	(100)	—	—	—
Lease liability	—	—	1,435	—	1,435

Total long- term liabilities	7,515	(231)	1,151	—	8,435

Current Liabilities
Accounts Payable	1,012	(1,012)	—	—	—
Accrued Expenses	964	(964)	—	—	—
Due to employees	8	(8)	—	—	—
Trade and other payables	—	1,012	—	—	1,012
Accruals and provisions	—	1,072	—	—	1,072
Deferred revenue	809	131	—	—	940
Note Payable	—	—	—	—	—
Lease liability, current portion	—	—	332	—	332

Total current liabilities	2,793	231	332	—	3,356

Total liabilities and stockholders deficit	8,934	—	1,233	—	10,167

1.)	The classification of certain items presented by Higi under U.S. GAAP has been adjusted in order to align with the presentation of Babylon under IFRS.
Modifications to Higi’s historical consolidated statement of operations for the twelve months ended December 31, 2020 include:

•	Presentation of Depreciation of Higi stations ($0.1 million) and Other cost of revenue ($6.7 million) in Research and development expenses ($6.8 million).

•	Separate presentation of components of Operating expenses ($12.5 million) to Research and development expenses ($8.8 million) and Sales, general and administrative expenses ($3.7 million).

•	Presentation of Interest expense ($1.7 million) and Loss on discount related to conversion of promissory notes ($4.6 million) to Finance costs ($6.3 million).

•	Presentation of Gain on extinguishment of debt ($3.0 million) to Finance income ($3.0 million).

•	Presentation of Other expenses ($0.2 million) in Sales, general & administrative expenses ($0.2 million).
Modifications to Higi’s historical consolidated statement of operations for the six months ended June 30, 2021 include:

•	Presentation of Other cost of revenue ($3.6 million) in Research and development expenses ($3.6 million).

•	Separate presentation of components of Operating expenses ($7.0 million) to Research and development expenses ($5.1 million) and Sales, general and administrative expenses ($1.9 million).

•	Presentation of Interest expense ($0.6 million) to Finance costs ($0.6 million).

•	Presentation of Forgiveness of paycheck protection program funds ($1.0 million) to Finance income ($1.0 million).
Modification to Higi’s historical consolidated balance sheet presentation include:

•	Presentation of Accounts receivable, net ($2.4 million) and Other current assets ($0.1 million) in Trade and other receivables ($2.5 million).

•	Presentation of Accounts Payable ($1.0 million) to Trade and other Payables ($1.0 million).

•	Presentation of Accrued expenses ($1.0 million) to Accruals and provisions ($1.0 million).

2.)
Higi has not adopted ASC 842, Leases, which becomes effective for private companies with fiscal years beginning after December 15, 2021. In accordance with IFRS 16, Leases¸ and Babylon’s accounting policies, right of use assets of $1.2 million and lease liabilities of $1.8 million have been recognized in the balance sheet as of June 30, 2021. In addition, accrued rent liabilities of $0.3 million have been derecognized from the balance sheet as of June 30, 2021. The impact of the adjustments to the statement of operations and deferred taxes was not material.

3.)
Under U.S. GAAP, Higi elected to apply the straight-line approach for graded vesting when measuring share- based payment awards. Under IFRS, Babylon would use the graded vesting method, resulting in a higher proportion of cost being allocated to the earlier years. The impact of the adjustments to the statement of operations and deferred taxes was not material.

Note 2. Preliminary Allocation of Purchase Price
On May 15, 2020, Babylon acquired 10.2% of the fully diluted capital stock in Higi, a provider of digital healthcare services via a network of Smart Health Stations located in the United States. Through a series of investments, Babylon increased their shareholdings on a fully diluted basis in Higi to 18.5% as of December 31, 2020 and has the option to continue investing such that if Babylon completes all proposed investments, it will hold over 25% of Higi’s shareholdings on a fully diluted basis.
On June 2, 2021, Babylon entered into the Letter Agreement with each of 7Wire, Flare and Wrigley, the three largest shareholders in Higi. Pursuant to the Letter Agreement, Babylon and such shareholders agreed that (i) Babylon’s option to purchase the remaining shares of Higi will be exercisable until November 20, 2021, (ii) Babylon would provide registration rights to such shareholders at least as favorable to those being offered to PIPE Investors, and (iii) each of 7Wire, Flare and Wrigley agreed to be paid in shares of Babylon in lieu of cash.
Babylon has deemed the exercise of the option to be probable, which exercise would be significant to Babylon. As such, the historical financial information has been adjusted to provide the pro forma effect to the Higi acquisition. The Pro Forma Statement of Financial Position assumes that the Higi acquisition occurred as of December 31, 2020 and the Pro Forma Statement of Profit and Loss assumes that the Higi acquisition occurred on January 1, 2020.
As of December 31, 2020 and June 30, 2021, the total shareholding was 19.0% and 25%, respectively.
The transaction will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS and assuming Babylon closed the Higi acquisition by purchasing the remaining 75% for estimated consideration with a fair value of approximately $70.3 million. The Higi Acquisition was achieved in stages, which required Babylon to remeasure its previously held equity interest in Higi at its acquisition date fair value. As no material control premium was determined to exist, estimated consideration transferred to acquire the remaining stake in Higi was used to estimate the fair value of Babylon’s previously held equity interest. This remeasurement resulted in gains of approximately $14.6 million and $ 10.8 million, which recorded in Other (income) expense within Babylon’s pro forma consolidated statement of profit and loss for the year ended December 31, 2020 and June 30, 2021, respectively.
The following table summarizes the fair value of the consideration transferred and the preliminary estimated fair values of the major classes of assets acquired and liabilities assumed at the acquisition date. The fair value of the intangible assets acquired has been determined using prior acquisitions as a benchmark for the purposes of a preliminary purchase price allocation.

Preliminary Purchase Price Allocation (in 000s)
Cash consideration	$5,202
Shares issued as consideration	53,553
Fair value of existing equity interest	23,440
Additional consideration	11,565

Total consideration transferred	93,760
Trade and other receivables	2,837
Prepayments and contract assets	294
Other intangible assets	31,837
Trade and other payables and Accruals and provisions	(2,303)
Other assets and liabilities, net	4,685

Net Assets Acquired	37,350
Amount Allocated to Goodwill	$56,410

The goodwill allocation of $56.4 million reflects expectations of favorable future growth opportunities, anticipated synergies through the scale of our combined operations, and the assembled workforce.
Pro Forma Adjustments
The following pro forma adjustments were added to give effect to the Higi acquisition as if it occurred on January 1, 2020.

(AA)
Reflects the elimination of the previous investment related to Higi of $12.6 million and the step up to the fair value of prior existing equity interest of $23.4 million. This step-up
in fair value resulted in a gain of $10.8 million.

(BB)	To reflect the elimination of Higi’s historical equity.

(CC)
To reflect the consideration payment in the form of $5.2 million in cash, shares issued as consideration with an estimated fair value of $53.6 million fair value of existing equity interest of $23.4 million and $11.6 million in deferred consideration, resulting in an addition of goodwill of $56.4 million and $53.6 million in additional paid capital.

(DD)
To reflect the elimination of historical intangible assets of $0.2 million along with the fair value of the intangible assets acquired of $31.9 million along with its respective impact on Deferred Tax Liabilities of $6.1 million. This results in a reduction of the addition to goodwill by $25.8 million. Our preliminary estimate of the weighted average useful lives of the acquired intangible assets was determined to be 7.0 years based on the useful lives assigned to comparable historical acquisitions. The amortization of the intangible assets over a 7.0 year period resulted in an expense of $4.5 million and $2.3 million for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.

(EE)
This adjustment is to reflect the payment of Higi’s debt using its cash on hand. If the cash on hand is not sufficient, part of the consideration transferred will be used to settle the Related party convertible notes at Closing. This results in a reduction in the cash balance of $5.5 million, elimination of $7.0 million of debt and a reduction of goodwill by $1.5 million.

MANAGEMENT
Executive Officers and Directors
The following table sets forth information regarding our executive officers and directors, including their ages, as of October 31, 2021:

Name	Age	Position(s)
Executive Officers
Ali Parsadoust	56	Chief Executive Officer and Director
Charlie Steel	37	Chief Financial Officer
Stacy Saal	47	Chief Operating Officer
Paul-Henri Ferrand	57	Chief Business Officer
Steve Davis	55	Chief Technology Officer
Yon Nuta	40	Chief Product Officer
Darshak Sanghavi	51	Chief Medical Officer

Employee Directors
Mairi Johnson	55	Chief Partnerships Officer and Director

Non-Executive Directors
Mohannad AlBlehed	35	Director
Per Brilioth	51	Director
Georgi Ganev	45	Director
David Warren	67	Director
Executive Officers
Ali Parsadoust.
Dr. Parsadoust is our founder and has served as our Chief Executive Officer and member of our board of directors since January 2013. Prior to founding Babylon Holdings, Dr. Parsadoust served as Chief Executive Officer at Circle, Inc., a healthcare services company, from January 2003 to December 2012. Previously, Dr. Parsadoust served in various roles at Goldman Sachs, including as Executive Director, between 1999 and 2001. Dr. Parsadoust holds a PhD in engineering physics and a B.A. from University College London. We believe Dr. Parsadoust is qualified to serve on our board of directors because of his historical knowledge, operational expertise, leadership and the continuity that he brings to our board as our founder and Chief Executive Officer.
Charlie Steel
. Mr. Steel has served as our Chief Financial Officer since November 2017. Prior to joining Babylon Holdings, Mr. Steel served as the Global Head of Corporate Development at CMC Markets Plc, a financial services company, from September 2014 to November 2017. Previously, Mr. Steel served in various roles, including as Vice President at Deutsche Bank between October 2008 and August 2014, before which he was at Lehman Brothers. Mr. Steel is also a
Non-executive
Director on the Transformation Advisory Committee at the Department of Work and Pensions in the UK Government. Mr. Steel holds a degree in Economics and Management from the University of Oxford.
Stacy Saal.
Ms. Saal has served as our Chief Operating Officer since January 2021. Prior to joining Babylon Holdings, Ms. Saal served in various roles at Amazon.com, Inc. from October 2008 to January 2021, including most recently as Head of Operations and Product with Amazon Care, where she coordinated Amazon’s response to
COVID-19.
Previously, Ms. Saal served as Vice President of Operations at the Global Wine Company, an internet distribution company, from 2007 to 2008, Chief Executive Officer at Tom’s Cookies, Inc., an internet distribution company, from 2006 to 2007, and Director of Demand Planning at Levi Strauss, from 2005 to 2006. Ms. Saal holds a B.A. from Sonoma State University.

Paul-Henri Ferrand.
Mr. Ferrand has served as our Chief Business Officer since October 2020. Prior to joining Babylon Holdings, Mr. Ferrand served as Chief Operating Officer at Brex, a financial services company, from November 2019 to September 2020. Previously, Mr. Ferrand served as President of Global Customer Operations at Google, from August 2017 to June 2019, and as Vice President US Sales & Operations at Google from May 2014 to August 2017. Mr. Ferrand holds a M.S. in Computer Science from Telecom ParisTech.
Steve Davis.
Mr. Davis has served as our Chief Technology Officer since January 2021. Prior to joining Babylon Holdings, Mr. Davis served in various roles with Expedia Group, Inc. from January 2016 to January 2021, including most recently as a Senior Vice President and General Manager of AI and Data. Previously, Mr. Davis served in various roles at Vrbo (formerly HomeAway, Inc.), a provider of online vacation rental services (acquired by Expedia Group, Inc.) from January 2007 to January 2016, including as Chief Information Officer and Chief Digital and Cloud Officer. From December 2004 to December 2006, Mr. Davis served as Vice President of Technology and Product at Trillion Partners Inc., a telecommunications company subsequently acquired by TX Communications LLC (d/b/a Affiniti).
Yon Nuta.
Mr. Nuta has served as our Chief Product Officer since February 2021. Prior to joining Babylon Holdings, Mr. Nuta served as Chief Product Officer and Executive Vice President of Retention at Gaia Inc., a video streaming company, from August 2015 to January 2021. Previously, Mr. Nuta founded and served as the Chief Executive Officer of TalkIQ, an information technology service, from March 2014 to November 2015. Prior to that, he served as Head of Product at comScore, Inc., a media measurement and analytics company, from February 2009 to April 2013. Mr. Nuta holds a B.S. in Electrical and Electronics Engineering and B.A. in Electrical Engineering from Massachusetts Institute of Technology and a B.A. in Management Science (Finance and Marketing) from MIT Sloan School of Management
.
Darshak Sanghavi
. Mr. Sanghavi has served as our Global Chief Medical Officer since May 2021. Prior to joining Babylon Holdings, Mr. Sanghavi served as Chief Medical Officer at UnitedHealthcare, a provider of health benefits programs in the United States, from August 2019 to August 2020. Previously, Mr. Sanghavi served as Chief Medical Officer at Optum, a pharmacy benefit manager and part of UnitedHealth Group Incorporated, from August 2016 to August 2019, and in the Obama Administration as the Director of Preventative and Population Health at the Center for Medicare and Medicaid Innovation from August 2014 to September 2016. Mr. Sanghavi is also an Associate Professor of Pediatrics and served as Chief of Pediatric Cardiology at the University of Massachusetts Medical School from October 2005 to August 2014. Mr. Sanghavi holds a M.D. from The Johns Hopkins University School of Medicine and an A.B. from Harvard University.
Employee Directors
See above for biographical information for Dr. Parsadoust.
Mairi Johnson.
Ms. Johnson has served on our board of directors since September 2015 and as Chief Partnerships Officer since May 2017. She also currently serves as an Investment Committee Member at Big Issue Invest, an investment fund for social enterprises, charities and profit-with-purpose businesses, since August 2015. Prior to joining Babylon Holdings, Ms. Johnson previously served as the Executive Director at Healthbox Accelerator, a healthcare services company, from 2013 to 2014.
Previously, from January 2011 to February 2013, Ms. Johnson was the founder and chief executive officer, at Beat Red, a start-up
company focused on activewear for teenage girls. Ms. Johnson also served in various roles, including Partner, at Circle Health, a health services company, between September 2005 and February 2008, and as an Executive Director at Goldman Sachs between June 2001 and August 2005. Ms. Johnson holds a M.Sc. from the London School of Economics and Political Science and a B.A. from University of Victoria. We believe Ms. Johnson is qualified to serve as a member of our board of directors because of her extensive experience in the healthcare industry analyzing, investing in and leading healthcare and technology companies.

Non-Executive
Directors
Mohannad AlBlehed.
Mr. AlBlehed has served on our board of directors since December 2019. Since November 2015, Mr. AlBlehed has served in various roles at the Public Investment Fund, the sovereign wealth fund of the Kingdom of Saudi Arabia, including as Senior Director, Head of International Direct Investments since January 2019, as Senior Vice President July 2018 to December 2018, as Vice President from January 2017 to July 2018 and as Consultant from November 2015 to December 2016. Prior to that, Mr. AlBlehed held various roles in private equity and investment banking, including at The Abraaj Group, Deutsche Bank and Morgan Stanley. Mr. AlBlehed currently serves on the boards of directors of several privately-held companies, including Saudi Information Technology Company and Magic Leap. Mr. AlBlehed holds a B.A. in Business Administration from the University of Southern California. We believe Mr. AlBlehed is qualified to serve on our board of directors based on his experience as a director of technology companies and his experience with investments in healthcare and technology companies.
Per Brilioth.
Mr. Brilioth has served on our board of directors since April 2017. Since January 2001, Mr. Brilioth has served in various roles and as a member of the board of directors of VNV (Cyprus) Limited, an investment company investing in early and growth stage companies, and Vostok Emerging Finance Ltd., an investment company investing in growth stage fintech companies. Mr. Brilioth currently serves as a member of the board of directors of several privately-held companies, including Pomegranate Investment AB, a Swedish investment company, Telegram Records AB, Docplus Ltd., Property Finder International Ltd., Voi Technology AB, OneTwoTrip Ltd., Naseeb Networks, Inc. and Comuto S.A. Mr. Brilioth holds a M.A. from the London Business School and a B.A. from Stockholm University. We believe that Mr. Brilioth is well qualified to serve as a director due to his leadership experience of investment companies, particularly in the area of growth stage companies.
Georgi Ganev.
Mr. Ganev has served on our board of directors since September 2018. Since January 2018, Mr. Ganev has served as Chief Executive Officer at Kinnevik AB, a Swedish investment company. Mr. Ganev has previously served as the Chief Executive Officer at the Dustin Group, an information technology service, between August 2012 and January 2018. He currently serves as a member of the board of directors of several privately-held companies and two public companies, Tele2 AB and Global Fashion Group. Mr. Ganev holds a M. Sc. from Uppsala University. We believe Mr. Ganev is qualified to serve on our board of directors based on his experience as a director of technology companies and his experience with investments in healthcare and technology companies.
David Warren.
Mr. Warren joined our board of directors and became the Chairman of our Audit Committee following the Closing. Mr. Warren was Group Chief Financial Officer and an Executive Director of London Stock Exchange Group plc (LSEG) from July 2012 until November 2020. He also served as interim Chief Executive Officer from December 2017 to July 2018. Prior to LSEG, Mr. Warren was Chief Financial Officer of NASDAQ from 2001 to 2009 and Senior Adviser to the NASDAQ CEO from 2011 to 2012. Mr. Warren has held a number of senior financial and management roles in both the private and public sectors including Chief Financial Officer of the Long Island Power Authority (New York) and Deputy Treasurer for the State of Connecticut. Mr. Warren began his career in investment banking at then Credit Suisse First Boston.
Mr. Warren holds an M.B.A. from the Yale School of Management and a B.A. from Wesleyan University. We believe Mr. Warren is qualified to serve on our board of directors due to his leadership experience in both private and public sectors.
Foreign Private Issuer
We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the NYSE rules, we comply with certain of our home country, Jersey, governance requirements and certain exemptions thereunder rather than complying with the NYSE corporate governance standards. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act and the NYSE corporate governance rules that are applicable to U.S. domestic public companies, including:

•	Exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

•	Exemption from the requirement to comply with Regulation FD, which regulates selective disclosure of material non-public information by issuers;

•
Exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

•
Exemption from the NYSE rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;

•	Exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

•	Exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

•
Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. domestic public company and our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.
We intend to comply with the NYSE corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Jersey law requirements in lieu of many of the NYSE corporate governance rules. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.
Composition of our Board of Directors
Our board of directors is currently composed of six members, consisting of Dr. Parsadoust, our Founder and Chief Executive Officer, Ms. Johnson, our Chief Partnership Officer, and four non-executive
directors. As a foreign private issuer, under the listing requirements and rules of the NYSE, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in
schedules. We expect that our board of directors will determine that none of our non-executive
directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these three directors is “independent” as that term is defined under the NYSE rules.

Family Relationships
Ali Parsadoust, our Founder, Chief Executive Officer and a member of our board of directors, and Mairi Johnson, our Chief Partnerships Officer and a member of our board of directors, are married. There are no other family relationships among any of our executive officers or directors.
Committees of our Board of Directors
Our board of directors has three committees: an audit committee, a remuneration committee and a nominating and corporate governance committee. The charters for each of the committees of our board of directors are available at the investor relations section of our website.
Audit Committee
Our audit committee consists of Messrs. Brilioth, Ganev and Warren. We have determined that each of Messrs. Brilioth, Ganev and Warren meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations. Each member of our audit committee also meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE listing rules.
Our audit committee, among other things:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•
oversees our relationship with the independent registered public accounting firm and assess the effectiveness of the external audit process, including in relation to appointment and tendering, remuneration and other terms of engagement, and appropriate planning ahead of each annual audit cycle;

•
maintains regular, timely, open and honest communication with the external auditors, ensuring the external auditors report to the committee on all relevant matters to enable the committee to carry out its oversight responsibilities;

•	monitors the integrity of our financial and narrative reporting, preliminary announcements and any other formal announcements relating to our financial performance;

•	advises the board on whether, taken as a whole, the Annual Report and accounts are fair, balanced and understandable;

•	reviews the appropriateness and completeness of our risk management and internal controls;

•	considers annually whether we should have an internal audit function;

•	reviews, approves and/or ratifies related party transactions; and

•
approves or, as required,
pre-approves,
all audit and all permissible
non-audit
services, other than de minimis
non-audit
services, to be performed by the independent registered public accounting firm.

Remuneration Committee
Our remuneration committee consists of Messrs. Brilioth and Ganev. As a foreign private issuer, we are not required to comply with the NYSE listing requirements that would otherwise require our remuneration committee to be comprised entirely of independent directors. However, currently all of the members of our remuneration committee are independent under the applicable NYSE rules and regulations. Each member of our remuneration committee is also a non-employee
director, as defined pursuant to Rule
16b-3
promulgated under the Exchange Act.
Our remuneration committee, among other things:

•	sets a remuneration policy that is designed to promote our long-term success;

•	ensures that the remuneration of executive directors and other senior executives reflects both their individual performance and their contribution to our overall results;

•	determines the terms of employment and remuneration of executive directors and other senior executives, including recruitment and retention terms;

•	approves the design and performance targets of any annual incentive schemes that include the executive directors and other senior executives;

•	agrees upon the design and performance targets, where applicable, of all share incentive plans;

•	gathers and analyze appropriate data from comparator companies our industry; and

•	selects and appoint external advisers to the remuneration committee, if any, to provide independent remuneration advice where necessary.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Brilioth and Ganev.
Our nominating and corporate governance committee, among other things:

•	identifies individuals qualified to become members of our board of directors;

•	recommends to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

•	reviews and make recommendations to our board of directors with respect to our board leadership structure;

•	reviews and make recommendations to our board of directors with respect to management succession planning; and

•	develops and recommends to our board of directors corporate governance principles.
Code of Ethics and Conduct
In connection with our listing on the NYSE, we adopted a Code of Ethics and Conduct that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination
standards.
Directors’ Addresses
Each of the directors can be contacted at the executive office of Babylon.

DIRECTOR AND EXECUTIVE COMPENSATION
Aggregate Compensation of our Executive Officers and Directors
The aggregate compensation awarded to, earned by and paid to the current executive officers and directors of Babylon who were employed by, or otherwise performed services for, Babylon Holdings for the year ended December 31, 2020 and the six months ended June 30, 2021 were approximately $931,880 and $2,213,842, respectively (using an exchange rate as of December 31, 2020 and June 30, 2021 of 0.75819 and 0.75188, respectively, British Pounds Sterling to one U.S. dollar). The total amount set aside or accrued by Babylon to provide pension, retirement or similar benefits to the current executive officers and directors of Babylon who were employed by, or otherwise performed services for, Babylon Holdings with respect to the year ended December 31, 2020 and the six months ended June 30, 2021 were was approximately $44,268 and $73,491, respectively (using an exchange rate as of December 31, 2020 and June 30, 2021 of 0.75819 and 0.75188, respectively, British Pounds Sterling to one U.S. dollar).
Equity Incentive Plans
We have granted options and equity incentive awards under our: (1) Company Share Option Plan (the “CSOP”); (2) Long-Term Incentive Plan (the “LTIP”); and (3) various standalone equity agreements further described below. No further options or awards have been granted under these plans or arrangements following the Closing. We adopted the Babylon 2021 Equity Incentive Plan, or the 2021 Plan, effective October 21, 2021.
The principal features of our equity incentive plans and arrangements are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans or arrangements, which are filed as exhibits to the registration statement of which this prospectus is a part.
2021 Equity Incentive Plan
The 2021 Plan which has been adopted and became effective on October 21, 2021, allows for the grant of equity- based incentive awards in respect of our Class A Ordinary Shares to our employees and directors, including directors who are also our employees. The material terms of the 2021 Plan are summarized below.
Eligibility and Administration
Our employees and directors, who are also our employees, and employees of our subsidiaries are eligible to receive awards under the 2021 Plan. Our consultants and directors, who are not employees, and those of our subsidiaries, are eligible to receive awards under the
Non-Employee
Sub-Plan
to the 2021 Plan described below. Persons eligible to receive awards under the 2021 Plan (including the
Non-Employee
Sub-Plan)
are together referred to as service providers below.
Except as otherwise specified, references below to the 2021 Plan include the
Non-Employee
Sub-Plan.
The 2021 Plan is administered by our board of directors, which may delegate its duties and responsibilities to one or more committees of our directors and/or officers (referred to as the Plan Administrator below), subject to certain limitations imposed under the 2021 Plan, and other applicable laws and stock exchange rules. The Plan Administrator has the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The Plan Administrator also has the authority to determine which eligible service providers receive awards, grant awards, set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.
Shares Available for Awards
The maximum number of Class A Ordinary Shares, or the Share Reserve, that may be issued under our 2021 Plan is 45,335,210 Class A Ordinary Shares. No more than a number of Class A Ordinary Shares equal to the share reserve may be issued under the 2021 Plan upon the exercise of incentive stock options. In addition, the number of Class A Ordinary Shares reserved for issuance under our 2021 Plan will automatically increase on January 1 of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of Class A Ordinary Shares outstanding on December 31 of the preceding calendar year. Our board may act prior to January 1 of a given year to provide that there will be no increase for such year or that the increase for such year will be a lesser (but not greater) number of Class A Ordinary Shares. Class A Ordinary Shares issued under the 2021 Plan may be new shares, shares purchased on the open market or treasury shares.
If an award under the 2021 Plan, expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, any unused shares subject to the award will, as applicable, become or again be available for new grants under the 2021 Plan. If an option granted under the LTIP or the CSOP prior to the effective date expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited on or after the effective date, any unused shares subject to the option will, as applicable, become available for new grants under the 2021 Plan and shall be added to the Share Reserve up to a maximum of 23,902,282 Class A Ordinary Shares.
Awards granted under the 2021 Plan in substitution for any options or other equity or equity-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or stock will not reduce the number of Class A Ordinary Shares available for grant under the 2021 Plan, but will count against the maximum number of Class A Ordinary Shares that may be issued upon the exercise of incentive stock options.
Awards
The 2021 Plan provides for the grant of options, share appreciation rights, or SARs, restricted shares, restricted share units, or RSUs, and other share-based awards. All awards under the 2021 Plan are set forth in award agreements, which detail the terms and conditions of awards, including any applicable vesting and payment terms, change of control provisions and post-termination exercise limitations. A brief description of each award type follows.
Options and SARs
. Options provide for the purchase of our Class A Ordinary Shares in the future at an exercise price set at no less than the nominal value of a share and, in respect of participants who are subject to taxation in the United States, no less than the market value of a share on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the Class A Ordinary Shares subject to the award between the grant date and the exercise date. The Plan Administrator determines the number of Class A Ordinary Shares covered by each option and SAR, and the conditions and limitations applicable to the exercise of each option and SAR.
Restricted shares and RSUs
. Restricted shares are an award of
non-transferable
Class A Ordinary Shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver our Class A Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met. The Plan Administrator may provide that the delivery of the Class A Ordinary Shares underlying RSUs have been deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the 2021 Plan.
Other share-based awards
. Other share-based awards are awards of fully vested Class A Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, our Class A Ordinary Shares or other property. Other share-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The Plan Administrator will determine the terms and conditions of other share-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.

Performance Criteria
The Plan Administrator may set performance goals in respect of any awards in its discretion.
Certain Transactions
In connection with certain corporate transactions and events affecting our Class A Ordinary Shares, including a change of control, another similar corporate transaction or event, the Plan Administrator has broad discretion to take action under the 2021 Plan. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan and replacing or terminating awards under the 2021 Plan. In addition, in the event of certain equity restructuring transactions, the Plan Administrator will make equitable adjustments to the limits under the 2021 Plan and outstanding awards as it deems appropriate to reflect the transaction.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the Plan Administrator will seek the approval of our shareholders in respect of any amendment to the extent required by applicable law, regulation or the rules of a national exchange on which we are listed. The 2021 Plan will remain in effect until the tenth anniversary of its effective date unless earlier terminated by our board of directors. No awards may be granted under the 2021 Plan after its termination.
Transferability and Participant Payments
Except as the Plan Administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable,
except to a participant’s designated beneficiary, as defined in the 2021 Plan. With regard to tax and/or social security withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of options under the 2021 Plan, the Plan Administrator may, in its discretion, accept cash, wire transfer or check, our Class A Ordinary Shares that meet specified conditions, a promissory note, a “market sell order”, such other consideration as the Plan Administrator deems suitable or any combination of the foregoing.
Non-U.S.
and
Non-U.K.
Participants
The Plan Administrator may modify awards granted to participants who are
non-U.S.
or U.K. nationals or employed outside the United States and the U.K. or establish sub-plans
or procedures to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters or to enable awards to be granted in compliance with a tax favorable regime that may be available in any jurisdiction.
Non-Employee
Sub-Plan
The
Non-Employee
Sub-Plan
governs equity awards granted to our
non-executive
directors, consultants, advisers and other
non-employee
service providers and provides for awards to be made on identical terms to awards made under our 2021 Plan.
Long-Term Incentive Plan (LTIP)
The LTIP was adopted on July 27, 2015. Various amendments to the LTIP, including the addition of a U.S Appendix and
Non-Employee
Sub-Plan
were subsequently approved by the board of directors and, in the case of the U.S. Appendix, approved by shareholders. References to the LTIP include the U.S. Appendix and
Non-Employee
Sub-Plan
except as otherwise indicated.

Options granted under the U.S. Appendix may be granted in the form of potentially tax advantaged incentive stock options. Other options granted under the LTIP are not intended to qualify for any tax advantageous treatment.
Options granted under the LTIP were originally granted over Babylon Holdings Class B Shares. Following the Reclassification, the options subsist over Class A Ordinary Shares.
Options granted under the U.S Appendix must have an exercise price equal to or more than the market value of a share on the date of grant. There is no minimum exercise price for other options granted under the LTIP, provided that arrangements are made for the nominal value of a share to be paid up.
Participation / Eligibility and Administration
Options granted under the LTIP are granted by the board of directors in its absolute discretion to employees. Advisors and consultants are eligible to be granted options under the
Non-Employee
Sub-Plan.
Vesting and Exercise of Options
Options granted under the LTIP may be granted subject to a vesting schedule containing one or more time- based conditions and additionally, or in the alternative, specific performance conditions that must be met before all or part of an option can be exercised. The board of directors may accelerate vesting of an option and/or vary or waive one or more performance conditions attaching to an option in certain circumstances.
Options granted under the LTIP may not be exercised after the fifteenth anniversary (the tenth anniversary in the case of options granted under the U.S. Appendix) of the date of grant and generally may only be exercised on the occurrence of an exit event, including an initial public offering. Options shall become exercisable to the extent vested upon completion of this offering and shall continue to vest and become exercisable in accordance with their terms.
Terms Generally Applicable to Options
Save for transferring an option to a deceased option holder’s personal representative on their death, options granted under the LTIP cannot be transferred, assigned or have any charge or other security created over them.
Options granted under the LTIP will lapse on the earliest of the following:

•	an attempt to transfer, assign or encumber the option (save for a transfer to a personal representative on death);

•	the board of directors determining that any performance target applicable to the option is no longer capable of being met;

•	the date stated in the relevant option certificate;

•	in respect of the unvested portion, upon the option holder’s termination of employment (or, in certain circumstances, the date on which notice of termination is given) for any reason;

•	upon the option holder’s termination of employment (or, in certain circumstances, the date on which notice of termination is given) in certain bad leaver circumstances;

•	unless otherwise determined by the board of directors, one month following an exit event in respect of an option holder whose employment terminated prior to such exit event;

•	within certain defined periods following an exit event other than an initial public offering; or

•	the option holder becoming bankrupt.

Corporate Transactions
Upon the occurrence of certain corporate transactions, the exercise period applicable to options may be curtailed and/or option holders may be offered the opportunity to exchange their options for options over shares in an acquiring company. Upon a variation of share capital, the board of directors may determine that adjustments are made to the number of shares under option, the exercise price and / or the description of the shares under options.
Amendments to the LTIP
The board of directors can amend the LTIP from time to time save that an amendment may not adversely affect the rights of an existing option holder except where the amendment has been approved by a certain threshold of option holders.
Company Share Option Plan (CSOP)
The CSOP was adopted on February 24, 2021 and is intended to qualify as a company share option plan that meets the requirements of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”). Options granted under the CSOP are, subject to certain qualifying conditions being met, potentially U.K. tax favored options up to an individual limit of £30,000 calculated by reference to the market value of the shares under option at the date of grant.
Options granted under the CSOP were originally granted over Babylon Holdings Class B Shares. Following the Reclassification, the options subsist over Class A Ordinary Shares.
Options granted under the CSOP must have an exercise price equal to or more than the market value of a share on the date of grant and, where the exercise of an option is to be satisfied by newly issued shares, the exercise price must not be less than the nominal value of a share.
Participation / Eligibility and Administration
Options granted under the CSOP are granted by the board of directors in its absolute discretion to employees that qualify to be granted an option under Schedule 4 of ITEPA.
Vesting and Exercise of Options
Options granted under the CSOP may be granted subject to a vesting schedule containing one or more time- based conditions and additionally, or in the alternative, specific performance conditions that must be met before all or part of an option can be exercised. The board of directors may accelerate vesting of an option and/or vary or waive one or more performance conditions attaching to an option in certain circumstances.
Options granted under the CSOP may not be exercised after the fifteenth anniversary of the date of grant and generally may only be exercised on the earliest of (1) termination of the option holder’s employment in certain good leaver circumstances; (2) an exit event, including an initial public offering; or (3) 30 days prior to the expiry date of the option. Options shall become exercisable to the extent vested upon completion of this offering and shall continue to vest and become exercisable in accordance with their terms.
Terms Generally Applicable to Options
Save for transferring an option to a deceased option holder’s personal representative on their death, options granted under the CSOP cannot be transferred, assigned or have any charge or other security created over them.
Options granted under the CSOP will lapse on the earliest of the following:

•	an attempt to transfer, assign or encumber the option (save for a transfer to a personal representative on death);

•	the date stated in the relevant option certificate;

•	the first anniversary of an option holder’s death;

•	in respect of the unvested portion, upon the option holder’s termination of employment (or the date on which notice of termination is given) for any reason;

•	upon the option holder’s termination of employment (or the date on which notice of termination is given) in certain bad leaver circumstances;

•	6 months after termination of the option holder’s employment in certain good leaver circumstances;

•	within certain defined periods following an exit event other than an initial public offering; or

•	the option holder becoming bankrupt.
Corporate Transactions
Upon the occurrence of certain corporate transactions, the exercise period applicable to options may be curtailed and/or option holders may be offered the opportunity to exchange their options for options over shares in an acquiring company. Upon a variation of share capital, the board of directors may determine that adjustments are made to the number of shares under option, the exercise price and / or the description of the shares under options, subject to certain conditions and the relevant provisions of ITEPA.
Amendments to the CSOP
The board of directors can amend the CSOP from time to time save that such amendments (1) cannot be made if it would mean that the CSOP would no longer qualify under Schedule 4 of ITEPA; (2) cannot be made without option holders’ prior written consent if the amendment is material.
Restricted B Shares (CSOP Plus)
Prior to the Reclassification, certain of our employees held the beneficial interest in certain Babylon B ordinary shares, which were subject to vesting and forfeiture pursuant to individual award agreements. In connection with the Reclassification these Babylon B ordinary shares were re-designated
as Class A Ordinary Shares. These Class A Ordinary Shares are subject to the same vesting and forfeiture terms as applied to the relevant Babylon B ordinary shares. The legal title to these Class A Ordinary Shares is held by a third party employee benefit trust.
Growth Shares
Prior to the Reclassification, certain of our employees held Babylon Holdings Class G1 Shares which were subject to a hurdle and forfeiture under the terms of our then existing articles of association and vesting on the terms of individual award agreements. In connection with the Reclassification, these Babylon Holdings Class G1 Shares were converted into Babylon Holdings Class B Shares pursuant to a conversion ratio determined by reference to the relative values of the Babylon Holdings Class G1 Shares and the Babylon Holdings Class B Shares and were subsequently re-designated
as Class A Ordinary Shares. These Class A Ordinary Shares are subject to the same vesting and forfeiture terms as applied to the relevant Babylon Holdings Class G1 Shares.
Non-Executive
Director Compensation
We have approved a
non-employee
director compensation policy that became effective upon Closing. Members of our Board of Directors who are not employees are eligible for awards pursuant to our Outside Director Compensation Policy in the form of cash and/or equity, as described below:

Cash Compensation
Each
non-employee
director is eligible to receive the following annual cash retainers for certain board and/or committee service:

•	$70,000 per year for service as a member of our Board of Directors;

•	$30,000 per year for service as Non-Executive Chair of our Board of Directors;

•	$20,000 per year for service as chair of our audit committee;

•	$15,000 per year for service as our Lead Independent Director;

•	$15,000 per year for service as chair of our remuneration committee;

•	$10,000 per year for service as a member of our audit committee;

•	$8,000 per year for service as chair of our nominating and governance committee;

•	$7,500 per year for service as a member of our remuneration committee;

•	$4,000 per year for service as a member of our nominating and governance committee.
Equity Compensation
Non-employee
directors are eligible to receive all types of equity awards (except incentive stock options) under our 2021 Plan. All grants of awards under our Outside Director Compensation Policy will be automatic and non-discretionary.
Upon joining our Board of Directors, each
newly-elected
non-employee
director will receive an initial equity award, or the initial award, under our 2021 Plan with a value of approximately $175,000. This initial award will vest in approximately equal installments annually over a three-year
period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock or restricted stock units.
On the date of each annual meeting of stockholders following the effectiveness of our Outside Director Compensation Policy, each non-employee
director who is continuing as a director following the applicable meeting will be granted an annual equity award, or the annual award, under our 2021 Plan with a value of approximately $175,000, provided the non-employee
director has continued to serve on our Board of Directors. This annual award will vest as to 100% of the shares on the one-year
anniversary of the date of grant.
Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non-employee
director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2021 Plan).
Agreements with Executive Officers
We have entered into written employment agreements with our executive officers. The agreements of Messrs. Parsadoust and Steel provide notice periods with respect to termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide payment in lieu of all or a portion of the notice period. The written employment agreements with our other executive officers are at-will,
and generally provide for customary severance.
Insurance and Indemnification
To the extent permitted under Jersey law, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have obtained directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Shareholders
Series C Financing and Related Agreements
On August 1, 2019, Babylon Holdings sold 187,681,013 Babylon Holdings Series C Shares to certain purchasers, including entities affiliated with the Public Investment Fund (“PIF”), Invik S.A. (“Kinnevik”), and VNV (Cyprus) Limited (“VNV”), each of whom are beneficial owners of or affiliated with entities owning greater than 5% of Babylon Holdings’ voting securities, for an aggregate of $320.3 million and issued an additional 39,699,132 Babylon Holdings Series C Shares to Kinnevik and VNV upon conversion of an aggregate of approximately $57.1 million in convertible notes, all pursuant to a Subscription Agreement among Babylon and the purchasers (the “Series C Financing”). In connection with the Series C Financing, Babylon was party to transfer letters pursuant to which certain shareholders, including Kinnevik, VNV, HGL and NNS Holdings S.a r.l. (“NNS”) agreed to transfer 41,825,346 Babylon Holdings Series B Shares of Babylon Holdings to ALP Partners Limited (“ALP”), an entity affiliated with Dr. Parsadoust, in order to mitigate the dilutive effect of the Series C Financing on ALP’s holdings. In September 2020, in an extension of the Series C Financing, Babylon Holdings issued an additional 6,976,194 Babylon Holdings Series C Shares to Photenalo Limited and Atlas Peak Capital II, L.P., each of whom granted a voting power of attorney over their Babylon Holdings Shares in favor of VNV, such that those shares are voted as directed by VNV (or Babylon Holdings in the event that VNV ceases to be a shareholder in Babylon Holdings).
Convertible Notes
Pursuant to a loan note instrument constituting up to £17 million unsecured convertible loan notes, dated June 8, 2018, as amended on September 7, 2018, Babylon Holdings issued £10 million and £7 million of unsecured convertible loan notes to affiliates of Kinnevik and Vostok New Ventures (Cyprus) Limited, an entity affiliated with VNV, respectively.
On April 25, 2019, Babylon Holdings issued unsecured convertible loan notes (the “April Notes”) to Kinnevik Online AB for an amount of £6 million, Vostok New Ventures (Cyprus) Limited for an amount of £6 million and NNS for an amount of £12 million, for an aggregate amount of £24 million. On July 5, 2019, Babylon issued unsecured convertible loan notes (the “July Notes”) to Kinnevik Online AB for an amount of £12 million and Vostok New Ventures (Cyprus) Limited for an amount £6 million for an aggregate amount of £18 million. On August 1, 2019, Babylon Holdings issued 23,523,669 shares of Babylon Holdings Series C Shares to Kinnevik Online AB in connection with the conversion of $34,042,400 of Kinnevik’s April Notes and July Notes (in the aggregate) and 16,175,463 shares of Babylon Holdings Series C Shares to Vostok New Ventures (Cyprus) Limited in connection with the conversion of $23,100,200 Vostok New Ventures (Cyprus) Limited’s April Notes and July Notes (in the aggregate). Pursuant to a loan note waiver, dated August 1, 2019, between Babylon Holdings and NNS, the converting notes did not include those notes held by NNS.
On June 3, 2020, in connection with Babylon Holdings’ investment into Higi, ALP, as lender, entered into a promissory note with Higi, as borrower, in which Higi promises to pay ALP an aggregate principal sum of $5 million (the “ALP Note”). The ALP Note is expected to be paid off in connection with the Higi acquisition and, pursuant to the ALP Note, Higi is obligated to repay interest for two years in the aggregate in addition to the principal amount.
Pursuant to a loan note instrument, dated November 12, 2020, constituting unsecured convertible loan notes (in the aggregate, the “VNV Notes”), Babylon Holdings issued two tranches of notes: (i) $30 million in the aggregate consisting of (a) $15 million of notes on November 16, 2020 to Global Health Equity AB (publ), which were subsequently transferred to Global Health Equity (Cyprus) Ltd., and (b) $15 million of notes on December 2, 2020 issued to Global Health Equity (Cyprus) Limited (collectively the “Tranche 1 Notes”), and (ii) $70 million in the aggregate issued on December 30, 2020, to Global Health equity (Cyprus) Limited (the “Tranche 2 Notes”).

On December 30, 2020, the Tranche 1 Notes converted into 17,708,792 Babylon Holdings Series C Shares in connection with the conversion of all $30 million outstanding in Tranche 1 Notes.
On June 30, 2021, the Tranche 2 Notes converted into 41,012,358 Babylon Holdings Series C Shares in connection with the conversion of all $70 million outstanding in Tranche 2 Notes.
Babylon Holdings had originally anticipated agreement on the Business Combination several months earlier than it was originally agreed due to market conditions. As such, it has subsequently obtained bridge financing to address short-term cash flow needs pending consummation of the Business Combination. Accordingly, on July 15, 2021, Babylon Holdings entered into a loan agreement with VNV Group for $15.0 million. The interest rate on the loan was 14%. This loan agreement was repaid upon consummation of the Business Combination.
In August 2021 and October 2021, Babylon Holdings issued $50.0 million and $25.0 million, respectively, in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash
conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited in connection with the August 2021 issuance of Unsecured Bonds. The interest rate on the loan was 10%, with interest payable quarterly. In August 2021, we utilized proceeds of $7.2 million from the Unsecured Bonds to settle the remainder of the loan and interest with VNV (Cyprus) Limited. Cash proceeds from the August 2021 bond issuance, net of discounts, repayments of borrowings, and transaction expenses totaled approximately $32.1 million. The Unsecured Bonds had a one-year
term and were redeemable by Babylon Holdings at any time. The Unsecured Bonds were repaid in full following the closing of the Business Combination.
Amended and Restated Shareholders’ Agreement
On August 1, 2019, in connection with Babylon Holdings’ Series C Financing described above, Babylon Holdings entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”), with the holders of Babylon Holdings Series C Shares and certain holders of Babylon Holdings’ ordinary shares, including Dr. Parsadoust; Hanging Gardens Limited (“HGL”); ALP; Kinnevik; VNV; NNS; Nedgroup Trust (Jersey) Limited (as trustee for the Parsa Family Foundation); and PIF, each a holder of at least 5% of Babylon Holdings’ share capital. Entities affiliated with Dr. Parsadoust, Babylon Holdings’ founder, Chief Executive Officer and a member of Babylon Holdings’ board of directors, and Mairi Johnson, Babylon Holdings’ Chief Partnership Officer, a member of Babylon Holdings’ board of directors and Dr. Parsadoust’s wife, are party to the Shareholders’ Agreement. Among other things, the Shareholders’ Agreement provides certain holders with information rights, sets forth the size of Babylon Holdings’ board of directors, provides the procedures through which directors can be elected and removed, conveys the right to certain holders of our share capital to designate members of Babylon Holdings’ board of directors, and enumerates the corporate actions that require the consent of certain holders of our shares. The Shareholders’ Agreement terminated in connection with the Closing of the Business Combination.
Agreements with Executive Officers and Directors
Employment Agreements
Babylon Holdings has entered into written employment agreements with its executive officers. The agreements of Dr. Parsadoust and Mr. Steel provide notice periods with respect to termination of the agreement by Babylon Holdings or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide payment in lieu of all or a portion of the notice period. The written employment agreements with other Babylon Holdings’ executive officers are at-will,
and generally provide for customary severance.

These employment agreements also contain customary provisions regarding non-competition,
non-solicitation,
confidentiality of information and assignment of inventions. However, the enforceability of the non-competition
provisions may be limited under applicable law. Dr. Parsadoust is also party to an indemnification agreement with Babylon Holdings.
Equity Awards and Related Agreements
Babylon Holdings has granted options to purchase Babylon Shares to its executive officers and certain directors. We describe the equity incentive plans under “
Director and Executive Compensation—Equity Incentive Plans
”, and we describe certain agreements related to awards made to executive officers under “
Director and Executive Compensation—Agreements with Executive Officers
.”
On February 26, 2021, Charlie Steel, Babylon Holdings’ Chief Financial Officer, cancelled the share options he had held under the Babylon Long Term Incentive Plan and purchased 4,562,390 of Babylon Holdings Class B Shares, subject to certain transfer restrictions. In connection therewith, Mr. Steel entered into a loan agreement for $958,101.90 to Babylon Holdings in consideration of Babylon Holdings’ payment of the subscription price. This loan and all interest accrued thereon was forgiven upon the consummation of the Business Combination.
On April 1, 2021, Steve Davis, Babylon Holdings’ Chief Technology Officer, exercised an option to purchase 508,474 shares of Babylon Holdings Class B Shares. In connection therewith, Mr. Davis issued a promissory note for approximately $218,644 to Babylon Holdings in consideration of Babylon Holdings’ payment of the exercise price. This loan and all interest accrued thereon was forgiven prior to the consummation of the Business Combination.
Prior to the Reclassification, certain of Babylon’s employees, Paul-Henri Ferrand and Steve Davis held Babylon Holdings Class G1 Shares which were subject to a hurdle and forfeiture under the terms of Babylon Holdings’ then existing articles of association and vesting on the terms of individual award agreements. In connection with the Reclassification, these Babylon Holdings Class G1 Shares were converted into Babylon Holdings Class B Shares pursuant to a conversion ratio determined by reference to the relative values of the Babylon Holdings Class G1 Shares and the Babylon Holdings Class B Shares, and subsequently redesignated as Class A ordinary shares. These Class A ordinary shares are subject to substantially the same vesting and forfeiture terms as applied to the relevant Babylon Holdings Class G1 Shares pursuant to the applicable agreements entered into with each of the employees.
Babylon Holdings will grant Mr. Ferrand an option to acquire 1,291,361 Class A ordinary shares and Mr. Davis an option to acquire 904,724 Class A ordinary shares as an additional equity incentive. These options will be granted under the 2021 Plan.
Agreements Related to the Business Combination
In connection with, and pursuant to, the Merger Agreement, certain agreements were entered into or are expected to be entered into between Babylon Holdings and the directors and executive officers following the Business Combination. These agreements include:

•	Lockup Agreements;

•	Registration Rights Agreement;

•	Voting and Support Agreements;

•	Director Nomination Agreement; and

•	Subscription Agreements.

Indemnification Agreements
We have entered into, or expect to enter into, indemnification agreements with each of our directors and executive officers. Such indemnification agreements and our Amended and Restated Articles of Incorporation, are or will be in effect, require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “
Director and Executive Compensation —Insurance and — Insurance and Indemnification
.”
Related Party Transactions Policy
Upon the Closing of the Business Combination, we adopted a related persons transaction policy requiring that all related persons transactions required to be disclosed by a foreign private issuer pursuant to the Exchange Act be approved by the audit committee or another independent body of our board of directors.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
A summary of the material provisions governing our share capital is provided below. This summary is not complete and should be read together with our Amended and Restated Articles of Incorporation.
The following is a description of the material terms of our Amended and Restated Articles of Incorporation. The following descriptions of share capital and provisions of our Amended and Restated Articles of Incorporation are summaries and are qualified by reference to our Amended and Restated Articles of Incorporation, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The description of the ordinary shares reflects changes to our capital structure that have occurred upon the closing of the Transactions.
Share Capital
Our authorized share capital is $409,896.05 divided into 6,500,000,000 Class A ordinary shares with a par or nominal value of $0.0000422573245084686 each (the “Class A Ordinary Shares”), 3,100,000,000 Class B ordinary shares with a par value of $0.0000422573245084686 each (the “Class B Ordinary Shares”), and 100,000,000 deferred shares with a par value of $0.0000422573245084686 each. There are 330,257,184 Class A Ordinary Shares, 79,637,576 Class B Ordinary Shares and no deferred shares outstanding as of October 22, 2021. Each issued Babylon Share is fully paid.
Conversion of Class B Ordinary Shares
The Babylon Articles contain both mandatory and optional mechanics whereby Class B Ordinary Shares may be converted into Class A Ordinary Shares.
From a mandatory perspective, Class B Ordinary Shares automatically converted and immediately be treated as Class A Ordinary Shares in the following circumstances:

•	with the approval of the holders of at least two-thirds by nominal value of the issued Class B Ordinary Shares;

•	upon any transfer of the Class B Ordinary Shares to any person (other than to specified permitted transferees of Ali Parsadoust);

•	where any of the Class B Ordinary Shares cease to be beneficially owned at any time by Dr. Ali Parsadoust or any of his permitted transferees;

•
on such date that (i) Dr. Parsadoust (together with any of his permitted transferees) no longer hold at least five per cent of the Class B Ordinary Shares held by Dr. Parsadoust (together with his permitted transferees) at the Closing of the Business Combination and (ii) is either (a) at least 12 months following Dr. Parsadoust’s voluntary resignation as CEO and director of Babylon or (b) at least 12 months following the death or permanent incapacity of Dr. Parsadoust.

The Babylon Articles also contain a series of optional conversion mechanics for the Class B Ordinary Shares, primarily that a holder of Class B Ordinary Shares is entitled at any time to convert all (or part) of their holding of fully-paid Class B Ordinary Shares to the same number of fully paid Class A Ordinary Shares by delivering to the company (or its representative) written notice of such conversion (and in the case of a certificated share, the certificate(s) representing the Class B Ordinary Shares to be converted.
Voting Rights
Subject to the rights attaching to the relevant shares in our Amended and Restated Articles of Incorporation, holders of Class A Ordinary Shares are entitled to cast one (1) vote per Class A Ordinary Shares, and holders of Class B Ordinary Shares are entitled to cast fifteen (15) votes per Class B Ordinary Shares. Deferred shares carry no voting rights.

Shareholder Meetings
General Meetings
An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution) shall be called by at least 14 days’ notice given to all of the shareholders, directors and auditors.
Special Meetings
Under the Jersey Companies Law, only our board of directors or shareholders holding at least 10% of the total voting rights of our share capital can requisition a shareholders’ meeting. A meeting requisitioned by shareholders must be held within two months of receipt by us of the written request, but such shareholders may call the meeting if our board of directors does not call the meeting within 21 days of the date of deposit of the written request at our registered office, in which event such meeting must be held within three months of the date of deposit of the written request of our registered office.
Action by Written Consent
The Babylon Articles prohibit the passing of a resolution of the shareholders in writing, save that where the holder(s) of Class B Ordinary Shares hold at least a simple majority of the total voting rights held by the shareholders of Babylon, a resolution in writing (be that an ordinary or special resolution, but excluding a resolution removing an auditor) which is signed by shareholders who would be entitled to receive notice of and attend and vote at a general meeting at which such resolution would be proposed and which represent such number of the voting rights as would be required to pass the resolutions on a poll taken at the meeting of those shareholders, shall be valid and effectual. As of the date of this prospectus, the Founder holds all outstanding Class B Ordinary Shares and a simple majority of the total voting rights held by shareholders of Babylon. Consequently, the Founder has sufficient voting control over Babylon to approve matters subject to shareholder approval by written consent, without prior notice and without submitting matters to the other shareholders for approval.
Board of Directors
Election of Directors
Under our Amended and Restated Articles of Incorporation, our board of directors shall not, unless otherwise determined by an ordinary resolution of the company, be less than three but is not subject to a maximum number. As of the date of this prospectus, there are six directors. Shareholders are only able to appoint a person as a director at a shareholder meeting if either (i) the relevant person has been recommended by our board of directors or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person no less than 90 and no more than 120 full days prior to the date of that shareholder meeting, along with a notice from the relevant person confirming their willingness to be appointed. In addition, the board of directors itself may appoint any person who is willing to act to be a director, subject to maximum director limitations.
Removal of Directors
Under our Amended and Restated Articles of Incorporation, each director of the board of directors who holds such office on the date that is seven days before the notice of our annual general meeting shall retire from office and shall be subject to re-election
at each annual general meeting.
Babylon may also remove a director, notwithstanding the above or in any agreement between a relevant director and Babylon, by an ordinary resolution of shareholders.

Director’s Conflict of Interest
An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit or gain realized. A director shall not vote (or be counted in the quorum at a meeting) in respect of any resolution concerning that director’s own appointment or termination, and may not vote (or be counted in the quorum at a meeting) in respect of any resolution relating to a transaction or arrangement of the company in which that director has an interests which may reasonably be regarded as likely to give rise to a conflict of interest, subject only to certain exceptions (including that the resolutions concerns a transaction or arrangement in which the director is interested by virtue of an interest in shares, debentures or other securities of the company or otherwise in or through the company).
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.
Transfer of Shares
Under our Amended and Restated Articles of Incorporation, a member is permitted to transfer all or any of their shares in any manner which is permitted by Jersey Companies Law, subject to certain restrictions in respect of lock-up
provisions.
Dividends and Liquidation Rights
Subject to Babylon agreeing with any member that all or any part of the Class A Ordinary Shares or Class B Ordinary Shares held by such member (from time-to-time)
shall be subject to provisions set out in a separate agreement, the holders of such Class A Ordinary Shares or Class B Ordinary Shares are entitled to receive dividends in proportion to the number of Class A Ordinary Shares or Class B Ordinary Shares held by them. Holders of Class A Ordinary Shares or Class B Ordinary Shares are entitled, in proportion to the number of ordinary shares held by them, to participate in a return of assets upon a liquidation/winding-up.
Holders of deferred shares are not entitled to receive any dividend or distribution declared, nor are they entitled to share in any surplus on a winding up of Babylon.
Variation of Rights
The rights attached to any class of Babylon Shares may only be varied with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of the relevant class, or with the authority of a special resolution passed at a separate meeting of the holders of those shares.
The consent in writing of the holders of more than half of the issued Class B Ordinary Shares is required for any amendment to the powers, preferences or other rights attached to the Class A Ordinary Shares; any dividend or other distribution to the Class A Ordinary Shares which is not made pro rata to the Class B Ordinary Shares; or any proposal to treat the Class A Ordinary Shares differently from the Class B Ordinary Shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class B Ordinary Shares.
The consent in writing of the holders of more than half of the issued Class A Ordinary Shares is required for any amendment to the powers, preferences or other rights attached to the Class B Ordinary Shares; any dividend or other distribution to the Class B Ordinary Shares which is not made pro rata to the Class A Ordinary Shares; or any proposal to treat the Class B Ordinary Shares differently from the Class A Ordinary Shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class A Ordinary Shares.
Options
The board of directors is able to exercise the powers of Babylon in order to, amongst other actions, establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or similar schemes for the benefit of any director or employee of Babylon. In addition, the board of directors has broad rights (subject to Jersey Companies Law, our Amended and Restated Articles of Incorporation and any resolution of Babylon) to generally grant options over any unissued shares in Babylon on such terms as the board may decide.
Anti-Takeover Effects of Certain Provisions of Our Articles of Association
General
The Babylon Articles contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are designed to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also intended to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeovers of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Class A Ordinary Shares or Class B Ordinary Shares and also may limit the price that investors are willing to pay in the future for our Class A Ordinary Shares or Class B Ordinary Shares. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. A description of these provisions is set forth below.
Dual Class
As described above in “
—Voting Rights,
” our Amended and Restated Articles of Incorporation provide for a dual class share capital structure, as a result of which holders of Class B Ordinary Shares are entitled to fifteen (15) votes per share, while holders of Class A Ordinary Shares are entitled to one (1) vote per share. This provides holders of Class B Ordinary Shares with significant influence over matters requiring shareholder approval, including the election and removal of directors and significant corporate transactions, such as a merger or other sale of Babylon or its assets.
Advance Notice Procedure
The Babylon Articles provide that a shareholder of Babylon may propose the nomination of a candidate to be elected as a director at a general meeting. Such shareholder must, among other things, provide notice thereof in writing to Babylon not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting.

The notice must contain, among other things, the particulars which would, if the person were so elected to the position of director, be required to be included in Babylon’s register of directors and a notice executed by the person of the person’s willingness to be elected.
Exclusive Forum Provision
The Babylon Articles provide that, unless Babylon consents in writing to the selection of an alternative forum, the Courts of Jersey shall (to the fullest extent permitted by law) be the sole and exclusive forum for derivative shareholder actions, actions for breach of fiduciary duty by Babylon directors and officers, actions arising out of Jersey Companies Law or actions arising out of or in connection with our Amended and Restated Articles of Incorporation (pursuant to any provisions of Jersey law) or otherwise relating to the constitution or conduct of the company itself (other than any such action of the company that may arise out of a breach of any federal law of the United States or the laws of any U.S. state). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, unless the company consents in writing to the selection of an alternative forum, U.S federal district courts shall be the sole and exclusive form for any resolution of any complaint asserting a cause of action arising under the Securities Act.
Limitation of Liability of Directors and Officers
To the maximum extent permitted by Jersey law, our Amended and Restated Articles of Incorporation include provisions that indemnify the personal liability of directors or officers incurred by them for negligence, default, breach of duty or otherwise in relation to the company. The Babylon Articles also enable the board to purchase and maintain relevant insurance for the benefit of Babylon’s directors, officers, employees or auditors.
We believe that the limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
General Other Jersey, Channel Islands Law Considerations
Dividends and other distributions
We may not pay any dividend (whether in cash or assets) unless our directors who are to authorize the dividend have made a statutory solvency statement that, immediately following the date on which the payment is proposed to be made, we are able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of Babylon, Babylon is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the payment is proposed to be made (or until Babylon is dissolved on a solvent basis, if earlier).
Dividends may not be debited to the company’s nominal capital account or any capital redemption reserve, but may be debited to a share premium account. Jersey law does not require that a company has positive profit and loss, retained earnings or similar in order for a dividend to be lawfully paid.
The foregoing also applies to certain types of other distributions made by a Jersey company.

Purchase of Own Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed to be made, the company is able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of the company, the company is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed to be made (or until the company is dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase shares in the manner described below.
We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:

•	the maximum number of shares to be purchased;

•	the maximum and minimum prices which may be paid; and

•	a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.
We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to vote the shares being purchased on such resolutions.
We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.
If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares of such shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.
Other than as described above and below under “
—U.K. City Code on Takeovers and Mergers
,” we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”), applies, among other things, to an offer for a public company whose registered office is in the Channel Islands and whose securities are not admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:

•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested;

•
the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

We are not subject to the Takeover Code upon the Closing, but may in the future become subject to the Takeover Code in the event of changes in the board’s composition, changes to the Takeover Code or other relevant change of circumstances.
Rights of Minority Shareholders
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the grounds that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.
Jersey Regulatory Matters
The Jersey Financial Services Commission (“JFSC”), has given, and has not withdrawn, its consent under Articles 2 and 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of securities in Babylon. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
A copy of this prospectus has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, his consent to its circulation.
It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of Babylon or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.
It should be remembered that the price of securities and the income from them can go down as well as up. Nothing in this prospectus or anything communicated to holders or potential holders of any of our Class A Ordinary Shares or Class B Ordinary Shares (or interests in them) by or on behalf of us is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any ordinary shares (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.
Our directors have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the prospectus, whether of facts or opinion. All of our directors accept responsibility accordingly.
Transfer Agent and Registrar
Babylon Holdings Limited was incorporated under the laws of Jersey, Channel Islands, on April 11, 2014 with registered number 115471. The transfer agent and registrar for the Class A Ordinary Shares and Class B Ordinary Shares in the United States is Computershare Inc., and its address is 250 Royall Street, Canton, Massachusetts 02021. Computershare Trust Company, N.A. acts as exchange agent for the Babylon Warrants. Computershare Investor Services (Jersey) Limited acts as our Jersey registrar, and its address is Queensway House, Hilgrove Street, St. Helier, Jersey JE1 1ES.
Company Secretary
Our company secretary, whose duties include (but are not limited to) keeping board and shareholder minutes, maintaining registers of the members and directors and ensuring that Jersey statutory requirements are met, including the filing of the annual confirmation statement and accounts with the Jersey Registrar of Companies, is NedGroup Trust (Jersey) Limited (“NedGroup”). In connection with the listing, NedGroup resigned as our company secretary, and we appointed Computershare Company Secretarial Services (Jersey) Limited as our company secretary. Our registered address changed from 31 The Esplanade, St Helier, Jersey, JE2 3QA to 13 Castle Street, St Helier, Jersey, JE1 1ES.
Registration Rights
We granted to our existing shareholders and certain Alkuri Stockholders, which provide certain rights relating to the future registration and sale of shares of Babylon following the Business Combination, including, among others, (i) the right to cause Babylon to file this shelf registration statement pursuant to which such shares are registered with the SEC for future resale and (ii) the right, under certain circumstances, to cause Babylon to initiate a resale of such shares in an underwritten public offering,
Public Warrants
Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the transactions contemplated by the Merger Agreement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time on the date that is five years after the date of the consummation of the transactions contemplated by the Merger Agreement or earlier upon redemption or liquidation.
We are obligated to deliver any ordinary shares pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Babylon Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our registration obligations. No warrant is exercisable and we are not obligated to issue ordinary shares upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event are we required to net cash settle any warrant.
If a registration statement covering the ordinary shares issuable upon the exercise of the warrants is not effective by the 60th business day following the closing of the Business Combination or during any period when Babylon has failed to maintain an effective registration statement, warrant holders may, until such time as there is an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant when the price per ordinary share equals or exceeds $18.00;

•	at a price of $0.10 per warrant when the price per ordinary share equals or exceeds $10.00;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing on the date of the consummation of the transactions contemplated by the Merger Agreement and ending three business days before we send the notice of redemption to the warrant holders; and

•
if, and only if, the closing price of our ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant and the like) for any 20 trading days within the
30-day
period ending three trading days before we send notice of the redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.

We established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the ordinary shares outstanding immediately after giving effect to such exercise.
If the number of outstanding ordinary shares is increased by a stock dividend payable in ordinary shares, or by a split-up
of ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up
or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of ordinary shares on account of such ordinary shares (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Alkuri Class A Common Stock in connection with the Business Combination, (d) to satisfy the redemption rights of the holders of Alkuri Class A Common Stock in connection with the stockholder vote to amend the Alkuri amended and restated certificate of incorporation to (i) modify the substance or timing of our obligation to provide for the redemption of our ordinary shares in connection with the Business Combination or to redeem 100% of Alkuri’s shares if an initial business combination is not completed by October 21, 2023 or (ii) with respect to any other material provisions relating to stockholders’ rights or pre-initial
business combination activity, or (e) in connection with the redemption of shares upon the failure of Alkuri to complete a business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of Babylon with or into another corporation (other than a consolidation or merger in which Babylon is the continuing corporation and that does not result in any reclassification or reorganization of Babylon’s outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the combines company as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement, based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants have been issued in registered form pursuant to the warrant agreement, by and between Continental, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to this prospectus for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrant agreement, as amended by the warrant assumption and amendment agreement, provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Babylon, for the number of warrants being exercised.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the warrant holder.
Private Warrants
The private placement warrants (including the ordinary shares underlying the private placement warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination, except among certain limited exceptions to our officers and directors and to persons or entities affiliated with the Sponsor.
The private placement warrants will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private warrants are held by someone other than the Sponsor or its permitted transferees, the private warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information relating to the beneficial ownership of our ordinary shares as of November 4, 2021 by:

•	each person, or group of affiliated persons, that beneficially owns 5% or more of our outstanding ordinary shares;

•	each member of our board of directors and each of our other executive officers; and

•	all of our directors and executive officers as a group
The percentage of beneficial ownership in the table below is based upon a total of (i) 330,257,184 Class A ordinary shares and (ii) 79,637,576 Class B ordinary shares issued and outstanding as of November 4, 2021.
The number of our ordinary shares beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of November 4, 2021 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person.
Unless otherwise indicated, Babylon believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Class A ordinary shares		Class B ordinary shares		% of Total Voting Power (1)
	Shares	%	Shares	%
Name of Beneficial Owner
Directors and Executive Officers
Ali Parsadoust (2)	76,512,016	18.7%	79,637,576	19.4%	83.4%
Charlie Steel (3)	—	—	—	—	—
Stacy Saal	—	—	—	—	—
Paul-Henri Ferrand (4)	1,908,013	*	—	—	*
Steve Davis (5)	1,332,071	*	—	—	*
Darshak Sanghavi	—	—	—	—	—
Yon Nuta	—	—	—	—	—
Mohannad AlBlehed	—	—	—	—	—
Per Brilioth (6)	—	—	—	—	—
Georgi Ganev	—	—	—	—	—
Mairi Johnson (7)	—	—	—	—	—
David Warren	—	—	—	—	—
All executive officers and directors as a group (12 persons)	79,752,100	19.3%	79,637,576	19.4%	83.4%
5% or more Holders
Invik S.A. (8)	54,942,568	13.4%	—	—	3.6%
Entities affiliated with VNV Global AB (publ) (9)	54,334,279	13.3%	—	—	3.6%
Public Investment Fund (10)	35,410,789	8.6%	—	—	2.3%
Hanging Gardens Limited (11)	21,830,250	5.3%	—	—	1.4%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A ordinary shares and Class B ordinary shares, voting together as a single class. The holders of our Class B ordinary shares are entitled to fifteen (15) votes per share, and holders of our Class A ordinary shares are entitled to one vote per share. See the section titled “
Description of Share Capital and Articles of Association—Voting Rights
” for additional information about the voting rights of our Class A ordinary shares and Class B ordinary shares.

(2)
Consists of (i) 76,512,016 Class A ordinary shares held of record by ALP Partners Limited and (ii) 79,637,576 Class B ordinary shares held of record by ALP Partners Limited. ALP Partners Limited is an entity owned and controlled by Dr. Ali Parsadoust. Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust.

(3)
Excludes 1,350,009 Class A Ordinary Shares held by Ocorian Trustees (Jersey) Limited (as trustee of the Babylon Holdings Limited Employee Benefit Trust), an employee benefit trust, for the benefit of Charles Steel. Charles Steel granted a voting power of attorney over his Class A ordinary shares to Babylon Holdings Limited as a result of which Babylon Holdings Limited has voting control over such shares. Neither Babylon Holdings Limited nor Ocorian Trustees (Jersey) Limited (as trustee of the Babylon Holdings Limited Employee Benefit Trust) has dispositive control over the Class A ordinary shares held by Charles Steel.

(4)	Consists of (i) 390,651 Class A ordinary shares and (ii) 1,517,362 Class A ordinary shares issuable upon the exercise of options held of record by Paul-Henri Ferrand.
(5)	Consists of (i) 427,347 Class A ordinary shares and (ii) 904,724 Class A ordinary shares issuable upon the exercise of options held of record by Steve Davis.
(6)
Per Brilioth is the Managing Director and a member of the Board of Directors of VNV Global AB (publ), VNV Sweden AB and Global Health Equity AB (publ). Mr. Brilioth disclaims any beneficial ownership of the shares described in footnote 9, except to the extent of any pecuniary interest therein.

(7)	Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust described in footnote 2.
(8)
Consists of 54,942,568 Class A ordinary shares held of record by Invik S.A., a wholly owned subsidiary of Kinnevik AB (publ), a Swedish publicly traded company. The address for Invik S.A. is 7 Avenue Jean-Pierre Pescatore, 2324 Luxembourg.

(9)
Consists of (i) 36,588,975 Class A ordinary shares held of record by VNV (Cyprus) Limited, a wholly-owned subsidiary of VNV Global AB (publ), a Swedish publicly traded company, (ii) 17,745,304 Class A ordinary shares held of record by Global Health Equity (Cyprus) Ltd., (iii) 2,130,310 Class A ordinary shares held of record by Photenalo Limited and (iv) 531,161 Class A ordinary shares held of record by Atlas Peak Capital II, L.P. VNV Global AB (publ) is the direct and sole shareholder of VNV (Cyprus) Limited. Investment and voting decisions relating to holdings of VNV (Cyprus) Limited are made by a board of directors consisting of four individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ). VNV Global AB (publ) indirectly holds, through its direct wholly-owned subsidiary VNV Sweden AB, 37.35% of the shares in Global Health Equity AB (publ), with the remainder held by other foreign institutional investors and individuals. VNV Global AB (publ) is the direct and sole shareholder of VNV Sweden AB. Investment decisions relating to holdings of VNV Sweden AB are made by a board of directors consisting of three individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ), Global Healthy Equity AB (publ) is the direct and sole shareholder of Global Health Equity (Cyprus) Ltd. Investment decisions relating to holdings of Global Health Equity (Cyprus) Ltd are taken by a board of directors that consists of PC Nordic Administration Limited, a third-party corporate services provider, taking into account recommendations issued by a three-member board of directors of Global Health Equity AB (publ). The Global Health Equity AB (publ) board is comprised of the management of VNV Global AB (publ). Phonetalo Limited and Atlas Peak Capital II, L.P. each granted a voting power of attorney over their respective Class A ordinary shares to VNV (Cyprus) Limited and agreed to vote their shares consistent with VNV (Cyprus ) Limited or as directed by its board, and, as a result of the relationship described in this footnote, VNV Global AB (publ) has voting control over such shares until such time as VNV (Cyprus) Limited no longer holds Class A ordinary shares. VNV Global AB (publ) does not have dispositive control over the Class A ordinary shares held by either Photenalo Limited or Atlas Peak Capital II, L.P. The address for VNV (Cyprus) Limited is 1, Lampousas Street, 1095 Nicosia, Cyprus, and the address of Global Health Equity (Cyprus) Ltd is Stasikratous, 22, Olga Court, Office 104, 1065 Nicosia, Cyprus. Each of the other members of the respective boards of directors of VNV Global AB (publ), VNV (Cyprus) Limited, VNV Sweden AB, Global Health Equity AB (publ) and Global Health Equity (Cyprus) Ltd disclaim beneficial ownership of the shares described in this footnote 9, except to the extent of any pecuniary interest therein.
(10)
Consists of 35,410,789 Class A ordinary shares held of record by the Public Investment Fund, an integral part of the Kingdom of Saudi Arabia. The board of directors of the Public Investment Fund consists of His Royal Highness Mohammad bin Salman
Al-Saud
(Chairman), H.E. Ibrahim Abdulaziz
Al-Assaf,
H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz
Al-Falih,
H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah
Al-Jadaan,
H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel
Al-Khateeb,
and H.E. Yasir Othman
Al-Rumayyan.
All voting and investment decisions over the shares held by the Public Investment Fund are made by a majority vote of applicable investment committees and /or the board of directors, as applicable. As a result, no single person controls investment or voting decisions with respect to the shares held by the Public Investment Fund. The address for the Public Investment Fund is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(11)
Consists of 21,830,250 Class A ordinary shares held of record by Hanging Gardens Limited. The address of Hanging Gardens Limited is Little Denmark Building, P.O. Box 4585, Road Town, Tortola, British Virgin Islands.

REGISTERED HOLDERS
This prospectus relates to, among other things, the registration and resale by the Registered Holders set forth in the table below of (i) certain Class A ordinary shares issued in the PIPE Investments and/or (ii) restricted Class A ordinary shares issued to certain of our affiliates and affiliates of Alkuri in connection with the Business Combination (or Class A ordinary shares that may be issued to the applicable Registered Holder upon exercise of warrants or conversion of Class B ordinary shares). The Registered Holders may from time to time offer and sell any or all of the Class A ordinary shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Registered Holders identified below may have sold, transferred or otherwise disposed of some or all of their ordinary shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Registered Holders will, in fact, sell any or all of such ordinary shares.
The following table sets forth, as of the date of this prospectus, the names of the Registered Holders, the aggregate number of Class A ordinary shares beneficially owned by such Registered Holder immediately prior to the offering, the number of Class A ordinary shares that may be sold by the Registered Holders under this prospectus and the number of ordinary shares that the Registered Holders will beneficially own after the Registered Shares are sold.
The percentage of beneficial ownership is calculated based on 409,894,760 ordinary shares outstanding as of November 4, 2021, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of November 4, 2021, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. Except as otherwise indicated, the address for the persons named in the table is 1 Knightsbridge Green, London, SW1X 7QA, United Kingdom.

	Ordinary Shares Beneficially Owned Prior to Offering			Ordinary Shares Being Offered		Ordinary Shares Beneficially Owned After the Registered Shares are Sold (1)
Name of Registered Holder	Class A ordinary shares		Class B ordinary shares			Number	Percent
Ali Parsadoust (2)	76,512,016		79,637,576	156,149,592		—	—
Paul-Henri Ferrand	1,908,013	(3)	—	390,651	(4)	1,517,362	*
Steve Davis	1,332,071	(5)	—	427,347	(6)	904,724	*
Invik S.A. (7)	54,942,568		—	54,942,568		—	—
VNV (Cyprus) Limited (8)	36,588,975		—	36,588,975		—	—
Global Heath Equity (Cyprus) Ltd. (9)	17,745,304		—	17,745,304		—	—
Public Investment Fund (10)	35,410,789		—	35,410,789		—	—
Hanging Gardens Limited (11)	21,830,250		—	21,830,250		—	—
Alkuri Sponsors LLC (12)	15,147,361		—	15,147,361		—	—
Palantir Technologies Inc. (13)	3,500,000		—	3,500,000		—	—
AMF Pensions for Sakring AB (14)	6,000,000		—	6,000,000		—	—
Swedbank Robur Fonder AB (15)	5,000,000		—	5,000,000		—	—
The Fourth Swedish National Pension Fund (16)	1,200,000		—	1,200,000		—	—
SEB Life International Assurance Company DAC (17)	2,500,000		—	2,500,000		—	—
Black Ice Capital Limited (18)	500,000		—	500,000		—	—
Consensus Asset Management AB (19)	316,000		—	316,000		—	—
Nordnet Pensions For Sakring AB (20)	884,000		—	884,000		—	—
Phonetalo Limited (21)	2,130,310		—	2,130,310		—	—
Atlas Peak Capital II, L.P. (22)	531,161		—	531,161		—	—
Other shareholders (23)	9,335,972		—	9,335,972		—	—

*	Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A ordinary shares and Class B ordinary shares, voting together as a single class. The holders of our Class B ordinary shares are entitled to 15 votes per share, and holders of our Class A ordinary shares are entitled to one vote per share. See the section titled “Description of Share Capital and Articles of Association—Voting Rights” for additional information about the voting rights of our Class A ordinary shares and Class B ordinary shares.

(2)
Consists of (i) 76,512,016 Class A ordinary shares held of record by ALP Partners Limited and (ii) 79,637,576 Class B ordinary shares held of record by ALP Partners Limited. ALP Partners Limited is an entity owned and controlled by Dr. Ali Parsadoust. Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust.

(3)	Consists of (i) 390,651 Class A ordinary shares and (ii) 1,517,362 Class A ordinary shares issuable upon the exercise of options held of record by Paul-Henri Ferrand.
(4)	Consists of 390,651 Class A ordinary shares held of record by Paul-Henri Ferrand.
(5)	Consists of (i) 427,347 Class A ordinary shares and (ii) 904,724 Class A ordinary shares issuable upon the exercise of options held of record by Steve Davis.
(6)	Consists of (i) 427,347 Class A ordinary shares held of record by Steve Davis.
(7)
Consists of 54,942,568 Class A ordinary shares held of record by Invik S.A., a wholly owned subsidiary of Kinnevik AB (publ), a Swedish publicly traded company. The address for Invik S.A. is 7 Avenue Jean-Pierre Pescatore, 2324 Luxembourg.

(8)
Consists of 36,588,975 Class A ordinary shares held of record by VNV (Cyprus) Limited, a wholly-owned subsidiary of VNV Global AB (publ), a Swedish publicly traded company. VNV Global AB (publ) is the direct and sole shareholder of VNV (Cyprus) Limited. Investment and voting decisions relating to holdings of VNV (Cyprus) Limited are made by a board of directors consisting of four individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ). The address for VNV (Cyprus) Limited is 1 Lampousas Street, 1095 Nicosia, Cyprus. Each of the members of the respective boards of directors of VNV Global AB (publ) and VNV (Cyprus) Limited disclaim beneficial ownership of the shares described in this footnote 8, except to the extent of any pecuniary interest therein.

(9)
Consists of 17,745,304 Class A ordinary shares held of record by Global Health Equity (Cyprus) Ltd. VNV Global AB (publ) indirectly holds, through its direct wholly-owned subsidiary VNV Sweden AB, 37.35% of the shares in Global Health Equity AB (publ), with the remainder held by other foreign institutional investors and individuals. VNV Global AB (publ) is the direct and sole shareholder of VNV Sweden AB. Investment decisions relating to holdings of VNV Sweden AB are made by a board of directors consisting of three individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ), Global Healthy Equity AB (publ) is the direct and sole shareholder of Global Health Equity (Cyprus) Ltd. Investment decisions relating to holdings of Global Health Equity (Cyprus) Ltd are taken by a board of directors that consists of PC Nordic Administration Limited, a third-party corporate services provider, taking into account recommendations issued by a three-member board of directors of Global Health Equity AB (publ). The Global Health Equity AB (publ) board is comprised of the management of VNV Global AB (publ). Phonetalo Limited and Atlas Peak Capital II, L.P. each granted a voting power of attorney over their respective Class A ordinary shares to VNV (Cyprus) Limited and agreed to vote their shares consistent with VNV (Cyprus) Limited or as directed by its board, and, as a result of the relationship described in this footnote, VNV Global AB (publ) has voting control over such shares until such time as VNV (Cyprus) Limited no longer holds Class A ordinary shares. VNV Global AB (publ) does not have dispositive control over the Class A ordinary shares held by either Photenalo Limited or Atlas Peak Capital II, L.P. The address for Global Health Equity (Cyprus) Ltd. is Stasikratous, 22, Olga Court, Office 104, 1065 Nicosia, Cyprus. Each of the members of the respective boards of directors of VNV Global AB (publ), VNV (Cyprus) Limited, VNV Sweden AB, Global Health Equity AB (publ) and Global Health Equity (Cyprus) Ltd disclaim beneficial ownership of the shares described in this footnote 9, except to the extent of any pecuniary interest therein.

(10)
Consists of 35,410,789 Class A ordinary shares held of record by the Public Investment Fund, an integral part of the Kingdom of Saudi Arabia. The board of directors of the Public Investment Fund consists of His Royal Highness Mohammad bin Salman
Al-Saud
(Chairman), H.E. Ibrahim Abdulaziz
Al-Assaf,
H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz
Al-Falih,
H.E. Dr. Majid Bin Abdullah Al

Qasabi, H.E. Mohammad Abdullah
Al-Jadaan,
H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel
Al-Khateeb,
and H.E. Yasir Othman
Al-Rumayyan.
All voting and investment decisions over the shares held by the Public Investment Fund are made by a majority vote of applicable investment committees and /or the board of directors, as applicable. As a result, no single person controls investment or voting decisions with respect to the shares held by the Public Investment Fund. The address for the Public Investment Fund is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.
(11)
Consists of 21,830,250 Class A ordinary shares held of record by Hanging Gardens Limited. The address of Hanging Gardens Limited is Little Denmark Building, P.O. Box 4585, Road Town, Tortola, British Virgin Islands.

(12)
Consists of (i) 8,914,028 Class A ordinary shares held of record by or for the benefit of Alkuri Sponsors LLC, (ii) 5,933,333 Class A ordinary shares issuable upon the exercise of warrants held of record by Alkuri Sponsors LLC, (iii) 150,000 Class A ordinary shares held of record by Envst Opportunities 2 LLC, and (iv) 150,000 Class A ordinary shares held of record by Works Capital LLC. The address of Alkuri Sponsors LLC is 4235 Hillsboro Pike STE 300, Nashville TN, United States 37215-3344. The address of Envst Opportunities 2 LLC is 1006 Laurel Way, Beverly Hills CA, United States 90210. The address of Works Capital LLC is 4235 Hillsboro Pike, Ste 300, Nashville TN, United States 37215-3344.

(13)	Consists of 3,500,000 Class A ordinary shares held of record by Palantir Technologies Inc. The address of Palantir Technologies Inc. is 1555 Blake Street, ste. 250, Denver CO, United States 80202.
(14)	Consists of 6,000,000 Class A ordinary shares held of record by AMF Pensions for Sakring AB. The address of AMF Pensions for Sakring AB is Klara Sodra Kyrkogata 18, 113 88 Stockholm, Sweden.
(15)	Consists of 5,000,000 Class A ordinary shares held of record by Swedbank Robur Fonder AB. The address of Swedbank Robur Fonder AB is NY Teknik, Landsvagen 40, 172 63 Sundbyberg, Sweden.
(16)	Consists of 1,200,000 Class A ordinary shares held of record by The Fourth Swedish National Pension Fund. The address of The Fourth Swedish National Pension Fund is BOX 3069, 103 61 Stockholm, Sweden.
(17)
Consists of 2,500,000 Class A ordinary shares held of record by SEB Life International Assurance Company DAC. The address of SEB Life International Assurance Company DAC is Bloodstone Building, Sir John Rogerson’s Quay, Dublin 2, Ireland.

(18)
Consists of 500,000 Class A ordinary shares held of record by Black Ice Capital Limited. The address of Black Ice Capital Limited is 1ST & 2ND floors Elisabeth House, Les Rouettes Brayes GY, 11 EW, St Peter Port, Guernsey.

(19)	Consists of 316,000 Class A ordinary shares held of record by Consensus Asset Management AB. The address of Consensus Asset Management AB is Krokslatts Parkgata 4, 431 68 Molndal, Sweden.
(20)	Consists of 884,000 Class A ordinary shares held of record by Nordnet Pensions for Sakring AB. The address of Nordnet Pensions for Sakring AB is BOX 30068 SE, 104 25 Stockholm, Sweden.
(21)	Consists of 2,130,310 Class A ordinary shares held of record by Photenalo Limited. The address of Photenalo Limited is Themistokli Dervi, 5n Elenion Building, 1068, Nicosia, Cyprus.
(22)	Consists of 531,161 Class A ordinary shares held of record by Atlas Peak Capital II, L.P. The address of Atlas Peak Capital II, L.P. is 850 New Burton Road, Suire 201, Dover, Delaware 19904, USA.
(23)	Consists of (i) 710,972 Class A ordinary shares and (ii) 8,625,000 Class A ordinary shares issuable upon the exercise of our public warrants trading on the NYSE under the symbol “BBLN.WS.”

PLAN OF DISTRIBUTION
We are registering the offer and sale, from time to time, by the Registered Holders of up to 370,530,280 Class A Ordinary Shares.
We will not receive any of the proceeds from the sale of the securities by the Registered Holders. The aggregate proceeds to the Registered Holders from the sale of the Registered Shares will be the purchase price of the Registered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Registered Shares covered by this prospectus. The Registered Holders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Registered Holders covered by this prospectus may be offered and sold from time to time by the Registered Holders. Notwithstanding the foregoing, Registered Holders subject to our insider trading policy, including Messrs. Parsadoust, Ferrand and Davis, and any members of their immediate families, are subject to our regular pre-clearance
procedures for trading of our Class A ordinary shares At the closing of the Business Combination, we entered into a
Lock-up
Agreement with certain shareholders, including the Founder and Alkuri Sponsors, LLC. Pursuant to the
Lock-Up
Agreement, each holder agreed that, subject to certain exceptions, and unless waived by us during the period ending April 21, 2022 (or July 21, 2022 with respect to the Founder), it will not (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, some or all of the shares received as consideration in the Business Combination (the “
Restricted Securities
”), (ii) enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to effect any transaction specified in clause (i) or (ii), or (iv) make any demand for or exercise any right with respect to the registration of any shares received pursuant to the Business Combination.
In addition, Class A ordinary shares held by the Registered Holders may be subject to certain transfer restrictions set forth in our memorandum and articles of association and as described in “Recent Developments—
Business Combination with Alkuri Global Acquisition Corp. and Related Transactions
.” Pursuant to our memorandum and articles of association, subject to certain exceptions and unless waived by us, at our sole discretion, holders of ordinary shares in the capital of the Company immediately prior to the closing of the Business Combination, excluding any ordinary shares issued and allotted to the PIPE Investors on the Closing Date, during the period ending April 21, 2022 (or July 21, 2022 with respect to the Founder) will not (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant of any option to purchase or otherwise dispose of or agree to dispose of or establish or increase a put equivalent position or liquidate with respect to or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; or (iii) make a public announcement of any intention to effect any transaction specified in (i) and (ii) in this paragraph.
Registered Holders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Registered Holder is deemed an “affiliate” of Alkuri immediately prior to the Effective Time or an “affiliate” of Babylon following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Babylon or Alkuri (as appropriate) and may include the executive officers, directors and significant shareholders of Babylon or Alkuri (as appropriate).
The term “
Registered Holders
” include donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Registered Holders as a gift, pledge, partnership or membership distribution or other transfer. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Registered Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
The Registered Shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Registered Holders,

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Registered Shares,

•
through trading plans entered into by a Registered Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•	any other method permitted pursuant to applicable law, and

•	a combination of any such methods of sale.
Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Shares by the Registered Holders.
The Registered Shares may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
These sales may be effected in one or more transactions:

•	on any securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, including the NYSE

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	any other method permitted by applicable law; or

•	through any combination of the foregoing.
In addition, a Registered Holder that is an entity may elect to make a pro rata
in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Registered Holder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest
will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Registered Holder that a donee, pledgee, transferee, other successor-in-interest
intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Registered Holder.
At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Registered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Registered Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Registered Holder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Registered Shares under this prospectus. Further, we cannot assure you that the Registered Holder will not transfer, distribute, devise or gift the Registered Shares by other means not described in this prospectus. In addition, any Registered Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Registered Holder and any other person participating in the sale of the Registered Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Shares by the Registered Holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the particular Registered Shares being distributed. This may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.
With respect to those Registered Shares being registered pursuant to the PIPE Investment or the Registration Rights Agreement we have agreed to indemnify or hold harmless the Registered Holders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Registered Holders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Registered Holders may indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “
Use of Proceeds
.”

EXPENSES OF THIS OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the ordinary shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.

Expense	Amount
SEC registration fee	$335,582
Printing expenses	200,000
Legal fees and expenses	275,000
Accounting fees and expenses	275,000
Miscellaneous	114,418

Total	$1,200,000

LEGAL MATTERS
The validity of the Class A Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part and certain other legal matters under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency, has been passed upon by Walkers (Jersey) LLP.

EXPERTS
The consolidated financial statements of Babylon Holdings Limited and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the two-year
period ended December 31, 2020, have been included in this prospectus in reliance upon the report of KPMG LLP (United Kingdom) (“KPMG”), independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.
KPMG audited the consolidated financial statements of Babylon Holdings Limited for the years ended December 31, 2020 and 2019 and were in compliance with the independence requirements of the United Kingdom (the Financial Reporting Council’s (“FRC”) Ethical Standard and the International Ethics Standards Board for Accountants’ Code of Ethics (“IESBA”)) for such periods and when the respective audit reports included in this prospectus were issued. In addition, for 2020, KPMG was required to be independent under SEC and PCAOB independence Rules and Regulations. However, during 2020, one of KPMG’s affiliates, referred to as a KPMG member firm, provided non-audit
services pursuant to an engagement between an upstream controlling affiliate of us and that KPMG member firm. This related to the delivery of a service that consisted of a legal service and a management function, to an upstream affiliate of ours that was impermissible when evaluated under the auditor independence standards of Regulation
S-X
and of the PCAOB. The KPMG member firm that engaged in delivery of this service did not include KPMG U.K. or any of its staff and did not provide any audit services to us. Under local and IESBA rules this service was permissible.
This impermissible
non-audit
service was related to a legal service and a management function on the structure of a property investment by an upstream affiliate of ours and did not relate to the core group business activities that will be included in our consolidated financial statements. None of the deliverables under the service will be subject to audit procedures performed by KPMG U.K. as part of our audit, and the service had no impact on the internal control over our financial reporting. Together, the KPMG member firm earned fees of approximately 17,000 Euro ($19,000 USD equivalent) in 2020 in relation to this non-audit
service. These fees were insignificant to the business of the relevant KPMG member firm providing the service as well as to Babylon. The management of the upstream affiliate of Babylon Holdings Limited retained all decision making and ultimate responsibility for the service provided, and the service was completed and exited in September 2020.
The audit committee of our board of directors and KPMG have separately considered the impact that this impermissible non-audit
service may have had on KPMG’s objectivity and impartiality with respect to their audits of us. Both the audit committee of our board of directors and KPMG have concluded this non-audit
service did not affect KPMG’s ability to exercise objective and impartial judgment on all issues encompassed within the audit engagement performed by KPMG for our consolidated financial statements for the year ended December 31, 2020, and that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.
The financial statements of Alkuri Global Acquisition Corp. as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements of higi SH Holdings, Inc. as of December 31, 2020 and for the year ended December 31, 2020 appearing in this prospectus have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITY
We are a company organized under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency that is an island located off the coast of Normandy, France. Accordingly, you may have difficulty serving legal process within the United States. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that Jersey courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of our securities by serving our U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form
F-1
of which this prospectus forms a part under the Securities Act that registers the Class A ordinary shares that may be offered under this prospectus from time to time. The registration statement on Form
F-1,
including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.babylonhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus.

higi SH Holdings, Inc. Condensed Unaudited Consolidated Interim Financial Statements
Condensed Unaudited Consolidated Balance Sheets	F-78
Condensed Unaudited Consolidated Statements of Operations	F-80
Condensed Unaudited Consolidated Statements of Stockholders’ Deficit	F-81
Condensed Unaudited Consolidated Statements of Cash Flows	F-82
Condensed Unaudited Notes to Consolidated Financial Statements	F-83

Babylon Holdings Limited
Condensed Unaudited Consolidated Interim Financial Statements
For the six months ended June 30, 2021

Babylon Holdings Limited
Consolidated Statement of Profit and Loss and Other Comprehensive Loss
(Unaudited)

		For the Six Months Ended June 30,
		2021	2020
	Notes	$’000	$’000
Revenue	5	128,771	22,503
Cost of care delivery		(92,137)	(18,820)
Platform & application expenses (including amortization & impairment of $8,995 thousand (2020: $5,085 thousand))		(21,377)	(12,898)
Research & development expenses (excluding amortization and impairment)		(17,201)	(20,881)
Sales, general & administrative expenses		(76,606)	(52,762)

Operating loss		(78,550)	(82,858)
Finance costs		(2,243)	(2,569)
Finance income		28	6
Exchange (loss)		(91)	(2,146)

Net finance (expense)		(2,306)	(4,709)
Gain on sale of subsidiary	4	3,917	—
Share of loss of equity-accounted investees		(1,276)	(309)

Loss before taxation		(78,215)	(87,876)

Tax benefit / (provision)		2,493	(2,937)

Loss for the period		(75,722)	(90,813)

Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Currency translation differences		(67)	1,530

Other comprehensive (loss) / gain for the period, net of income tax		(67)	1,530

Total comprehensive loss for the period		(75,789)	(89,283)

Loss attributable to:
Equity holders of the parent		(74,907)	(89,984)
Non-controlling interest		(815)	(829)

		(75,722)	(90,813)

Total comprehensive loss attributable to:
Equity holders of the parent		(74,974)	(88,454)
Non-controlling interest		(815)	(829)

		(75,789)	(89,283)

Loss per share
Net loss per share, Basic and Diluted		(0.09)	(0.11)
The accompanying notes form an integral part of the condensed unaudited consolidated interim financial statements.

Babylon Holdings Limited
Consolidated Statement of Financial Position
(Unaudited)

		June 30,	December 31,
		2021	2020
ASSETS	Notes	$’000	$’000
Non-current assets
Right-of-use assets	12	10,135	2,572
Property, plant and equipment		2,879	1,334
Investments in associates	8	12,600	8,876
Goodwill	7	31,303	17,832
Other intangible assets	7	102,331	78,853

Total non-current assets		159,248	109,467

Current assets
Right-of-use assets	12	3,487	1,942
Trade and other receivables		28,218	13,525
Prepayments and contract assets		9,253	8,841
Cash and cash equivalents	11	42,381	101,757
Assets held for sale		—	3,282

Total current assets		83,339	129,347

Total assets		242,587	238,814

EQUITY AND LIABILITIES EQUITY
Ordinary share capital	15	10	10
Preference share capital	15	4	3
Share premium	15	557,569	485,221
Share-based payment reserve	15	45,286	32,185
Retained earnings		(544,411)	(469,504)
Foreign currency translation reserve	15	1,608	1,675

Total capital and reserves		60,066	49,590
Non-controlling interests		(2,046)	(1,231)

Total equity		58,020	48,359

LIABILITIES
Non-current liabilities
Contract liabilities	5	81,982	57,274
Deferred grant income – tax credit	9	6,340	7,488
Lease liabilities	12	10,815	2,011
Deferred tax liability		768	—

Total non-current liabilities		99,905	66,773

Current liabilities
Trade and other payables		26,231	11,635
Accruals and provisions		31,574	18,636
Contract liabilities	5	23,136	18,744
Deferred grant income – tax credit		1,264	—
Lease liabilities	12	1,984	2,488
Loans and borrowings	13	473	70,357
Liabilities directly associated with the assets held for sale		—	1,822

Total current liabilities		84,662	123,682

Total liabilities		184,567	190,455

Total liabilities and equity		242,587	238,814

The accompanying notes form an integral part of the condensed unaudited consolidated interim financial statements.

Babylon Holdings Limited
Consolidated Statement of Changes in Equity
(Unaudited)

	Share capital	Share premium	Share-based payment reserve	Retained earnings	Foreign exchange revaluation reserve	Equity attributable to owners of the parent company	Non- controlling Interest	Total equity
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at January 1, 2020	13	443,125	15,268	(282,705)	(1,904)	173,797	—	173,797
Total comprehensive loss for the period
Loss for the period	—	—	—	(89,984)	—	(89,984)	(829)	(90,813)
Foreign exchange movement	—	—	—	—	1,530	1,530	—	1,530
Equity raise	—	—	—	—	—	—	—	—
Equity-settled share-based payment transactions	—	—	6,339	—	—	6,339	—	6,339

Balance at June 30, 2020	13	443,125	21,607	(372,689)	(374)	91,682	(829)	90,853

Balance at January 1, 2021	13	485,221	32,185	(469,504)	1,675	49,590	(1,231)	48,359
Total comprehensive loss for the period
Loss for the period	—	—	—	(74,907)	—	(74,907)	(815)	(75,722)
Foreign exchange movement	—	—	—	—	(67)	(67)	—	(67)
Conversion of convertible debt	1	69,999	—	—	—	70,000	—	70,000
Warrants issued as consideration	—	2,349	—	—	—	2,349	—	2,349
Equity-settled share-based payment transactions	—	—	13,101	—	—	13,101	—	13,101

Balance at June 30, 2021	14	557,569	45,286	(544,411)	1,608	60,066	(2,046)	58,020

The accompanying notes form an integral part of the condensed unaudited consolidated interim financial statements.

Babylon Holdings Limited
Consolidated Statement of Cash Flows
(
Unaudited
)

		For the Six Months Ended June 30,
		2021	2020
	Notes	$’000	$’000
Cash flows from operating activities
Loss for the period		(75,722)	(90,813)
Adjustments for:
Finance costs		2,243	2,569
Finance income		(28)	(6)
Depreciation and amortization	7	13,322	6,459
Share-based compensation		12,344	433
Taxation		(2,493)	2,937
Exchange loss		91	2,146
Gain on disposal of subsidiary		(3,917)	—
Impairment expense	7	—	32
Share of net loss of associates and joint ventures accounted for using the equity method		1,276	309

		(52,884)	(75,934)
Working capital adjustments
(Increase) in trade and other receivables		(12,414)	(8,291)
Increase/(Decrease) in trade and other payables	5,9,10	43,604	(3,166)
Decrease in assets/liabilities held for sale		1,460	—
Decrease in other assets/liabilities		768	—

Net cash used in operating activities		(19,466)	(87,391)

Cash flows from investing activities
Capital expenditure		(2,444)	(460)
Interest received		7	6
Development costs capitalized		(16,254)	(18,138)
Acquisition of subsidiary, net of cash acquired	3	(13,835)	—
Proceeds from sale of investment in subsidiary		2,213	—
Purchase of shares in associates and joint ventures		(5,000)	(5,000)

Net cash used in investing activities		(35,313)	(23,592)

Cash flows from financing activities
Proceeds from other loans		116	357
Payments from exercise of share options		(482)	—
Net proceeds from issue of share capital		—	1
Fees directly attributable to equity raise		—	(10,245)
Principle payments on leases		(2,293)	(782)
Interest paid		(1,826)	(2,338)

Net cash outflow from financing activities		(4,485)	(13,007)

Net (decrease) in cash and cash equivalents		(59,264)	(123,990)
Cash and cash equivalents at January 1		101,757	214,888
Effect of movements in exchange rate on cash held		(112)	(702)

Cash and cash equivalents at June 30		42,381	90,196

The supplemental disclosure requirements for the statements of cash flows are as follows:

	For the Six Months Ended June 30,
	2021	2020
	$’000	$’000
Non-cash financing and investing activities:
Warrants issued as consideration for acquisitions	2,340	—
Conversion of Loan Agreements	70,000	—
The accompanying notes form an integral part of the condensed unaudited consolidated interim financial statements.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

1.	Corporate information
Babylon Holdings Limited (the “Company”) is a company limited by shares and is incorporated, registered and domiciled in Jersey. The address of the registered office is 31 Esplanade, St Helier, Jersey, JE2 3QA.
Babylon Holdings Limited is a digital health company engaged in developing affordable healthcare services accessible to consumers on digital devices platforms and providing technology solutions to medical professionals by automating routine tasks for the care of patients. It also uses its technology to step in early and help consumers become more informed about diseases, so they can make informed decisions and stay healthier longer. Babylon combines cutting edge artificial intelligence (“AI”) and broader technologies with the best human expertise to re-engineer
a better model of healthcare.
On June 3, 2021, Babylon announced it entered into a definitive merger agreement with Alkuri Global Acquisition Corp (“Alkuri Group”), a special purpose acquisition company (the “Merger”) following the unanimous approval of the Board of Directors of the Group and Alkuri Group. The transaction is expected to close in the second half of 2021, subject to the approval of Alkuri Global’s stockholders and other customary closing conditions, including applicable regulatory approvals. If the transaction is consummated, the combined company will operate as Babylon and plans to trade on the New York stock exchange.

2.	Basis of preparation
These financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).
These condensed unaudited consolidated interim financial statements for the six months ended June 30, 2021 (“Interim Financial Statements”) have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for year ended December 31, 2020 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s consolidated financial position and consolidated performance since the last annual financial statements. These condensed unaudited consolidated interim financial statements were authorized for issue on September 15, 2021.
Going concern
The Group incurred a loss for the
six-month
period ending June 30, 2021 of $75,789 thousand (2020: loss of $89,283 thousand), and operating cash outflows of $19,466 thousand (2020: $87,391 thousand). As of June 30, 2021, the Group had a net asset position of $58,020 thousand (2020: $48,359 thousand). The Group has financed its operations principally through issuances of debt and equity securities and has a strong record of fundraising, evidenced by its successful Series C raise, execution of a $200,000 thousand Convertible Loan Note agreement and the issuance of $50,000 thousand in unsecured bonds in August 2021. The Group requires significant cash resources to, among other things, fund working capital requirements, increase headcount, make capital expenditures (including those related to product development), and expand our business through acquisitions.
The financial statements have been prepared on a going concern basis which the directors consider to be appropriate for the following reasons.
The directors have prepared cash flow forecasts for a period of 12 months from the date of approval of these financial statements which indicate that, taking account of reasonably possible downsides, the Group will have

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

sufficient funds through injections of further investment capital in order to meet its liabilities as they fall due for that period (the going concern period). Based upon the forecasts, the directors are expecting to consummate the Merger and believe that the capital raised will be sufficient to provide adequate funding to service the Group’s obligations, meet liquidity needs and fund necessary capital expenditures through the going concern period. In the event that the Group is unable to consummate the Merger, the directors believe that additional funding will be required to be sought through public or private equity or debt financings to continue operations.
At June 30, 2021, the Group had cash and cash equivalents of $42,381 thousand (2020: $101,757 thousand). The Group has long term debt obligations that mature in August 2022 for $50,000 thousand (Note 19).
While there is no assurance that the Merger will be consummated or, in the event that the Merger is not consummated, that additional funds are available on acceptable terms, the directors believe that they will be successful in raising the additional capital needed to meet working capital and capital expenditure requirements during the going concern period. As noted in Note 1, the Group has entered into a definitive merger agreement with Alkuri Global Acquisition Corp. The Group expects the Merger will be consummated in the second half of 2021 to deliver a minimum amount of $230,000 thousand, which would provide sufficient additional capital to continue operations over the going concern period.
However, the above indicates that there are material uncertainties (ability to fund raise further capital in the short term) related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern and therefore, to continue realizing its assets and discharging its liabilities in the normal course of business.
The financial statements do not include any adjustments that would result from the basis of preparation being inappropriate.
Basis of consolidation
Subsidiaries
Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. To determine whether the Group controls an entity, status of voting or similar rights, contractual arrangements and other specific factors are considered. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date on which that control ceases.
The Group holds certain rights in the form of purchase options to acquire additional equity interests in entities that it has an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether the Group exercises control over the entity. This assessment requires judgement relating to both the barriers that may prevent, and the extent to which the Group would benefit from, exercise of those rights and determines whether the Group should consolidate the entity.
In addition, the Company consolidates certain professional service corporations (“PCs”) which are owned, directly or indirectly, and operated by appropriately licensed physicians. The Company maintains control of these PCs through contractual arrangements, which can include service agreements, financing agreements, equity transfer restriction agreements, and employment agreements, or a combination thereof, which are primarily established during the formation of the PCs. At inception, the contractual framework established between the Group and the PCs provides the Group with the power to direct the relevant activities in the conduct of the PC’s

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

non-clinical
administrative and other
non-clinical
business activities. The physicians employed by the PC are exclusively in control of, and responsible for, all aspects of the practice of medicine for their patients. In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and a substantive process and whether the acquired set has the ability to produce outputs. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired.
Intercompany transactions, balances and unrealized gains on transactions between the Group’s companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.
Non-controlling
interests in the results and equity of subsidiaries are shown separately in the Consolidated Statement of Profit and Loss and Other Comprehensive Loss, Consolidated Statement of Financial Position and Consolidated Statement of Changes in Equity. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.
Associates
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies.
Associates are accounted for using the equity method and are initially recognized at cost. The Consolidated Financial Statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or has made payments on behalf of an investee.
Reclassifications
In 2020, following the start of the VBC (Value-Based Care) revenue stream, management reviewed the presentation of the Consolidated Statement of Profit and Loss and considered whether it continued to provide relevant and reliable information to stakeholders. It was concluded that there should be an update to how certain expenses were classified and therefore the Group has changed its accounting policy for expense classifications. Previously, the Group had disclosed Depreciation and Amortization as a separate expense category, whereas now Depreciation and Amortization costs are allocated to their relevant function.
In addition, in preparing these financial statements, the Group elected to separately present costs of revenue relating to Platform and application expenses including amortization and impairment and Research and Development expenses excluding amortization and impairment in its Consolidated Statement of Profit and Loss. The elective disaggregated presentation of amounts previously classified as Research & Development and Technology expenses was applied retrospectively to the Company’s Consolidated Financial Statements.
With the exception of the change in presentation in the Consolidated Statement of Profit and Loss, these elective changes had no impact on the Group’s Loss for the period or to the condensed consolidated interim financial statements as of and for the period ended June 30, 2021 and 2020.
Change in accounting policies
R&D tax credits claimed and reimbursed through the U.K. research and development expenditure credit scheme (the “RDEC Scheme”) are recognized gross as a deferred income grant liability on the balance sheet and as a

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

reduction to Platform and application expenses over the period of expected benefit from the expenditure. The related tax charge on the credit is recognized in the year of the tax credit. This represents a change in accounting policy elected by the Group for the year ended December 31, 2020. The change in accounting policy did not have a material impact on the consolidated financial statements.

3.	Business Acquisitions
As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our service offerings.
2021 Acquisition
On April 1, 2021 the Group acquired all the outstanding equity interests of Meritage Medical Network (“Meritage”), a California professional corporation, for total consideration of $16,184 thousand in consideration net of cash acquired of $14,043 thousand, of which $13,835 thousand related to cash consideration and $3,122 thousand related to the fair value of warrants issued to the former shareholders of Meritage. This acquisition is intended to expand the growth of our value-based care services to patients within the Meritage network.
We accounted for this acquisition under the acquisition method of accounting and have reported the results of operations as of the acquisition date. The intangible assets acquired include customer relationships, tradenames, physician networks and a license. We based the estimated fair value of customer relationship intangibles using an income approach, utilizing the excess earnings method for customer relationships. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a weighted average cost of capital that reflects market participant assumptions. We based the estimate fair value of tradenames and the license using a cost approach that reflects the costs necessary to replace the service capacity of the acquired assets. We based the estimated fair value of the tradename using an income approach, utilizing the relief from royalty method. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a royalty rate that reflects market participant assumptions. Other significant judgements used in the valuation of tangible liabilities assumed in the acquisition included a valuation of the healthcare related liabilities acquired, which were primarily based on historical claims experience to estimate the liability on the acquisition date. The Group has recorded the excess of the fair value of the consideration transferred in the acquisitions over the fair value of net assets acquired as goodwill. The goodwill reflects our expectations of favourable future growth opportunities, anticipated synergies through the use of our digital healthcare platform and the assembled workforce. We expect that the majority of the goodwill acquired in the acquisition will not be deductible for corporate income tax purposes.
Acquisition related costs are included in selling, general and administrative expenses in our interim financial statements. Total acquisition-related costs incurred during the six months ended June 30, 2021 and 2020 were $162 thousand and $0, respectively.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

Purchase Price Allocation
We have performed a preliminary valuation analysis of the fair market value of the assets acquired and liabilities assumed in the acquisition. The final purchase price allocations will be determined when we have completed and fully reviewed the detailed valuations and could differ materially from the preliminary allocation. The final allocation may include changes of acquired intangible assets as well as goodwill and other changes to assets and liabilities, including deferred taxes. The estimated useful lives of acquired intangible assets are also preliminary.
The aggregate purchase price of the acquisition has been allocated on a preliminary basis as follows:

2021
$’000
Cash paid, net of cash acquired	13,835
Issuance of warrants	2,349

Aggregate purchase price	16,184

Accounts receivable	1,534
Customer relationships	10,800
Physician’s network	3,500
Trademark	1,900
License	590
Healthcare related liabilities	(11,247)
Other assets and liabilities, net	(4,364)

Net assets acquired	2,713

Amount allocated to goodwill	13,471
Total revenues attributable to the acquisition of Meritage were approximately $15,323 thousand for the six months ended June 30, 2021. Net losses attributable to the acquisition of Meritage since the acquisition was $2,019 thousand for the six months ended June 30, 2021. If the acquisition had occurred on January 1, 2021, management estimates that consolidated revenue would have been $144,116 thousand (higher by $15,345 thousand) and consolidated losses would have been $75,221 thousand (lower by $568 thousand) for the six months ended June 30, 2021. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2021.

4.	Disposals of Subsidiaries
On January 14, 2021 the Group entered a Share Purchase Agreement (“SPA”) with TELUS Corporation (“TELUS”), a Canadian publicly traded holding company which is the parent of various telecommunication subsidiaries, for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of $1,800 thousand CAD, which has been adjusted for working capital and net indebtedness. A further $3,500 thousand payment was made by TELUS that was attributable to a partial repayment of an Intercompany Loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the Intercompany loan was forgiven immediately prior to the execution of the SPA.
Effect of disposal:

2021
$’000
Cash and cash equivalents	(57)
Prepayments and contract assets	(1,322)
Property, plant and equipment	(922)
Right-of-use assets	(797)

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

2021
$’000
Trade and other receivables	(619)
Accruals and provisions	658
Lease liabilities	837
Borrowings	3,075
Trade and other payables	588

Net Assets and Liabilities Derecognised	1,441

Consideration Received	2,344

2021
$’000
Gain on Disposal
Consideration received	2,344
Net assets and liabilities derecognised	1,441
Working capital adjustment	132

Gain on disposal	3,917

5.	Revenue
i) Disaggregation of revenue

	For the Six Months Ended June 30,
	2021	2020
	$’000	$’000
Clinical services	18,134	12,149
Software licensing	44,245	10,354
Value based care	66,392	—

	128,771	22,503

In January 2021, we entered into a License and Support Agreement (“License Agreement”) with TELUS. As part of the License Agreement, the Group received an upfront payment of approximately $66.9 million in exchange for the right to use the Company’s digital healthcare platform (“Software Platform”), specified upgrades to be delivered over a 24-month period, post-contract support (“PCS”), and a right to access enhancements to the Group’s Software Platform over a period of seven years. We identified that the License Agreement included multiple performance obligations and allocated the transaction price to the separate performance obligations on a relative standalone basis. We determined the standalone selling prices based on our overall pricing objectives, taking into consideration market inputs and entity specific factors, including standalone selling prices when available. We also concluded that the upfront payment included a significant financing component. As a result, the transaction price was adjusted to account for the time value of money and interest expense will be recognized over the duration of the contract.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

ii) Contract balances
The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

	June 30, 2021	December 31, 2020
	$’000	$’000
Trade receivables	10,951	4,674
Contract assets	2,491	2,378
Contract liabilities	(105,118)	(76,018)
The contract assets primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date. There was no impact on contract assets as a result of acquisition of subsidiaries. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer. The Group’s customers generally pay for invoices in the month following the issuance date.
iii) Transaction price allocated to the remaining performance obligations
The following table includes revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date.

	Remainder of 2021	2022	2023	2024	2025 and beyond	Total
	$’000	$’000	$’000	$’000	$’000	$’000
At June 30, 2021	13,317	19,791	19,246	19,833	32,931	105,118
The table below shows significant changes in contract liabilities:

2021
$’000
Balance on January 1	76,018
Amounts billed but not recognized	70,728
Revenue recognized	(41,628)

Balance on June 30	105,118

6.	Segment Information
Below is a summary of the Group’s segments and a reconciliation between the results from operations as per segment information and the results from operations as per the Consolidated Statements of Profit and Loss.

	Six Months Ended June 30, 2021
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
Revenue	56,616	72,071	904	129,591	(820)	128,771
Inter-segment revenue	—	—	(50)	(50)	50	—

Segment revenue	56,616	72,071	854	129,541	(770)	128,771

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

	Six Months Ended June 30, 2021
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
Cost of care delivery	(20,545)	(75,951)	(938)	(97,434)	5,297	(92,137)
Other operating expenses, excluding amortization and depreciation	(59,667)	(32,976)	(6,173)	(98,816)	(3,046)	(101,862)
Exchange (loss)/gain	(182)	(70)	2,348	2,095	(2,187)	(91)
Share of loss of equity-accounted investees	—	(1,276)	—	(1,276)	—	(1,276)
Gain / (loss) on sale	(2,390)	—	3,880	1,490	2,427	3,917

EBITDA	(26,168)	(38,202)	(29)	(64,399)	1,721	(62,678)

Depreciation and amortization						(13,322)
Exchange loss/(gain)						91
Share of loss of equity-accounted investees						1,276
(Gain) / loss on sale						(3,917)

Operating loss						(78,550)

	Six Months Ended June 30, 2020
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
External revenue	19,302	2,097	1,104	22,503	—	22,503
Inter-segment revenue	—	—	—	—	—	—

Segment revenue	19,302	2,097	1,104	22,503	—	22,503
Cost of care delivery	(18,581)	(3,040)	(2,823)	(24,444)	5,624	(18,820)
Other operating expenses, excluding amortization and depreciation	(57,704)	(10,618)	(6,218)	(74,540)	(5,542)	(80,082)
Exchange (loss)/gain	(813)	197	(19,292)	(19,908)	17,762	(2,146)
Share of loss of equity-accounted investees	—	(309)	—	(309)	—	(309)

EBITDA	(57,796)	(11,673)	(27,229)	(96,698)	17,844	(78,854)

Depreciation and amortization						(6,459)
Exchange loss/(gain)						2,146
Share of loss of equity-accounted investees						309

Operating loss						(82,858)

Reconciliation adjustments include allocation and classification differences of costs between management accounts and statutory reporting, reversals of inter-segment revenue and foreign exchange variances.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

Major customers
Below is a summary of the revenue derived from the Group’s major customers.

	Six Months Ended June 30,
	2021		2020
	$’000	% of revenue	$’000	% of revenue
Customer 1	32,937	26	—	—
Customer 2	25,752	20	—	—
Customer 3	15,173	12	—	—
Customer 4	—	—	4,797	21
Customer 5	—	—	4,219	19
Customer 6	—	—	3,688	16
Customer 7	—	—	2,473	11
Geographical information
Revenue from external customers attributed to individual countries is summarized as follows:

	Six Months Ended June 30,
	2021	2020
	$’000	$’000
UK	16,130	12,332
US	71,651	2,097
Asia-Pacific	7,548	5,095
Canada	32,937	1,328
Rest of World	505	1,651

Total	128,771	22,503

As of June 30, 2021 55.8% ($88,566 thousand) and 40.9% ($64,869 thousand) of non-current
assets of the Group are derived from and located within the UK and US respectively. In 2020 64.8% ($70,920 thousand) and 34.5% ($37,776 thousand) of non-current
assets of the Group are derived from and located within the UK and US respectively.
As of June 30, 2021 54.6% ($6,297 thousand) and 40.1% ($4,618 thousand) of total Group trade receivables were attributable to the UK and US respectively. In 2020 47.6% ($2,224 thousand) and 50.1% ($2,339 thousand) of total Group trade receivables were attributable to the UK and US respectively.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

7.	Intangible assets and Goodwill
The changes in the carrying amount of goodwill and intangible assets for the six months ended June 30, 2021 and the year ended December 31, 2020 were as follows:

	Goodwill	Development Costs	Intangibles under Development	Customer Relationships	Trademarks	Choice Physician Network	Licenses	Total other intangible assets (excluding goodwill)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cost
Balance at January 1, 2020	61	15,559	28,873	—	—	—	—	44,432
Acquisitions through business combinations	17,771	—	—	3,100	3,300	1,500	—	7,900
Additions	—	940	43,027	—	—	—	—	43,967
Transfers	—	51,932	(51,932)	—	—	—	—	—
Effect of movements in foreign exchange	—	631	1,170	—	—	—	—	1,801

Balance at December 31, 2020	17,832	69,061	21,138	3,100	3,300	1,500	—	98,100
Balance at January 1, 2021	17,832	69,061	21,138	3,100	3,300	1,500	—	98,100
Acquisitions through business combinations	13,471	—	—	10,800	1,900	3,500	590	16,790
Additions	—	—	17,012	—	—	—	—	17,012
Transfers	—	14,903	(14,903)	—	—	—	—	—
Effect of movements in foreign exchange	—	871	230		—	—	—	1,101

Balance at June 30, 2021	31,303	84,835	23,477	13,900	5,200	5,000	590	133,002
Amortization and impairment
Balance at January 1, 2020	—	680	—	—	—	—	—	680
Amortization for the year	—	10,157	—	845	83	—	—	11,085
Impairment charge	—	6,436	—	—	—	38	—	6,474

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

	Goodwill	Development Costs	Intangibles under Development	Customer Relationships	Trademarks	Choice Physician Network	Licenses	Total other intangible assets (excluding goodwill)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Effect of movements in foreign exchange	—	1,007	—	—	—	—	—	1,007

Balance at December 31, 2020	—	18,280	—	845	83	38	—	19,246
Balance at January 1, 2021	—	18,280	—	845	83	38	—	19,246
Amortization for the period	—	8,995	—	1,826	212	162	15	11,210
Impairment charge	—	—	—	—	—	—	—	—
Effect of movements in foreign exchange	—	215	—	—	—	—	—	215

Balance at June 30, 2021	—	27,490	—	2,671	295	200	15	30,671
Net book value
At January 1, 2020	—	14,878	28,873	—	—	—	—	43,751
At December 31, 2020 and January 1, 2021	17,832	50,780	21,138	2,255	3,217	1,462	—	78,853

At June 30, 2021	31,303	57,345	23,477	11,229	4,905	4,800	575	102,331

Goodwill of $13,471 thousand (2020: $17,771 thousand) has been acquired through business combinations (Note 3). All development costs, including intangibles under development, have been internally generated by the Group. During the six months ended June 30, 2021, $14,903 thousand (2020: $51,932 thousand) of intangibles under development were transferred to development costs as these projects were completed. Intangibles under development are tested for impairment at least annually.
The total net book value is considered to be the recoverable amount, as this balance is reviewed annually and impaired as necessary. All development costs are related to software and artificial intelligence development and there are no distinguishable individually material intangible assets within the capitalised development costs. There was no impairment of the development costs in the six months ended June 30, 2021 (2020: $6,438 thousand).

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

8.	Investments in subsidiaries and associates
The Group and Company have the following investments:

Subsidiary undertakings	Country of Incorporation	Principal Activity	Ownership (As at June 30, 2021)
Company:
Babylon Partners Limited	London, UK	Application development	100.0%
Babylon Healthcare Services Limited	London, UK	Digital Healthcare services	100.0%
Babylon Rwanda Limited	Kigali, Rwanda	Digital Healthcare services	100.0%
Babylon Inc.	Delaware, USA	Digital Healthcare services	100.0%
Babylon Malaysia SDN BDN	Kuala Lumpur, Malaysia	Digital Healthcare services	100.0%
Babylon International Limited	London, UK	Digital Healthcare services	100.0%
Babylon Health Ireland Limited	Cork, Ireland	Digital Healthcare services	100.0%
Babylon Singapore PTE Limited	Singapore	Digital Healthcare services	100.0%
Health Innovators Inc	Delaware, USA	Digital Healthcare services	78.0%
Babylon Acquisition Corp	Delaware, USA	Digital Healthcare services	100.0%
Babylon Technology LTDA	Brazil	Digital Healthcare services	100.0%
Group:
Babylon Healthcare Inc	Delaware, USA	Digital Healthcare services	100.0%
Babylon Healthcare NJ, PC	New Jersey, USA	Healthcare services	100.0%
Babylon Healthcare, PLLC	Maine, USA	Healthcare services	100.0%
Babylon Medical Group (formerly Marcus Zachary DO), PC	California, USA	Healthcare services	100.0%
California Telemedicine Associates, PC	California, USA	Healthcare services	100.0%
Telemedicine Associates, PC	Maine, USA	Healthcare services	100.0%
Babylon Healthcare, PC	Illinois, USA	Healthcare services	100.0%
Babylon Healthcare NC, PC	North Carolina, USA	Healthcare services	100.0%
Babylon Healthcare, PA	Pennsylvania, USA	Healthcare services	100.0%
Meritage Medical Network	California, USA	Healthcare services	100.0%
Meritage Health Ventures, LLC	California, USA	Healthcare services	100.0%

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

Subsidiary undertakings	Country of Incorporation	Principal Activity	Ownership (As at June 30, 2021)
Group:
Meritage Health Plan	California, USA	Healthcare services	100.0%
Meritage Management, LLC	California, USA	Healthcare services	100.0%
Meritage ACO, LLC	California, USA	Healthcare services	100.0%
First Choice 360 Care Solutions	California, USA	Healthcare services	100.0%

Investment in Associates:

Higi SH Holdings Inc.	Delaware, USA	Digital Healthcare services	25.0%
Health Innovators
Babylon acquired equity interests in Health Innovators Inc. in 2019. In the event of a liquidation, Babylon has a preferential right to recover amounts invested prior to other shareholders or receive its percentage of net assets of Health Innovators, whichever is greater. Since the acquisition date the net assets of Health Innovators Inc. have been less than Babylon’s total investment, therefore Babylon consolidates 100.0% of Health Innovators Inc.’s net assets and no NCI is recognized.
Higi
On May 15, 2020 Babylon Acquisition Corp. acquired 11.0% of the preference shares in Higi SH Holdings Inc. (“Higi”). Higi provides digital healthcare services via a network of Smart Health Stations located around the USA, the investment is in line with the Group’s objective to provide accessible and affordable healthcare.
The Group had the option to increase their shareholding in Higi to 25% exercisable over the period to June 2021 and subsequently has the option to purchase the remaining 75% of shares exercisable over the period to May 2023. At June 30, 2021 the total shareholding was 25.0%.
Higi is accounted for as an associate because the Group is able to demonstrate significant influence over Higi through representation on the board, the power to participate in policy. During the period to June 30, 2021 the Group did not have the substantive rights to exert control over Higi due to the existence of significant barriers that prevented exercise of the purchase option.
The following table summarizes the financial information of Higi as of June 30, 2021:

$’000
Non-current assets	684
Current Assets	8,250
Non-current liabilities	(7,000)
Current liabilities	(3,244)

Net assets (100%)	(1,310)
Revenue	4,621

Total comprehensive loss	(5,621)

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

As of June 30, 2021, our financial statements includes a total carrying amount of $12,600 thousand, total investment of $15,000 thousand and a loss of $1,276 thousand related to Higi. If the Group did have substantive rights to exert control over Higi, management estimates that consolidated losses would have been $80,135 thousand (higher by $4,346 thousand) and consolidated net assets would have been $56,710 thousand (lower by $1,090 thousand) for the six months ended June 30, 2021.
Professional service corporations
As discussed in Note 2, we consolidated certain professional service corporations (“PCs”) which are owned, directly or indirectly, and operated by licenses physicians. The following provides summary financial data for the PCs that are included in the Interim Financial Statements:

	June 30, 2021	December 31, 2020
	$’000	$’000
Total assets	66,489	35,535
Total liabilities	81,429	42,699

	Six Months Ended June 30,
	2021	2020
	$’000	$’000
Total revenues	35,786	1,036
Operating expenses:
Cost of care delivery	(36,710)	(942)
Sales, general and administrative expenses	(4,404)	(119)

Total operating expenses	(41,114)	(1,061)

9.	Deferred grant income – tax credit

$’000
Balance at January 1, 2020	—
Grants related to prior years	3,173
Grants received in 2020	4,314
Grant income recognized	—
Adjustments, net	—

Balance at December 31, 2020	7,488
Balance at January 1, 2021	7,488
Grants related to prior years	—
Grants received in 2021	1,161
Grant income recognized	(1,144)
Adjustments, net	99

Balance at June 30, 2021	7,604

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

10.	Claims Payable

$’000
Balance at January 1, 2020	—
Claims Expense	24,146
Claims Paid	(21,137)
Adjustment, net	881

Balance at December 31, 2020	3,890

Balance at January 1, 2021	3,890
Claims Expense	59,948
Claims Paid	(48,443)
Adjustment, net	(502)

Balance at June 30, 2021	14,893

11.	Cash and cash equivalents

	June 30,	December 31,
	2021	2020
	$’000	$’000
Cash in hand and at banks	42,081	97,757
Short term investment funds	—	4,000
Restricted cash	300	—

	42,381	101,757

The Group’s short term investment funds are highly liquid, redeemable within 90 days at a known amount of cash and are subject to an insignificant risk of change in value and therefore meet the definition of a cash equivalent.

12.	Leases
The Group leases several assets which consist of buildings and IT equipment. The Group recognizes right-of-use
assets and lease liabilities for its building leases only, as the leases for IT equipment meet the exemption requirements as short-term leases and leases of low-value
assets.
The Group enter
i
ed into a new lease agreement for four floors of a building facility as the head office in London. The commencement date of the lease is in June 2021, with the initial term of the lease being 39 months. The lease provides for an annual rent of $4.9m after a twelve-month rent-free period following the lease commencement date.

13.	Loans and borrowings

Changes from financing cash flows	$’000
Balance at January 1, 2020	—
Convertible loan notes issued	100,000
Convertible loan notes converted	(30,000)
Other loans	357

Balance at December 31, 2020	70,357

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

Changes from financing cash flows	$’000
Balance at January 1, 2021	70,357
Convertible loan notes issued	—
Convertible loan notes converted	(70,000)
Other loans	116

Balance at June 30, 2021	473

On November 12, 2020 the Group executed a Convertible Loan Note agreement (“CLN” or “Loan Notes”) with a borrowing capacity of up to $200,000 thousand, under which $30,000 thousand Tranche 1 Notes and $70,000 thousand Tranche 2 Notes were issued to Global Health Equity (Cyprus) Ltd (“GHE” or the “Noteholder” or the “Lender”) in November and December 2020. GHE is part of the VNV Global group. VNV Global has a pre-existing
equity interest in Babylon. The notes had a nominal value of $1.
Tranche 1 Notes
Tranche 1 Notes of $30,000 thousand were issued to GHE on November 12, 2020. Interest accrues at a fixed non-compounding
rate of 11% per annum from the date of issuance to redemption or conversion. These notes were subsequently converted into Series C Preferred Shares, in the prior period, after the issuance of the Tranche 2 Notes and shareholder approval of the conversion feature.
Tranche 2 Notes
Tranche 2 Notes of $70,000 thousand were issued on December 16, 2020 and are not interest bearing. The Tranche 2 Notes are exchangeable into a variable number of Series C Preferred Shares upon the earlier of the occurrence of certain events or June 30, 2021.These notes were subsequently converted into Series C Preferred Shares after shareholder approval of the conversion feature.
As the Tranche 2 Notes fail the definition of equity, the Group considered whether the conversion feature in the Tranche 2 Notes is a non-closely
related embedded derivative which would require separation from the debt host contract and to be accounted for separately as a standalone derivative at fair value through profit or loss (“FVTPL”). It has been determined that the Tranche 2 Notes represent a hybrid instrument containing a debt host debt contract and a non-closely
related embedded derivative for the conversion feature.
The debt host contract is measured at amortised cost using the effective interest rate (“EIR”) method. The fair value of the embedded derivative and transaction costs associated with issuance of the instrument are not material.
On June 30, 2021 the $70,000 thousand Tranche 2 notes were converted into 41,012,358 “C” preference shares, refer to note 15 for details.

14.	Employee Benefits
Share-based payments
The Group issues equity settled share-based payments to employees of the Group and advisors, whereby services are rendered in exchange for rights over shares in the Group. Employees of all Group companies participate within this scheme.
Options are granted to employees at the start of their employment. Upon completion of the first year of employment, 25.0% of options will vest, and the remainder will vest monthly over the next three years. In certain

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

circumstances, additional options are granted to employees to recognize performance. Such options vest in the same manner as those granted on joining. Share options are accounted for using the graded vesting method.
Options granted to advisors also vest over a 4-year period, subject to the advisors providing consultancy services on an ad hoc basis and at board meetings.
In February 2021, the Board approved a special equity grant of 10,150,395 growth shares to be awarded to three employees (“Growth Shares”), with a subscription price of $0.03 per share. The Growth Shares vest one year from the date of the grantee’s date of hire. The Growth Shares allow the grantee to benefit from the difference between the value of the number of Growth Shares awarded and the benchmark valuation. The Growth Shares convert into the Company’s ordinary B Shares upon an exit event, which includes a business merger, an initial public offering, or certain other events (“Exit Event”). The Growth Shares are redeemable at the sole discretion of the Company at $0.00001227 or at some other amount at the discretion of the Board of Directors prior to an Exit Event upon cessation of employment. The group calculated the grant date fair value of the Growth Shares using a Monte Carlo Simulation of approximately $9.7 million. The key assumptions used were a pre-money equity value of $3.5 billion and a volatility rate of 54%.
In March 2021, the Company made an offer to all existing UK participants in the Long-Term Incentive Plan (“LTIP”) to convert their LTIP share options into a new Company Share Options Plan (“CSOP”) or into Restricted Share Awards (“RSAs”). There were no changes made participants’ awards that accepted the offer, including vesting conditions or period the original share options granted; however, as a result of this activity, all employees who elected to have their LTIP option converted to a new CSOP award had their existing LTIP options forfeited and were granted an increased number of share options in line with the increased exercise price under the CSOP and RSU plans. For those participants who accepted the offer convert their awards into the CSOP Plan, a total of 34,180,103 options were cancelled and replaced with 25,566,186 options and 16,697,963 RSAs during the six months ending June 30, 2021. These RSAs vest over a four-year period, with 25% of the RSA vesting in the first year, and monthly thereafter. As of June 30, 2021, 16,697,963 RSAs were outstanding. As of June 30, 2021, there were 70,410,659 options outstanding, of which 52,000,990 were vested with a weighted average exercise price of $0.09.
The Group recognized share-based payment expense of $12.3 million and $0.5 million for the six months ended June 30, 2021 and June 30, 2020.

15.	Capital and reserves
Share capital

	Ordinary A Shares	Ordinary B Shares	Preference C Shares	Preference G1 Shares
In thousands of shares	2021	2021	2021	2021
Authorized	10,000,000	11,000,000	10,000,000	50,000
On issue at January 1, 2021	135,136	664,605	252,065	0
Issued during the year	—	17,206	41,012	10,150

On issue at June 30, 2021 - fully paid	135,136	681,811	293,077	10,150

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

June 30, 2021
Authorized
10,000,000,000 A Ordinary shares of $0.00001277 each	127,700
11,000,000,000 B Ordinary shares of $0.00001277 each	140,471
10,000,000,000 C Preferred shares of $0.00001277 each	127,700
50,000,000 G1 Ordinary redeemable shares of $0.00001277 each	638
Allotted, called up and fully paid
135,136,000 A ordinary shares of $0.00001277 each	1,726
664,605,000 B ordinary shares of $0.00001277 each	8,487
293,188 C preference shares of $0.00001277 each	3,744
10,150 G1 Ordinary redeemable shares of $0.00001277 each	130

14,087

During the six month period ended June 30, 2021 $70,000 thousand Loan Notes were converted into 41,012,358 “C” preference shares. These shares had a fixed for fixed conversion feature and are therefore accounted for as equity investments.
During the year ended December 31, 2020, the Group issued 24,796,225 $0.00001277 “C” preference shares for a consideration of $42,097 thousand. $30,000 thousand Loan Notes were converted into 17,708,792 shares related to the principle and $189 thousand Loan Notes were converted to 111,239 shares related to interest. The Loan Notes that were converted into our “C” preference shares had a fixed for fixed conversion feature and are therefore accounted for as equity investments. The remaining 6,976,194 shares were settled in cash for a consideration of $11,908 thousand.
Tranche 1 Notes
On November 12, 2020 Tranche 1 Notes of $30,000 thousand were issued to GHE and paid to Babylon in two parts of $15,000 thousand on November 16, 2020 and December 2, 2020. The Tranche 1 Notes accrue interest of 11% per year and shareholder approval is required for the Trance 1 Notes to be convertible into a fixed number of Series C Preferred Shares at a price of US $1.706802577 per share within six months of the first issuance date.
The conversion of the Tranche 1 Notes was approved by shareholders on December 16, 2020. Subsequent to this conversion approval, the principal of the Tranche 1 Notes was reclassified from being recognized as a financial liability to be classified as equity. No material gain or loss was recognized on conversion. The share capital in relation to the Series C Preferred Shares issued on conversion was recorded at the nominal value of the shares issued.
Tranche
2 Notes
Tranche 2 Notes of $70,000 thousand were issued on December 16, 2020 and are not interest bearing. The Tranche 2 Notes are exchangeable into a variable number of Series C Preferred Shares upon the earlier of the occurrence of certain events or June 30, 2021.
Tranche 2 Notes converted to equity on June 30, 2021. The principal of the Tranche 2 Notes was reclassified from being recognized as a financial liability to be classified as equity. No material gain or loss was recognized on conversion. The share capital in relation to the Series C Preferred Shares issued on conversion was recorded at the nominal value of the shares issued.

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

All shares issued rank pari-passu aside from the following:

•	the A Ordinary Shares in issue at any time shall (as a separate class) carry fifty per cent (50.0%) of the total voting rights of the Shares; and

•
the B Ordinary Shares and the Series C Preferred Shares in issue at any time shall (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) carry fifty per cent (50.0%) of the total voting rights of the Shares;

•
the Holders of a majority of the A Ordinary Shares shall have the right from time to time to appoint such number of persons to be Directors of each Group Company equal to the number of Directors which the Holders of B Ordinary Shares and Series C Preferred Shares are entitled to appoint (in aggregate) plus one additional Director; and in each case to remove from office any persons appointed and to appoint another person in his or her place

•
The Series C Largest Shareholder shall have the right from time to time to appoint one person to be a Director and to remove from office any person so appointed and to appoint another person in his or her place.

•
For so long as a holder of B Ordinary Shares or Series C Preferred Shares is also a Qualifying Stakeholder, each such Qualifying Stakeholder shall have the right from time to time to appoint one person to be a Director for each whole Qualifying Stake held by them and to remove from office any person so appointed and to appoint another person in his or her place.

•
G1 Ordinary Redeemable Shares do not have the right to vote, nor to receive dividends, and have capital rights to convert into Ordinary B Shares in connection with an exit event. G1 Ordinary Redeemable shares are redeemable at the sole discretion of the Company.

On any return of capital on liquidation, the assets of the Group available for distribution shall be distributed:

a)	first, in paying to each of the Series C Preferred Shareholders, in priority to any other classes of Shares, an amount per Series C Preferred Share held equal to the Preference Amount

b)	second, in paying to the 2016/2017 Subscribers pro rata to their respective holdings of Hoxton Shares and Kinnevik Shares an amount equal to the Hurdle Amount; and

c)	the balance of the surplus assets (if any) shall be distributed among the holders of the A Ordinary Shares and the B Ordinary Shares pro rata as if they constituted one and the same class.
Foreign currency translation reserve
Exchange differences arising on translation of the foreign controlled entities are recognized in other comprehensive loss and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.
Other comprehensive income (“OCI”) accumulated in reserves, net of tax

2021
$’000
January 1,	1,675
Foreign operations – foreign currency translation differences	(67)

June 30,	1,608

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

Retained earnings
The retained earnings account represents retained profits or losses less amounts distributed to shareholders.
Share-based payment reserve
The share-based payment reserve represents amounts accruing for equity-based share options granted.

16.	Summary of Significant Accounting Policies
With the exception of the extension to our revenue accounting policy in regard to licensing revenues, the accounting policies applied in these condensed unaudited consolidated interim financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended December 31, 2020.
Revenue recognition
Revenue is primarily derived from the following sources: (1) software license fees for the provision of AI services, (2) patient revenues from the provision of clinical services, and (3) capitation revenue from value-based care services.
Revenue is recognized upon transfer of control of services to customers in an amount that reflects the consideration which the Group expects to receive in exchange for those services.
Contract assets are recognized when there is an excess of revenue earned over billings on contracts where the rights are conditional on something other than passage of time. Contract assets are classified as unbilled receivables (i.e. only invoicing is pending) when there is an unconditional right to receive cash, and only passage of time is required, as per contractual terms.
Income received in advance (“contract liability”) is recognized when there are billings in excess of revenues earned for services rendered.
The Group’s contracts with customers could include promises to transfer multiple services to a customer. The Group assesses the services promised in a contract and identifies distinct or bundled performance obligations in the contract. Identification of these performance obligations involves judgement to determine the promises and the ability of the customer to benefit independently from such promises. If multiple performance obligations are identified in the contract the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Group recognizes revenue as or when the performance obligations under the contract are satisfied. Transaction prices are adjusted for the effects of a significant financing component if we expect, at contract inception, that the period between the transfer of the promised goods or services to the customer and when the customer pays for that service will be more than one year.
The Group exercises judgement in determining whether the performance obligation is satisfied at a point in time or over a period of time. The Group considers indicators such as how a customer consumes benefits as services are rendered, existence of enforceable rights to payment for performance to date, transfer of significant risks and rewards to the customer and acceptance of delivery of the service by the customer.
Software licensing revenue
Under IFRS 15, the Group must determine whether the Group’s promise to grant a software license provides its customer with either a right to access the Group’s intellectual property (“IP”) or a right to use the Group’s IP. A

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

software license will provide a right to access the IP if there is significant development of the IP expected in the future, whereas for a right to use, the IP is to be used in the condition it is at the time the software license is signed. Our license fee revenue consists of AI services that are provided on a continuous basis for the contractual period. Where we have determined that the customer obtains a right to access our AI services, we recognize revenue on a straight-line basis over the contractual term beginning when the customer has access to the service. Where we identify that the customer obtains a right to use license, we recognize revenue at the point in time at which the license is granted. Any contract specific revenue relating to localisation of services prior to the commencement of software license term is not deemed to be distinct from the software license contract and is consequently also recognized over the software license term. Efforts to satisfy performance obligations are expended evenly throughout the performance period and so the performance obligation is considered to be satisfied evenly over time.
For software license arrangements that include multiple performance obligations, the Group accounts for the individual performance obligations if they are distinct. The transaction price is allocated to the separate performance obligations in the software license on a relative standalone basis. We determine the standalone selling prices based on our overall pricing objectives, taking into consideration market inputs and entity specific factors, including standalone selling prices when available.
In some cases, we have concluded that upfront payments included in software license contracts with customers have a significant financing component considering the period between the upfront payment and the services provided, when the contract term is more than one year. As a result, the transaction price must be adjusted to account for the time value of money by using an appropriate discount rate. The discount rate utilized is determined based on the rate that would be reflected in a separate financing transaction with the customer. When a significant financing component exists, we recognize a contract liability for the entire upfront cash payment received, excluding the amount relating to the financing component from the transaction price. Additionally, interest expense is recognized over the duration of the contract under the amortised interest method

17.	Related Parties
Transactions with key management personnel
During six months ending June 30, 2021, the remuneration of directors and other key management personnel - including company pension contributions made to money purchase schemes on their behalf - amounted to $2,488 thousand (June 30, 2020: $453 thousand). The remuneration of the highest paid Key Manager was $662 thousand (June 30, 2020: $177 thousand). These remuneration costs are recorded as an operating expense in sales, general and administrative expenses.
As at June 30, 2021, the aggregate nominal value of share options held by key management personnel amounted to $999 thousand at June 30, 2021 (2020: $195 thousand).
Directors remuneration is borne by the Company’s subsidiary, Babylon Partners Limited.

18.	Adoption of new and revised international reporting standards
The new standards and the amendments listed below did not have any impact on the amounts recognised in prior periods as the Group did not have any transactions which required the application of these standards.

•
Amendments to IFRS 9:
Financial Instruments
, IAS 39:
Financial Instruments: Recognition and Measurement
, IFRS 7,
Financial Instruments: Disclosures
and IFRS 16:
Interest Rate Benchmark Reform – Phase 2
(effective date January 1, 2021).

Babylon Holdings Limited
Notes to the Condensed Unaudited Consolidated Financial Statements

19.	Subsequent events
On July 15, 2021, Babylon Holdings entered into a loan agreement with VNV Group for $15.0 million. The interest rate on the loan was 14%.
On August 18, 2021, the Group issued $50.0 million in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash
conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited into Unsecured Bonds. The interest rate on the loan is 10%, with interest payable quarterly. The proceeds from the Unsecured Bonds can be used for general corporate purposes. The Company utilized proceeds of $7.2 million from the Unsecured Bonds to settle the remainder of the loan and interest with VNV (Cyprus) Limited. Cash proceeds from the bond issuance, net of discounts, repayments of borrowings, and transaction expenses totalled approximately $32.1 million. The Unsecured Bonds have a one-year
term and they can be redeemed by Babylon Holdings at any time. Payment of the bonds is mandatory upon completion of a business combination or change in control. Babylon Holdings must maintain a minimum cash balance of $10.0 million to comply with financial covenants.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Babylon Holdings Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Babylon Holdings Limited and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of profit and loss and other comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s dependency on its ability to raise further capital in the short term gives rise to significant doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2015.
London, United Kingdom
September 15, 2021

Babylon
Holdings Limited
Consolidated Statement of Profit
and
Loss
and
Other Comprehensive Loss

		For the Years Ended December 31,
		2020	2019
	Notes	$’000	$’000
Revenue	6	79,272	16,034
Cost of care delivery		(67,254)	(19,810)
Platform & application expenses (including amortization & impairment of $17,524 thousand (2019: $1,182 thousand))	9	(48,664)	(16,948)
Research & development expenses (excluding amortization and impairment)	10	(35,524)	(51,205)
Sales, general & administrative expenses	11	(103,341)	(90, 891)

Operating loss		(175,511)	(162,820)

Finance costs	12	(4,530)	(1,116)
Finance income	12	610	1,015
Exchange (loss) / gain		(2,836)	17,075

Net finance (expense) income		(6,756)	16,974

Share of loss of equity-accounted investees		(1,124)	—

Loss before taxation		(183,391)	(145,846)

Tax (provision) benefit	13	(4,639)	5,559

Loss for the financial year		(188,030)	(140,287)

Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Currency translation differences		3,579	(9,693)

Other comprehensive gain / (loss) for the year, net of income tax		3,579	(9,693)

Total comprehensive loss for the year		(184,451)	(149,980)

Loss attributable to:
Equity holders of the parent		(186,799)	(140,287)
Non-controlling interest		(1,231)	—

		(188,030)	(140,287)

Total comprehensive loss attributable to:
Equity holders of the parent		(183,220)	(149,980)
Non-controlling interest		(1,231)	—

		(184,451)	(149,980)

Loss per share
Net loss per share, Basic and Diluted	26	(0.23)	(0.18)
The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Financial Position

		As of December 31,
		2020	2019
	Notes	$’000	$’000
ASSETS
Non-current assets
Right-of-use assets	20	2,572	5,229
Property, plant and equipment	14	1,334	1,801
Investments in associates	16	8,876	—
Goodwill	15	17,832	61
Other intangible assets	15	78,853	43,751

Total non-current assets		109,467	50,842

Current assets
Right-of-use assets	20	1,942	—
Trade and other receivables	17	13,525	16,717
Prepayments and contract assets	17	8,841	6,387
Cash and cash equivalents	19	101,757	214,888
Assets held for sale	27	3,282	—

Total current assets		129,347	237,992

Total assets		238,814	288,834

EQUITY AND LIABILITIES
EQUITY
Ordinary share capital	23	10	10
Preference share capital	23	3	3
Share premium	23	485,221	443,125
Share-based payment reserve	23	32,185	15,268
Retained earnings		(469,504)	(282,705)
Foreign currency translation reserve	23	1,675	(1,904)

Total capital and reserves		49,590	173,797
Non-controlling interests		(1,231)	—

Total equity		48,359	173,797

LIABILITIES
Non-current liabilities
Contract liabilities	6	57,274	64,894
Deferred grant income – tax credit	17	7,488	—
Lease liabilities	20	2,011	3,583

Total non-current liabilities		66,773	68,477

Current liabilities
Trade and other payables	18	11,635	9,764
Accruals and provisions	18	18,636	20,106
Contract liabilities	6	18,744	16,690
Lease liabilities	20	2,488	—
Loans and borrowings	21	70,357	—
Liabilities directly associated with the assets held for sale	27	1,822	—

Total current liabilities		123,682	46,560

Total liabilities		190,455	115,037

Total liabilities and equity		238,814	288,834

The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Changes in Equity

	Share capital	Share premium	Share- based payment reserve	Retained earnings	Foreign exchange revaluation reserve	Equity attributable to owners of the parent company	Non-controlling Interest	Total equity
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at January 1, 2019	10	76,833	7,302	(142,418)	7,789	(50,484)	—	(50,484)

Total comprehensive loss for the period
Loss for the financial year	—	—	—	(140,287)	—	(140,287)	—	(140,287)
Foreign exchange movement		—			(9,693)	(9,693)	—	(9,693)
Equity raise	3	377,270	—	—	—	377,273	—	377,273
Equity-settled share-based payment transactions	—	—	7,966	—	—	7,966	—	7,966
Fees directly attributable to equity raise	—	(11,048)	—	—	—	(11,048)	—	(11,048)
Effect of share redenomination		70			—	70	—	70

Balance at December 31, 2019	13	443,125	15,268	(282,705)	(1,904)	173,797	—	173,797

Balance at January 1, 2020	13	443,125	15,268	(282,705)	(1,904)	173,797	—	173,797

Total comprehensive loss for the period
Loss for the financial year	—	—	—	(186,799)	—	(186,799)	(1,231)	(188,030)
Foreign exchange movement	—	—	—	—	3,579	3,579	—	3,579
Equity raise	—	11,907	—	—	—	11,907	—	11,907
Conversion of convertible debt	—	30,189	—	—	—	30,189	—	30,189
Equity-settled share-based payment transactions	—	—	16,917	—	—	16,917	—	16,917

Balance at December 31, 2020	13	485,221	32,185	(469,504)	1,675	49,590	(1,231)	48,359

The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Cash Flows

		For the Years Ended December 31,
		2020	2019
	Notes	$’000	$’000
Cash flows from operating activities
Loss for the year		(188,030)	(140,287)
Adjustments for:
Finance costs	12	4,530	1,116
Finance income	12	(610)	(1,015)
Depreciation and amortization	14, 15, 20	14,487	2,496
Share-based compensation	22	9,557	7,966
Taxation	13	4,639	(5,559)
Exchange loss / (gain)		2,836	(17,075)
Impairment expense	15	6,436	—
Share of net loss of associates and joint ventures accounted for using the equity method		1,124	—

		(145,031)	(152,358)
Working capital adjustments
(Increase)/Decrease in trade and other receivables	17	738	(9,308)
Increase/(Decrease) in trade and other payables	6,18	2,323	18,052
(Increase)/Decrease in assets held for sale	27	(3,282)	—
Increase/(Decrease) liabilities directly associated with the assets held for sale	27	1,822	—

Net cash used in operating activities		(143,430)	(143,614)

Cash flows from investing activities
Capital expenditure	14	(719)	(1,915)
Interest received		673	1,015
Development costs capitalized	15	(36,509)	(36,036)
Payment for acquisition of trade and assets	5	(25,671)	—
Purchase of shares in associates and joint ventures		(10,000)	—

Net cash used in investing activities		(72,226)	(36,936)

Cash flows from financing activities
Proceeds from issuance of convertible loan notes	21	100,000	51,064
Repayment of convertible loans		—	(14,794)
Repayment of cash loan		—	(1,231)
Gross proceeds from issuance of share capital	23	12,096	320,334
Fees directly attributable to equity raise		(10,245)	(773)
Principal payments on leases	20	(1,541)	(1,228)
Interest paid	12	(252)	(851)

Net cash provided by financing activities		100,058	352,521

Net (decrease) / increase in cash and cash equivalents		(115,598)	171,971
Cash and cash equivalents at January 1,		214,888	46,031
Effect of movements in exchange rate on cash held		2,467	(3,114)

Cash and cash equivalents at December 31,		101,757	214,888

The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

1.	Corporate information
Babylon Holdings Limited
 (the “Company”) is a company limited by shares and is incorporated, registered and domiciled in Jersey. The address of the registered office is 31 Esplanade, St Helier, Jersey, JE1 1FT.
Babylon Holdings Limited is a digital health company engaged in developing affordable healthcare services accessible to consumers on digital devices platforms and providing technology solutions to medical professionals by automating routine tasks for the care of patients. It also uses its technology to step in early and help consumers become more informed about diseases, so they can make informed decisions and stay healthier longer. Babylon combines cutting edge artificial intelligence (“AI”) and broader technologies with the best human expertise to re-engineer
a better model of healthcare.

2.	Basis of preparation
These financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).
The Group financial statements have been prepared on the historical cost basis and approved by the Directors in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. These consolidated financial statements were authorized for issue on September 15, 2021.
The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these Group financial statements.
Judgements made by the directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year, are discussed in Note 3.
Going concern
At December 31, 2020, the Group incurred a loss for the year of $184,451 thousand (2019: loss of $149,980 thousand), and operating cash outflows of $143,430 thousand (2019: $143,614 thousand). As of December 31, 2020 the Group had a net asset position of $48,359 thousand (2019: $173,797 thousand). The Group has financed its operations principally through issuances of debt and equity securities and has a strong record of fundraising, evidenced by its successful Series C raise, execution of a $200,000 thousand Convertible Loan Note agreement and the issuance of $50,000 thousand in unsecured bonds in August 2021. The Group requires significant cash resources to, among other things, fund working capital requirements, increase headcount, make capital expenditures (including those related to product development), and expand our business through acquisitions.
The financial statements have been prepared on a going concern basis which the directors consider to be appropriate for the following reasons.
The directors have prepared cash flow forecasts for a period of 12 months from the date of approval of these financial statements which indicate that, taking account of reasonably possible downsides, the Group will have sufficient funds through injections of further investment capital in order to meet its liabilities as they fall due for that period (the going concern period). Based upon the forecasts, the directors are expecting to consummate the Merger and believe that the capital raised will be sufficient to provide adequate funding to service our obligations, meet liquidity needs and fund necessary capital expenditures through the going concern period. In the event that the Group is unable to consummate the Merger additional funding will be required to be sought through public or private equity or debt financings to continue our operations.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

At December 31, 2020, the Group had cash and cash equivalents of $101,757 thousand (2019: $214,888 thousand). The Group has long term debt obligations that mature in August 2022 for $50,000 thousand (Note 28).
While there is no assurance that the Merger will be consummated or, in the event that the Merger is not consummated, that additional funds are available on acceptable terms, the directors believe that they will be successful in raising the additional capital needed to meet working capital and capital expenditure requirements during the going concern period. As noted in Note 28, the Group has entered into a definitive merger agreement with Alkuri Global Acquisition Corp. The Group expects the Merger will be consummated in the second half of 2021 to deliver a minimum amount of $230,000 thousand, which would provide sufficient additional capital to continue operations over the going concern period. However, the above indicates that there are material uncertainties (ability to fund raise further capital in the short term) related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern and therefore, to continue realizing its assets and discharging its liabilities in the normal course of business.
The financial statements do not include any adjustments that would result from the basis of preparation being inappropriate.
Basis of consolidation
Subsidiaries
Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. To determine whether the Group controls an entity, status of voting or similar rights, contractual arrangements and other specific factors are considered. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date on which that control ceases.
The Group holds certain rights in the form of purchase options to acquire additional equity interests in entities that it has an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether the Group exercises control over the entity. This assessment requires judgement relating to both the barriers that may prevent, and the extent to which the Group would benefit from, exercise of those rights and determines whether the Group should consolidate the entity.
In addition, the Company consolidates certain professional service corporations (“PCs”) which are owned, directly or indirectly, and operated by appropriately licensed physicians. The Company maintains control of these PCs through contractual arrangements, which can include service agreements, financing agreements, equity transfer restriction agreements, and employment agreements, or a combination thereof, which are primarily established during the formation of the PCs. At inception, the contractual framework established between the Group and the PCs provides the Group with the power to direct the relevant activities in the conduct of the PC’s non-clinical administrative and other non-clinical business activities. The physicians employed by the PC are exclusively in control of, and responsible for, all aspects of the practice of medicine for their patients. In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and a substantive process and whether the acquired set has the ability to produce outputs. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired.
Intercompany transactions, balances and unrealized gains on transactions between the Group’s companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Non-controlling
interests in the results and equity of subsidiaries are shown separately in the Consolidated Statement of Profit and Loss and Other Comprehensive Loss, Consolidated Statement of Financial Position and Consolidated Statement of Changes in Equity. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.
Associates
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies.
Associates are accounted for using the equity method and are initially recognized at cost. The Consolidated Financial Statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or has made payments on behalf of an investee.
Reclassifications
In 2020, following the start of the VBC (Value-Based Care) revenue stream, management reviewed the presentation of the Consolidated Statement of Profit and Loss and considered whether it continued to provide relevant and reliable information to stakeholders. It was concluded that there should be an update to how certain expenses were classified and therefore the Group has changed its accounting policy for expense classifications. Previously, the Group had disclosed Depreciation and Amortization as a separate expense category, whereas now Depreciation and Amortization costs are allocated to their relevant function.
In addition, the Group elected to separately present costs of revenue relating to its Platform and application expenses, including the amortization and impairment, and Research and development expenses, excluding the amortization and impairment, in its Consolidated Statement of Profit and Loss. The elective disaggregated presentation of amounts previously classified as Research & development and technology expenses was applied retrospectively to the Company’s Consolidated Financial Statements.
With the exception of the change in presentation in the Consolidated Statement of Profit and Loss, these elective changes had no impact on the Group’s Loss for the period or to the consolidated financial statements as of and for the years ended December 31, 2021 and 2020.
Change in accounting policies
R&D tax credits claimed and reimbursed through the U.K. research and development expenditure credit scheme (the “RDEC Scheme”) are recognized gross as a deferred income grant liability on the balance sheet and as a reduction to Platform & application expenses over the period of expected benefit from the expenditure. The related tax charge on the credit is recognised in the year of the tax credit. This represents a change in accounting policy elected by the Group for the year ended December 31, 2020. The change in accounting policy did not have a material impact on the consolidated financial statements.

3.	Significant accounting judgements, estimates and assumptions
The preparation of the Group’s consolidated financial statements requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. The

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

judgments, estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant, including expectations of future events that are believed to be reasonable under the circumstances. However, the resulting accounting estimates may differ from actual results.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. No changes were made to the estimates and assumptions used in the last year.
The areas involving significant estimates or judgements are:
Revenue recognition (Note 6)
The Group has determined that a portion of the transaction price under capitation revenue contracts is variable as the contracts contain provisions for performance-based incentives, performance guarantees and risk shares where amounts received are dependent upon factors such as quality metrics, member-specific attributes, and healthcare service costs. The variable portion of capitation revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Capitation revenue is recognised gross when it is assessed that the performance obligation relates to the whole of the patient journey with the Group responsible for arranging, providing and controlling the VBC services provided to the attributed members. This is a significant judgement when assessing the performance obligation. For the year ended 31 December 2020 Capitation revenue totalling $26,038 thousand (2019: $0) was recognised gross.
Capitalization of development costs (Note 15)
The Group capitalizes expenditures for the development of technology to the extent that it is expected to meet the criteria in accordance with IAS 38,
Intangible Assets
(“IAS 38”). The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits (e.g., projected cash flow projections, discount rate). Development Costs of $43,027 thousand (2019:$36,036 thousand) were capitalized in the year based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. All employee expenses included in this balance relate to employees in the technology departments, and the percentage attributable varies dependent on the nature of the work performed and the type of asset being developed.
Impairment of intangible assets (Note 15)
The carrying values of our long-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. If any indication exists, then the asset’s recoverable amount is estimated. Determining the recoverable amount is subjective and requires management to estimate future growth, profitability, discount and terminal growth rates, and project future cash flows, among other factors. Future events and changing market conditions may impact our assumptions as to prices, costs or other factors that may result in changes to our estimates of future cash flows.
If we conclude that a definite or indefinite long-lived intangible asset is impaired, we recognize a loss in an amount equal to the excess of the carrying value of the asset over its fair value at the date of impairment. The fair value at the date of the impairment becomes the new cost basis and will result in a lower depreciation expense than for periods before the asset’s impairment.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Consolidation (Note 16)
The Group holds certain rights in the form of purchase options to acquire additional equity interests in entities that it has an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether the Group exercises control over the entity. This assessment requires judgement relating to both the barriers that may prevent, and the extent to which the Group would benefit from, exercise of those rights and determines whether the Group should consolidate the entity.

4.	Accounting policies
The Group has previously prepared the financial statements in accordance with International Financial Reporting Standards (“IFRS”) as adopted by the European Union, however the Group could have asserted it was in compliance with IFRS as issued by the International Accounting Standards Board for the previous period. There is no material difference noted on adoption and therefore, the Group is not considered a first-time adopter.
The consolidated Group financial statements have been prepared under the historical cost basis, as modified by the recognition of certain financial instruments measured at fair value and are presented in United States Dollar (“USD”) which is the Group’s presentation currency. All values are rounded to the nearest thousands, except where otherwise indicated.
Revenue recognition
Revenue is primarily derived from the following sources: (1) software license fees for the provision of AI services, (2) patient revenues from the provision of clinical services, and (3) capitation revenue from value-based care services.
Revenue is recognized upon transfer of control of services to customers in an amount that reflects the consideration which the Group expects to receive in exchange for those services.
Contract assets are recognized when there is an excess of revenue earned over billings on contracts where the rights are conditional on something other than passage of time. Contract assets are classified as unbilled receivables (i.e. only invoicing is pending) when there is an unconditional right to receive cash, and only passage of time is required, as per contractual terms.
Income received in advance (“contract liability”) is recognized when there are billings in excess of revenues earned for services rendered.
The Group’s contracts with customers could include promises to transfer multiple services to a customer. The Group assesses the services promised in a contract and identifies distinct or bundled performance obligations in the contract. Identification of these performance obligations involves judgement to determine the promises and the ability of the customer to benefit independently from such promises. If multiple performance obligations are identified in the contract the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Group recognizes revenue as or when the performance obligations under the contract are satisfied. Transaction prices are adjusted for the effects of a significant financing component if we expect, at contract inception, that the period between the transfer of the promised goods or services to the customer and when the customer pays for that service will be more than one year.
The Group exercises judgement in determining whether the performance obligation is satisfied at a point in time or over a period of time. The Group considers indicators such as how a customer consumes benefits as services

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

are rendered, existence of enforceable rights to payment for performance to date, transfer of significant risks and rewards to the customer and acceptance of delivery of the service by the customer.
Software licensing revenue
Under IFRS 15, the Group must determine whether the Group’s promise to grant a software license provides its customer with either a right to access the Group’s intellectual property (“IP”) or a right to use the Group’s IP. A software license will provide a right to access the IP if there is significant development of the IP expected in the future, whereas for a right to use, the IP is to be used in the condition it is at the time the software license is signed. Our license fee revenue consists of AI services that are provided on a continuous basis for the contractual period. We have determined that the customer obtains a right to access our AI services and recognize revenue on a straight-line basis over the contractual term beginning when the customer has access to the service. Any contract specific revenue relating to localisation of services prior to the commencement of software license term is not deemed to be distinct from the software license contract and is consequently also recognized over the software license term. Efforts to satisfy performance obligations are expended evenly throughout the performance period and so the performance obligation is considered to be satisfied evenly over time.
In some cases, we have concluded that upfront payments included in software license contracts with customers have a significant financing component considering the period between the upfront payment and the services provided, when the contract term is more than one year. As a result, the transaction price must be adjusted to account for the time value of money by using an appropriate discount rate. The discount rate utilized is determined based on the rate that would be reflected in a separate financing transaction with the customer. When a significant financing component exists, we recognize a contract liability for the entire upfront cash payment received, excluding the amount relating to the financing component from the transaction price. Additionally, interest expense is recognized over the duration of the contract under the amortised interest method.
Clinical service revenue
Clinical service revenue represents clinical services provided to our business and private patients under an arrangement and is recognized when the services are rendered. Our clinical service fees are based on PMPM (per member per month) subscription fees and fees per appointment (“fee for service”). PMPM subscription fees give members access to our clinical services over the contractual period as set forth in the arrangement, recognized monthly based on the number of members covered by the plan in a given month. Fee for service is based on contracted rates determined in agreed-upon compensation schedules and is recognized when the services are rendered at a point in time. In arrangements where PMPM subscription fees are charged we assess whether any of the transaction price should be allocated to software licensing revenue and allocate on a contract by contract basis.
Capitation revenue
Capitation revenue consists primarily of per capita fees for the delivery of VBC (Value-Based care) services by the Group under arrangements with various customers. Under the typical capitation arrangement, we are entitled to monthly PMPM fees to provide a defined range of VBC services to attributed members. PMPM fees are based upon fixed rates per member or a percentage of the per member premium of the health plan and are not dependent upon the volume of specific care services provided. In addition, the arrangements usually include payments relating to performance-based incentives, performance guarantees and risk shares. Unlike clinical services revenue discussed above, the Group accepts full financial risk for members attributed to our VBC services in exchange for a fixed monthly fee, which means we are responsible for the cost of all covered services provided to members.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

In general, the Group considers all capitation revenue contracts as containing a single performance obligation to stand ready to provide managed VBC services to the attributed members. This performance obligation is satisfied over time as the Group stands ready to fulfil its obligation to the attributed members as a group. Accordingly, the Group recognizes revenue in the month in which attributed members are entitled to receive VBC services during the contract term.
Part of the consideration received under capitation revenue contracts are variable as the contracts contain provisions for performance-based incentives, performance guarantees and risk shares where amounts received are dependent upon factors such as quality metrics, member-specific attributes, and healthcare service costs. Capitation revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Such uncertainties may only be resolved several months after the end of the reporting period because of the availability of sufficient reliable data relating to factors such as quality metrics, member specific attributes and healthcare service costs. Subsequent changes in capitation fees and the amount of capitation revenue to be recognized by the Company are reflected in subsequent periods.
Capitation revenue is recognised gross when it is assessed that the performance obligation relates to the whole of the patient journey with the Group responsible for arranging, providing and controlling the VBC services provided to the attributed members, with expenses payable to other healthcare.
Cost of care delivery
Cost of care delivery primarily consists of fees paid to the physicians and other health professionals in our provider network and costs incurred in connection with our provider network operations. Cost of care delivery is mainly driven by patient activity and required medical services and are relatively variable.
Costs incurred relating to the delivery of VBC services is recorded as an expense within cost of care delivery when capitation revenue is recognized.
Grant income
We recognize income related to grants on a systematic and rational basis when it becomes probable that we have complied with the terms and conditions of the grant and in the period in which the corresponding costs or income related to the grant are recognized. We receive grants in the form of cash contributions towards outreach projects and tax credits for certain qualifying research and development expenditures. These grants are recognised as non-current
deferred grant income liability, released either over the period of the grant contract or over the same period that the related capitalized development costs are amortized. The offset to the release of the long term deferred grant income liability is recognised as revenue for outreach grants and a reduction in Platform and application expenses for tax credits.
Substantially all of the amortization of Deferred grant income from grants received in 2020 and prior years is expected to commence in 2021.
Platform and application expenses
Platform and application expenses are costs of revenue to our digital healthcare platform. These costs primarily include employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses, that are engaged in providing professional services related to support and maintenance of the digital healthcare platform, as well as third-party application costs, hosting services and other direct costs. The amortization of capitalized development costs are also included in Platform and application expenses.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and if the Group has sufficient resources to complete the development. Capitalized development costs are recorded as intangible assets and amortized from the point at which the development is complete, and the asset is available for use. Costs are capitalized based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All employee expenses included in this balance relate to employees in the technology departments, and the percentage attributable varies dependent on the nature of the work performed and the type of asset being developed. Expenses that do not meet the criteria for capitalization are expensed as incurred.
The technical feasibility of a new product is determined by a management team consisting of technical and finance leads based on understanding the availability of adequate technical, financial and other resources required to develop the product. The commercial feasibility of a new product is determined by understanding how this product feeds into Babylon’s current offering. Commercial leads ascertain market interest by evaluating against existing and potential customer requirements. Feasibility is challenged with input from finance leads to verify the underlying financial implications of development and assess viability. Once the technical and commercial feasibility has been established and the project has been approved for commencement, the project moves into the development phase.
As described in Note 3, development costs of approximately $43,027 (2019: $36,036 thousand) were capitalized during the year for those development and technology expenses that were deemed technologically feasible and probable of generating future economic benefits. During the period of development, the asset is tested for impairment at least annually.
Research and development expenses
Research and development expenses primarily included employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses that are engaged in performing activities to develop and improve the Group’s digital healthcare platform as well as third-party application costs, hosting services and other indirect costs. Research costs and development costs that do not meet the criteria for capitalization are expensed as incurred.
Sales, general & administrative expense
Sales, general and administrative expenses include employee-related expenses, contractors and consultants expense, stock-based compensation, property and facility related expenses, IT and hosting, marketing, training and recruiting expenses. Enterprise IT and hosting costs are primarily software subscriptions, domain and hosting costs. Our sales, general and administrative expenses also include depreciation of property, fixtures and fittings and amortization of acquired intangible assets.
Claim expenses and claims payable
Claims expense, presented within Cost of care delivery, and claims payable, which are presented within Trade and other payables and Accruals and provisions, includes costs for third party healthcare service providers who provide medical care to our members for which the Group is contractually obligated to pay. The estimated reserve for incurred but not reported claims is included in the liability for unpaid claims in the

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

consolidated balance sheets. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges and other factors. We determine our estimates through a variety of actuarial models based on medical claims history to ensure our estimates represent the best, most reasonable estimate given the data available to us at the time the estimates are made. The actuarial models consider factors such as seasonal variances, healthcare contract rate changes, membership volume and demographics, as well as other medical cost trends. The Group estimates claim costs incurred by applying an observed medical cost trend factors to the average PMPM (per member per month fees) medical costs incurred in prior months for which more complete claims data is available. For the months prior to the most recent three months, the Group applies an expected completion true up to adjust expenses for this time period based on the expected amount of ultimate incurred claims for those months. In accordance with its policy, the Group reviews its estimated liability for unpaid claims on an ongoing basis.
Taxation
Tax on the Consolidated Statement of Profit and Loss for the year comprises current and deferred tax. Tax is recognized in the Consolidated Statement of Profit and Loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.
Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.
Expenditures incurred for R&D activities have been claimed and will be reimbursed through the U.K. research and development expenditure credit scheme (the “RDEC Scheme”). Under the RDEC Scheme tax relief is given at 12.0% (up to April 1, 2020) and 13.0% (after April 1, 2020) of allowable R&D costs, which may result in a payable tax credit at an effective rate of approximately 10.3% of qualifying expenditure for the year ended December 31, 2020. The Group recognizes the gross amount as a deferred income grant liability on the balance sheet and as a reduction to Platform & application Expenses over the period of expected benefit from the expenditure. The related tax charge on the credit is recognised in the year of the tax credit.
A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized.
Net loss per share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Group outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options, warrants and convertible notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential shares of common stock outstanding would have been anti-dilutive.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Comprehensive loss
Comprehensive loss consists primarily of cumulative translation gains or losses. Unrealized gains or losses are net of any reclassification adjustments for realized gains and losses included in the Consolidated Statement of Profit and Loss.
Segment Reporting
IFRS 8, Operating Segments (“IFRS 8”) requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (“CODM”). According to IFRS 8, the CODM represents a function whereby strategic decisions are made, and resources are assigned. The CODM function is carried out by the Group’s Chief Executive Officer.
Segment information is presented based on information used by the CODM in its decision-making processes. The CODM is responsible for the Group’s key strategic and business decisions and driving the direction and growth of the Group. These include but are not limited to international growth, new services, material business agreements and corporate and management structures. The CODM’s key decisions are based on the monthly management accounts in which segment information is presented on the basis of geographic areas. Each segment derives its revenues from software license fees for the provision of AI services, patient revenues from the provision of clinical services and VBC services provided by the segment which may differ from the geographic location of the customer. Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) is used to measure performance of each segment because the Group believes that this information is most relevant in evaluating the results of the respective segments. The accounting policies for segment information, including transactions entered between segments are generally the same as those described in the summary of significant accounting policies. The CODM is not provided with total assets and liabilities by segment, and therefore the disclosures below do not include these measures.
Segment information is reported from a geographic presence perspective. The Group’s results are provided to CODM disaggregated by geographic region, including United Kingdom (“UK”), the United States of America (“US”), Canada, Rwanda, and Singapore. The Group assessed the geographical segments within the aggregation guidance provided in IFRS 8 and determined that the UK and US segments each exceed the quantitative thresholds and represent individual reportable segments. The remaining geographical regions individually and in aggregate do not exceed the quantitative thresholds for reportable segments. Therefore, the UK and the US segments are the Group’s reportable segments for the purposes of these consolidated financial statements.
Business combinations
The acquisition consideration is measured at fair value which is the aggregate of the fair values of the assets transferred, the liabilities incurred or assumed and the equity interests in exchange for control. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration are recognized in the Consolidated Statement of Profit and Loss.
The consideration transferred in a business combination shall be measured at fair value, which shall be calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. The allocation

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

process requires an analysis of acquired contracts, customer relationships, contractual commitments, and legal contingencies to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values are based on, but are not limited to, future expected cash flows, current replacement cost for similar capacity for certain fixed assets, market rate assumptions for contractual obligations, and appropriate discount rates and growth rates.
Where the consideration transferred, together with the
non-controlling
interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill. Acquisition related costs are expensed as incurred and classified as “Sales, general and administrative expenses” in the Consolidated Statement of Profit and Loss.
Goodwill is capitalized as a separate item in the case of subsidiaries. Goodwill is denominated in the currency of the operation acquired.
If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in the Consolidated Statement of Profit and Loss. When the Group increases their ownership interests held in one of its consolidated subsidiaries, any difference between the consideration given and the aggregate carrying value of the assets and liabilities of the acquired entity at the date of the transaction is included in equity in retained earnings.
Property, plant and equipment
Property, plant and equipment is stated at historical cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Consolidated Statement of Profit and Loss during the reporting period in which they are incurred.
Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

-	Computer equipment	3 years
-	Fixtures and fittings	4 years
At the end of each reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in estimate.
An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
When an asset is disposed, the gain or loss is calculated by comparing proceeds received with its carrying amount and is taken to the Consolidated Statement of Profit and Loss.
Other intangible assets
Intangible assets include capitalized development costs separately acquired in the normal course of business are recorded at historical cost, and intangible assets acquired in a business combination are recognized at fair

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

value at the acquisition date. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.
The useful lives of intangible assets are assessed as either finite or indefinite.
Intangible assets with finite lives are amortized generally on a straight-line basis over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are at least reviewed at the end of each reporting period. The amortization expense on intangible assets with finite lives is recognized in Depreciation and amortization.
The useful lives of the Group’s intangible assets are:

-	Development costs	1-10 years
-	Customer relationships	11 months
-	Trade names	10 years
-	Physician network	10 years
An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statement of Profit and Loss.
Goodwill
Goodwill is measured as described in “Business combinations” above. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized and is reviewed for impairment at least annually as of our third quarter ended September 30 or more frequently if triggering events occur or impairment indicators exist. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (“CGUs”), or groups of CGUs that is expected to benefit from the synergies of the combination. Each unit or group of units represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.
Trade receivable
We use a forward-looking expected credit loss (“ECL”) model in determining our allowance for doubtful accounts as it relates to trade receivables, contract assets, and other financial assets. Our allowance is based on historical experience, and includes consideration of the aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers among other factors. We measure an impairment loss as the excess of the carrying amount over the present value of the estimated future cash flows discounted using the financial asset’s original discount rate, and we recognize this loss in our Consolidated Statement of Profit and Loss. A financial asset is written-off
or written-down to its net realizable value as soon as it is known to be impaired. We adjust previous write-downs to reflect changes in estimates or actual experience. Our allowance for doubtful accounts is not material.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Non-current
assets held for sale and disposal groups
Non-current
assets and disposal groups are classified as held for sale when:

•	They are available for immediate sale
•	Management is committed to a plan to sell
•	It is unlikely that significant changes to the plan will be made or that the plan will be withdrawn
•	An active programme to locate a buyer has been initiated
•	The asset or disposal group is being marketed at a reasonable price in relation to its fair value, and
•	A sale is expected to complete within 12 months from the date of classification.
Non-current
assets and disposal groups classified as held for sale are measured at the lower of their carrying amount immediately prior to being classified as held for sale in accordance with the group’s accounting policy; and fair value less costs of disposal.
An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non-current
asset (or disposal group) is recognized at the date of derecognition.
Following their classification as held for sale,
non-current
assets (including those in a disposal group) are not depreciated. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.
Cash and cash equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. The Group had no restricted cash amounts as of December 31, 2020 or December 31, 2019.
Impairment of
non-financial
assets excluding deferred tax assets
Assets that are subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that carrying values may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal (market value) and value in use determined using estimates of discounted future net cash flows of the asset or group of assets to which it belongs. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units).
Employee benefits
Defined contribution plans
Obligations for contributions to defined contribution pension plans are recognized as an expense in the Consolidated Statement of Profit and Loss in the periods during which services are rendered by employees.
Short-term benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Share-based payment transactions
The Group and the Company operates a share option scheme. It issues equity settled share-based payments to both employees and non-employees
within the Group, whereby services are rendered in exchange for rights to purchase shares of the Company.
Non-employees
include contractors and advisors.
The grant date fair value of share-based payment awards granted to employees is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards. The fair value of the options granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of awards for which the related service and non-market
vesting conditions (if applicable) are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market
performance conditions at the vesting date. The forfeitures rate is estimated and revised at each reporting date based on historical actuals. For share-based payment awards with non-vesting
conditions, the grant date fair value of the share-based payment is measured to reflect such conditions, and there is no true-up
for differences between expected and actual outcomes.
Valuation of ordinary shares
As there has been no public market for the Group’s ordinary shares to date, the estimated fair value of the ordinary shares has been determined by the board of directors as of the date of each grant, with input from management, considering the most recently available third-party valuations of the Group’s ordinary shares, and the assessment of additional objective and subjective factors that they believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.
Foreign currency
Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the foreign exchange rate ruling at that date.
Non-monetary
assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.
Non-monetary
assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined. Foreign exchange differences arising on translation are recognized in the Consolidated Statement of Profit and Loss.
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, United States Dollars, at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on translation are recognized as other comprehensive loss.
Provisions
A provision is recognized in the Consolidated Statement of Financial Position when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax
rate that reflects risks specific to the liability.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Equity issuance costs
The Group recognizes incremental external costs directly attributable to an equity issuance transaction as a deduction from equity. Any transaction costs are therefore deducted from share premium where possible to do so.
Leases
Our lease contracts primarily include real estate leases for buildings and are accounted for under IFRS 16,
Leases
(“IFRS 16”).
We assess whether a contract is or contains a lease, at inception of a contract. We recognize a right-of-use
asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets. For these leases, we recognize the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.
Financial Instruments
Derivatives
Derivatives are initially measured at fair value and are subsequently remeasured to fair value at each reporting date. Changes in fair value are recognized in finance income or finance costs as appropriate.
Convertible loan notes
Under IAS 32,
Financial Instruments: Presentation
(“IAS 32”)
,
the liability and equity components of convertible loan notes must be presented separately on the Consolidated Statement of Financial Position. If the conversion option exchanges a fixed number of shares for a fixed amount of cash (“fixed for fixed”) then it is classified as an equity instrument. The Group has examined the terms of each issue of convertible loan notes and determined their accounting treatment accordingly.
The Group considers loans where the holder on the principal amount, for which there is no obligation to settle in cash, is also recognized in the share premium reserve. Upon redemption of the instrument and the issue of share capital, the amount is reclassified from the share premium reserve to share capital and share premium.
The Group considers convertible loans where the holder does have the option to repay in cash or where there is not a fixed for fixed conversion feature to be convertible debt instruments with an embedded equity conversion feature and recognizes the principal of the loan note as a debt liability in the liabilities section of the Consolidated Statement of Financial Position and the equity conversion feature as an equity derivative instrument that is measured at fair value through profit or loss. The accrued interest on the principal amount is recorded as interest expense in the Consolidated Statement of Profit and Loss and as an increase in the debt liability. Upon redemption of the instrument and the issue of share capital, the amount is reclassified from the debt liability to share capital and share premium.
Fair value measurements
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Group. The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the fair value hierarchy by re-assessing
categorisation at the end of each reporting period.
The carrying amounts reported in the Consolidated Statement of Financial Position for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realisation and their current market rate of interest. The Group does not have any other material assets or liabilities that are recognized at fair value on a recurring basis.
New standards and interpretations not yet adopted
The following Adopted IFRSs have been issued but have not been applied by the Group in these consolidated financial statements. Their adoption is not expected to have a material effect on the financial statements unless otherwise indicated.
•
Amendments to IFRS 9:
Financial Instruments
, IAS 39:
Financial Instruments: Recognition and Measurement
, IFRS 7,
Financial Instruments: Disclosures
and IFRS 16:
Interest Rate Benchmark Reform – Phase 2
(effective date January 1, 2021).

•
Amendments to IAS 37:
Onerous Contracts—Cost of Fulfilling a Contract,
Amendments to References to the Conceptual Framework in IFRS 3,
Business Combinations,
Amendments to IAS 16:
Property, Plant and Equipment—Proceeds before Intended Use,
and
Annual Improvements to IFRS Standards 2018-2020 (effective date January 1, 2022)

IFRS 17:
Insurance Contracts
and Amendments to IAS 1:
Presentation of Financial Statements: Classification of Liabilities as Current or
Non-current
and Classification of Liabilities as Current or
Non-current
(effective date January 1, 2023).

5.	Business Acquisitions
As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our service offerings.
Acquisitions in the current period
On October 1, 2020, the Group entered into an Asset Purchase Agreement to acquire the contracts of the Fresno Health Care business of FirstChoice Medical Group (together, “Fresno”) for $25,671 thousand of cash consideration. The acquisition of the contracts and transfer of related operational processes is required to be

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

accounted for under IFRS 3
.
The Group incurred $654 thousand of direct costs for legal, financial advisory, tax, and other services related to the transaction. These are operating costs which have been expensed to sales, general and administrative expenses during the period in which they were incurred and are final.
The estimated fair value of assets acquired as of the acquisition date were as follows:

Recognized values on acquisition
$‘000
Acquiree’s net assets at the acquisition date:
Intangible assets	7,900
Right-of-use asset	153
Lease liability	(153)

Net identifiable assets and liabilities	7,900
Goodwill	17,771

Consideration paid	25,671

The assets acquired include customer relationships, trademarks and trade names, and physician networks. To determine the fair value of the acquired assets the Company used the present value of future cash flows for customer relationships, the expected revenue attributable over ten years with a 0.5% royalty rate and 10% discount rate for trademarks and trade names, and the expected replacement costs over two years for physician networks.
The purchase price of $25,671 thousand exceeded the fair value of the net assets acquired from Fresno by approximately $17,771 thousand and was recorded as goodwill, which has been allocated to the Fresno CGU. Goodwill represents benefits from Fresno’s assembled workforce and expected synergies and has been calculated by subtracting the fair value of net assets acquired from the consideration paid.
Total revenues attributable to the assets acquired from Fresno since the acquisition were approximately $16,085 thousand for the year ended December 31, 2020. Net loss attributable to the assets acquired from Fresno since the acquisition was $2,766 thousand for the year ended December 31, 2020. If the acquisition had occurred on January 1, 2020, management estimates that consolidated revenue would have been $128,294 thousand (higher by $49,022 thousand) and consolidated losses would have been $179,355 thousand (lower by $3,982 thousand) for the year ended December 31, 2020. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2020.
Fiscal Year 2019 Acquisitions
In fiscal year 2019, the Group acquired preference shares in Health Innovators Inc. for initial consideration of $4,000 thousand satisfied in cash. As a result, the Group has rights associated with the ownership of 56,678 thousand shares (approximately 80% ownership), subject to further investments, repurchase by Health Innovators Inc. if further investments were not made, and restrictions and limitations in Health Innovators Inc’s charter and the stock purchase agreement through which the Group made its investment. Additionally, the Group has power over the investee, exposure and rights to variable returns and the ability to influence returns, giving the group control over the investee.
Taking control of Health Innovators Inc. enables the Group to provide accessible and affordable healthcare as Health Innovators Inc. provides secondary – specifically, post-surgical – care to patients.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Effect of acquisition
The acquisition had the following effect on the Group’s assets and liabilities.

Recognized values on acquisition
$‘000
Acquiree’s net assets at the acquisition date:
Intangible assets	940
Working capital	27
Cash and cash equivalents	4,230
Deferred tax liabilities	(160)
Debt	(1,098)

Net identifiable assets and liabilities	3,939
Goodwill	61

Consideration paid	4,000

Goodwill of $61 thousand has arisen on the acquisition of Health Innovators Inc.
For the three months ended December 31, 2019, Health Innovators Inc. contributed revenue of $1 thousand and losses after tax of $845 thousand to the Group’s results. If the acquisition had occurred on January 1, 2019, management estimates that consolidated revenue for the year ended December 31, 2019 would have been $16,034 thousand (remained unchanged) and consolidated losses for the financial year would have been $141,326 thousand (higher by $1,039 thousand). In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2019.
Babylon Holdings Limited has the option to increase their investment in stages, exercisable for a period of
4-years.
The investment option is considered a derivative and has no impact to the consolidated financial statements given it is eliminated upon consolidation.
Management has elected to recognize
non-controlling
interest (“NCI”) on the proportionate basis. In the event of a liquidation, Babylon has a preferential right to recover amounts invested prior to any distribution to other shareholders or Babylon will receive its percentage of net assets of Health Innovators, whichever is greater. On the acquisition date, the net assets of Health Innovators were valued at $3,939 thousand which was less than the priority payment of $4,000 thousand. Net assets at December 31, 2019 and December 31, 2020 were lower than Babylon’s total investment at that date. As a result, in the Consolidated Statement of Financial Position as of December 31, 2019 and December 31, 2020, Babylon consolidated 100.0% of Health Innovators Inc.’s net assets and no NCI has been recognized.
In fiscal year 2020, Babylon invested further in Health Innovators Inc. for consideration of $6,640 thousand satisfied in cash. There was no impact on the consolidated statement of cash flows from this event, as 100% of Health Innovators Inc. is consolidated. Ownership rights remain associated with the ownership of 56,678 thousand shares (approximately 80% ownership), provided that certain rights are governed by Health Innovators Inc.’s charter and the stock purchase agreement that Babylon entered into with Health Innovators Inc. and its primary founder. Health Innovators Inc. continues to evaluate future funding needs and alternatives, including through discussions with Babylon. To the extent that Health Innovators Inc. is unable to obtain the future funding it requires, there may be an indication that our intangible assets relating to Health Innovators Inc are impaired.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

6.	Revenue
i) Disaggregation of revenue

	2020	2019
	$’000	$’000
Clinical services	28,631	14,032
Software licensing revenue	24,603	2,002
Value based care	26,038	—

	79,272	16,034

ii) Contract balances
The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

	2020	2019
	$’000	$’000
Trade receivables (Note 17)	4,674	3,016
Contract assets (Note 17)	2,378	1,541
Contract liabilities (Note 6 iii)	76,018	81,584
The contract assets primarily relate to the Group’s rights to consideration for work completed but not billed at the reporting date. There was no impact on contract assets as a result of acquisition of subsidiaries. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer. The Group’s customers generally pay for invoices in the month following the issuance date.
iii) Transaction price allocated to the remaining performance obligations
The following table includes revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date.

	2020	2021	2022	2023	2024 and beyond	Total
	$’000	$’000	$’000	$’000	$’000	$’000
At December 31, 2020	—	18,744	13,883	14,174	29,217	76,018
At December 31, 2019	16,690	26,755	24,027	14,112	—	81,584
The table below shows significant changes in contract liabilities:

	2020	2019
	$’000	$’000
Balance on January 1	81,584	82,542
Amounts billed but not recognized	18,080	1,808
Revenue recognized	(23,646)	(2,766)

Balance on December 31	76,018	81,584

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

7.	Segment Information
Below is a summary of the Group’s segments and a reconciliation between the results from operations as per segment information and the results from operations as per the Consolidated Statements of Profit and Loss.

	Year ended December 31, 2020
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
Revenue	44,000	32,226	2,968	79,194	78	79,272
Inter-segment revenue	1,194	(3,094)	1,766	(134)	134	0

Segment revenue	45,194	29,132	4,734	79,060	212	79,272
Cost of care delivery	(34,600)	(34,381)	(7,205)	(76,186)	8,932	(67,254)
Other operating expenses, excluding amortization and depreciation	(127,762)	(27,190)	(3,990)	(158,942)	(14,100)	(173,042)
Exchange (loss)/gain	403	(246)	17,060	17,217	(20,053)	(2,836)
Share of loss of equity-accounted investees	—	—	(1,124)	(1,124)	—	(1,124)

EBITDA	(116,765)	(32,685)	9,475	(139,975)	(25,009)	(164,984)

Depreciation and amortization						(14,487)
Exchange loss/(gain)						2,836
Share of loss of equity-accounted investees						1,124

Operating loss						(175,511)

	Year ended December 31, 2019
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
External revenue	14,633	—	1,410	16,043	(9)	16,034
Inter-segment revenue	4,081	(2,669)	(1,382)	30	(30)	—

Segment revenue	18,714	(2,669)	28	16,073	(39)	16,034
Cost of care delivery	(25,707)	(160)	(373)	(26,240)	6,430	(19,810)

Other operating expenses, excluding amortization and depreciation	(119,895)	(23,273)	(5,340)	(148,508)	(8,040)	(156,548)
Exchange (loss)/gain	314	(83)	16,584	16,815	260	17,075

EBITDA	(126,574)	(26,185)	10,899	(141,860)	(1,389)	(143,249)

Depreciation and amortization						(2,496)
Exchange loss/(gain)						(17,075)

Operating loss						(162,820)

Reconciliation adjustments include allocation and classification differences of costs between management accounts and statutory reporting, reversals of inter-segment revenue and foreign exchange variances.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Major customers
Below is a summary of the revenue derived from the Group’s major customers.

	2020		2019
	$‘000	% of revenue	$‘000	% of revenue
Customer 1	11,918	15.0%	2,215	13.8%
Customer 2	9,706	12.3%	2,465	15.4%
Customer 3	9,505	12.0%	5,607	34.9%
Customer 4	14,937	18.9%	—	—
Geographical information
Revenue from external customers attributed to individual countries is summarized as follows:

	2020	2019
	$’000	$’000
UK	28,827	12,189
US	32,689	—
Asia-Pacific	11,585	2,215
Canada	3,207	564
Rest of World	2,964	1,066

Total	79,272	16,034

In 2020 64.8% ($70,920 thousand) and 34.5% ($37,776 thousand) of non-current
assets of the Group are derived from and located within the UK and US respectively. In 2019 substantially all non-current
assets of the Group were derived from and located in the UK.
In 2020 47.6% ($2,224 thousand) and 50.1% ($2,339 thousand) of total Group trade receivables were attributable to the UK and US respectively. In 2019 substantially all trade receivables of the Group were derived from the UK segment.

8.	Employee benefits expense

	2020	2019
	$’000	$’000
Wages and salaries	108,018	57,388
Social security and pension contributions	13,404	8,254
Share-based compensation	9,557	7,966

Total	130,979	73,608

Of the total employee benefits expense, $36,479 thousand (2019:$3,732 thousand) has been recognized in cost of care delivery, $24,540 thousand (2019: $5,676 thousand) in Platform & application expenses, $18,564 thousand (2019: $28,149 thousand) in Research & development expenses, and $34,362 thousand (2019: $26,020 thousand) in Sales, general and administrative expenses.
During 2020, the Group capitalized employee costs of $43,027 thousand (2019: $36,036 thousand) as development costs.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Average Staff numbers

	2020	2019
Engineers	515	670
Sales & marketing	88	108
Finance, HR & legal	146	178
Clinical operations	586	476
Clinicians	773	124

	2,108	1,556

9.	Platform & Application Expenses

	2020	2019
	$’000	$’000
Wages and salaries	24,540	5,676
Contractors and consultants expense	2,922	7,381
Share based compensation	625	575
Social security and pension contributions	2,776	974
Staffing, training and recruitment	175	145
Insurance	103	1,015
Depreciation and amortization	11,088	1,182
Impairment	6,436	—

Total	48,664	16,948

10.	Research and Development Expenses

	2020	2019
	$’000	$’000
Wages and salaries	18,564	28,149
Contractors and consultants expense	2,727	14,752
Share based compensation	9,655	4,428
Social security and pension contributions	3,756	4,054
Other	822	(177)

Total	35,524	51,205

11.	Sales, General and Administrative expenses

	2020	2019
	$’000	$’000
Employee benefits expense	34,362	26,020
Contractors and consultants’ expense	2,501	7,008
IT and hosting costs	20,219	16,609
Property related expenses	8,651	10,214
Professional fees	8,645	4,469
Marketing	6,575	7,691

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

	2020	2019
	$’000	$’000
Insurance	4,172	2,444
Staffing, training and recruitment	3,494	6,393
Local taxes	2,359	2,321
Office and clinical supplies	2,120	2,362
Travel and accommodation	1,154	2,917
Trademarks and patents	753	503
Depreciation and amortization	3,399	1,315
Other	4,937	625

Total	103,341	90,891

12.	Finance income and costs

	2020	2019
	$’000	$’000
Finance costs (i)	4,530	1,116
Finance income (ii)	(610)	(1,015)

Net finance charge	3,920	101

(i)	The following items are included under finance costs:

	2020	2019
	$’000	$’000
Interest payable	252	851
Interest on leases	572	265
Interest on contract liabilities	3,706	—

Total finance cost	4,530	1,116

(ii)	In 2020 and 2019 finance income related to interest received.

13.	Taxation
Recognized in the Consolidated Statement of Profit and Loss

	2020	2019
	$’000	$’000
Taxation
Current tax on loss for the period	569	(3,457)
Adjustments to tax in respect of previous periods	4,070	(2,102)

Tax provision (benefit)	4,639	(5,559)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Analysis of tax recognized in the Consolidated Statement of Profit and Loss

	2020	2019
	$’000	$’000
Loss before tax	(183,391)	(145,846)
Tax on loss on ordinary activities at standard CT rate (19.00%)	(34,844)	(27,711)

Expenses not deductible for tax purposes	4,142	187
Foreign tax	—	4
Additional deduction for R&D expenditure	—	(2,563)
Surrender of tax losses for R&D tax credit refund	—	1,074
Adjustments to tax in respect of previous periods	4,070	(2,102)
Deferred tax not recognised	31,271	25,552

Tax provision (benefit) for the period	4,639	(5,559)

A reduction in the UK corporation tax rate to 19.0% (effective from April 1, 2017) was substantively enacted on October 26, 2015, and an additional reduction to 17.0% (effective April 1, 2020) was substantively enacted on September 6, 2016. The government announced that the corporation tax rate for the years starting April 1, 2020 and 2021 would remain at 19.0%. This will reduce the Group’s future current tax charge accordingly.
On March 3, 2021 it was announced that the UK tax rate will increase to 25.0% on April 1, 2023. This will have a consequential effect on the Group’s future tax charge.
Unrecognized deferred tax assets
Due to uncertainty over future profitability, a deferred tax asset of $80,811 thousand (2019: $37,907 thousand) relating to losses and other deductions, as well as intangible asset and short-term timing differences, has not been recognized. A tax rate of 19.0% was used to calculate the deferred tax asset.

14.	Property, plant and equipment

	Computer Equipment	Fixtures and Fittings	Total
	$’000	$’000	$’000
Cost
Balance at January 1, 2019	798	122	920
Additions	1,649	266	1,915
Effect of movements in foreign exchange	16	2	18

Balance at December 31, 2019	2,463	390	2,853

Balance at January 1, 2020	2,463	390	2,853
Additions	308	411	719
Reclassification to assets held for sale	—	(621)	(621)
Effect of movements in foreign exchange	89		89

Balance at December 31, 2020	2,860	180	3,040

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

	Computer Equipment	Fixtures and Fittings	Total
	$’000	$’000	$’000

Depreciation
Balance at January 1, 2019	345	53	398
Depreciation	574	7	581
Effect of movements in foreign exchange	72	1	73

Balance at December 31, 2019	991	61	1,052

Balance at January 1, 2020	991	61	1,052
Depreciation	931	3	934
Reclassification to assets held for sale	—	—	—
Effect of movements in foreign exchange	(346)	66	(280)

Balance at December 31, 2020	1,576	130	1,706

Net book value
At January 1, 2019	453	69	522
At December 31, 2019 and January 1, 2020	1,472	329	1,801

At December 31, 2020	1,284	50	1,334

15.	Intangible assets and Goodwill
The changes in the carrying amount of goodwill and intangible assets for fiscal years 2020 and 2019 were as follows:

	Goodwill	Development Costs	Intangibles under Development	Customer Relationships	Trademarks	Choice Physician Network	Total other intangible assets (excl goodwill)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cost
Balance at January 1, 2019	—	544	7,591	—	—	—	8,135
Acquisitions through business combinations	61	—	—	—	—	—	—
Additions	—	—	36,036	—	—	—	36,036
Transfers		15,004	(15,004)
Effect of movements in foreign exchange	—	10	250	—	—	—	260

Balance at December 31, 2019	61	15,558	28,873	—	—	—	44,431

Balance at January 1, 2020	61	15,558	28,873	—	—	—	44,431
Acquisitions through business combinations	17,771	—	—	3,100	3,300	1,500	7,900

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

	Goodwill	Development Costs	Intangibles under Development	Customer Relationships	Trademarks	Choice Physician Network	Total other intangible assets (excl goodwill)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Additions	—	940	43,027	—	—	—	43,967
Transfers		51,932	(51,932)				—
Effect of movements in foreign exchange	—	632	1,170	—	—	—	1,802

Balance at December 31, 2020	17,832	69,062	21,138	3,100	3,300	1,500	98,100

Amortization and impairment
Balance at January 1, 2019	—	19	—	—	—	—	19
Amortization for the year	—	643	—	—	—	—	643
Impairment charge	—	—	—	—	—	—	—
Effect of movements in foreign exchange	—	18	—	—	—	—	18

Balance at December 31, 2019	—	680	—	—	—	—	680

Balance at January 1, 2020	—	680	—	—	—	—	680
Amortization for the year	—	10,157	—	845	83	38	11,123
Impairment charge	—	6,436	—	—	—	—	6,436
Effect of movements in foreign exchange	—	1,008	—	—	—	—	1,008

Balance at December 31, 2020	—	18,281	—	845	83	38	19,247

Net book value
At January 1, 2019	—	525	7,591	—	—	—	8,116
At December 31, 2019 and January 1, 2020	61	14,878	28,873	—	—	—	43,751

At December 31, 2020	17,832	50,781	21,138	2,255	3,217	1,462	78,853

Goodwill of $17,832 thousand (2019: $61 thousand). has been acquired through business combinations (Note 5). $17,771 thousand is related to the acquisition of Fresno and the acquisition of Health Innovators Inc is attributable to the remaining $61 thousand. Goodwill is allocated to the Fresno CGU and Health Innovators Inc CGU respectively.
All development costs, including intangibles under development, have been internally generated by the Group. During 2020, $51,932 thousand of intangibles under development were transferred to development costs as these projects were completed. Intangibles under development are tested for impairment at least annually.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

The total net book value is considered to be the recoverable amount, as this balance is reviewed annually and impaired as necessary (Note 4). All development costs are related to software and artificial intelligence development and there are no distinguishable individually material intangible assets within the capitalized development costs. Following an assessment of the future development of our technology, capitalized development costs were impaired by $6,436 thousand in 2020. This impairment was primarily the result of the discontinuation of certain features in 2020 surrounding a proprietary data structure for encounters on our software platform that were deemed to be no longer technologically feasible.
Impairment Analysis for CGU’s Containing Goodwill and Intangibles
Goodwill and other intangibles are subject to impairment testing on an annual basis or whenever events or circumstances indicate that the carrying amount of an asset may no longer be recoverable. The fair value of Goodwill is generally determined using the discounted cash flow method. As of December 31, 2020, the Fresno CGU was the only CGU with a material amount of goodwill, thus triggering an impairment analysis.
The recoverable amount of the Fresno CGU that included these intangible assets was estimated based on the present value of the future cash flows expected to be derived from the CGU (value in use), assuming a Medicare Advantage growth rate of 8.0% and using a pre-tax
discount rate of 11.4% and a terminal value growth rate of 3.0% from 2025. The recoverable amount of Fresno CGU’s was estimated to be higher than its carrying amount, and as a result there was no impairment related to Fresno for the fourth quarter of 2020.
The below are factors considered when performing the 2020 sensitivity analysis:
Terminal value growth rate:
Babylon used a terminal growth value of 3.0% which is consistent with what was used to prepare the valuation of the Fresno acquisition. Babylon believes that it is appropriate to be consistent with the terminal growth value used less than 3 months prior and provided by industry experts. Any increase to this produces more headroom and therefore shall not be considered. A 2.5% terminal growth rate would have resulted in a change of $1,321 thousand, and a 2.0% terminal growth rate would have resulted in a change of $2,477 thousand.
Discount factor:
Babylon used a discount factor of 10.0% which is consistent with what was used to prepare the valuation of the Fresno acquisition. Babylon believes that it is appropriate to be consistent with the discount rate used less than 3 months prior. A lower discount rate produces more headroom and therefore shall not be considered. A reduction in the discount rate to 10.5% would have resulted in an NPV change of $1,665 thousand, and a discount rate of 11.0% which would have resulted in an NPV change of $3,312 thousand.
Medicare Advantage Growth Numbers:
Babylon used an expected growth rate in Medicare Advantage member numbers year on year of 8.0%. This growth rate is determined by the Value Based Care teams and the sensitivities in this growth rate are continuously monitored by Babylon. A growth rate higher than 8.0% produces more headroom and therefore shall not be considered. A 7.5% terminal growth rate would have resulted in NPV change of $1,125 thousand, and 7.0% for growth rates which would have resulted in an NPV change of $2,239 thousand.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

16.	Investments in subsidiaries and associates
The Group and Company have the following investments:

Subsidiary undertakings	Country of Incorporation	Principal Activity	Ownership (As at December 31, 2020)	Ownership (As at December 31, 2019)
Company:
Babylon Partners Limited	London, UK	Application development	100.0%	100.0%
Babylon Healthcare Services Limited	London, UK	Digital Healthcare services	100.0%	100.0%
Babylon Rwanda Limited	Kigali, Rwanda	Digital Healthcare services	100.0%	100.0%
Babylon Inc.	Delaware, USA	Digital Healthcare services	100.0%	100.0%
Babylon Health Canada Limited	British Columbia, Canada	Digital Healthcare services	100.0%	100.0%
Babylon Malaysia SDN BDN	Kuala Lumpur, Malaysia	Digital Healthcare services	100.0%	100.0%
Babylon International Limited	London, UK	Digital Healthcare services	100.0%	100.0%
Babylon Health Ireland Limited	Cork, Ireland	Digital Healthcare services	100.0%	100.0%
Babylon Singapore PTE Limited	Singapore	Digital Healthcare services	100.0%	100.0%
Health Innovators Inc	Delaware, USA	Digital Healthcare services	70.1%	58.0%
Babylon Acquisition Corp	Delaware, USA	Digital Healthcare services	100.0%	—
Babylon Technology LTDA	Brazil	Digital Healthcare services	100.0%	—
Group:
Babylon Healthcare Inc	Delaware, USA	Digital Healthcare services	100.0%	—
Babylon Healthcare NJ, PC*	New Jersey, USA	Healthcare services	100.0%	—
Babylon Healthcare, PLLC*	Maine, USA	Healthcare services	100.0%	—
Marcus Zachary DO, OC*	California, USA	Healthcare services	100.0%	—
California Telemedicine Associates, PC*	California, USA	Healthcare services	100.0%	—
Telemedicine Associates, PC*	Maine, USA	Healthcare services	100.0%	—
Babylon Healthcare, PC*	Illinois, USA	Healthcare services	100.0%	—
Babylon Healthcare NC, PC*	North Carolina, USA	Healthcare services	100.0%	—

Investment in Associates:
Higi SH Holdings Inc.	Delaware, USA	Digital Healthcare services	19.0%	—

*	Subsidiary is a PC, which is included in the Consolidated Financial Statements of the Group on the basis of control. Refer to Note 2 for additional discussion.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Health Innovators, Inc.
Babylon acquired Health Innovators Inc. in 2019. In the event of a liquidation, Babylon has a preferential right to recover amounts invested prior to other shareholders or receive its percentage of net assets of Health Innovators, whichever is greater. Since the acquisition date the net assets of Health Innovators Inc. have been less than Babylon’s total investment, therefore Babylon consolidates 100.0% of Health Innovators Inc.’s net assets and no NCI is recognized. Refer to Note 5 for additional information.
Higi
On May 15, 2020 Babylon Acquisition Corp. acquired 11.0% of the preference shares in Higi SH Holdings Inc. (“Higi”). Higi provides digital healthcare services via a network of Smart Health Stations located around the USA, the investment is in line with the Group’s objective to provide accessible and affordable healthcare.
The Group has the option to increase their shareholding in Higi to 25% exercisable over the period to July 2021 and subsequently the option to purchase the remaining 75% of shares exercisable over the period to May 2023. At December 31, 2020 the total shareholding was 19.0%.
Higi is accounted for as an associate because the Group is able to demonstrate significant influence over Higi through representation on the board, the power to participate in policy. During the period to December 30, 2020 the Group did not have the substantive rights to exert control over Higi due to the existence of significant barriers that prevented exercise of the purchase option.
The following table summarizes the financial information of Higi as of December 31, 2020:

$’000
Non-current assets	1,792
Current Assets	10,403
Non-current liabilities	8,670
Current liabilities	4,661

Net assets (100%)	(1,136)
Revenue	9,486

Total comprehensive loss	(13,558)
As of December 31, 2020, our financial statements includes a total carrying amount of $8,876 thousand, total investment of $10,000 thousand and a loss of $1,124 thousand related to Higi. If the Group did have substantive rights to exert control over Higi, management estimates that consolidated losses would have been $190,378 thousand (higher by $7,041 thousand) and consolidated net assets would have been $53,875 thousand (higher by $541 thousand) for the year ended December 31, 2020.

17.	Trade and other receivables, Prepayments and contract assets

	2020	2019
	$’000	$’000
Trade receivables (Note 6)	4,674	3,016
Other receivables	8,914	9,826
Prepayments	6,463	4,846
Contract assets	2,378	1,541
VAT (payable) receivable	(63)	3,875

	22,366	23,104

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

The Group has assessed its expected credit loss estimate, in line with the requirements of IFRS 9, by taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions. As part of this assessment, the Group has performed a recoverability assessment of its outstanding trade and other receivables at the reporting date and concluded that the expected credit loss as of December 31, 2020 is immaterial (2019: $0).
The table below shows significant changes in contract assets:

	2020	2019
	$’000	$’000
Balance, beginning of year	1,541	750
Revenues recognized but not billed	1,511	765
Amounts reclassified to trade receivable	(674)	26

Balance, end of year	2,378	1,541

18.	Trade and other payables, Accruals and provisions

	2020	2019
	$’000	$’000
Trade payables	7,629	5,191
Accruals	15,409	19,787
Provisions	3,227	319
Taxation and Social Security	4,006	4,573
Deferred grant income – tax credit	7,488	—

	37,759	29,870

19.	Cash and cash equivalents

	2020	2019
	$’000	$’000
Cash in hand and at banks	97,757	189,888
Short term investment funds	4,000	25,000

	101,757	214,888

The Group’s short term investment funds are highly liquid, redeemable within 90 days at a known amount of cash and are subject to an insignificant risk of change in value and therefore meet the definition of a cash equivalent.

20.	Leases
The Group leases several assets which consist of buildings and IT equipment. The Group recognizes right-of-use
assets and lease liabilities for its building leases only, as the leases for IT equipment meet the exemption requirements as short-term leases and leases of low-value
assets. Therefore, the disclosures below for the Group’s
right-of-use
assets relate only to buildings.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Right-of-use asset	$’000
Cost
Balance at January 1, 2019	1,431
Additions to right-of-use-assets	4,951
Effect of change in foreign currency	119

Balance at December 31, 2019	6,501

Balance at January 1, 2020	6,501
Additions to right-of-use-assets	2,300
Reclassification to assets held for sale	(872)
Effect of change in foreign currency	228

Balance at December 31, 2020	8,157

Amortization
Balance at January 1, 2019	—
Amortization charge for the year	1,272
Effect of change in foreign currency	—

Balance at December 31, 2019	1,272

Balance at January 1, 2020	1,272
Amortization charge for the year	2,430
Reclassification to assets held for sale	(243)
Effect of change in foreign currency	184

Balance at December 31, 2020	3,643

Net book value
Balance at January 1, 2019	1,431
Balance at December 31, 2019 and January 1, 2020	5,229

Balance at December 31, 2020	4,514

Lease liability	$’000
Balance at January 1, 2019	1,154
Additions to lease liabilities	3,502
Interest expense on lease liabilities (i)	265
Principal payments on leases	(1,228)
Effect of change in foreign currency	(110)

Balance at December 31, 2019	3,583

Balance at January 1, 2020	3,583
Additions to lease liabilities	2,362
Interest expense on lease liabilities (i)	572
Principal payments on leases	(1,541)
Reclassification to liabilities associated with the assets held for sale	(607)
Effect of change in foreign currency	130

Balance at December 31, 2020	4,499

(i)	Interest paid on lease liabilities are presented within cash flows from financing activities.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

In March 2020 Group renewed its head office lease to December 2022 with intention to hand in notice and vacate in 2021. A lease modification has been applied as per IFRS 16 to extend the lease to the intended exit date.
When measuring the lease liabilities, the Group discounted lease payments using its incremental borrowing rate. The weighted-average rate applied is 12.5%.
The following amounts have been recognized in the Consolidated Statement of Profit and Loss for which the Group is a lessee:

	2020	2019
	$’000	$’000
Depreciation expense on right-of-use assets	2,430	1,272
Interest expense on lease liabilities	572	265
Expenses relating to short term leases	4,756	6,127

Profit and loss impact	7,758	7,664

The following table provides the undiscounted maturities of lease liabilities as of December 31:

	2020	2019
	$’000	$’000
Short term (less than 1 year)	2,348	2,026
Long term (between 1 – 10 years remaining)	3,511	4,021

Total	5,859	6,047

21.	Loans and borrowings

Changes from financing cash flows	$’000
Balance at January 1, 2020	—
Convertible loan notes issued	100,000
Convertible loan notes converted	(30,000)
Other loans	357

Balance at December 31, 2020	70,357

On November 12, 2020 the Group executed a Convertible Loan Note agreement (“CLN” or “Loan Notes”) with a borrowing capacity of up to $200,000 thousand, under which $30,000 thousand Tranche 1 Notes and $70,000 thousand Tranche 2 Notes were issued to Global Health Equity (Cyprus) Ltd (“GHE” or the “Noteholder” or the “Lender”) in November and December 2020. GHE is part of the VNV Global group. VNV Global has a pre-existing
equity interest in Babylon. The notes had a nominal value of $1.
Tranche 1 Notes
Tranche 1 Notes of $30,000 thousand were issued to GHE on November 12, 2020. Interest accrues at a fixed non-compounding
rate of 11% per annum from the date of issuance to redemption or conversion. These notes were subsequently converted into Series C Preferred Shares after the issuance of the Tranche 2 Notes and shareholder approval of the conversion feature.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Tranche 2 Notes
Tranche 2 Notes of $70,000 thousand were issued on December 16, 2020 and are not interest bearing. The Tranche 2 Notes are exchangeable into a variable number of Series C Preferred Shares upon the earlier of the occurrence of certain events or June 30, 2021. The Tranche 2 Notes have been recognized as a financial liability as of December 31, 2020.
As the Tranche 2 Notes fail the definition of equity, the Group considered whether the conversion feature in the Tranche 2 Notes is a non-closely
related embedded derivative which would require separation from the debt host contract and to be accounted for separately as a standalone derivative at fair value through profit or loss (“FVTPL”). It has been determined that the Tranche 2 Notes represent a hybrid instrument containing a debt host debt contract and a non-closely
related embedded derivative for the conversion feature.
The debt host contract is measured at amortised cost using the effective interest rate (“EIR”) method. The fair value of the embedded derivative and transaction costs associated with issuance of the instrument are not material.

22.	Employee Benefits
Pension plans
The Group operates a defined contribution plan, under which the Group pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. During fiscal year 2020, the Group paid fixed contributions totalling $13,371 thousand (2019: $9,235 thousand).
Share-based payments
The Group issues equity settled share-based payments to employees of the Group and advisors, whereby services are rendered in exchange for rights over shares in the Group. Employees of all Group companies participate within this scheme.
Options are granted to employees at the start of their employment. Upon completion of the first year of employment, 25.0% of options will vest, and the remainder will vest monthly over the next three years. In certain circumstances, additional options are granted to employees to recognize performance. Such options vest in the same manner as those granted on joining. Share options are accounted for using the graded vesting method.
Options granted to advisors also vest over a
4-year
period, subject to the advisors providing consultancy services on an ad hoc basis and at board meetings.
The number and weighted average exercise price of share options for the Group are as follows:

	Weighted average exercise price 2020	Number of options 2020	Weighted average exercise price 2019	Number of options 2019
	$		$
Outstanding at the beginning of the year	0.00001	74,707,270	0.00001	57,613,684
Forfeited during the year	0.00001	(8,673,488)	0.00001	(9,160,081)
Exercised during the year	—	—	—	—
Granted during the year	0.00001	12,738,070	0.00001	26,253,667

Outstanding at the end of the year	0.00001	78,771,852	0.00001	74,707,270

Exercisable at the end of the year	—	—	—	—

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

	2020	2019
	$’000	$’000
Total share-based payment expense	9,557	7,966
The company executes a group share-based payment plan, and it recognizes and measures its share-based payment expense on the basis of a reasonable allocation of the expense recognized for the Group. The share-based payment expense for employees are allocated to the company they are employed by.

23.	Capital and reserves
Share capital

	Ordinary A Shares	Ordinary B Shares	Preference C Shares
In thousands of shares	2020	2020	2020
Authorized	10,000,000	11,000,000	10,000,000
On issue at January 1, 2020	135,136	664,605	227,380
Issued during the year	—	—	24,796

On issue at December 31, 2020—fully paid	135,136	664,605	252,176

	2020	2019

Authorized
10,000,000,000 A Ordinary shares of $0.00001277 each	127,700	127,700
11,000,000,000 B Ordinary shares of $0.00001277 each	140,470	140,470
10,000,000,000 C Preferred shares of $0.00001277 each	127,700	127,700
Allotted, called up and fully paid
135,136,000 A ordinary shares of $ 0.00001277 each	1,726	1,726
664,605,000 B ordinary shares of $ 0.00001277 each	8,487	8,487
252,176,369 C preference shares of $ 0.00001277 each	3,220	2,904

	13,433	13,117

During the year, the Group issued 24,796,225 $0.00001277 “C” preference shares for a consideration of $42,097 thousand. $30,000 thousand Loan Notes were converted into 17,708,792 shares related to the principle and $189 thousand Loan Notes were converted to 111,239 shares related to interest. The Loan Notes that were converted into our “C” preference shares had a fixed conversion feature and are therefore accounted for as equity investments. The remaining 6,976,194 shares were settled in cash for a consideration of $11,908 thousand.
During the year ended December 31, 2019, the Company issued 227,380,145 $0.00001277 “C” preference shares for a consideration of $337,271 thousand, settled in cash.
Tranche 1 Notes
On November 12, 2020 Tranche 1 Notes of $30,000 thousand were issued to GHE and paid to Babylon in two parts of $15,000 thousand on November 16, 2020 and December 2, 2020. The Tranche 1 Notes accrue interest of 11% per year and shareholder approval is required for the Trance 1 Notes to be convertible into a fixed number of Series C Preferred Shares at a price of US $1.706802577 per share within six months of the first issuance date.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

The conversion of the Tranche 1 Notes was approved by shareholders on December 16, 2020. Subsequent to this conversion approval, the principal of the Tranche 1 Notes was reclassified from being recognized as a financial liability to be classified as equity. No material gain or loss was recognized on conversion. The share capital in relation to the Series C Preferred Shares issued on conversion was recorded at the nominal value of the shares issued.
All shares issued rank pari-passu aside from the following:

•	the A Ordinary Shares in issue at any time shall (as a separate class) carry fifty per cent (50.0%) of the total voting rights of the Shares; and

•
the B Ordinary Shares and the Series C Preferred Shares in issue at any time shall (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) carry fifty per cent (50.0%) of the total voting rights of the Shares;

•
the Holders of a majority of the A Ordinary Shares shall have the right from time to time to appoint such number of persons to be Directors of each Group Company equal to the number of Directors which the Holders of B Ordinary Shares and Series C Preferred Shares are entitled to appoint (in aggregate) plus one additional Director; and in each case to remove from office any persons appointed and to appoint another person in his or her place

•
The Series C Largest Shareholder shall have the right from time to time to appoint one person to be a Director and to remove from office any person so appointed and to appoint another person in his or her place.

•
For so long as a holder of B Ordinary Shares or Series C Preferred Shares is also a Qualifying Stakeholder, each such Qualifying Stakeholder shall have the right from time to time to appoint one person to be a Director for each whole Qualifying Stake held by them and to remove from office any person so appointed and to appoint another person in his or her place.

On any return of capital on liquidation, the assets of the Group available for distribution shall be distributed:

a)	first, in paying to each of the Series C Preferred Shareholders, in priority to any other classes of Shares, an amount per Series C Preferred Share held equal to the Preference Amount

b)	second, in paying to the 2016/2017 Subscribers pro rata to their respective holdings of Hoxton Shares and Kinnevik Shares an amount equal to the Hurdle Amount; and

c)	the balance of the surplus assets (if any) shall be distributed among the holders of the A Ordinary Shares and the B Ordinary Shares pro rata as if they constituted one and the same class.
Foreign currency translation reserve
Exchange differences arising on translation of the foreign controlled entities are recognized in other comprehensive loss and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.
Other comprehensive income (“OCI”) accumulated in reserves, net of tax

	2020	2019
	$’000	$’000
January 1,	(1,904)	7,789
Foreign operations – foreign currency translation differences	3,579	(9,693)

December 31,	1,675	(1,904)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Retained earnings
The retained earnings account represents retained profits or losses less amounts distributed to shareholders.
Share-based payment reserve
The share-based payment reserve represents amounts accruing for equity-based share options granted.

24.	Related parties
Transactions with key management personnel
During 2020, the remuneration of directors and other key management personnel - including company pension contributions made to money purchase schemes on their behalf - amounted to $1,028.1 thousand (2019: $850.5 thousand). The remuneration of the highest paid Key Manager was $338.3 thousand (2019: $334.5 thousand). These remuneration costs are recorded as an operating expense in sales, general and administrative expenses.
As at December 31, 2020, the aggregate nominal value of share options held by key management personnel amounted to $82.3 thousand at December 31, 2020 (2019: $18.6 thousand).
Directors remuneration is borne by the Company’s subsidiary, Babylon Partners Limited.

25.	Financial risk management objectives and policies
The Group’s activities are exposed to various financial risks: credit risk, liquidity risk and currency risk in cash flows. The Group’s global risk management programme focuses on uncertainty in the financial markets and aims to minimise the potential adverse effects on the Group’s profits. The Group uses derivatives to mitigate certain risks.
The Group’s financial department controls the management of liquidity risk and currency risk in accordance with the Group’s policies. This department centrally identifies, evaluates and makes decisions whether to hedge financial risks to which the Group is exposed.

25.1	Credit risk
Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers and investments in debt securities. Our cash and cash equivalents, deposits, and loans with banks and financial institutions are potentially subject to concentration of credit risk.
Bank balances
The Group seeks to limit its credit risk with respect to banks by only dealing with reputable banks. Additionally, the Group holds bank accounts in the countries in which subsidiaries operate from.
The maximum amount of the Group’s credit risk exposure is the carrying amounts of cash and cash equivalents, trades receivable and loans with banks and financial institutions. The Group attempts to mitigate such exposure to its cash by investing only in financial institutions with investment grade credit ratings or secured investments. The Group does not have significant exposure to credit risk at December 31, 2020 for any financial instruments.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

Trade receivables and contract assets
The Group has a diverse customer base geographically and by industry. The responsibility for customer credit risk management rests with management. The Group seeks to limit its credit risk with respect to customers by implementing due diligence procedures on all customers. Payment terms vary and are set in accordance with practices in the different geographies and end-markets
served. Credit limits are typically established based on internal or external rating criteria, which take into account such factors as the financial condition of the customers, their credit history and the risk associated with their industry segment.
More than 50% of the Group’s customers are repeat customers, and none of these customers’ balances have been written off or are credit-impaired at the reporting date. In monitoring customer credit risk, customers are grouped according to their credit characteristics, including whether they are a business or end-user
customer, their geographic location, industry, trading history with the Group and existence of previous financial difficulties.
The Group receives cash payment for large contracts up front in some instances, in addition to contracting with government funded entities which subsequently carries lower risks.
The Group applies the simplified approach under IFRS 9 and has calculated expected credit losses based on lifetime expected credit losses, taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions and concluded that no expected credit loss provision is required as of December 31, 2020 (2019: $0).

25.2	Liquidity risk
Liquidity risk relates to the Group’s ability to meet its cash flow requirements. The Group has a prudent policy to cover its liquidity risks which is focused on having sufficient cash and cash equivalents available.

25.3	Currency risk
Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.
The Group operates internationally, and it is exposed to fluctuations in exchange rates. The currency risk arises from future commercial transactions, recognized assets and liabilities and net investments abroad.
The Group’s policy to manage risk is to initially mitigate the risk using natural hedges (offsetting of receivables and payables) in addition to implementing investment procedures. Several of the Group’s companies operate in foreign countries and therefore, their net assets are exposed to the risk associated with translating foreign currencies.
The Group has applied the following significant exchange rates.

	Average Rate		Year-end spot rate
United States Dollar	2020	2019	2020	2019
GBP	0.7760	0.7835	0.7321	0.7618
CAD	1.3433	1.3251	1.2750	1.30328
RWF	959.1820	914.2488	988.0837	947.075
SGD	1.3789	1.3111	1.3224	1.34555
INR	74.0038	N/A	73.2901	N/A

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

The net impact from the fluctuation of operational foreign exchange rates amounted to $3,861 thousand (2019: $9,693 thousand).
Sensitivity analysis
The Group only has significant exposure to movement of the sterling (“GBP”) against the United States dollar (“USD”). A reasonably possible strengthening/weakening of the GPB against the United States dollar (“USD”) at December 31, 2020 and December 31, 2019 would have affected the measurement of financial instruments denominated in a foreign currency. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The fluctuation seen primarily relates to the impacts of Brexit and
COVID-19
over the last two years but is expected to stabilize moving forward.

	Profit or loss
	Strengthening	Weakening
	$’000	$’000
December 31, 2020
GBP (5.0% movement)	(184,067)	(184,416)
December 31, 2019
GBP (5.0% movement)	(156,489)	(150,290)

	Equity, net of tax
	Strengthening	Weakening
	$’000	$’000
December 31, 2020
GBP (5.0% movement)	(48,743)	(48,394)
December 31, 2019
GBP (5.0% movement)	(175,371)	(173,872)

25.5	Interest rate risk
The interest rate risk is the risk that the fair value of future cash flows of financial instruments will fluctuate because of changes in market interest rates.
The Group does not have any borrowings at floating interest rates that would expose the Group to cash flow interest rate risk.

25.6	Capital management
The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximise shareholder’s value.
The Group manages its capital structure and makes adjustments to it, in light of changes in business conditions. No changes were made in the objectives, policies or processes during the year end December 31, 2020. Capital comprises ordinary share capital, share premium and accumulated losses.

26.	Loss per share
The following table sets forth the computation of basic and dilutive net loss per share attributable to the Group’s common shareholders:

Babylon Holdings Limited
Notes to the Consolidated Financial Statements

	2020	2019
	$’000	$’000
Net loss for the year	(188,030)	(140,287)
Weighted-average ordinary shares outstanding – Basic and Diluted	803,901	800,484

Net loss per ordinary share – Basic and Diluted	(0.23)	(0.18)

There have been no other transactions involving ordinary shares between the reporting date and the date of authorization of these financial statements or during the years ended December 31, 2020 and 2019.
The Group had no potentially dilutive ordinary shares in issue during the period ended December 31, 2020 and 2019.

27.	Assets and liabilities classified as held for sale
On January 14, 2021 the Group entered a Share Purchase Agreement (“SPA”) with TELUS Corporation (“TELUS”), a Canadian publicly traded holding company which is the parent of various telecommunication subsidiaries, for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of $1,800 thousand CAD, which has been adjusted for working capital and net indebtedness, through this transaction. A further $3,500 thousand payment was made by TELUS that was attributable to a partial repayment of an Intercompany Loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the Intercompany loan was forgiven immediately prior to the execution of the SPA. The transaction met the criteria to be classified as held for sale at December 31, 2020.
The following major classes of assets and liabilities relating to these operations have been classified as held for sale in the consolidated statement of financial position on December 31, 2020:

2020
$’000
Cash and cash equivalents	577
Prepayments and contract assets	1,125
Property, plant and equipment	621
Right-of-use assets	629
Trade and other receivables	330

Assets held for sale	3,282

Accruals and provisions	813
Lease liabilities	607
Trade and other payables	402

Liabilities directly associated with the assets held for sale	1,822

28.	Subsequent events
As discussed in Note 27 on January 14, 2021 the Group sold Babylon Health Canada Limited business through entering into a SPA with TELUS. In January 2021 the Group received an up-front
cash payment from TELUS in relation to a
7-year
licensing agreement.

On April 1 2021, Marcus Zachary DO, OC., an entity that is consolidated by the Babylon Group, entered into a stock purchase agreement to acquire Meritage Medical Network, an independent physician association that also provides management services to various healthcare organizations, based in Northern California for gross consideration of $30.2 million, or $16.2 million, net of cash acquired. Consideration transferred includes $13.8 million in cash paid, net of cash acquired, and $2.4 million in warrants at fair value.
Between January 2021 and August 2021, Babylon Holdings Limited invested a further $2,586 thousand in Health Innovators Inc.
Between January 2021 and August 2021, Babylon Acquisition Corp invested a further $5,000 thousand in Higi.
On June 3, 2021, Babylon announced it entered into a definitive merger agreement with Alkuri Global Acquisition Corp (“Alkuri Group”), a special purpose acquisition company (the “Merger”) following the unanimous approval of the Board of Directors of the Group and Alkuri Group. The transaction is expected to close in the second half of 2021, subject to the approval of Alkuri Global’s stockholders and other customary closing conditions, including applicable regulatory approvals. The transaction is expected to deliver up to $575 million of gross proceeds before transaction costs, including $345 million of cash held in Alkuri Group’s trust account, assuming no redemptions, and $230 million from a private placement. If the transaction is consummated, the combined company will operate as Babylon and plans to trade on the New York Stock Exchange.
On June 30, 2021, the $70,000 thousand Tranche 2 Notes issued on December 16, 2020 converted into Series C Preferred Shares (See Note 21 for further details).
On July 15, 2021, Babylon Holdings entered into a loan agreement with VNV (Cyprus) Limited for $15.0 million. The interest rate on the loan was 14%.
On August 18, 2021, the Group issued $50.0 million in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited into Unsecured Bonds. The interest rate on the loan is 10%, with interest payable quarterly. The proceeds from the Unsecured Bonds can be used for general corporate purposes. The Company utilized proceeds of $7.2 million from the Unsecured Bonds to settle the remainder of the loan and interest with VNV (Cyprus) Limited. Cash proceeds from the bond issuance, net of discounts, repayments of borrowings, and transaction expenses, totalled approximately $32.1 million. The Unsecured Bonds have a one-year term and they can be redeemed by Babylon Holdings at any time. Payment of the bonds is mandatory upon completion of a business combination or change in control. Babylon Holdings must maintain a minimum cash balance of $10.0 million to comply with financial covenants.

higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020

Higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020

	2021	2020
Assets
Current Assets
Cash and cash equivalents	$5,458,157	$7,211,024
Accounts receivable, net	2,373,721	2,513,236
Prepaid expenses	318,366	306,521
Other current assets	99,956	99,956
Restricted cash	272,563	272,404

Total current assets	8,522,763	10,403,141

Property and Equipment, Net	114,124	144,626

Other Assets
Intangible assets, net	231,461	263,516
Security deposits	66,014	66,014

Total other assets	297,475	329,530

Total assets	$8,934,362	$10,877,297

See notes to condensed unaudited consolidated financial statements

Higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Balance Sheets
As of June 30, 2021 and December 31, 2020

	2021	2020
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$1,012,148	$915,194
Accrued expenses	964,389	1,297,874
Deferred revenue	808,742	1,097,680
Due to employees	7,819	17,885
Note payable	—	1,000,400

Total current liabilities	2,793,098	4,329,033

Long-Term Liabilities
Related party promissory notes	7,000,000	7,000,000
Deferred rent liability	284,074	286,836
Deferred revenue	131,478	73,341
Other long-term liabilities	100,000	100,000

Total long-term liabilities	7,515,552	7,460,177

Total liabilities	10,308,650	11,789,210

Stockholders’ Deficit
Series B preferred stock	4,551	3,904
Series A-3 preferred stock	548	548
Series A-2 preferred stock	71	71
Series A-1 preferred stock	569	569
Common stock	33	33
Additional paid-in capital	89,194,348	84,020,231
Accumulated deficit	(90,574,407)	(84,937,269)

Total stockholders’ deficit	(1,374,288)	(911,913)

Total liabilities and stockholders’ deficit	$8,934,362	$10,877,297

See notes to condensed unaudited consolidated financial statements higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Operations
Six Months Ended June 30, 2021 and 2020

	2021	2020
Revenue
Retail station lease	$2,998,181	$2,959,911
Station unit sales	—	11,400
Non-retail station lease and platform	1,601,944	1,286,056
Other	20,950	33,048

Total revenue	4,621,075	4,290,415

Cost of Revenue
Depreciation of Higi stations	30,190	92,112
Other	3,566,833	3,158,260

Total cost of revenue	3,597,023	3,250,372

Gross income	1,024,052	1,040,043
Operating Expenses	6,969,267	6,400,321

Operating loss	(5,945,215)	(5,360,278)

Other (Income) Expense
Interest expense	610,816	1,040,286
Loss on discount related to conversion of promissory notes	—	4,636,313
Gain on extinguishment of debt	—	(3,000,000)
Forgiveness of paycheck protection program funds	(1,010,020)	—
Depreciation and amortization	32,367	32,367
Net other expense / (income)	(366,837)	2,708,966

Income Tax Expense	58,761	54,556

Net loss	$(5,637,139)	$(8,123,800)

See notes to condensed unaudited consolidated financial statements higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Stockholders’ Deficit
Six Months Ended June 30, 2021 and 2020

	Series B Preferred Stock**	Series A-3 Preferred Stock**	Series A-2 Preferred Stock**	Series A-1 Preferred Stock**	Common Stock**	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balances, December 31, 2019	—	548	71	569	33	53,032,165	(71,436,614)	(18,403,228)
2020 net loss	—	—	—	—	—	—	(13,500,655)	(13,500,655)
Conversion of notes payable into Series B Preferred Stock	2,329	—	—	—	—	14,406,659	—	14,408,988
Discount on conversion of notes payable to Series B Preferred Stock	—	—	—	—	—	4,636,313	—	4,636,313
Issuance of Series B Preferred Stock	1,575	—	—	—	—	12,044,929	—	12,046,465
Issuance costs of Series B Preferred Stock	—	—	—	—	—	(166,454)	—	(166,454)
Exercise of common stock options	—	—	—	—	—	6,156	—	6,156
Stock compensation expense	—	—	—	—	—	60,463	—	60,463

Balances, December 31, 2020	3,904	548	71	569	33	84,020,231	(84,937,269)	(911,913)
2021 Net Loss	—	—	—	—	—	—	(5,637,139)	(5,637,139)
Stock compensation expense	—	—	—	—	—	24,784	—	24,784
Issuance of Series B Preferred Stock	647	—	—	—	—	5,149,333	—	5,149,980

Balances, June 30, 2021	$4,551	$548	$71	$569	$33	$89,194,348	$(90,574,408)	$(1,374,288)

See notes to condensed unaudited consolidated financial statements higi SH Holdings, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Cash Flows
Six Months Ended June 30, 2021 and 2020

	2021	2020
Cash Flows From Operating Activities
Net loss	$(5,637,139)	$(8,123,800)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	30,502	92,422
Amortization	32,055	32,055
Stock compensation expense	24,784	18,945
Change in allowance for doubtful accounts	—	56,095
Non-cash interest expense related to convertible promissory notes	—	467,594
Loss on discount related to convertible promissory notes	—	4,636,313
Gain on extinguishment of debt	(1,000,400)	(3,000,000)
Change in deferred rent	(2,762)	1,273
Changes in assets and liabilities:
Accounts receivable	139,515	671,502
Prepaid expenses and other current assets and other assets	(11,844)	101,128
Stations held for sale
Accounts payable	96,954	50,214
Accrued expenses	(333,485)	(245,010)
Deferred revenue	(230,802)	(299,400)

Net cash flows from operating activities	(6,892,622)	(5,540,669)

Cash Flows From Investing Activities
Capital expenditures	—	(46,141)
Decrease in amounts due to employees	(10,066)	(40,867)

Net cash flows from investing activities	(10,066)	(87,008)

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	—	2,117,249
Proceeds from issuance of Series B preferred stock	5,149,980	6,999,663
Proceeds from exercised common stock units	—	6,156
Proceeds of related party promissory note	—	5,000,000
Principal payments on related party promissory note	—	(5,000,000)
Proceeds from Paycheck Protection Program	—	1,002,538

Net cash flows from financing activities	5,149,980	10,125,606

Net change in cash and cash equivalents	(1,752,708)	4,497,929
Cash, Cash Equivalents and Restricted Cash, Beginning	7,483,428	3,008,433

Cash, Cash Equivalents and Restricted Cash, Ending	$5,730,720	$7,506,362

For supplemental cash flow information, see Note 9.
See notes to condensed unaudited consolidated financial statements higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

1.	Summary of Significant Accounting Policies
Nature of Operations
higi SH Holdings, Inc. was formed and incorporated under the laws of the state of Delaware in 2017. Upon formation, higi SH holdings, Inc. issued common and preferred shares of stock in return for 100 percent ownership of its operating subsidiary, higi SH LLC (Operating Sub). higi SH Holdings, Inc. and its Subsidiaries shall be collectively referred to as (the Company) throughout these consolidated financial statements. The Company is also comprised of the following subsidiaries: higi SH Canada ULC (Higi Canada), a wholly-owned
subsidiary of Operating Sub; and EveryMove, Inc. (EveryMove), a
wholly-owned
subsidiary of higi SH holdings, Inc., which was dissolved by the Company in October of 2019. The Company incorporated under the laws of the state of Delaware two entities in April of 2021, higi Health Holdings, LLC, and Higi Health, LLC. There was no commercial activity in these entities during the six months ending June 30, 2021.
The Company is a consumer health enablement platform that offers connected care and digital navigation solutions. The Company’s customers are providers, payers and self-funded
employers who leverage the Company’s platform to better reach, know, and manage the populations they care for. This is accomplished by activating the 4th Network of Healthcare, leveraging existing points of trust in the communities that customer serve to activate community members into programs, engage them in their health and deliver actionable health recommendations in real time.
Principles of Presentation
The accompanying interim unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Statements of America for interim financial information and, therefore, do not include all of the information and footnotes required by GAAP for a complete set of financial statements. These financial statements should be read in conjunction with the audited consolidated financial statements as of and for the year ended December 31, 2020.
The information contained herein reflects all adjustments necessary for a fair presentation of our results of operations, financial position and cash flows. All such adjustments are of a normal, recurring nature. The results of operations for the interim periods are not necessarily indicative of those expected to be for the full year.
A detailed description of our significant policies and management judgements are contained in our audited consolidated financial statements as of and for the year ended December 31, 2020.
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries as noted above. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.	Property and Equipment, Net
Property and equipment consist of the following as of:

	June 30, 2021	December 31, 2020
Higi stations	$42,985,661	$42,985,661
Leasehold improvements	6,688	6,688
Less: accumulated depreciation	42,878,225	42,847,723

Property and equipment, net	$114,124	$144,626

higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

Depreciation expense was $30,502 and $92,423 for the six months ended June 30, 2021 and 2020, respectively. The Company disposed of old and unused property and equipment during 2021 and 2020. Total gain on disposal of property and equipment was $0 and $0 for the years ended December June 30, 2021 and 2020, respectively

3.	Paycheck Protection Program
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus
(COVID-19)
as a pandemic, which continues to spread throughout the United States and rest of the world. This has adversely impacted global economic activity and contributed to significant declines and volatility in financial markets.
On March 27, 2020, in response to the
COVID-19
pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted. The CARES Act is an approximately $2 trillion emergency economic stimulus package, which among other things contains numerous income tax provisions applicable to U.S. income tax. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company is currently evaluating the implications of the Act and its impact on the financial statements.
In response to the pandemic, on April 6, 2020, the Company received loan proceeds in the amount of $1,000,400 under the Paycheck Protection Program (PPP) which was established as part of the CARES Act and is administered through the Small Business Administration (SBA). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four
weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent, and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25 percent during the covered period. Any unforgiven portion is payable over two years if issued before, or five years if issued after, June 5, 2020 at an interest rate of one percent with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender, or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties, and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.
The Company met the PPP’s loan forgiveness requirements, and therefore, applied for forgiveness during November of 2020. On April 1, 2021, the Company received legal release from the SBA, and therefore, presented the amount forgiven, $1,000,400, as forgiveness of paycheck program funds within the other income section in its 2021 statements of operations.
The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

4.	Promissory Notes
Promissory Notes issued May 2020
On May 14, 2020, the Company and the lender of the Senior Note entered into a Note and Equity Interest Purchase and Redemption Agreement. Under the terms of the agreement, the Company paid $5,000,000 (Note Redemption Price) to the holder of the Senior Note. Upon payment of the Note Redemption Price, the Senior Note was cancelled and terminated, and deemed to be satisfied in full. Subsequent to the cancellation of the Senior Note, the Company entered into a new subordinated secured promissory note (the 2020 Note) in the amount of $2,000,000 with the same holder. The 2020 Note shall be subordinated to the $5,000,000 promissory note, described below. Subject to the terms of the 2020 Note agreement, interest is to be paid monthly at a rate of 11 percent per annum during the first 24 months, and 15 percent per annum through the maturity date in May 2023. The balance outstanding on the 2020 Note as of June 30, 2021 and December 31, 2020 was $2,000,000. Accrued interest on the 2020 Note was $18,082 and $18,685 as of June 30, 2021 and December 31, 2020, respectively. Total interest paid on the 2020 Note was $109,699 during the six months ended June 30, 2021.
In addition to the 2020 Note, the Company entered into a promissory note of $5,000,000 with a new investor. Subject to the terms of the agreement, interest is to paid monthly at a rate of 20 percent per annum. All unpaid principal, together with any accrued and unpaid interest, is due in full by May 2023. The balance outstanding on the promissory note as of June 30, 2021 and December 31, 2020 was $5,000,000, respectively. Accrued interest on the promissory note was $83,333 and $86,111 as of June 30, 2021 and December 31, 2020, respectively. Total interest paid on the promissory note was $505,556 for the six months ended June 30, 2021.

5.	Stockholders’ Equity
Recapitalization
On June 26, 2018, the Company executed a Series
C-2
Preferred Stock (Series
C-2
Preferred) Purchase Agreement whereby investors purchased 5,785,714 of Series
C-2
Preferred for $2.80 per share for a total purchase price of $16,200,000 (the Series
C-2
Financing). Concurrent with the sale of the Series
C-2
Preferred, holders of previously issued promissory notes with principal balances of $6,825,000 were converted into 6,093,750 shares of $0.0001 par value, Series
C-1
Preferred Stock (Series
C-1
Preferred) at a conversion price of $1.12 per share, a 60 percent discount to the
C-2
Preferred Stock offering price of $2.80 per share. The Company recorded a non-cash
loss of $10,237,500 on conversion of the promissory notes. Any outstanding accrued interest was paid out in cash to the promissory note holders at the time of conversion. The terms of the Series
C-1
Preferred shall otherwise be consistent with the Series
C-2
Preferred.
On July 25, 2019, the holders of Series
C-1
Preferred and Series
C-2
Preferred executed a Recapitalization Agreement and consent to file with the Secretary of State of the State of Delaware the Third and Amended and Restated Certification of Incorporation (the Agreement).
Under the terms of the Agreement,
C-1
and
C-2
Preferred (Preferred C) stockholders were recapitalized based on their level of participation in the 2019 Convertible Notes. The level of participation, as defined in the 2019 Convertible Note agreement, is an amount equal to the product of $7,000,000, multiplied by a fraction (the stockholders Preferred C shares held divided by the total Preferred C shares issued and outstanding), or (Minimum Participation Amount). Each share of Series
C-1
Preferred Stock where the holder did not fund their calculated Minimum Participation Amount were converted automatically into Series
A-1
Preferred Stock (Series
A-1
Preferred). Each share of Series
C-2
Preferred Stock where the

higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

holder did not fund their calculated Minimum Participation Amount were automatically converted into Series
A-2
Preferred Stock (Series
A-2
Preferred). Each share of Series
C-1
or
C-2
Preferred Stock where the holder funded their Minimum Participation Amount were automatically converted to Series
A-3
Preferred Stock (Series
A-3
Preferred).
Preferred Stock (Prior to Recapitalization on July 25, 2019)
Series
C-1
Preferred: The Company had 6,093,750 shares of $0.0001 par value, Series
C-1
Preferred issued and outstanding at December 31, 2018. The Company was authorized to issue up to 6,093,750 shares of Series
C-1
Preferred.
Series
C-2
Preferred: The Company had 5,785,714 shares of $0.0001 par value, Series
C-2
Preferred issued and outstanding at December 31, 2018. The Company was authorized to issue up to 6,071,428 shares of Series
C-2
Preferred.
Preferred Stock (After Recapitalization)
Series
A-1
Preferred: The Company has 5,691,964 shares of $0.0001 par value, Series
A-1
Preferred issued and outstanding at December 31, 2020 and 2019. The Company is authorized to issue up to 5,691,964 shares of Series
A-1
Preferred.
Series
A-2
Preferred: The Company has 714,286 shares of $0.0001 par value, Series
A-2
Preferred issued and outstanding at December 31, 2020 and 2019. The Company is authorized to issue up to 714,286 shares of Series
A-2
Preferred.
Series
A-3
Preferred: The Company has 5,473,214 shares of $0.0001 par value, Series
A-3
Preferred issued and outstanding at December 31, 2020 and 2019. The Company is authorized to issue up to 6,811,660 shares of Series
A-3
Preferred.
On May 15, 2020, the Company closed the Series B Preferred Stock Purchase Agreement (“Series B SPA”) with a group of new and existing investors. The per share price of the Series B Preferred Stock (Series B Preferred) was $0.796395 per share. As part of the Series B SPA, the Company issued 9,417,015 shares of Series B Preferred. Total initial proceeds from the Series B Preferred capital raise was $7,499,663.67, with the ability to request up to a maximum additional total of $10,000,000, from an investor, amongst four tranches in the months of July and November 2020, and March and July 2021. As of December 31, 2020, the Company received proceeds in the amount of $5,000,000 from the July and November 2020 tranches. Under the terms of the 2019 and 2020 Convertible Notes, as described in Note 6, the holders of the 2019 and 2020 Convertible Notes converted their capital into 23,286,647 shares of Series B Preferred Stock at a 25 percent discount for a per share price of $0.597297. The Company recognized the shareholder’s beneficial conversion discount on the conversion of the 2019 and 2020 Convertible Notes in the amount of $4,636,324.84 on the consolidated statement of operations during 2020.
On February 3, 2021, the Company’s growth was funded through issuance of additional shares of Series B Preferred by an executed agreement with a new investor. Proceeds in the amount of $150,000 were received on March 30, 2021.
On February 15, 2021, the Company amended the Series B Preferred SPA. Under the terms of the agreement, at any time through June 30, 2021, the Company may issue additional shares of Series B Preferred, up to an aggregate of 1,197,339 total shares. Furthermore, prior to the amendment of the higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

Series B Preferred Stock Purchase Agreement, the Company was provided the ability to request up to a maximum additional total of $10,000,000, from an investor, amongst four tranches in the months of July and November 2020 and March and July 2021. As described above, the Company issued additional shares in July and November 2020 for an aggregate of $5,000,000. Pursuant to the terms of the amended Series B Preferred Stock Purchase Agreement, the Company may request a funding amount of up to $1,000,000, on a monthly basis, of additional Series B Preferred through June 1, 2021, with the investor, for a total of $5,000,000. As of August 24, 2021, the Company has received funding installments totaling $5,000,000 in 2021.
Concurrently with the execution of the Series B Preferred Stock Purchase Agreement, the Company amended the terms of the acquisition option agreement with the investor. Pursuant to the amendment of the acquisition option agreement, the investor was to pay a $6,000,000 licensing revenue commitment no later than July 1, 2021 and an additional $4,000,000 by March 31, 2022. On July 1, 2021 the Company agreed to new terms with the investor whereas the investor is required to pay the licensing revenue commitment in two tranches of $3,000,000 within 90 days and 120 days. At any time, the Company may request all or part of the licensing fee to be paid by the investor within 5 business days. At any time, the Company may request all or part of the licensing fee to paid by the investor within 5 business days.
The following rights and privileges of the Company’s Series
A-1
Preferred, Series
A-2
Preferred, Series
A-3
Preferred, and Series B Preferred (collectively, Preferred Stock) incorporate the amendments pursuant to the Agreement of higi SH Holdings, Inc. (the Corporation):
Conversion Rights
Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of (i) with respect to the Series A Preferred, Class A Voting Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (defined below) in effect at the time of conversion and (ii) with respect to the Series B Preferred as is determined, Class B Voting Stock by dividing the Series B Original Issue Price by the Series B Conversion Price (defined below) in effect at the time of conversion. The Series A Conversion Price shall initially be equal to $2.80 and the Series B Conversion Price shall be equal to $0.796395. Such initial Series A Conversion Price, and initial Series B Conversion Price, and the rate at which each series shares of Preferred Stock may be converted into shares of Common Stock.
In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
Voting Rights
On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the voting power of the shares of Voting Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (it being understood, for the avoidance of doubt, that (i) each share of Series
A-1
Preferred shall initially be entitled to 0.65 votes per share, (ii) each share of Series
A-2
Preferred shall initially be entitled to 1.00 votes per share, (iii) each share of Series
A-3
Preferred shall be initially entitled to 1.00 votes per share and higi SH Holdings, Inc. and Subsidiaries
Notes to Condensed Unaudited Consolidated Financial Statements
June 30, 2021

(iv) each share of Series B Preferred Stock shall be initially entitled to 1.00 votes per share). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted
basis.
Protective Provisions
At any time when at least twenty percent (20 percent) of the originally issued shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without the written consent or affirmative vote of the holders of the voting power of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock, (i) liquidate, dissolve or windup the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, (ii) amend, alter or repeal any provision of the Corporation’s Restated Certificate of Incorporation or bylaws, (iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, (iv) increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock, (v) reclassify, alter or amend any existing security of the Corporation, (vi) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, (vii) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, (viii) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or (ix) increase or decrease the authorized number of directors constituting the Board of Directors.

higi SH Holdings, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements
June 30, 2021
Dividends
From and after the date of the issuance of any shares of Preferred Stock, dividends at the rate per annum of (i) $0.0637116 per share shall accrue on such shares of Series B Preferred (solely with respect to that portion of the Series B Original Issue Price that has been fully paid and calculated from the date of such payment) and (ii) $0.224 per share shall accrue on such shares of Series A Preferred (together, the Accruing Dividends). Accruing Dividends shall accrue from day-to-day,
whether or not declared, and shall be cumulative. Accruing Dividends on the Preferred Stock are payable only when, as, and if declared by the Company’s Board of Directors. No dividends had been declared as of December 31, 2020 and 2019. Accrued dividends on Preferred Stock had a balance of $9,834,624 and $4,031,597 as of December 31, 2020 and 2019, respectively. In the event of a voluntary or involuntary liquidation of the Corporation, the dividends paid on each share of Preferred Stock are subject to the preferential payments to holders of Series B,
A-1,
A-2
and
A-3
stock, as defined the Agreement.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two times the Series B Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series B Preferred had been converted into Common Stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred, the holders of shares of Series
A-3
Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series
A-1
Preferred, Series
A-2
Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two times the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series
A-3
Preferred had been converted into Common Stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B and Series
A-3
Preferred, the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series
A-1
Preferred and Series
A-2
Preferred had been converted into Common Stock.
If upon any such liquidation, dissolution, or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred the full amount to which they shall be entitled, the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred shall share ratably in any

distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or without respect to such shares were paid in full.
Common Stock
The Company is authorized to issue (i) 58,642,536 shares of voting Common Stock, $0.0001 par value per share, 5,691,964 of which shall be
Class A-1
Voting Common Stock, 714,286 of which shall be
Class A-2
Common Voting Stock, 5,473,214 of which shall be
Class A-3
Voting Common Stock and together and the
Class A-1
Voting Common Stock and the
Class A-2
Voting Common Stock, collectively the “Class A Voting Common Stock”, and 46,516,322 of which shall be Class B Voting Common Stock, together with the Class A Voting Common Stock, collectively the “Voting Common Stock” and (ii) 16,697,030 shares of non-voting
Common Stock, $0.0001 par value per share, (the Class NV Common Stock). As of December 31, 2020, 246,750 shares of Voting Common Stock and 104,326 Class NV Common Stock were issued and outstanding. As of December 31, 2019, 246,750 shares of Voting Common Stock and 108,000 Class NV Common Stock were issued and outstanding.
General
The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Voting Rights
The holders of the Class B Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-3
Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-2
Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-1
Voting Common Stock are entitled to 0.65 vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The holders of Class NV Common Stock shall not be entitled to any voting rights. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of lncorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

6.	Commitments and Contingencies
Operating Lease
The Company leases office space under an operating lease that expires on October 31, 2029. The Company is responsible for its proportionate share of utilities and building maintenance.
Below are the future minimum rental payments under the
non-cancelable
operating lease as of June 30, 2021 and for each of the next five years:

Amount
Years ending December 31:
2021 (Remainder)	$166,820
2022	340,567
2023	349,082
2024	357,809
2025	366,754
2026	375,923
Thereafter	713,082

Total	$2,670,037

Rent expense, which includes utilities and
month-to-month
rental charges, was $277,849 and $271,661 for the years ended June 30, 2021 and 2020, respectively.
Under the terms of the operating lease, the Company provides an irrevocable standby letter of credit as a security deposit totaling $167,255 as of June 30, 2021 and December 31, 2020.
Litigation
During 2020, the Company entered into a lawsuit and subsequent settlement with a third party for amounts awarded in the settlement. Amounts owed to the third party are paid in installments over the next three years. The Company has recorded a liability for the settlement amount of the suit, which is included in accrued expenses in the consolidated balance sheet as of December 31, 2020. The Company has accrued a long-term
portion of the settlements in the amount of $100,000 as other long-term
liabilities on the consolidated balance sheet as of June 30, 2021 and December 31, 2020.
The Company is not aware of any pending legal claims which require accrual or disclosure. The Company is sometimes party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

7.	Major Customers
Three of the Company’s customers accounted for approximately 39 percent of total revenues for the six months ended June 30, 2021. The customers accounted for approximately 30 percent of total accounts receivable as of June 30, 2020. One of the Company’s other customers had an outstanding balance in accounts receivable that accounted for 26 percent of total accounts receivable as of June 30, 2021. No other customers accounted for greater than 10 percent of total revenues or maintained a balance due of greater than 10 percent of accounts receivable as of and for the six months June 30, 2021.
Three of the Company’s customers accounted for approximately 41 percent of total revenues for the six months ended June 30, 2020. The customers accounted for approximately 40 percent of total accounts receivable as of June 30, 2020. One of the Company’s other customers had an outstanding balance in accounts receivable that accounted for 21 percent of total accounts receivable as of December 31, 2020. No other customers accounted for greater than 10 percent of total revenues or maintained a balance due of greater than 10 percent of accounts receivable as of and for the six months ended June 30, 2020.

8.	Stock-Based Compensation
On June 26, 2018, the Company’s Board amended the original higi SH Holdings, Inc. Stock Incentive Plan (the Option Plan) after the recapitalization and reorganization. The purpose of the Option Plan is to enable the Company to attract, retain, reward and motivate individuals by providing them with an opportunity to acquire and increase proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company. The Option Plan permits the granting of incentive stock options, non-qualified
stock options, restricted stock awards and other equity-based awards to its employees, consultants, service providers and directors for up to 3,169,982 shares of common stock. On March 15, 2020, the Board approved an additional 13,404,722 shares of common stock of the Company for a total of 16,574,704 shares reserved for issuance under the Option Plan.
As of June 30, 2021, there were 13,044,173 options outstanding, of which 7,703,044 were exercisable and had a weighted average exercise price of $0.01.

9.	Supplemental Cash Flow Information
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total same such amounts shown in the consolidated statements of cash flows:

	2021	2020
Cash and cash equivalents	$5,458,157	$7,231,742
Restricted cash	272,563	274,620

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$5,730,720	$7,506,362

Supplemental Cash Flow Disclosures
Cash paid for interest	$615,254	$608,514

Cash paid for income taxes	$228,195	$81,967

Noncash Investing and Financing Activities
Conversion of promissory notes to Series B Preferred Stock	$—	$$14,048,998

10.	Subsequent Events
The Company has evaluated subsequent events September 27, 2021, the date the consolidated financial statements were approved to be issued, for events that would have a material impact on the consolidated financial statements. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Independent Auditors’ Report
To the Stockholders and Board of Directors of
higi SH Holdings, Inc. and Subsidiaries
We have audited the accompanying consolidated financial statements of higi SH Holdings, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2020 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of higi SH Holdings, Inc. and Subsidiaries as of December 31, 2020 and the results of their operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Baker Tilly US, LLP
Chicago, Illinois
November 8, 2021

higi SH Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2020

Assets
Current Assets
Cash and cash equivalents	$7,211,024
Accounts receivable, net	2,513,236
Prepaid expenses	306,521
Other current assets	99,956
Restricted cash	272,404

Total current assets	10,403,141

Property and Equipment, Net	144,626

Other Assets
Intangible assets, net	263,516
Security deposits	66,014

Total other assets	329,530

Total assets	$10,877,297

See notes to consolidated financial statements

higi SH Holdings, Inc. and Subsidiaries
Consolidated Balance Sheet
December 31, 2020

Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$915,194
Accrued expenses	1,297,874
Deferred revenue	1,097,680
Due to employees	17,885
Note payable	1,000,400

Total current liabilities	4,329,033

Long-Term Liabilities
Related party promissory notes	7,000,000
Deferred rent liability	286,836
Deferred revenue	73,341
Other long-term liabilities	100,000

Total long-term liabilities	7,460,177

Total liabilities	11,789,210

Stockholders’ Deficit
Series B preferred stock	3,904
Series A-3 preferred stock	548
Series A-2 preferred stock	71
Series A-1 preferred stock	569
Common stock	33
Additional paid-in capital	84,020,231
Accumulated deficit	(84,937,269)

Total stockholders’ deficit	(911,913)

Total liabilities and stockholders’ deficit	$10,877,297

See notes to consolidated financial statements

higi SH Holdings, Inc. and Subsidiaries
Consolidated Statement of Operations
Year Ended December 31, 2020

Revenue
Retail station lease	$5,818,075
Station unit sales	41,000
Non-retail station lease and platform	3,547,850
Other	79,559

Total revenue	9,486,484

Cost of Revenue
Depreciation of Higi stations	151,104
Other	6,675,854

Total cost of revenue	6,826,958

Gross income	2,659,526
Operating Expenses	12,533,698

Operating loss	(9,874,172)

Other (Income) Expense
Interest expense	1,660,100
Loss on discount related to conversion of promissory notes	4,636,313
Gain on extinguishment of debt	(3,000,000)
Other expenses	250,000
Gain on disposal of fixed assets	(15,000)

Net other expense	3,531,413

Income Tax Expense	95,070

Net loss	$(13,500,655)

See notes to consolidated financial statements

higi SH Holdings, Inc. and Subsidiaries
Consolidated Statement of Stockholders’ Deficit
Year Ended December 31, 2020

	Series B Preferred Stock**	Series A-3 Preferred Stock**	Series A-2 Preferred Stock**	Series A-1 Preferred Stock**	Common Stock**	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balances, December 31, 2019	—	548	71	569	33	53,032,165	(71,436,614)	(18,403,228)
Net loss	—	—	—	—	—	—	(13,500,655)	(13,500,655)
Conversion of notes payable into Series B Preferred Stock	2,329	—	—	—	—	14,406,659	—	14,408,988
Discount on conversion of notes payable to Series B Preferred Stock	—	—	—	—	—	4,636,313	—	4,636,313
Issuance of Series B Preferred Stock	1,575	—	—	—	—	12,044,929	—	12,046,504
Issuance costs of Series B Preferred Stock	—	—	—	—	—	(166,454)	—	(166,454)
Exercise of common stock options	—	—	—	—	—	6,156	—	6,156
Stock compensation expense	—	—	—	—	—	60,463	—	60,463

Balances, December 31, 2020	$3,904	$548	$71	$569	$33	$84,020,231	$(84,937,269)	$(911,913)

**	See Note 7 for shares issued, authorized and outstanding
See notes to consolidated financial statements

higi SH Holdings, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Year Ended December 31, 2020

Cash Flows From Operating Activities
Net loss	$(13,500,655)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	151,726
Amortization	64,112
Stock compensation expense	60,463
Change in allowance for doubtful accounts	(517,601)
Accrued interest expense related to convertible promissory notes	467,594
Loss on discount related to convertible promissory notes	4,636,313
Gain on extinguishment of debt	(3,000,000)
Gain on disposal of property and equipment	(15,000)
Change in deferred rent	1,202
Changes in assets and liabilities:
Accounts receivable	686,399
Prepaid expenses and other current assets and other assets	3,417
Accounts payable	96,091
Accrued expenses	148,995
Deferred revenue	190,749
Other long-term liabilities	100,000

Net cash flows from operating activities	(10,426,195)

Cash Flows From Investing Activities
Capital expenditures	(93,745)
Decrease in amounts due to employees	(23,920)
Proceeds from sale of property and equipment	15,000

Net cash flows from investing activities	(102,665)

Cash Flows From Financing Activities
Proceeds from issuance of convertible promissory notes	2,117,249
Proceeds from issuance of Series B preferred stock	12,046,504
Professional fees related to issuance of Series B preferred stock	(166,454)
Proceeds from exercised common stock units	6,156
Proceeds of related party promissory note	5,000,000
Principal payments on related party promissory note	(5,000,000)
Proceeds from note payable	1,000,400

Net cash flows from financing activities	15,003,855

Net change in cash and cash equivalents	4,474,995
Cash, Cash Equivalents and Restricted Cash, Beginning	3,008,433

Cash, Cash Equivalents and Restricted Cash, Ending	$7,483,428

For supplemental cash flow information, see Note 14.
See notes to consolidated financial statements

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

1.	Summary of Significant Accounting Policies
Nature of Operations
higi SH Holdings, Inc. was formed and incorporated under the laws of the state of Delaware in 2017. Upon formation, higi SH holdings, Inc. issued common and preferred shares of stock in return for 100 percent ownership of its operating subsidiary, higi SH LLC (Operating Sub). higi SH Holdings, Inc. and its Subsidiaries shall be collectively referred to as (the Company) throughout these consolidated financial statements. The Company is also comprised of the following subsidiaries: higi SH Canada ULC (Higi Canada), a wholly-owned
subsidiary of Operating Sub; and EveryMove, Inc. (EveryMove), a
wholly-owned
subsidiary of higi SH holdings, Inc., which was dissolved by the Company in October of 2019.
The Company is a consumer health enablement platform that offers connected care and digital navigation solutions. The Company’s customers are providers, payers and self-funded
employers who leverage the Company’s platform to better reach, know and manage the populations they care for. This is accomplished by activating the 4th Network of Healthcare, leveraging existing points of trust in the communities that customer serve to activate community members into programs, engage them in their health and deliver actionable health recommendations in real time.
Principles of Presentation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries as noted above. All significant intercompany accounts and transactions have been eliminated in consolidation.
Foreign Currency
The Canadian Dollar is the functional currency of the Company’s wholly-owned
foreign subsidiary, Higi Canada. Assets and liabilities of the foreign subsidiaries whose functional currency are not the United States Dollar (USD) are translated into USD using an exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates for the year. Equity transactions are translated using historical exchange rates. Foreign currency translation adjustments have been immaterial to date and are included in cost of revenue in the consolidated statement of operations.
Foreign currency transactions produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid. A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the amount of functional currency cash flows (cash required) upon settlement of the transaction. Gains and losses for all transactions denominated in a currency other than the functional currency are recognized in the period incurred and included in operating expenses on the accompanying consolidated statement of operations.
Cash and Cash Equivalents
The Company defines cash and cash equivalents as highly liquid, short-term
investments with a maturity at the date of acquisition of three months or less.
The Company had a cash balance of $789,208 held in foreign bank accounts as of December 31, 2020. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risks.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Accounts Receivable
Accounts receivable are stated at net invoice amounts. Accounts receivable are subject to collection risk. Gross accounts receivable are reduced for this risk by the allowance for doubtful accounts. The allowance for doubtful accounts is based on specifically identified amounts that the Company believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Any unanticipated change in one of those customers’ credit worthiness or other matters affecting the collectability of amounts due from such customers could have a material effect on the Company’s results of operations in the period in which such changes or events occur. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. Management has recorded an allowance for doubtful accounts of $64,257 as of December 31, 2020.
Property and Equipment
Property and equipment are recorded at cost. The
straight-line
method is used for computing depreciation and amortization. Costs of maintenance and repairs are charged to expense when incurred. Provisions for depreciation and amortization of property and equipment are computed using straight-line
methods over the following estimated useful lives or, for leasehold improvements, the lease term if shorter:

Higi stations	3 years
Leasehold improvements	3 - 5 years
Software Development Costs
Accounting principles generally accepted in the United States of America (U.S. GAAP) require the capitalization of qualifying computer software costs, which are incurred during the application development stage. The Company evaluates internal use software development costs to determine if any costs qualify for capitalization. To date, the Company has determined that due to the iterative nature of the development process of new internal use software, the development stage is ongoing. As such, the development costs are expensed in the period they are incurred in the consolidated statement of operations.
Intangible Assets
The Trade name of $156,554 as of December 31, 2020, net of accumulated amortization, is recorded on the consolidated balance sheet and is amortized over 10 years. The patent license of $106,962 as of December 31, 2020, net of accumulated amortization, is recorded on the consolidated balance sheet and is amortized over 10 years.
Impairment of
Long-Lived
Assets
Long-lived
assets, including property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset in conjunction with its asset group compared to the estimated undiscounted cash flows expected to be generated by the asset group. If the carrying amount of the asset group exceeds its estimated undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value. To date, there have been no such losses.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Deferred Rent Liability
The Company records the total rent payable during the lease term on a straight-line
basis and records the difference between rents paid and the
straight-line
rent as a deferred rent liability on the consolidated balance sheet.
Revenue Recognition Policy
The Company derives revenues primarily from retail station leases, hosted subscription services, Higi station unit sales and related professional services. Revenues are recognized when control of these products and services is transferred to customers, in an amount that reflects the consideration expected to be entitled to in exchange for those services.
Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. In some instances, the Company enters into arrangements with multiple distinct promises that generally include subscriptions, support, installation costs and professional services. Each identified distinct performance obligation is allocated consideration and accounted for separately. If the consideration promised in a contract includes a variable amount, for example, contingent fees or service level penalties, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.
The Company determines revenue recognition through the following steps:

•	Identification of the contract or contracts, with a customer

•	Identification of the performance obligations in the contract

•	Determination of the transaction price

•	Allocation of the transaction price to the performance obligations in the contract

•	Recognition of revenue when or as, the Company satisfies a performance obligation
Retail Station Lease Revenues
Retail station revenues are comprised of monthly per station fees that provide retail customers with access to a Higi station and connectivity in locations agreed-upon
in the customer’s contractual agreement. Customers gain access to a hosted platform on the kiosk station, along with related support and updates during the term of the arrangement. The cloud-based
software as a service (SaaS) product allows customers to access their daily health metrics through the Higi platform.
The Company recognizes revenue
over-time
and applies the “right to invoice” practical expedient on station revenues. As a result, the Company recognizes revenue at the invoice amount when the entity has a right to invoice a customer. The amount corresponds directly with the value transferred to the customer of the Company’s performance completed to date, in this case number of active stations. The majority of the Company’s customers are invoiced on a monthly basis following the month of the delivery of services, typically payable within 30 days and are required to make payments under standard credit terms. Contracts are generally one year or longer in length and non-cancelable.
Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether transfer of control to customers has occurred.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Non-Retail
Platform & Station Lease Revenues
Non-retail
station and platform service revenues are comprised of fees that provide customers with Higi stations, connectivity and access to the Company’s customizable hosted population health services and programs, including on-going
data delivery, implementation services and related support and updates during the term of the arrangement.
Revenue is generally recognized on a ratable basis over the contract term beginning on the date that the service is made available to the customer. Subscription contracts are generally one year or longer in length, billed in advance or monthly in-arrears
and
non-cancelable.
Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether transfer of control to customers has occurred.
Station Unit Sales
The Company sells Higi stations directly to certain customers. Revenue is recognized at a point-in-time
for station unit sales once all obligations under the terms of delivery of the stations has been completed.
Professional Services Revenues
Professional services revenues primarily consist of fees for installation of Higi stations and other implementation costs. Revenue is generally recognized in the period services are transferred to the customer.
Contracts with Multiple Performance Obligations
The Company enters into contracts with its customers that may contain multiple performance obligations. A performance obligation is a promise in a contract with a customer to transfer products or services that are distinct. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment.
For these contracts, the Company accounts for individual performance obligations separately if the products or services are often sold separately. The transaction price is allocated to the separate performance obligations on a relative standalone selling price (SSP) basis. The Company determines SSP by considering its overall pricing objectives and market conditions. Significant pricing practices taken into consideration include the Company’s discounting practices, the size and volume of the Company’s transactions, the customer demographic, the geographic area where services are sold, price lists, its go-to-market
strategy, historical sales and contract prices. As the Company’s go-to-market
strategies evolve, the Company may modify its pricing practices in the future, which could result in changes to SSP.
In certain cases, the Company is able to establish SSP based on observable prices of products or services sold separately in comparable circumstances to similar customers. The Company uses a single amount to estimate SSP when it has observable prices.
Contract Assets and Deferred Revenues
The timing and amount of revenue recognition may differ in certain situations from the billing terms due to the pattern of delivery for each identified distinct performance obligation. The Company records a contract asset when revenue recognized on a contract exceeds the billings and deferred revenue when the billings on a contract higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

exceed the revenue recognized. The Company has no recorded contract assets on the consolidated balance sheet as of December 31, 2020. Customer payments received in advance of revenue recognition are contract liabilities and are recorded as deferred revenue.
Incremental Costs
The Company’s incremental costs of fulfilling a contract primarily consist of costs associated with installation and delivery of Higi stations to customers. Fulfillment costs are expensed as incurred as installation services are recognized at a point-in-time
as a separate distinct performance obligation.
Cost of Revenues
Costs of the SaaS platform primarily consist of the costs of hosting the SaaS product, platform related software and integration fees, connectivity and maintenance, shipping and installation and depreciation expense associated with the Higi stations. Hosting costs, platform related software and integration fees are expensed as incurred based upon actual usage. Connectivity and maintenance, shipping and installation costs are expensed as incurred upon the go-live
of the station kiosks at the customer’s locations. Provisions for depreciation of Higi stations are computed using straight-line
methods over the estimated term of the arrangement.
Advertising Costs
Advertising costs are charged to operations when incurred. Advertising expense was $6,064 for the year ended December 31, 2020.
Stock-Based
Compensation
The Company accounts for its
stock-based
compensation awards in accordance with U.S. GAAP, which requires all stock-based
compensation to employees, including grants of employee stock options and restricted stock units, to be recognized in the consolidated statement of operations based on the their grant date fair values.
Compensation expense related to awards is recognized on a
straight-line
basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. The Company uses the
Black-Scholes
option pricing model to determine the grant date fair value of options granted. The fair value of restricted stock units is based on the number of shares granted and the fair value on the date of grant determined by an independent third party.
Sales Tax
The Company’s lease and platform based revenues from Higi stations and SaaS contracts may be subject to sales tax in certain states. The Company charges and collects sales tax, when appropriate, from customers in the United States. Revenues are reported net of such amounts. Collected taxes are remitted to the appropriate state or local entity on a periodic basis. The Company’s terms and conditions with its customers contain provisions allowing the Company to bill its customers for sales based tax if it is owed. For jurisdictions where the Company has accrued such estimated liabilities, the actual liabilities upon final settlement may differ based upon the jurisdictions’ conclusion on the taxability of the Company’s revenue and the Company’s opportunities to mitigate such liabilities. The Company has accrued an estimated liability of $94,723 as of December 31, 2020. In certain other jurisdictions, while the Company believes that its revenue is not subject to sales tax, the Company’s position may be challenged by state and local taxing authorities. No amounts have been recorded related to such situations in the accompanying consolidated financial statements.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

International Taxes
The Company is required to pay a
non-resident
withholding tax on revenues derived from Canadian based customers. This tax is included in income taxes on the consolidated statement of operations. Total unpaid non-resident
withholding taxes was $85,334 as of December 31, 2020. The Company is responsible for collecting and remitting a goods and services tax (GST) and harmonized sales tax (HST) on services provided to their customers located in Canada. Total unpaid GST/HST was $34,031 as of December 31, 2020.
Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. In accordance with U.S. GAAP, the Company classifies all deferred tax assets and liabilities as noncurrent in the consolidated balance sheet. When applicable, interest and penalties incurred on uncertain tax positions are calculated based on guidance from the relevant tax authority and included in income tax expense.
The Company is subject to the accounting standard for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the consolidated financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The Company’s policy is to record interest and penalties related to income tax liabilities in income tax expense.
Fair Value of Financial Instruments
The Company is subject to the accounting standard for fair value measurements, which provides a framework for measuring, reporting and disclosing fair value. This applies to all assets and liabilities that are measured, reported and/or disclosed on a fair value basis.
The Company’s
short-term
financial instruments consist of the following: cash and cash equivalents, restricted cash, accounts receivable and accounts payable. The carrying values of these short-term
financial instruments approximate their estimated fair values based on the instruments’
short-term
nature.
The recorded values of convertible promissory notes, note payable and related party convertible promissory notes approximate their fair values, as interest approximates market rates.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Recent Accounting Pronouncements
During February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU)
No. 2016-02,
Leases (Topic 842)
. ASU
No. 2016-02
requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use
asset representing its right to use the underlying asset for the lease term. During 2018, the FASB also issued ASU
No. 2018-01,
Land Easement Practical Expedient
, which permits an entity to elect an optional transition practical expedient to not evaluate land easements that existed or expired before the entity’s adoption of Topic 842 and that were not previously accounted for under ASC 840; ASU
2018-10,
Codification Improvements to Topic 842
, Leases, which addresses narrow aspects of the guidance originally issued in ASU
No. 2016-
02; ASU
2018-11,
Targeted Improvements
, which provides entities with an additional (and optional) transition method whereby an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect
adjustment to the opening balance of retained earnings in the period of adoption and also provides lessors with a practical expedient, by class of underlying asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component; and ASU
No. 2018-20,
Narrow
-Scope
Improvements for Lessors
, which addresses sales and other similar taxes collected from lessees, certain lessor costs and the recognition of variable payments for contracts with lease and nonlease components. Topic 842 (as amended) is effective for annual periods beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the effect that Topic 842 (as amended) will have on its consolidated results of operations, financial position and cash flows.
During August 2018, the FASB issued ASU
No. 2018-15,
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract
. ASU
No. 2018-15
requires an entity (customer) in a hosting arrangement that is a service contract to follow the guidance of Subtopic
350-40
to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The amendments also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement and apply the existing impairment guidance in Subtopic
350-40
to the capitalized implementation costs as if the costs were long-lived
assets. Lastly, the amendment addresses the presentation of expenses in the statement of income, payments in the statement of cash flows and capitalized implementation costs in the statement of financial position. ASU
No. 2018-15
is effective for fiscal years beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently assessing the effect that ASU
No. 2018-15
will have on its consolidated results of operation, financial position and cash flows.

2.	Property and Equipment, Net
Property and equipment consist of the following at December 31, 2020:

Higi Stations	$42,985,661
Leasehold improvements	6,688
Less accumulated depreciation	(42,847,723)

Property and equipment, net	$144,626

Depreciation expense was $151,726 for the year ended December 31, 2020. The Company disposed of old and unused property and equipment during 2020. Total gain on disposal of property and equipment was $15,000 for the year ended December 31, 2020.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

3.	Intangible Assets, Net
Intangible assets consist of the following at December 31, 2020:

	Gross Carrying Value	Accumulated Amortization	Net Intangible Assets	Estimated Useful Lives (Years)
Patent license	$388,950	$(281,988)	$106,962	10
Trade name	252,167	(95,613)	156,554	10

	$641,117	$(377,601)	$263,516

Amortization expense was $64,112 for the year ended December 31, 2020.
Future estimated amortization over the next five years as of December 31, 2020 is as follows:

	Trade Name	Patent License
Years ending December 31:
2021	$25,217	$38,895
2022	25,217	38,895
2023	25,217	29,172
2024	25,217	—
2025	25,217	—
Thereafter	30,469	—

Total	$156,554	$106,962

4.	Accrued Expenses
Accrued expenses consist of the following at December 31, 2020:

Accrued compensation	$419,129
Accrued legal	76,328
Accrued settlements	50,000
Accrued sales and personal property taxes	160,345
Accrued international taxes	119,365
Accrued medical excise taxes	136,600
Accrued interest	111,977
Accrued revenue share	31,999
Accrued payroll benefits	34,300
Other accrued expenses	157,831

Total	$1,297,874

5.	Paycheck Protection Program
In March 2020, the World Health Organization declared the outbreak of a novel coronavirus
(COVID-19)
as a pandemic, which continues to spread throughout the United States and rest of the world. This has adversely impacted global economic activity and contributed to significant declines and volatility in financial markets.
On March 27, 2020, in response to the
COVID-19
pandemic, the Coronavirus Aid, Relief and Economic Security Act (the CARES Act) was enacted. The CARES Act is an approximately $2 trillion emergency economic higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

stimulus package, which among other things contains numerous income tax provisions applicable to U.S. income tax. Some of these tax provisions are expected to be effective retroactively for years ending before the date of enactment. The Company is currently evaluating the implications of the Act and its impact on the financial statements.
In response to the pandemic, on April 6, 2020, the Company received loan proceeds in the amount of $1,000,400 under the Paycheck Protection Program (PPP) which was established as part of the CARES Act and is administered through the Small Business Administration (SBA). The PPP provides loans to qualifying businesses in amounts up to 2.5 times their average monthly payroll expenses and was designed to provide a direct financial incentive for qualifying businesses to keep their workforce employed during the Coronavirus crisis. PPP loans are uncollateralized and guaranteed by the SBA and are forgivable after a “covered period” (eight or twenty-four
weeks) as long as the borrower maintains its payroll levels and uses the loan proceeds for eligible expenses, including payroll, benefits, mortgage interest, rent and utilities. The forgiveness amount will be reduced if the borrower terminates employees or reduces salaries and wages more than 25 percent during the covered period. Any unforgiven portion is payable over two years if issued before or five years if issued after, June 5, 2020 at an interest rate of one percent with payments deferred until the SBA remits the borrower’s loan forgiveness amount to the lender or, if the borrower does not apply for forgiveness, ten months after the end of the covered period. PPP loan terms provide for customary events of default, including payment defaults, breaches of representations and warranties and insolvency events and may be accelerated upon the occurrence of one or more of these events of default. Additionally, PPP loan terms do not include prepayment penalties.
The Company met the PPP’s loan forgiveness requirements and therefore, applied for forgiveness during November of 2020. On April 1, 2021, the Company received legal release from the SBA and therefore, will record the amount forgiven, $1,000,400, as forgiveness income within the other income section in its 2021 statement of operations.
The SBA reserves the right to audit any PPP loan, regardless of size. These audits may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain their PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.

6.	Promissory Notes
Senior Secured Promissory Notes issued October 2016
In October 2016, the Company issued a secured promissory note in the amount of $10,000,000 to an existing investor (the Senior Note). Pursuant to a Security Agreement executed with the lender, the Senior Note was secured by certain assets of the Company. Interest accrued at the annual rate of LIBOR plus 5 percent. The Senior Note had a maturity date of October 26, 2022. In December 2017, the Senior Note was amended and restated.
Following were the key terms and conditions of the amendment:
Interest Rate:
(i) for the
twenty-four
(24) months from and after October 26, 2017 an amount equal to the sum LIBOR plus 7.50 percent per annum and (ii) thereafter an amount equal to the sum of LIBOR plus 7.50 percent per annum if principal payments commence not later than November 1, 2019 or LIBOR plus 10.00 percent per annum if principal payments are not commenced on November 1, 2019. Interest is paid monthly with payments due on the 15th day of following month it is earned.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Principal Payments:
The outstanding principal balance of the Senior Note and any accrued and unpaid interest thereon shall be due and payable on demand at any time after October 26, 2022 provided that commencing on the first day of the month first following the second (2 nd
) anniversary of the date hereof, but not later than the first day of the month first following the third (3 rd
) anniversary of the date hereof, the Borrower shall commence making equal monthly principal payments of $166,667 on the first of each month on a five (5) year amortization schedule, provided further that all of the principal and accrued interest shall be paid no later than October 26, 2022. If the Company fails to begin principal payments on or prior to November 1, 2020, all outstanding principal and unpaid interest on the Senior Note shall become immediately due.
Events of Default:
The Senior Note contains certain customary Events of Default (including default in payment, breach of covenants, breach of representations or warranties, filing of bankruptcy and the entering or filing of certain monetary judgments against the Company, liquidation or dissolution, disposition of all or substantially all of the Company’s assets). Upon the occurrence of any such Event of Default, the lender may declare the entire outstanding principal balance of the Senior Note, together with all accrued interest thereon, immediately due and payable.
The terms of the Senior Note were restructured in May 2020, as outlined further in this section.
Subordinated Convertible Promissory Notes issued June, July, November and December 2019
During June and July 2019, the Company issued convertible promissory notes in the amount of $6,252,350 to new and existing investors (the 2019 Convertible Notes). The 2019 Convertible Notes accrued interest on the unpaid principal balance at a rate of 10 percent per annum, compounded annually. The principal and any accrued interest was to be due and payable by the Company on demand by the investors at the earlier of December 31, 2019 and the closing of the next equity financing (the Qualified Equity Financing).
During November and December 2019, the Company issued additional 2019 Convertible Notes in the amount of $5,158,775 to new and existing investors. The notes accrued interest on the unpaid principal balance at a rate of 10 percent per annum, compounded annually. The principal and accrued interest was due and payable by the Company on demand by the investors at the earlier of December 31, 2019, the closing of a corporate transaction and the closing of the next Qualified Equity Financing. The outstanding principal and unpaid accrued interest of each note was to be automatically converted into conversion shares upon the closing of the next Qualified Equity Financing. The notes converted at an amount that is 25 percent discounted from the closing price of the next Qualified Equity Financing event. See Note 7 for further information on the conversion of these promissory notes in May 2020.
Subordinated Convertible Promissory Notes issued March 2020
During March 2020, the Company issued convertible promissory notes in the amount of $1,617,249 to new and existing investors (the 2020 Convertible Notes). The 2020 Convertible Notes accrued interest on the unpaid principal balance at a rate of 10 percent per annum, compounded annually. The principal and any accrued interest was to be due and payable by the Company on demand by the investors at the earlier of June 30, 2020, the closing of a corporate transaction and the closing of the next Qualified Equity Financing. The outstanding principal and unpaid accrued interest of each note was to be automatically converted into conversion shares upon the closing of the next Qualified Equity Financing. The notes converted at an amount that is 25 percent discounted from the closing price of the next Qualified Equity Financing event. See Note 7 for further information on the conversion of these promissory notes in May 2020.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

In addition, in March 2020, the Company issued a convertible promissory note in the amount of $500,000 to a new investor. This note accrued interest on the unpaid principal balance at a rate of 12 percent per annum, compounded annually. The principal and any accrued interest was to be due and payable by the Company on demand by the investors at the earlier of June 30, 2020, the event of default, or the closing of the next Qualified Financing. The principal amount was advanced to the Company in anticipation of the purchase of shares in the next Qualified Financing event. The principal amount of the note was converted at the full closing price of the next Qualified Equity Financing event as part of the initial proceeds. See Note 7 for further information on the conversion of this note in May 2020.
Promissory Notes issued May 2020
On May 14, 2020, the Company and the lender of the Senior Note entered into a Note and Equity Interest Purchase and Redemption Agreement. Under the terms of the agreement, the Company paid $5,000,000 (Note Redemption Price) to the holder of the Senior Note. Upon payment of the Note Redemption Price, the Senior Note was cancelled and terminated and deemed to be satisfied in full. Subsequent to the cancellation of the Senior Note, the Company entered into a new subordinated secured promissory note (the 2020 Note) in the amount of $2,000,000 with the same holder. The 2020 Note shall be subordinated to the $5,000,000 promissory note, described below. Subject to the terms of the 2020 Note agreement, interest is to be paid monthly at a rate of 11 percent per annum during the first 24 months and 15 percent per annum through the maturity date in May 2023. The balance outstanding on the 2020 Note as of December 31, 2020 was $2,000,000. Accrued interest on the 2020 Note was $18,685 as of December 31, 2020. Total interest paid on the 2020 Note was $103,671 for the year ended December 31, 2020.
In addition to the 2020 Note, the Company entered into a promissory note of $5,000,000 with a new investor. Subject to the terms of the agreement, interest is to paid monthly at a rate of 20 percent per annum. All unpaid principal, together with any accrued and unpaid interest, is due in full by May 2023. The balance outstanding on the promissory note as of December 31, 2020 was $5,000,000. Accrued interest on the promissory note was $86,111 as of December 31, 2020. Total interest paid on the promissory note was $502,778 for the year ended December 31, 2020.

7.	Stockholders’ Equity
Preferred Stock
Series
A-1
Preferred: The Company has 5,691,964 shares of $0.0001 par value, Series
A-1
Preferred issued and outstanding at December 31, 2020. The Company is authorized to issue up to 5,691,964 shares of Series
A-1
Preferred.
Series
A-2
Preferred: The Company has 714,286 shares of $0.0001 par value, Series
A-2
Preferred issued and outstanding at December 31, 2020. The Company is authorized to issue up to 714,286 shares of Series
A-2
Preferred.
Series
A-3
Preferred: The Company has 5,473,214 shares of $0.0001 par value, Series
A-3
Preferred issued and outstanding at December 31, 2020. The Company is authorized to issue up to 6,811,660 shares of Series
A-3
Preferred.
On May 15, 2020, the Company closed the Series B Preferred Stock Purchase Agreement with a group of new and existing investors. The per share price of the Series B Preferred Stock (Series B Preferred) was $0.7963954 per share. As part of the Series B Stock Purchase Agreement, the Company issued 9,417,015 shares of Series B higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Preferred. Total initial proceeds from the Series B Preferred capital raise was $7,499,664, with the ability to request up to a maximum additional total of $10,000,000, from an investor, amongst four tranches in the months of July and November 2020 and March and July 2021. As of December 31, 2020, the Company received proceeds in the amount of $5,000,000 from the July and November 2020 tranches. Under the terms of the 2019 and 2020 Convertible Notes, as described in Note 6, the holders of the 2019 and 2020 Convertible Notes converted their capital into 23,286,647 shares of Series B Preferred Stock at a 25 percent discount for a per share price of $0.597297. The Company recognized the shareholder’s beneficial conversion discount on the conversion of the 2019 and 2020 Convertible Notes in the amount of $4,636,313 on the consolidated statement of operations during 2020.
The following rights and privileges of the Company’s Series
A-1
Preferred, Series
A-2
Preferred, Series
A-3
Preferred and Series B Preferred (collectively, Preferred Stock) incorporate the amendments pursuant to the Agreement of higi SH Holdings, Inc. (the Corporation):
Conversion Rights
Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time from time to time and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable
shares of (i) with respect to the Series A Preferred, Class A Voting Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (defined below) in effect at the time of conversion and (ii) with respect to the Series B Preferred as is determined, Class B Voting Stock by dividing the Series B Original Issue Price by the Series B Conversion Price (defined below) in effect at the time of conversion. The Series A Conversion Price shall initially be equal to $2.80 and the Series B Conversion Price shall be equal to $0.796395. Such initial Series A Conversion Price and initial Series B Conversion Price and the rate at which each series shares of Preferred Stock may be converted into shares of Common Stock.
In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.
Voting Rights
On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the voting power of the shares of Voting Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (it being understood, for the avoidance of doubt, that (i) each share of Series
A-1
Preferred shall initially be entitled to 0.65 votes per share, (ii) each share of Series
A-2
Preferred shall initially be entitled to 1.00 votes per share, (iii) each share of Series
A-3
Preferred shall be initially entitled to 1.00 votes per share and (iv) each share of Series B Preferred Stock shall be initially entitled to 1.00 votes per share). Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class on an as-converted
basis.
Protective Provisions
At any time when at least twenty percent (20 percent) of the originally issued shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

otherwise, do any of the following without the written consent or affirmative vote of the holders of the voting power of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock, (i) liquidate, dissolve or windup the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, (ii) amend, alter or repeal any provision of the Corporation’s Restated Certificate of Incorporation or bylaws, (iii) create or authorize the creation of or issue or obligate itself to issue shares of, any additional class or series of capital stock, (iv) increase the authorized number of shares of Preferred Stock or increase the authorized number of shares of any additional class or series of capital stock, (v) reclassify, alter or amend any existing security of the Corporation, (vi) purchase or redeem or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, (vii) create or authorize the creation of or issue or authorize the issuance of any debt security, (viii) create or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation or (ix) increase or decrease the authorized number of directors constituting the Board of Directors.
Dividends
From and after the date of the issuance of any shares of Preferred Stock, dividends at the rate per annum of (i) $0.0637116 per share shall accrue on such shares of Series B Preferred (solely with respect to that portion of the Series B Original Issue Price that has been fully paid and calculated from the date of such payment) and (ii) $0.224 per share shall accrue on such shares of Series A Preferred (together, the Accruing Dividends). Accruing Dividends shall accrue from day-to-day,
whether or not declared and shall be cumulative. Accruing Dividends on the Preferred Stock are payable only when, as and if declared by the Company’s Board of Directors. No dividends had been declared as of December 31, 2020. Accrued dividends on Preferred Stock had a balance of $8,111,398 as of December 31, 2020. In the event of a voluntary or involuntary liquidation of the Corporation, the dividends paid on each share of Preferred Stock are subject to the preferential payments to holders of Series B,
A-1,
A-2
and
A-3
stock, as defined the Agreement.
Liquidation
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series A Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two times the Series B Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series B Preferred had been converted into Common Stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred, the holders of shares of Series
A-3
Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series
A-1
Preferred, Series
A-2
Preferred and Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) two times the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series
A-3
Preferred had been converted into Common Stock.
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Series B and Series
A-3
Preferred, the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) one times the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (ii) the amount such holder would have received if all shares of Series
A-1
Preferred and Series
A-2
Preferred had been converted into Common Stock.
If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred the full amount to which they shall be entitled, the holders of shares of Series
A-1
Preferred and Series
A-2
Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or without respect to such shares were paid in full.
Common Stock
The Company is authorized to issue (i) 58,642,536 shares of voting Common Stock, $0.0001 par value per share, 5,691,964 of which shall be
Class A-1
Voting Common Stock, 714,286 of which shall be
Class A-2
Common Voting Stock, 5,473,214 of which shall be
Class A-3
Voting Common Stock and together and the
Class A-1
Voting Common Stock and the
Class A-2
Voting Common Stock, collectively the “Class A Voting Common Stock” and 46,516,322 of which shall be Class B Voting Common Stock, together with the Class A Voting Common Stock, collectively the “Voting Common Stock” and (ii) 16,697,030 shares of non-voting
Common Stock, $0.0001 par value per share, (the Class NV Common Stock). As of December 31, 2020, 246,750 shares of Voting Common Stock and 96,326 Class NV Common Stock were issued and outstanding.
General
The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock.
Voting Rights
The holders of the Class B Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-3
Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-2
Voting Common Stock are entitled to one vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The holders of the
Class A-1
Voting Common Stock are entitled to 0.65 vote for each share of voting Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The holders of Class NV Common Stock shall not be entitled to any voting rights. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of lncorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

8.	Commitments and Contingencies
Operating Lease
The Company leases office space under an operating lease that expires on October 31, 2029. The Company is responsible for its proportionate share of utilities and building maintenance.
Below are the future minimum rental payments under the
non-cancelable
operating lease as of December 31, 2020 for each of the next five years:

Amount
Years ending December 31:
2021	$332,261
2022	340,567
2023	349,082
2024	357,809
2025	366,754
Thereafter	1,089,005

Total	$2,835,478

Rent expense, which includes utilities and
month-to-month
rental charges, was $552,501 for the year ended December 31, 2020.
Under the terms of the operating lease, the Company provides an irrevocable standby letter of credit as a security deposit totaling $167,255 as of December 31, 2020.
Litigation
During 2020, the Company entered into a lawsuit and subsequent settlement with a third party for amounts awarded in the settlement. The total amount owed of $250,000 is paid to the third party in installments over the next three years. This total settlement amount is included in other expenses on the consolidated statement of operations. The Company has recorded a liability for the unpaid portion of the settlement, the current amount owed of $50,000 is included in accrued expenses and the remaining $100,000 is classified as other long-term
liabilities on the consolidated balance sheet as of December 31, 2020.
The Company is not aware of any pending legal claims which require accrual or disclosure. The Company is sometimes party to various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

9.	Income Taxes
The Company’s income tax expense consisted of the following for the year ended December 31, 2020:

Current:
Federal	$—
State	11,093
Foreign	83,977

Total income tax expense	$95,070

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

The Company accounts for income taxes using an asset and liability approach which generally requires the recognition of deferred income tax assets and liabilities based on the expected future income tax consequences of events that have previously been recognized in the Company’s consolidated financial statements or tax returns. The principal items which cause the Company’s effective tax rate to vary from the U.S. statutory rate are state income taxes, permanent items consisting primarily of goodwill and net operating loss carryforward utilization.
The components of the deferred tax assets and liabilities consist of the following as of December 31, 2020:

Deferred income tax assets:
Property and equipment	$247,464
Goodwill	10,050
Reserves and accruals	264,966
Federal and state net operating loss carryforwards	13,235,475
Stock compensation	17,995
Charitable contributions	2,919

Total deferred income tax assets	13,778,869

Deferred income tax liabilities:
Intangible assets	(46,318)

Total deferred income tax liabilities	(46,318)

Net deferred income tax assets	13,732,551
Valuation allowance	(13,732,551)

Total net deferred income tax assets	$—

At December 31, 2020, the Company has federal net operating loss (NOL) carryforwards of approximately $65,241,172. A portion of the federal net operating loss carryforwards begin to expire in 2031. At December 31, 2020, the Company has state NOL carryforwards of $21,934,791. The state NOL carryforwards begin to expire in 2029.
Federal and state NOL carryforwards may be subject to a substantial annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (IRC), as well as similar state provisions. In general, an “ownership change” as defined by the IRC results from a transaction or series of transactions over a three-year
period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. Since the Company’s formation, the Company has raised capital through the issuance of capital stock which may have resulted in an ownership change or could result in an ownership change in the future upon subsequent disposition. The annual limitation may result in the expiration of NOL and tax credit carryforwards before utilization.
The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, during the periods in which those temporary differences become deductible. The Company has established a valuation allowance against its total deferred tax assets as there is uncertainty the assets may not be utilized before expiration. The allowance is subject to change based upon the Company’s continued operating performance.
At December 31, 2020, the Company had no uncertain tax benefits. The Company’s estimate of the potential outcome of any uncertain tax positions is subject to management’s assessment of relevant risks, facts and circumstances existing at that time. The Company evaluates uncertain tax positions to determine if it is higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

more-likely-than-not
that they would be sustained upon examination. The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes.
The Company is subject to taxation in the U.S. and various state jurisdictions. The Company remains subject to examination by U.S. federal and state tax authorities for the years 2016 through 2020. There are no pending examinations in any jurisdiction.

10.	Major Customers
Four of the Company’s customers accounted for approximately 47 percent of total revenues for the year ended December 31, 2020. The customers accounted for approximately 55 percent of total accounts receivable as of December 31, 2020. No other customers accounted for greater than 10 percent of total revenues or maintained a balance due of greater than 10 percent of accounts receivable as of and for the year ended December 31, 2020.

11.	Stock-Based Compensation
Incentive Stock Options
On June 26, 2018, the Company’s Board amended the original higi SH Holdings, Inc. Stock Incentive Plan (the Option Plan) after the recapitalization and reorganization. The purpose of the Option Plan is to enable the Company to attract, retain, reward and motivate individuals by providing them with an opportunity to acquire and increase proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company. The Option Plan permits the granting of incentive stock options, non-qualified
stock options, restricted stock awards and other
equity-based
awards to its employees, consultants, service providers and directors for up to 3,169,982 shares of common stock. On March 15, 2020, the Board approved an additional 13,404,722 shares of common stock of the Company for a total of 16,574,704 shares reserved for issuance under the Option Plan.
The Company has granted 7,310,746
Non-Voting
Common Units under Incentive Unit Agreements (IUA’s or options) through December 31, 2020. The IUAs are designed to serve as an incentive for attracting and retaining employees, officers, investors and advisors. The Company determines the grant and vesting terms as of the grant date. The exercise price of the options shall be fixed by the Board and stated in the respective IUA, provided that the exercise price of the shares of common stock subject to such option may not be less than fair market value of the common stock on the grant date or if greater, the par value of the common stock. The exercise price of incentive stock options granted under the Option Plan to an employee who at the time of grant is a holder of at least 10 percent of total company stock and to any other employee must be equal to at least 110 percent and 100 percent, respectively, of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Options granted under the Option Plan and all rights to purchase common stock thereunder shall terminate no later than the 10th anniversary of the grant date of such options or on such earlier date as may be stated in the IUA relating to such option.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

The following is a summary of option activity under the Option Plan for the year ended December 31, 2020:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Life (years)
Balance at December 31, 2019	620,828	0.90	8.87
Granted	6,567,816	0.01	—
Exercised	(6,840)	0.90	—
Forfeited	(106,852)	0.83	—

Balance at December 31, 2020	7,074,952	$0.01	9.89

Exercisable at December 31, 2020	3,423,900	$0.01	9.89

The total estimated fair value of the options granted under the Option Plan during the year ended December 31, 2020 was $55,809. The weighted-average
grant date fair value of stock options granted during the year ended December 31, 2020 was $0.01.
Restricted Stock Units
On March 15, 2018, the Company issued 5,000 shares of restricted stock, after recapitalization and reorganization, to a Board member with 1,250 shares vesting on the first anniversary of the commencement date and the remaining shares vesting ratably each month until the 48th month anniversary. No restricted stock units were granted under the Option Plan during the year ended December 31, 2020.
Performance-Based
Stock Warrants
The Company previously issued
performance-based
stock warrants to purchase up to 26,000 shares of
non-voting
common stock, after recapitalization and reorganization. The performance-based
warrants become exercisable upon achievement of certain milestones as described in the warrant document. As of December 31, 2020, none of the milestones for the performance-based
warrants had been met. Since none of the warrants became exercisable, no amounts were charged to stock compensation expense during the year ended December 31, 2020.
Non-Voting
Common Units Reserved for Future Issuance
As of December 31, 2020, the Company had reserved shares of
non-voting
common stock for future issuance as follows:

Number of Shares
Available for grant at December 31, 2019	2,510,698
Additional authorized	13,404,722
Stock options granted	(6,567,816)
Stock options forfeited	106,852

Available for grant at December 31, 2020	9,454,456

The Company received cash of $6,156 for 6,840 stock options exercised during the year ended December 31, 2020.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

Stock-Based
Compensation Expense
The Company estimated the fair value of each option award utilizing the
Black-Scholes
option pricing model using the assumptions noted in the following table. Expected volatility is based on historical volatility of the industry. The expected term of options granted is based on the contractual expiration date of the options. The risk free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. The Company accounts for forfeitures as they occur. The following assumptions were used for options granted during the year ended December 31, 2020:

Expected volatility	100 percent
Expected dividends	N/A
Expected life of option (in years)	6.25
Risk-free interest rate	0.50 percent
The amount charged to stock compensation expense was $60,463 for the year ended December 31, 2020. As of December 31, 2020, there was $29,495 of unrecognized compensation cost related to service-based
non-vested
stock options granted under the Option Plan. The unrecognized compensation cost is expected to be recognized over a remaining weighted-average
vesting period of three years.
Stock Option Repricing
In November 2020, the Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by current employees with exercise prices above $0.01 per share were repriced to $0.01 per share, which represented the per share fair value of the common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options. As a result, 542,136 unexercised options originally granted to purchase common stock were repriced under this program.
The Company treated the repricing as a modification of the original awards and calculated compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing did not result in incremental stock-based
compensation expense for the year ended December 31, 2020. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options.

12.	Retirement Plan
The Company offers a 401(k) plan to employees of the Company. The Company may match contributions at its discretion. There were no matching contributions made by the Company for the year ended December 31, 2020.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

13.	Supplemental Cash Flow Information
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheet that sum to the total same such amounts shown in the consolidated statement of cash flows:

Cash and cash equivalents	$7,211,024
Restricted cash	272,404

Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$7,483,428

Supplemental Cash Flow Disclosures
Cash paid for interest	$1,189,474

Cash paid for income taxes	$106,512

Noncash Investing and Financing Activities
Conversion of promissory notes to Series B Preferred Stock	$14,408,988

14.	Subsequent Events
The Company has evaluated subsequent events through November 8, 2021, the date the consolidated financial statements were approved to be issued, for events that would have a material impact on the consolidated financial statements.
On February 3, 2021, the Company’s growth was funded through issuance of additional shares of Series B Preferred by an executed agreement with a new investor. Proceeds in the amount of $150,000 were received on March 30, 2021.
On February 15, 2021, the Company amended the Series B Preferred Stock Purchase Agreement described in Note 7. Under the terms of the agreement, at any time through June 30, 2021, the Company may issue additional shares of Series B Preferred, up to an aggregate of 1,197,339 total shares. Furthermore, prior to the amendment of the Series B Preferred Stock Purchase Agreement, the Company was provided the ability to request up to a maximum additional total of $10,000,000, from an investor, amongst four tranches in the months of July and November 2020 and March and July 2021. As described further in Note 7, the Company issued additional shares in July and November 2020 for an aggregate of $5,000,000. Pursuant to the terms of the amended Series B Preferred Stock Purchase Agreement, the Company may request a funding amount of up to $1,000,000, on a monthly basis, of additional Series B Preferred through June 1, 2021, with the investor, for a total of $5,000,000. As of August 24, 2021, the Company has received funding installments totaling $5,000,000 in 2021.
Concurrently with the execution of the Series B Preferred Stock Purchase Agreement, the Company amended the terms of the acquisition option agreement with the investor. Pursuant to the amendment of the acquisition option agreement, the investor was to pay a $6,000,000 licensing revenue commitment no later than July 1, 2021 and an additional $4,000,000 by March 31, 2022. On July 1, 2021 the Company agreed to new terms with the investor whereas the investor is required to pay the licensing revenue commitment in two tranches of $3,000,000 within 90 days and 120 days. At any time, the Company may request all or part of the licensing fee to be paid by the investor within 5 business days. At any time, the Company may request all or part of the licensing fee to paid by the investor within 5 business days. The Company believes that, as a result, it currently has sufficient cash and financing commitments to meet its funding requirements for at least one year from the issuance date of the consolidated financial statements.

higi SH Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2020

On October 29, 2021, Babylon and the Company, upon approval of the Company’s Stockholders, entered into the Second Amended & Restated Purchase Agreement (A&R PA). The significant change to the A&R PA reflected the fact that Babylon had completed their entry into the public market, and the time period Babylon has to exercise the option to acquire the Company was shortened to 30 days from public listing to initiate the option process, or the option will expire.
In addition, the Company is continually monitoring the extent of the impact of COVID 19 on the Company’s operational and financial performance. The Company has platform and station lease agreements with customers that are generally one year or longer in length and non-cancelable.
As such, the Company does not project a material loss in revenue from existing agreements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Alkuri Global Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Alkuri Global Acquisition Corp. (formerly known as “Ark Global Acquisition Corp.”) (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor from 2020 to 2021.
New York, NY
March 29, 2021

ALKURI GLOBAL ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Current Assets
Cash	$293,634
Prepaid expenses	998

Total current assets	294,632
Deferred offering costs	247,735

Total Assets	$542,367

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$1,863
Accrued offering costs	216,369
Advances from related party	4,220
Promissory note — related party	300,000

Total Liabilities	522,452

Commitments and Contingencies
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863
Additional paid-in capital	24,137
Accumulated deficit	(5,085)

Total Stockholder’s Equity	19,915

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$542,367

(1)
Included an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 4, 2021, the Company effected a
1.2-for-1
stock split of its Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 5).

The accompanying notes are an integral part of the financial statements.

ALKURI GLOBAL ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$5,085

Net Loss	$(5,085)

Weighted average shares outstanding, basic and diluted (1)	7,500,000

Basic and diluted net loss per common shares	$(0.00)

(1)
Excluded an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 4, 2021, the Company effected a
1.2-for-1
stock split of its Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Notes 5 and 8)

The accompanying notes are an integral part of the financial statements.

ALKURI GLOBAL ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance — December 1, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor (1)	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(5,085)	(5,085)

Balance — December 31, 2020	8,625,000	$863	$24,137	$(5,085)	$19,915

(1)
Included an aggregate of up to 1,125,000 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5). On February 4, 2021, the Company effected a
1.2-for-1
stock split of its Class B common stock, resulting in an aggregate of 8,625,000 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the stock split (see Note 5).

The accompanying notes are an integral part of the financial statements.

ALKURI GLOBAL ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(5,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	(998)
Accrued expenses	1,863

Net cash used in operating activities	(4,220)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	25,000
Proceeds from advances from related party	4,220
Proceeds from promissory note — related party	300,000
Payment of offering costs	(31,366)

Net cash provided by financing activities	297,854

Net Change in Cash	293,634
Cash – Beginning	—

Cash – Ending	$293,634

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$216,369

The accompanying notes are an integral part of the financial statements.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Alkuri Global Acquisition Corp. (formerly known as Ark Global Acquisition Corp.) is a blank check company incorporated in Delaware on December 1, 2020. On March 5, 2021, Alkuri filed an Amended and Restated Certificate of Incorporation to change its corporate name from Ark Global Acquisition Corp. to Alkuri Global Acquisition Corp., effective March 8, 2021. Alkuri was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). Alkuri is an early stage and emerging growth company and, as such, Alkuri is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, Alkuri had not commenced any operations. All activity for the period from December 1, 2020 (inception) through December 31, 2020 relates to Alkuri’s formation and the initial public offering (the “Initial Public Offering”). Alkuri will not generate any operating revenues until after the completion of its initial business combination, at the earliest. Alkuri will generate non-operating
income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for Alkuri’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, Alkuri consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, Alkuri consummated the sale of 5,933,333 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Ark Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Transaction costs amounted to $19,500,194, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $525,194 of other offering costs.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a Trust Account, invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by Alkuri, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to Alkuri’s stockholders, as described below, except that the interest earned on the Trust Account can be released to Alkuri to pay its tax obligation.
Alkuri’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. Alkuri intends to complete a Business Combination if the

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
Alkuri will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether Alkuri will seek stockholder approval of a Business Combination or conduct a tender offer will be made by Alkuri, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to Alkuri to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to Alkuri’s warrants.
Alkuri will proceed with a Business Combination only if Alkuri has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if Alkuri seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and Alkuri does not decide to hold a stockholder vote for business or other reasons, Alkuri will, pursuant to its Charter (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or Alkuri decides to obtain stockholder approval for business or other reasons, Alkuri will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If Alkuri seeks approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if Alkuri seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of Alkuri.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if Alkuri fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the Charter (i) to modify the substance or timing of Alkuri’s obligation to allow redemption in connection with Alkuri’s initial Business Combination or to redeem 100% of its Public Shares if Alkuri does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless Alkuri provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
Alkuri will have until February 9, 2023 to complete a Business Combination (the “Combination Period”). If Alkuri is unable to complete a Business Combination within the Combination Period, Alkuri will (i) cease all

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Alkuri to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Alkuri’s remaining stockholders and Alkuri’s board of directors, dissolve and liquidate, subject in each case to Alkuri’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to Alkuri’s warrants, which will expire worthless if Alkuri fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if Alkuri fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if Alkuri fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event Alkuri does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to Alkuri if and to the extent any claims by a third party for services rendered or products sold to Alkuri, or a prospective target business with which Alkuri has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Alkuri’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except Alkuri’s independent registered public accounting firm), prospective target businesses or other entities with which Alkuri does business, execute agreements with Alkuri waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Management’s Plan
Prior to the completion of the initial public offering, Alkuri lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to Alkuri for general working capital purposes. On March 26, 2021, Alkuri’s cash position is approximately $315,000. On

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

March 25, 2021, our Sponsor committed to provide us with an aggregate of $650,000 in loans. The loans, if issued, will be non-interest
bearing, unsecured and will be repaid upon the consummation of a Business Combination. If Alkuri does not consummate a business combination, all amounts loaned to Alkuri will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans. Accordingly, management has since reevaluated Alkuri’s liquidity and financial condition and determined that sufficient capital exists to sustain operations through for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on Alkuri’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires Alkuri’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 9, 2021, offering costs amounting to $19,500,194 were charged to stockholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $247,735 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company is subject to income tax examinations by major taxing authorities since inception. The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The provision for income taxes was deemed to be immaterial as of December 31, 2020.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 shares of Class B common stock that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, Alkuri did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of Alkuri. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject Alkuri to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes Alkuri is not exposed to significant risks on such account.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Fair Value of Financial Instruments
The fair value of Alkuri’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in Alkuri’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on Alkuri’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, Alkuri sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Alkuri’s Class A common stock, $0.0001 par value, and one-fourth
of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($8,900,000 in the aggregate), in a private placement. Each Private Placement Warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. $6,900,000 of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account and $2,000,000 of proceeds were held outside of the trust to pay certain offering costs and for use as working capital. If Alkuri does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On December 17, 2020, the Sponsor paid $25,000 for the purchase of 7,187,500 shares of Class B common stock Founder Shares. On February 4, 2021, Alkuri effected a
1.2-for-1
stock split of its Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted
basis, 20% of Alkuri’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on February 9, 2021, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (2) subsequent to a Business Combination, (x) if the last reported sale price of Alkuri’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations,

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which Alkuri completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of Alkuri’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Advances from Related Party
The Sponsor paid for certain costs ($4,220 as of December 31, 2020) on behalf of Alkuri in connection with its formation and the Initial Public Offering. The outstanding balance at December 31, 2020 was repaid prior to the closing of the Initial Public Offering. During 2021, the Sponsor made additional advances of $1,194,375 on behalf of Alkuri, these additional advances were repaid subsequent to the closing of the Initial Public Offering on February 10, 2021.
Administrative Support Agreement
The Company agreed, commencing on February 4, 2021 through the earlier of Alkuri’s consummation of a Business Combination or its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support.
Promissory Note — Related Party
On December 17, 2020, the Sponsor loaned Alkuri an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest
bearing and is payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. As of December 31, 2020, Alkuri had $300,000 outstanding under the Note which was repaid subsequent to the closing of the Initial Public Offering on February 10, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Alkuri’s directors and officers may, but are not obligated to, loan Alkuri funds as may be required (“Working Capital Loans”). If Alkuri completes a Business Combination, Alkuri would repay the Working Capital Loans out of the proceeds of the Trust Account released to Alkuri. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, Alkuri may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require Alkuri to register a sale of any of the securities held by them. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that Alkuri register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us, subject to certain limitations. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering Alkuri’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that Alkuri completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7—STOCKHOLDER’S EQUITY
Preferred Stock
—The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
—The Company is authorized to issue up to 380,000,000 shares of Class A, $0.0001 par value common stock. Holders of Alkuri’s common stock are entitled to one vote for each share. At December 31, 2020, there were no Class A common stock issued and outstanding
Class
 B Common Stock —
The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of Alkuri’s common stock are entitled to one vote for each share. At December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.
Only holders of the Class B common stock have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock vote together as a single class on all other matters submitted to a vote of our stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Alkuri in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

Warrants —
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to Alkuri satisfying its obligations with respect to registration. No warrant will be exercisable and Alkuri will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, Alkuri will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when Alkuri shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of Warrants When the Price per share of Class
 A common stock Equals or Exceeds $18.00
—Once the warrants become exercisable, Alkuri may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing after the warrants become exercisable and ending three business days before Alkuri sends to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by Alkuri, Alkuri may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per share of Class
 A common stock Equals or Exceeds $10.00
— Once the warrants become exercisable, Alkuri may redeem the outstanding warrants:

•	in whole and not in part;

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the
30-trading
day period ending three trading days before Alkuri sends the notice of redemption to the warrant holders; and

•
if the closing price of Class A common stock for any 20 trading days within a
30-trading
day period ending three trading days before Alkuri send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will Alkuri be required to net cash settle the Public Warrants. If Alkuri is unable to complete a Business Combination within the Combination Period and Alkuri liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from Alkuri’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) Alkuri issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by Alkuri’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of Alkuri’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Alkuri’s common stock during the 20 trading day period starting on the trading day prior to the day on which Alkuri consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by Alkuri and exercisable by such holders on the same basis as the Public Warrants.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020

NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, Alkuri did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ALKURI GLOBAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash	$70,821	$293,634
Prepaid expenses	986,732	998

Total Current Assets	1,057,553	294,632
Deferred offering costs	—	247,735
Marketable securities held in Trust Account	345,022,618	—

Total Assets	$346,080,171	$542,367

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$4,099,486	$1,863
Accrued offering costs	84,736	216,369
Advances from related party	—	4,220
Promissory note – related party	—	300,000

Total Current Liabilities	4,184,222	522,452
Warrant liability	21,492,500	—
Deferred underwriting fee payable	12,075,000	—

Total Liabilities	37,751,722	522,452
Commitments
Class A common stock subject to possible redemption, 30,332,844 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	303,328,440	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding in at June 30, 2021 and December 31, 2020, respectively	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 4,167,156 and no shares issued and outstanding (excluding 30,332,844 and no shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	417	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	12,636,290	24,137
Accumulated deficit	(7,637,561)	(5,085)

Total Stockholders’ Equity	5,000,009	19,915

Total Liabilities and Stockholders’ Equity	$346,080,171	$542,367

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALKURI GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended	Six Months Ended
	June 30,	June 30,
	2021	2021
Operating and formation costs	$4,191,749	$5,266,438

Loss from operations	(4,191,749)	(5,266,438)
Other income (loss):
Change in fair value of warrant liability	(2,296,917)	(2,388,667)
Interest income – bank	7	11
Interest earned on marketable securities held in Trust Account	12,331	22,618
Total other loss, net	(2,284,579)	(2,366,038)
Loss before income taxes	(6,476,328)	(7,632,476)
Benefit (Provision) for income taxes	—	—

Net loss	$(6,476,328)	$(7,632,476)

Weighted average shares outstanding, Class A redeemable common stock	30,980,477	31,011,419

Basic and diluted earnings per share, Class A redeemable common stock	$0.00	$0.00

Weighted average shares outstanding, Class B non-redeemable common stock	12,144,523	11,104,045

Basic and diluted earnings per share, Class B non-redeemable common stock	$(0.53)	$(0.69)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALKURI GLOBAL ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Common Stock		Common Stock
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	—	$—	8,625,000	$863	$24,137	$(5,085)	$19,915
Sale of 34,500,000 Units, net of underwriting discounts and offering expenses	34,500,000	3,450	—	—	314,928,893	—	314,932,343
Sale of 5,933,333 Private Placement Warrants (proceeds received in excess of fair value)	—	—	—	—	1,008,667	—	1,008,667
Common stock subject to possible redemption	(30,980,477)	(3,098)	—	—	(309,801,673)	—	(309,804,771)
Net loss	—	—	—	—	—	(1,156,148)	(1,156,148)

Balance — March 31, 2021	3,519,523	$352	8,625,000	$863	$6,160,024	$(1,161,233)	$5,000,006
Change in value of Class A common stock subject to redemption	647,633	65	—	—	6,476,266	—	6,476,331
Net loss	—	—	—	—	—	(6,476,328)	(6,476,328)

Balance — June 30, 2021	4,167,156	$417	8,625,000	$863	$12,636,290	$(7,637,561)	$5,000,009

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALKURI GLOBAL ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(7,632,476)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(22,618)
Change in fair value of warrant liability	2,388,667
Transaction costs associated with IPO	645,038
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(985,734)
Accounts payable and accrued expenses	4,097,623

Net cash used in operating activities	(1,509,500)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	338,100,000
Proceeds from sale of Private Placement Warrants	8,900,000
Advances from related party	1,194,375
Repayment of advances from related party	(1,198,595)
Repayment of promissory note – related party	(300,000)
Payment of offering costs	(409,093)

Net cash used in financing activities	346,286,687

Net Change in Cash	(222,813)
Cash – Beginning of period	293,634

Cash – End of period	$70,821

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$84,736

Initial classification of Class A common stock subject to possible redemption	$310,313,887

Change in value of Class A common stock subject to possible redemption	$(6,985,447)

Deferred underwriting fee payable	$12,075,000

Initial classification of warrant liability	19,103,833

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Alkuri Global Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not yet commenced any operations. All activity for the period ending June 30, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating
income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,933,333 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Ark Sponsors LLC (the “Sponsor”), generating gross proceeds of $8,900,000, which is described in Note 4.
Transaction costs amounted to $19,500,194, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees and $525,194 of other offering costs.
Following the closing of the Initial Public Offering on February 9, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule
2a-7
under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that the interest earned on the Trust Account can be released to the Company to pay its tax obligation.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company intends to complete a Business

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Initial Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial
business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until February 9, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Merger Agreement
On June 3, 2021, the Company, entered into an Agreement and Plan of Merger, by and among the Company, Babylon Holdings Limited, Liberty USA Merger Sub, Inc. and, solely for purposes of Section 1.08 of the Merger Agreement, each of Alkuri Sponsors LLC and Dr. Ali Parsadoust. The Merger Agreement was unanimously approved by the Company’s board of directors on June 2, 2021. If the Merger Agreement is

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

approved by the Company’s shareholders, and the transactions contemplated by the Merger Agreement are consummated, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Babylon. Pursuant to the Merger Agreement, each share of Company common stock (excluding shares held in treasury by the Company) will be automatically converted into the right to receive one (1) Class A ordinary shares (the “Pubco Class A Shares”) of Pubco.
The Business Combination implies a $4.2 billion post-closing equity value and a current equity value of Babylon at $3.515 billion, and prior to the closing of the Business Combination (the “Closing”), each outstanding share of Babylon will be reclassified into Pubco Class A Shares, other than the existing Babylon Class A Shares, which will be reclassified as Class B ordinary shares (the “Pubco Class B Shares”) of Pubco. As a result of the reclassification, each outstanding Pubco Class A Share and Pubco Class B Share will have a value at the time of the Business Combination of $10.00 (based on the $3.515 billion equity value of Babylon). At the Closing, the Pubco Class B shares will be held by Dr. Ali Parasdoust, ALP Partners Limited, Parsa Family Foundation (collectively, the “Founder”) or a founder permitted transferee. The Pubco Class B shares will have the same economic terms as the Pubco Class A shares, but the Pubco Class B shares will have 15 votes per share (while each Pubco Class A Share will have 1 vote per share).
In addition, in connection with the Closing, the Company will issue at the closing (i) to the Founder, 38,800,000 Pubco Class B Shares (the “Stockholder Earnout Shares”) and (ii) to the Sponsor, 1,293,750 Pubco Class A shares that the Sponsor would otherwise receive as consideration for the Merger (the “Sponsor Earnout Shares” and together with the Stockholder Earnout Shares, the “Earnout Shares”). The Earnout Shares will be subject to milestones (based on the achievement of certain price targets of Pubco Class A shares following the Closing). In the event such milestones are not met, all of the Earnout Shares will be automatically converted into redeemable shares of Pubco which Pubco can redeem for $1.00.
Subscription Agreements
Additionally, the Company and Babylon entered into subscription agreements, each dated as of June 3, 2021, with certain investors, pursuant to which, among other things, Babylon agreed to issue and sell, in private placements to close immediately prior to the Closing, an aggregate of 23,000,000 Pubco Class A shares for $10 per share. The PIPE Investment will be consummated immediately prior to the closing of the transactions contemplated by the Merger Agreement, subject to the terms and conditions contemplated by the Subscription Agreements, including the consummation of the Business Combination.
Entities affiliated with the Sponsor have agreed to purchase 1,300,000 Pubco Class A Shares pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Investors. Entities affiliated with Dr. Ali Parsadoust have agreed to purchase 200,000 Pubco Class A Shares pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Investors. Entities affiliated with VNV Global AB and Kinnevik AB have each agreed to purchase 500,000 Pubco Class A Shares pursuant to Subscription Agreements on substantially the same terms and conditions as the other PIPE Investors.
As of the date hereof, issuance or sale of the Pubco Class A Shares in connection with the Subscription Agreements has not been registered under the Securities Act. The Company has agreed, within 15 calendar days of Closing to file with the SEC a registration statement registering the resale of such Pubco Class A Shares and will use its best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies the Company that it will “review” the registration statement) following the Closing and

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

(ii) the tenth (10th) business day after the date the Company is notified (in writing) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.
Going Concern Consideration
At June 30, 2021, we have $70,821 in its operating bank accounts, $345,022,618 in securities held in the Trust Account, to be for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital of ($3,126,669).
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Business Combination.
If the Business Combination is not consummated, the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year from the date of these financial statements if a Business Combination is not consummated. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to
Form 10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the period ended December 31, 2020, as filed with the SEC on March 30, 2021. The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 9, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At June 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. Interest income is recognized when earned. The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule
2a-7
of the Investment Company Act. Upon the closing of the Initial Public Offering and the Private Placement, $345 million was placed in the Trust Account and invested in money market funds that invest in U.S. government securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC
340-10-S99-1
and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed, and offering costs associated with the Class A ordinary share are charged to the shareholders’ equity. Accordingly, as of June 30, 2021, offering costs in the aggregate of $18,855,156 have been charged to shareholders’ equity and $645,038 of offering costs associated with warrant and forward purchase unit issuance cost has been expensed on the Company’s statement of operations.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash
gain or loss on the statements of operations. The fair value of the warrants was estimated using a Modified Black Scholes approach which includes a Monte Carlo simulation (see Note 9).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the six months ended June 30, 2021 due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.
Net loss per Common Share
Net loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 14,558,333 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of loss per share for common stock subject to possible redemption in a manner similar to the two-class
method of loss per share. Net loss per common share,

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of loss on marketable securities held by the Trust Account by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for
non-redeemable
common stock is calculated by dividing the net loss, adjusted for loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable
common stock outstanding for the period.
Non-redeemable
common stock includes Founder Shares and
non-redeemable
shares of common stock as these shares do not have any redemption features.
Non-redeemable
common stock participates in the income or loss on marketable securities based on non-redeemable
shares’ proportionate interest.
The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Class A common stock subject to possible redemption
Numerator: Earnings allocable to Class A common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$12,331	$22,618
Less: interest available for payment of taxes	(12,331)	(22,618)

Net Income attributable	$—	$—

Denominator: Weighted Average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	30,980,477	31,011,419

Basic and diluted net income per share, Class A common stock subject to possible redemption	$0.00	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(6,476,328)	$(7,632,476)
Less: Net income allocable to Class A common stock subject to possible redemption	—	—

Non-Redeemable Net Loss	$(6,476,328)	$(7,632,476)

Denominator: Weighted Average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-Redeemable Common stock	12,144,523	11,104,045

Basic and diluted net loss per share, Non-Redeemable Common stock	$(0.53)	$(0.69)

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued
at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current
based on whether or not
net-cash
settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)
2020-06-
Contracts in Entity’s Own Equity (Subtopic
815-40)
(“ASU
2020-06”)
to simplify accounting for certain financial instruments. ASU
2020-06
eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU
2020-06
amends the diluted earnings per share guidance, including the requirement to use the if-converted
method for all convertible instruments. ASU
2020-06
is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU
2020-06
would have on its financial position, results of operations or cash flows.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth
of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($8,900,000 in the aggregate), in a private placement. Each Private Placement Warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 17, 2020, the Sponsor paid $25,000 for the purchase of 7,187,500 shares of Class B common stock (the “Founder Shares”). On February 4, 2021, the Company effected a 1.2-for-1
stock split of its Class B common stock, resulting in an aggregate of 8,625,000 Founder Shares outstanding. The Founder Shares included an aggregate of up to 1,125,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted
basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on February 9, 2021, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (1) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s Class A common

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Due from Sponsor
At the closing of the Initial Public Offering on February 9, 2021, a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $2,000,000 was due to the Company to be held outside of the Trust Account for working capital purposes. Such amount was paid by the Sponsor to the Company on February 10, 2021.
Advances from Related Party
As of February 9, 2021, the Sponsor paid for certain offering costs on behalf of the Company in connection with the Initial Public Offering. As of June 30, 2021, the Company had no outstanding advances from the Sponsor. The outstanding balance under these advances was repaid subsequent to the closing of the Initial Public Offering, on February 10, 2021.
Sponsor Commitment
On May 12, 2021, our Sponsor committed to provide us with an aggregate of $650,000 in loans through May 31, 2022. The loans, if issued, will be non-interest
bearing, unsecured and will be repaid upon the consummation of an initial business combination. If the Company does not consummate an initial business combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.
Administrative Services Agreement
The Company agreed, commencing on February 4, 2021 through the earlier of the Company’s consummation of a Business Combination or its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. For the three and six months ended June 30, 2021, the Company incurred and paid $20,000 and $50,000 in fees for these services respectively.
Promissory Note—Related Party
On December 17, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest
bearing and is payable on the earlier of December 31, 2021 or the completion of the Initial Public Offering. As of February 9, 2021, the Company had $300,000 outstanding under the Note. The outstanding balance under the Note of $300,000 was repaid subsequent to the closing of the Initial Public Offering, on February 10, 2021. As of June 30, 2021, there was no balance outstanding under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 4, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will have registration rights to require the Company to register a sale of any of the securities held by them. These holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us, subject to certain limitations. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $ 12,075,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock
 -
 The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class
 A Common Stock
 - The Company is authorized to issue up to 380,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 4,167,156 and 0 shares, respectively, of Class A common stock issued and outstanding, excluding 30,332,844 and 0 shares, respectively, of Class A common stock subject to possible redemption.
Class
 B Common Stock
 - The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 8,625,000 shares of Class B common stock issued and outstanding, respectively.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

Only holders of the Class B common stock have the right to vote on the election of directors prior to the Business Combination. Holders of Class A common stock and holders of Class B common stock vote together as a single class on all other matters submitted to a vote of our stockholders except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one
basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted
basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering, plus the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement-equivalent warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one for one basis. The Company cannot determine at this time whether a majority of the holders of the Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.
NOTE 8. WARRANT LIABILITY
Warrants
 - Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable, and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement registering the issuance of the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination or within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Redemption of Warrants When the Price per share of Class
 A common stock Equals or Exceeds
 $18.00
 - Once
the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported closing price of the shares of Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing after the warrants become exercisable and ending three business days before the Company sends to the notice of redemption to the warrant holders.

Redemption of Warrants When the Price per share of Class
 A common stock Equals or Exceeds
 $10.00
 - Once
the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;

•
if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading
day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of Class A common stock for any 20 trading days within a 30-trading
day period ending three trading days before the Company send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable, or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable
so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured
and reported at fair value at each reporting period, and
non-financial
assets and liabilities that are
re-measured
and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At June 30, 2021, assets held in the Trust Account were comprised of $345,022,618 in money market funds which are primarily invested in U.S. Treasury securities. During the six months ended June 30, 2021, the Company did not withdraw any interest income from the Trust Account.

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$345,022,618
Liabilities:
Warrant Liability - Public Warrants	1	12,592,500
Warrant Liability - Private Placement Warrants	3	8,900,000
The Warrants are measured at fair value on a recurring basis. The Public Warrants were initially valued using Modified Black Scholes model which includes a Monte Carlo simulation. As of June 30, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
The Private Placement Warrants were valued using a Modified Black Scholes Model which includes a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of our common stock. The expected volatility of the Company’s common stock was determined based on the implied volatility of the Public Warrants.
The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes-Merton model for the Private Placement Warrants were as follows:

	February 9, 2021 (Initial Measurement)		June 30, 2021
Input	Public Warrants	Private Warrants	Public Warrants	Private Warrants
Risk-free interest rate	0.74%	0.74%	0.91%	0.91%
Expected term (years)	6.57	6.57	5.25	5.25
Expected volatility	20%	20%	21.1%	21.1%
Exercise price	$11.50	$11.50	$11.50	$11.50
Fair value of Units	$9.68	$9.68	$9.89	$9.89
Probability of completing a business combination	88.3%	88.3%	90.0%	90.0%
The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 9, 2021 (including over-allotment)	7,891,333	11,212,500	19,103,833
Change in valuation inputs or other assumptions	178,000	(86,250)	91,750

Fair value as of March 31, 2021	$8,069,333	$11,126,250	$19,195,583

Change in valuation inputs or other assumptions	830,667	1,466,250	2,296,917

Fair value as of June 30, 2021	$8,900,000	$12,592,500	$21,492,500

ALKURI GLOBAL ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(UNAUDITED)

NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers
We have entered into indemnification agreements with each of our directors to indemnify them against certain liabilities and expenses arising from their being a director to the maximum extent permitted by Jersey law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Subject to the Jersey Companies Law, our Articles permit us to indemnify any director or officer against any liability incurred by them for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs on the company and to purchase and maintain insurance against any liability for any director, officer, employee or auditor of the company.
However, Article 77 of the Jersey Companies Law limits the ability of a Jersey company to exempt or indemnify a director from any liability arising from acting as a director. It provides that neither a company (or any of its subsidiaries) nor any other person for some benefit conferred or detriment suffered directly or indirectly by the company may exempt or indemnify any director from, or against, any liability incurred by him as a result of being a director of the company except where the company exempts or indemnifies him against:

(a)	any liabilities incurred in defending any proceedings (whether civil or criminal):

(i)	in which judgment is given in his or her favor or he or she is acquitted;

(ii)	which are discontinued otherwise than for some benefit conferred by him or her or on his or her behalf or some detriment suffered by him or her; or

(iii)
which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), he or she was substantially successful on the merits in his or her resistance to the proceedings; or

(b)	any liability incurred otherwise than to the company if he or she acted in good faith with a view to the best interests of the company;

(c)	any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to him or her by the court; or

(d)	any liability against which the company normally maintains insurance for persons other than directors.
Article 77 of the Jersey Companies Law permits a company to purchase and maintain directors’ and officers’ insurance and we maintain a directors’ and officers’ liability insurance policy for the benefit of our directors and officers.

Item 7.	Recent Sales of Unregistered Securities
Set forth below is information regarding share capital issued by us since January 1, 2018. None of the below described transactions involved any underwriters, underwriting discounts or commissions, or any public offering.

Business Combination and PIPE Investment
On October 22, 2021, we announced subscription agreements (the “Subscription Agreements”) with certain accredited investors, certain Babylon Holdings’ shareholders, the Sponsor and affiliates of the foregoing (the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for a total aggregate price of up to $230 million (the “PIPE Investment”). The Subscription Agreements provide for certain registration rights.
In addition to the shares issued in the Business Combination and the PIPE Investments, in the Business Combination we assumed warrants to purchase up to a total 14,558,333 Class A Ordinary Shares at an exercise price of $11.50 per ordinary share.
Series C Financing and Related Agreements
On August 1, 2019, Babylon Holdings sold 187,681,013 Babylon Holdings Series C Shares to certain purchasers, including entities affiliated with the Public Investment Fund (“PIF”), Invik S.A. (“Kinnevik”), and VNV (Cyprus) Limited (“VNV”), each of whom are beneficial owners of or affiliated with entities owning greater than 5% of Babylon Holdings’ voting securities, for an aggregate of $320.3 million and issued an additional 39,699,132 Babylon Holdings Series C Shares to Kinnevik and VNV upon conversion of an aggregate of approximately $57.1 million in convertible notes, all pursuant to a Subscription Agreement among Babylon and the purchasers (the “Series C Financing”). In connection with the Series C Financing, Babylon was party to transfer letters pursuant to which certain shareholders, including Kinnevik, VNV, HGL and NNS Holdings S.a r.l. (“NNS”) agreed to transfer 41,825,346 Babylon Holdings Series B Shares of Babylon Holdings to ALP Partners Limited (“ALP”), an entity affiliated with Dr. Parsadoust, in order to mitigate the dilutive effect of the Series C Financing on ALP’s holdings. In September 2020, in an extension of the Series C Financing, Babylon Holdings issued an additional 6,976,194 Babylon Holdings Series C Shares to Photenalo Limited and Atlas Peak Capital II, L.P., each of whom granted a voting power of attorney over their Babylon Holdings Shares in favor of VNV, such that those shares are voted as directed by VNV (or Babylon Holdings in the event that VNV ceases to be a shareholder in Babylon Holdings).
Convertible Notes
Pursuant to a loan note instrument constituting up to £17 million unsecured convertible loan notes, dated June 8, 2018, as amended on September 7, 2018, Babylon Holdings issued £10 million and £7 million of unsecured convertible loan notes to affiliates of Kinnevik and Vostok New Ventures (Cyprus) Limited, an entity affiliated with VNV, respectively.
On April 25, 2019, Babylon Holdings issued unsecured convertible loan notes (the “April Notes”) to Kinnevik Online AB for an amount of £6 million, Vostok New Ventures (Cyprus) Limited for an amount of £6 million and NNS for an amount of £12 million, for an aggregate amount of £24 million. On July 5, 2019, Babylon issued unsecured convertible loan notes (the “July Notes”) to Kinnevik Online AB for an amount of £12 million and Vostok New Ventures (Cyprus) Limited for an amount £6 million for an aggregate amount of £18 million. On August 1, 2019, Babylon Holdings issued 23,523,669 shares of Babylon Holdings Series C Shares to Kinnevik Online AB in connection with the conversion of $34,042,400 of Kinnevik’s April Notes and July Notes (in the aggregate) and 16,175,463 shares of Babylon Holdings Series C Shares to Vostok New Ventures (Cyprus) Limited in connection with the conversion of $23,100,200 Vostok New Ventures (Cyprus) Limited’s April Notes and July Notes (in the aggregate). Pursuant to a loan note waiver, dated August 1, 2019, between Babylon Holdings and NNS, the converting notes did not include those notes held by NNS.
On June 3, 2020, in connection with Babylon Holdings’ investment into Higi, ALP, as lender, entered into a promissory note with Higi, as borrower, in which Higi promises to pay ALP an aggregate principal sum of $5 million (the “ALP Note”). The ALP Note is expected to be paid off in connection with the Higi acquisition and, pursuant to the ALP Note, Higi is obligated to repay interest for two years in the aggregate in addition to the principal amount.

Pursuant to a loan note instrument, dated November 12, 2020, constituting unsecured convertible loan notes (in the aggregate, the “VNV Notes”), Babylon Holdings issued two tranches of notes: (i) $30 million in the aggregate consisting of (a) $15 million of notes on November 16, 2020 to Global Health Equity AB (publ), which were subsequently transferred to Global Health Equity (Cyprus) Ltd., and (b) $15 million of notes on December 2, 2020 issued to Global Health Equity (Cyprus) Limited (collectively the “Tranche 1 Notes”), and (ii) $70 million in the aggregate issued on December 30, 2020, to Global Health equity (Cyprus) Limited (the “Tranche 2 Notes”).
On December 30, 2020, the Tranche 1 Notes converted into 17,708,792 Babylon Holdings Series C Shares in connection with the conversion of all $30 million outstanding in Tranche 1 Notes.
On June 30, 2021, the Tranche 2 Notes converted into 41,012,358 Babylon Holdings Series C Shares in connection with the conversion of all $70 million outstanding in Tranche 2 Notes.
Babylon Holdings had originally anticipated agreement on the Business Combination several months earlier than it was originally agreed due to market conditions. As such, it has subsequently obtained bridge financing to address short-term cash flow needs pending consummation of the Business Combination. Accordingly, on July 15, 2021, Babylon Holdings entered into a loan agreement with VNV Group for $15.0 million. The interest rate on the loan was 14%. This loan agreement was repaid upon consummation of the Business Combination.
In August 2021 and October 2021, Babylon Holdings issued $50.0 million and $25.0 million, respectively, in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash
conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited in connection with the August 2021 issuance of Unsecured Bonds. The interest rate on the loan was 10%, with interest payable quarterly. In August 2021, we utilized proceeds of $7.2 million from the Unsecured Bonds to settle the remainder of the loan and interest with VNV (Cyprus) Limited. Cash proceeds from the August 2021 bond issuance, net of discounts, repayments of borrowings, and transaction expenses totaled approximately $32.1 million. The Unsecured Bonds had a one-year term and were redeemable by Babylon Holdings at any time. The Unsecured Bonds were repaid in full following the closing of the Business Combination.
Meritage Warrants and Class A Ordinary Shares
On April 29, 2021, in connection with the completion of the acquisition of Meritage Medical Network, Babylon Holdings issued warrants to subscribe for shares in Babylon Holdings to certain shareholders and key employees of Meritage Medical Network as partial consideration for the acquisition, with each warrant being valued at $3.50. The warrants were constituted and issued pursuant to the terms of a warrant instrument dated April 14, 2021.
Immediately prior to the closing of the Business Combination, each warrant was converted into one Class B ordinary share of the pre-Business
Combination Babylon Holdings. The
re-classification
then occurred which converted each such Class B ordinary share in the pre-Business
Combination Babylon Holdings into one Class A ordinary share of the post-Business Combination Babylon Holdings. The stock consolidation then occurred, such that every 3.3091092019161 Class A ordinary share with a par value of US$ 0.00001277 was consolidated into one Class A ordinary share with a par value of US$ $0.0000422573245084686.
AlbaCore Warrants
On November 4, 2021, Babylon issued warrants to subscribe for an aggregate of 1,757,499 Class A ordinary shares (the “AlbaCore Warrants”) to AlbaCore Partners II Investment Holdings D Designated Activity Company, AlbaCore Partners III Investment Holdings Designated Activity Company and AlbaCore Strategic Investments LP (each a “Note Subscriber,” together the “Note Subscribers”). The Note Subscribers are affiliates of, or funds managed or controlled by, AlbaCore Capital LLP. The Albacore Warrants were issued to the Note Subscribers in connection with the closing of the issuance of $200 million unsecured Notes due 2026 (the “Notes”) pursuant to a note subscription agreement (the “Note Subscription Agreement”) dated October 8, 2021.
The AlbaCore Warrants confer the right to subscribe for up to a maximum of 1,757,499 Class A Ordinary Shares exercisable on certain agreed exercise events, subject to: (i) Babylon’s right to elect to redeem the AlbaCore Warrants in whole or in part in cash upon an exercise event; (ii) an agreed adjustment formula to reduce the number of Class A Ordinary Shares to be issued upon exercise of the AlbaCore Warrants in certain circumstances linked to Babylon’s trading performance; and (iii) customary adjustments for certain share capital reorganizations (such as share splits and consolidations).

Item 8.	Exhibits and Financial Statements Schedules
(a) Exhibits.
The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number	Exhibit Description	Filed herewith	Form	File No.	Exhibit	Filing Date
2.1†	Merger Agreement, dated as of June 3, 2021, by and among Alkuri Global Acquisition Corp., Babylon Holdings Limited, Liberty USA Merger Sub, Inc., Alkuri Sponsors LLC, and Dr. Ali Parsadoust		F-4 F-4	333-257694 333-257694	2.1 2.1	July 2, 2021 August 9, 2021

2.2†	Amended and Restated Agreement and Plan of Merger, dated as of March 5, 2021 by and among Babylon Holdings Limited, Babylon Acquisition Corp. and Higi SH Holdings Inc.		F-4	333-257694	2.2	August 9, 2021

2.3	Letter Agreement, dated as of June 2, 2021 by and among Babylon Holdings Limited, 7Wire Ventures Fund, L.P., Flare Capital Partners I, LP, Flare Capital Partners I-A, LP and William Wrigley, Jr. as Trustee of Trust #101		F-4	333-257694	2.3	September 15, 2021

3.1	Amended and Restated Memorandum and Articles of Association of Babylon Holdings Limited		F-4	333-257694	3.1	July 2, 2021

4.1	Specimen Class A Ordinary Share Certificate of Babylon Holdings Limited		F-4	333-257694	4.1	September 15, 2021

4.2	Specimen Warrant Certificate of Babylon Holdings Limited		F-4	333-257694	4.2	September 15, 2021

4.3	Warrant Agreement, dated February 4, 2021, by and between Alkuri Global Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent		F-4	333-257694	4.3	September 15, 2021

4.4	Form of Warrant Assumption and Amendment Agreement		F-4	333-257694	4.4	September 15, 2021

4.5	Note Subscription Agreement among Babylon Holdings Limited and certain subscribers	X

4.6	Warrant Instrument, dated November 4, 2021, with respect to warrants to purchase Class A ordinary shares from Babylon Holdings Limited to certain Note subscribers	X

4.7	Note Certificates for Notes due 2026	X

5.1	Opinion of Walkers (Jersey) LLP as to the validity of the securities being registered.	X

Exhibit Number	Exhibit Description	Filed herewith	Form	File No.	Exhibit	Filing Date

10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.1	June 4, 2021

10.2	Sponsor Agreement Amendment dated as of June 3, 2021, by and among Alkuri Sponsors LLC, Alkuri Global Acquisition Corp. and certain insiders of Alkuri Sponsors LLC (incorporated by reference to Exhibit 10.2 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.2	June 4, 2021

10.3	Voting and Support Agreement dated as of June 3, 2021, by and among Alkuri Global Acquisition Corp. and certain shareholders of Babylon Holdings Limited (incorporated by reference to Exhibit 10.3 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.3	June 4, 2021

10.4	Lockup Agreement dated as of June 3, 2021, by and among Babylon Holdings Limited, Alkuri Sponsors LLC, and certain shareholders of Babylon Holdings Limited (incorporated by reference to Exhibit 10.4 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.4	June 4, 2021

10.5	Director Nomination Agreement dated as of June 3, 2021, by and between Babylon Holdings Limited and Works Capital LLC (incorporated by reference to Exhibit 10.5 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.5	June 4, 2021

10.6	Registration Rights Agreement dated as of June 3, 2021, by and among Alkuri Sponsors LLC, Babylon Holdings Limited and certain shareholders of Babylon Holdings Limited (incorporated by reference to Exhibit 10.6 of Alkuri Global Acquisition Corp.’s Form 8-K, filed with the SEC on June 4, 2021).		8-K	001-40011	10.6	June 4, 2021

10.7	Lease of 1 Knightsbridge Green, London SW1.		F-4	333-257694	10.7	August 9, 2021

10.8	Babylon Holdings Limited Long Term Incentive Plan, and form agreements thereunder.		F-4	333-257694	10.8	July 2, 2021

Exhibit Number	Exhibit Description	Filed herewith	Form	File No.	Exhibit	Filing Date

10.9	Babylon Holdings Limited Company Share Option Plan, and form agreements thereunder.		F-4	333-257694	10.9	July 2, 2021

10.10	Babylon Holdings Limited Employee Benefit Trust.		F-4	333-257694	10.10	July 2, 2021

10.11	Form of Director and Officer Indemnification Agreement.		F-4	333-257694	10.11	September 15, 2021

10.12	2021 Equity Incentive Plan		F-4	333-257694	10.12	September 15, 2021

10.13	Bond Terms and Conditions, dated as of August 18, 2021, between Babylon Holdings Limited and Nordic Trustee & Agency AB		F-4	333-257694	10.13	September 15, 2021

21.1	List of Subsidiaries of Babylon Holdings Limited.	X

23.1	Consent of KPMG LLP, independent registered accounting firm for Babylon Holdings Limited.	X

23.2	Consent of Marcum LLP, independent registered accounting firm for Alkuri Global Acquisition Corp.	X

23.3	Consent of Baker Tilly US, LLP, independent auditors for Higi SH Holdings, Inc.	X

23.4	Consent of Walkers (Jersey) LLP, Jersey counsel of the registrant (included in Exhibit 5.1)	X

24.1	Power of Attorney.	X
† Schedules and exhibits to this Exhibit omitted pursuant to Regulation
S-K
Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
Item 9. Undertakings
(a)
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to the registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form
20-F
at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided
that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form
F-3,
a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form
20-F
if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form
F-3.
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by such undersigned Registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c) The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
F-1
has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on November 8, 2021.

BABYLON HOLDINGS LIMITED

By:	/s/ Ali Parsadoust
Name:	Ali Parsadoust
Title:	Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below appoints Ali Parsadoust, Charles Steel and Henry Bennett, jointly, as his or her true and lawful attorneys-in-fact and
agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto any said attorneys-in-fact and
agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and
agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ali Parsadoust Ali Parsadoust	Director and Chief Executive Officer ( Principal Executive Officer )	November 8, 2021

/s/ Charles Steel Charles Steel	Chief Financial Officer ( Principal Financial and Accounting Officer )	November 8, 2021

Mohannad AlBlehed	Director

/s/ Per Brilioth Per Brilioth	Director	November 8, 2021

/s/ Georgi Ganev Georgi Ganev	Director	November 8, 2021

/s/ Mairi Johnson Mairi Johnson	Director	November 8, 2021

David Warren	Director

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Babylon Holdings Limited has signed this registration statement on November 8, 2021.

BABYLON INC.

By:	/s/ Stacy Saal
Name: Stacy Saal
Title: Chief Operating Officer